Form 10-K, Exhibit 13
period 2002-12-31
GREER BANCSHARES INC
filed 2003-03-28
CIK 1145547

                                    (PHOTO)

                     The future belongs to those who believe
                         in the beauty of their dreams,


                                                          _Eleanor Roosevelt

                                     (LOGO)

                                  ANNUAL REPORT
                                      2002

To Our Shareholders


                                                           (LOGO)


Dear Shareholders and Friends,


As we began to compose this letter, it became clear that everything we are about to share comes from the vision and wisdom of the person reading this at this very moment -- you, our shareholder. Why, you might ask. Because, now, as we reflect back on the history of Greer Bancshares Incorporated (and Greer State
Bank), our thoughts and deep gratitude ultimately turn to the original twelve founders who dreamed of a new, hometown bank for the Greer community and to the 634 charter shareholders who enabled the dream to become a reality. It has now been sixteen years since the organizers of Greer State Bank first met to discuss and explore their dream, and thanks to those twelve visionaries and you, the dream has now grown into a mature and successful bank.

Since its inception, Greer State Bank has attempted to be different from other financial institutions. Greer State Bank has tried to embody and reflect the core human qualities that make the Greer community special. Those qualities are "a strong sense of family and community" and "a true spirit of caring" for our families, neighbors, and community. Greer State Bank has, therefore, attempted to be a Bank that cares about its customers, its employees, its community, and its shareholders.

Our mission as a Bank from the start has been simple and straightforward: "To make a meaningful difference in the quality of life for our customers, employees, and community, and to provide a good return on investment for our shareholders." The successes of the past fourteen years have validated our mission and values. Nevertheless, while we are proud of our past accomplishments, we are neither satisfied nor complacent. We now dream of taking the Bank to a higher level of success through a deeper sense of caring and a greater commitment to service excellence.

"The Future Belongs to Those Who Believe in the Beauty of Their Dreams"

                                                      -Eleanor Roosevelt

Dreams can be very powerful motivation for achievement, but we recognize that dreams alone are not enough. We also recognize that the Greer community today is very different from the Greer community of 1989 when the Bank opened for business. So what, then, does the future hold for your Greer State Bank? We believe the future of Greer is filled with promise, opportunity, and challenge.

Greer is now widely recognized as the fastest growing city in the state of South Carolina. The recent announcement by the Greenville Hospital System for a new and major expansion of its Greer health care facilities on 120 acres along Buncombe Road and Highway 14 is tangible testimony to that growth. BMW recently expanded its operations further and now employs close to 5,000 associates. The new J. Verne Smith Parkway has opened up a new quadrant of land for commercial and industrial growth and improved transportation access to highways 29, 290, 101, and 14. New retail stores have opened along Wade Hampton Boulevard in Greer, including Home Depot, Eckerd's, and a Kia

                                                             To Our Shareholders


automobile dealership. Soon a new Toyota dealership will operate in Greer, and Walgreen's Pharmacy has begun site work at the intersection of Wade Hampton Boulevard and Highway 14. The new Blue Ridge Plantation residential development north of Greer will be one of the largest, if not the largest, subdivisions in the history of Greenville County. And growth continues to move South of Greer along Highways 14 and 101 to Interstate 85 and beyond. In short, Greer continues to be blessed with a variety of commercial, industrial, and residential growth opportunities.

These growth opportunities, however, have made Greer a very attractive market for other financial institutions, and two new competitors from North Carolina have moved into the Greer community. Blue Ridge Savings Bank is now operating in Greer near the Greenville-Spartanburg International Airport, and MountainBank has broken ground on Wade Hampton Boulevard with plans to open by mid-year 2003. These new entities will present new challenges and intensify competition for market share in Greer.

As stated earlier, Greer State Bank is now a mature bank in many respects and perhaps the "easy growth" is behind us. Consequently, we have begun to seriously evaluate sites for new branch offices. We would like to enlarge the Bank's service "footprint" and provide greater access and convenience to the growing Greer population. We anticipate a new branch office will be planned and opened in 2004 and then another branch in 2007. We will also continue to improve our present facilities, services, and delivery channels to add greater convenience and value for our customers.

Since much of the Bank's success over the past fourteen years has been due to the leadership and vision of our Directors and management team, we recognize the importance of "succession plans" for both the board of directors and the management team. Consequently, over the past few years, we have added new directors who have already made significant contributions to the Bank, and we have added new management talent to strengthen the management team and to provide long-term management depth. We will continue to add management talent as needed to sustain service quality, to support the Bank's growth opportunities, and to assure long-term, high-quality management leadership and vision.

The enclosed financial statements report record earnings in 2002, a year that was both challenging and difficult. In the context of a weak national and local economy, the Bank experienced a decrease in the size of its loan portfolio and lower earnings on loans due to 40-year low interest rates. Unfortunately, the Bank also experienced the highest level of loan delinquencies, bankruptcies, foreclosures, and loan losses in the Bank's 14-year history. Fortunately, however, the Bank was successful in selling 12.7 acres of land it had purchased in July of 1996 as part of a larger parcel for the Buncombe Road Office, and the Bank realized a significant gain on this sale, offsetting the extraordinary loan losses and contributing importantly to the Bank's record earnings.

To Our Shareholders


While we are optimistic that the most significant loan problems are behind us, the economic outlook for 2003 is still a cause for concern. The financial markets are deeply troubled by the prospect of war in the Middle East, higher energy costs, and the potential geo-political instability that could result if war becomes necessary in Iraq. Until these issues are resolved, we expect the economy will continue to languish, extending the problems of unemployment, low consumer confidence, and weak capital expenditures by business. 2003 will indeed be another challenging and interesting year for our nation, our economy, and the banking industry.

Despite the uncertainties mentioned above, we are optimistic about the future of our nation, our economy, and the Greer community. Greer State Bank will continue to focus on its mission of making a meaningful difference in the quality of life for its stakeholders. We will continue to care deeply about our customers' dreams and aspirations for a better financial future. And we will continue our commitment to the human qualities and values that make Greer a special place to live, work, and nurture a family.

Finally, thank you for your continuing interest and support. Your confidence and trust over the past 14 years have been a source of inspiration to us, and we pledge our best efforts to enhance further the value of your investment and to serve the Greer community with care and distinction.


With our best regards,



/s/ Gary M. Griffin
Chairman of the Board

/s/ R. Dennis Hennett
President and CEO

(PHOTO)

Board of  Directors


(PHOTO)


Seated left to right:
C. Don Wall, Theron C. Smith, III, Gary M. Griffin, Paul D. Lister and Anthony Cannon

Standing left to right:
Mark S. Ashmore, Walter M. Burch, David M. Rogers, R. Dennis Hennett and Harold
K. James

GARY M. GRIFFIN, CHAIRMAN
Mutual Home Stores
Vice President

MARK S. ASHMORE
Ashmore Bros., Inc./Century Concrete
President

WALTER M. BURCH
The Greer Citizen
Co-Publisher/General Manager

ANTHONY CANNON
Greer Commission of Public Works
Energy Manager

R. DENNIS HENNETT
Greer Bancshares Incorporated
President/Chief Executive Officer

HAROLD K. JAMES
James Agency, Inc.
Real Estate and Insurance
Vice President/Broker In Charge

PAUL D. LISTER
Paul D. Lister, CPA, LLC

DAVID M. ROGERS
Joshua's Way, Inc.
President

THERON C. SMITH, III
Eye Associates of Carolina, PA
President

C. DON WALL
Professional Pharmacy of Greer, Inc.
President

(LOGO)

EXECUTIVE OFFICERS

R. DENNIS HENNETT
President and Chief Executive Officer

J. RICHARD MEDLOCK, JR.
Secretary/Treasurer

Officers and Staff

BANK OFFICERS


R. DENNIS HENNETT
President & Chief Executive Officer

E. PIERCE WILLIAMS, JR.
Executive Vice President/
Credit Administration & Commercial Lending

SANDRA I. BURDETTE
Senior Vice President & Chief Operations Officer

WILLIAM S. HARRILL, JR.
Senior Vice President/Mortgage Lending

J. WILLIAM HUGHES
Senior Vice President/Consumer Lending

J. RICHARD MEDLOCK, JR.
Senior Vice President & Chief Financial Officer

SANDRA K. BOOZER
Vice President/Manager, Information Systems

JOE COPELAND
Vice President/Commercial Lending & Business Development

DENISE W. PLUMBLEE
Vice President/Marketing & Internet Banking Officer

THOMAS L. WILLIAMS
Vice President/Branch Manager of North Main Office

SANDRA D. MASON
Vice President/Operations Officer

JUDY A. EDWARDS
Assistant Vice President/Manager, Loan Administration

ROBERT M. LEE
Assistant Vice President/EDP & Operations Officer

CHRIS M. TALLEY
Assistant Vice President/Finance & Accounting, Security Officer

DENNIS TROUT
Banking Officer/Branch Manager of Buncombe Road Office

TERRI N. GRADY
Banking Officer/Operations

ELIZABETH C. SAYCE
Banking Officer/Loan Administration

SUE H. GAMES
Mortgage Lending Officer

ANN S. MILLER
Operations Officer/Manager, EDP & Item Processing

RICK DANNER
Human Resources & Marketing Officer



BANK STAFF

Jolynne G. Beck, Marsha K. Bennett, Christy H. Blackwell, Miranda F. Breazeale, Pam Bright, Tammy S. Budove, Becky E. Burrell, Melissa Carroll, Angie W. Coleman, Debra P. Day, Rachel Dillard, Tammy Durham, Tracy B. Forrester, Cindy
L. Fowler, Janice R. Fowler

Lynda M. Green, Leigh Gregory, Sherri Groce, Louise S. Gullette, Doris Hendricks, Joy T. Jordan, Josie Lamphere, Janet Lister, Brandi R. Lowe, Cindy
K. Morrell, Marion J. Muhlenbeck, Joy Myers, Cindi Patterson, Lisa Perrin, Ann B. Rainey

Annette Reynolds, Melanie Robbins, Patsy L. Robinson, Tonda B. Rogers, Denise S. Ross, Mindi C. Smith, Teresa E. Smith, Kristi G. Twiddy, Rebecca Underwood, Pat Vaughn, Patricia M. Voss, Belinda S. Waters, Pat Wellmon, Marie J. Wilson

GREER FINANCIAL SERVICES CORPORATION

ROGER SIMS

President and Investments Representative

MELISSA S. WILLIAMS
Administrative Assistant

DONNA HARVEY
Clerical Assistant

                                                    Independent Auditors' Report


TO THE BOARD OF DIRECTORS
GREER BANCSHARES INCORPORATED AND SUBSIDIARY
GREER, SOUTH CAROLINA

We have audited the accompanying consolidated balance sheets of Greer Bancshares Incorporated and Subsidiary (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greer Bancshares Incorporated and Subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.


/s/ CRISP HUGHES EVANS LLP

Asheville, North Carolina
January 31, 2003

Management's Discussion and Analysis
Greer Bancshares Incorporated and Subsidiary

                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning Greer Bancshares Incorporated. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

DECEMBER 31,                                              2002          2001           2000           1999            1998
                                                       ==========    ==========     ==========     ==========      ==========
(Dollars in thousands, except per share data)
SUMMARY OF OPERATIONS
=============================================================================================================================
  Interest and fee income                              $   11,091    $   12,497     $   12,219     $    9,972      $    9,067
  Interest expenses                                         4,132         6,049          6,451          4,637           4,118
                                                       ----------    ----------     ----------     ----------      ----------

  Net interest income                                       6,959         6,448          5,768          5,335           4,949
  Provision for loan losses                                   788           355            200            120             126
                                                       ----------    ----------     ----------     ----------      ----------

  Net interest income after provision
    for loan losses                                         6,171         6,093          5,568          5,215           4,823
  Noninterest income                                        2,805         1,704          1,184            988             752
  Noninterest expense                                       6,453         5,671          4,999          4,581           4,154
                                                       ----------    ----------     ----------     ----------      ----------

  Net income                                           $    2,523    $    2,126     $    1,753     $    1,622      $    1,421
                                                       ----------    ----------     ----------     ----------      ----------



PER SHARE DATA
=============================================================================================================================
   Earnings:
    Basic                                              $     1.57    $     1.37     $     1.15     $     1.09      $     0.94
    Diluted                                                  1.56          1.35           1.13           1.08            0.93
  Cash Dividends Declared                                    0.50            --           0.35           0.30            0.35
  Book Value                                                11.29          9.71           8.35           7.77            7.77
 Average shares outstanding:
    Basic                                               1,602,884     1,551,358      1,524,417      1,484,873       1,497,922
    Diluted                                             1,619,911     1,570,341      1,544,546      1,503,029       1,509,332



SELECTED ACTUAL YEAR END BALANCES
=============================================================================================================================
 Total assets                                          $  192,531    $  180,052     $  166,197     $  152,167      $  126,225
  Loans                                                   107,661       114,360        116,466         96,859          77,066
 Allowance for loan losses                                  1,081         1,244            948            784             692
 Available For Sale Securities                             52,163        49,754         36,242         43,498          37,865
  Held To Maturity Securities                              14,607            --             --             --              --
  Deposits                                                137,563       131,171        127,014        113,916          97,849
  Borrowings                                               34,837        31,615         24,190         25,801          14,887
  Shareholders' Equity                                     18,613        15,926         13,540         11,502          11,227

SELECTED AVERAGE BALANCES
=============================================================================================================================
  Assets                                               $  183,999    $  174,513     $  159,713     $  138,991      $  119,847
  Deposits                                                133,359       127,650        122,542        108,939          98,131
  Shareholders' Equity                                     16,243        14,589         11,878         11,119          10,392


FINANCIAL RATIOS
=============================================================================================================================
  Return on average assets                                   1.37%         1.22%          1.10%          1.17%           1.18%
  Return on average equity                                  15.63%        14.83%         14.06%         14.59%          13.67%
  Average equity to average assets                           8.83%         8.36%          7.44%          8.00%           8.67%
  Dividend payout ratio                                     31.85%         0.00%         30.43%         27.52%          37.23%

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
                                    Greer Bancshares Incorporated and Subsidiary


                      DESCRIPTION OF THE COMPANY'S BUSINESS

Greer State Bank was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated (a one-bank holding company) is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns, and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The Company currently engages in no other business other than owning and managing the Bank.

There were no significant changes to the Company's business in 2002.

                              RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Greer Bancshares Incorporated and its subsidiary, Greer State Bank. The commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

The terrorist attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and subsequent events relating to the attacks have contributed to a general economic slowdown that may adversely affect our banking business. Economic slowdowns or recessions in our primary market area may be accompanied by reduced loan demand, decreasing interest margins and declining real estate values, which could lead to a decrease in net earnings and an increased possibility of loan losses in the event of default. Any sustained period of decreased economic activity, increased delinquencies, foreclosures or losses could limit our growth and negatively affect our results of operations. We, of course, cannot accurately predict the extent or duration of the economic events or their effect upon our business and operations. We will, however, closely monitor the effect of these events upon our business, and make adjustments to our business strategy as we deem necessary.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

YEAR ENDED DECEMBER 31, 2002 COMPARED WITH YEAR ENDED DECEMBER 31, 2001

Net income for the year ended December 31, 2002 was $2,523,541, or $1.56 per diluted share, compared to $2,125,861, or $1.35 per diluted share, for the year ended December 31, 2001. Net interest income increased $510,760, or 7.9%, to $6,959,242 for the year ended December 31, 2002. Non-interest income also increased $1,101,495 to $2,805,405 for the year ended December 31, 2002, primarily as a result of a gain on the sale of undeveloped real estate. If the gain were not considered, the increase in non-interest income would have been $44,367, or 2.6%. Other operating expenses increased $244,309, or 19.3%, and included expenses associated with a significant upgrade of the Company's core data processing system, which was completed in January 2002.

YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

Net income for the year ended December 31, 2001 was $2,125,861, or $1.35 per diluted share, compared to $1,752,803, or $1.13 per diluted share, for the year ended December 31, 2000. Net interest income increased $680,292, or 11.8%, to $6,448,482 for the year ended December 31, 2001. Non-interest income also increased $519,452 to $1,703,910 for the year ended December 31, 2001, primarily as a result of income generated from service charges and fees related to deposit accounts and earnings related to bank-owned life insurance policies. Other operating expense increased in 2001 as well. The other operating expenses increase of $184,407 included expenses associated with upgraded technology, as well as with the outsourcing of the Bank's internal audit function.

                               NET INTEREST INCOME

Net interest income, the difference between interest earned and interest paid, is the largest component of our earnings and changes in it have the greatest impact on net income. Variations in the volume and mix of assets and liabilities and their relative sensitivity to interest rate movements determine changes in net interest income. Interest rate spread and net interest margin are two significant elements in analyzing our net interest income. Interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. Net interest margin is calculated as net interest income divided by average earning assets.

Management's Discussion and Analysis
Greer Bancshares Incorporated and Subsidiary


Net interest income increased from $6,448,482 for the year ended December 31, 2001 to $6,959,242 for the year ended December 31, 2002. The increase in net interest income of $510,760, or 7.9%, is partially due to an increase in average interest earning assets of approximately $11.6 million offset by a decrease in yield on earning assets of 116 basis points from 7.89% for the year ended December 31, 2001 to 6.73% for the year ended December 31, 2002. The increase in net interest income is also a result of the decrease in our cost of interest bearing liabilities of 146 basis points from 4.30% for the year ended December 31, 2001 to 2.84% for the year ended December 31, 2002. This decrease in cost of funds more than offset the increase in average interest bearing liabilities of approximately $4.9 million. Net interest spread and net interest margin were 3.89% and 4.31%, respectively, for the year ended December 31, 2002 as compared to 3.59% and 4.08%, respectively, for the year ended December 31, 2001. The increase in net interest margin is related primarily to the 146 basis point reduction in the average cost of funds resulting from the decreasing interest rate environment throughout 2001 and 2002. The rate decreases were offset somewhat by the 116 basis point decrease in the yield on assets during the year as new loans were funded at market rates and variable rate loans repriced to market rates.

Net interest income increased from $5,768,190 for the year ended December 31, 2000 to $6,448,482 for the year ended December 31, 2001. The increase in net interest income of $680,292, or 11.8%, is due to an increase in average interest earning assets of approximately $13.2 million offset by a decrease in yield on earning assets of 50 basis points from 8.39% for the year ended December 31, 2000 to 7.89% for the year ended December 31, 2001. The increase in net interest income is also a result of the decrease in our cost of interest bearing liabilities of 68 basis points from 4.98% for the year ended December 31, 2000 to 4.30% for the year ended December 31, 2001. This decrease in cost of funds more than offset the increase in average interest bearing liabilities of approximately $ 11.1 million. Net interest spread and net interest margin were 3.59% and 4.08%, respectively, for the year ended December 31, 2001 as compared to 3.41% and 4.05%, respectively, for the year ended December 31, 2000. The increase in net interest margin is related primarily to the 68 basis point reduction in average cost of funds resulting from the decreasing interest rate environment throughout 2001. The rate decreases were offset somewhat by the 50 basis point decrease in the yield on earning assets during the same period.

The following table sets forth, for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the net interest spread and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

AVERAGE BALANCES, INCOME, EXPENSES, AND RATES


YEAR ENDED DECEMBER 31,
(Dollars in Thousands)                            2002                          2001                          2000
                                      --------------------------------------------------------------------------------------------
                                       Average    Income/   Yield     Average   Income/   Yield/    Average   Income/     Yield/
                                       Balance    Expense   Rate (2)  Balance   Expense   Rate (2)  Balance   Expense     Rate (2)
                                      --------    --------  -------- --------   -------   --------  -------   -------     ------
ASSETS:
==================================================================================================================================
  Interest Earning Assets:
    Taxable Investments               $ 36,411    $  1,777  4.88%    $ 29,284   $ 1,729    5.90%   $  29,878   $ 1,999     6.69%
    Non-Taxable Investments             21,041         985  7.24%      12,461       600    7.44%      11,327       559     7.61%
    Int. Bearing Deposits in other       1,685          25  1.48%         514        22    4.28%         253        16     6.32%
      banks
    Federal Funds Sold                   4,036          62  1.54%       2,195        88    4.01%          79         5     6.33%
    Loans (1)                          107,265       8,243  7.54%     114,378    10,058    8.53%     104,064     9,640     9.08%
                                      --------    --------  ----     --------   -------    ----    ---------   -------     ----
  Total Interest Earning Assets        170,438      11,092  6.73%     158,832    12,497    7.89%     145,601    12,219     8.39%
                                      --------    --------  ----     --------   -------    ----    ---------   -------     ----
  Other noninterest-earning assets      13,561                         15,681                         14,112
                                      --------    --------  ----     --------   -------    ----    ---------   -------     ----
  Total Assets                        $183,999                       $174,513                      $ 159,713
                                      ========    ========  ====     ========   =======    ====    =========   =======     =====



LIABILITIES AND SHAREHOLDERS' EQUITY
==================================================================================================================================
  Interest Bearing Liabilities:
    NOW Accounts                      $ 26,964         230  0.85%    $ 25,447   $   460    1.81%   $  24,608       649     2.64%
    Money Market and Savings            27,741         476  1.72%      23,547       761    3.23%      17,893       615     3.44%
    Time Deposits                       57,734       1,788  3.10%      61,082     3,194    5.23%      62,664     3,681     5.87%
    Federal Funds Purchased                 80           1  1.25%          44         2    4.55%         611        44     7.20%
    FHLB Borrowings                     33,009       1,638  4.96%      30,511     1,632    5.35%      23,801     1,462     6.14%
                                      --------    --------  ----     --------   -------    ----    ---------   -------     ----
  Total Interest Bearing Liabilities   145,528       4,133  2.84%     140,631     6,049    4.30%     129,577     6,451     4.98%
                                      --------    --------  ----     --------   -------    ----    ---------   -------     ----

                                                          continued on next page

                                            Management's Discussion and analysis
                                    Greer Bancshares Incorporated and Subsidiary


Noninterest-Bearing Liabilities:
  Demand Deposits                                 20,920         17,574         17,321
  Other Liabilities                                1,308          1,719            937
                                                --------       --------       --------
Total NonInterest-Bearing Liabilities             22,228         19,293         18,258
                                                --------       --------       --------

Total Liabilities                                167,756        159,924        147,835
                                                --------       --------       --------
Stockholders' Equity                              16,243         14,589         11,878
                                                --------       --------       --------
Total Liabilities and Shareholders' Equity      $183,999       $174,513       $159,713
                                                ========       ========       ========
Net Interest Spread                                 3.89%          3.59%          3.41%
Net Interest Income                             $  6,959       $  6,448       $  5,768
                                                --------       --------       --------
 Net Interest Margin                                4.31%          4.08%          4.05%
                                                ========       ========       ========

(1) The effect of bans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.
(2)      All Yields/Rates are computed on a Tax Equivalent Basis.

         The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income during the periods indicated.

Analysis of Changes in Net Interest Income




YEAR ENDED DECEMBER 31,                           2002 COMPARED WITH 2001                   2001 COMPARED WITH 2000
                                           -----------------------------------       -----------------------------------
                                                     Variance Due to                           Variance Due to
  (Dollars in Thousands)                    Volume        Rate          Total         Volume        Rate          Total
                                           -------       -------       -------       -------       -------       -------
Interest Income:
  Taxable Investments                      $   421       $  (373)      $    48       $   (40)      $  (230)      $  (270)
  Non-Taxable Investments                      413           (28)          385            56           (15)           41
  Int-Bearing Deposits in other banks           50           (47)            3            17           (11)            6
  Federal Funds Sold                            74          (100)          (26)          134           (51)           83
  Loans                                       (625)       (1,190)       (1,815)          955          (537)          418
                                           -------       -------       -------       -------       -------       -------
  Total                                        332        (1,737)       (1,405)        1,122          (844)          278



Interest Expense:
  NOW Accounts                                  27          (257)         (230)           22          (211)         (189)
  Money Market and Savings                     136          (421)         (285)          194           (48)          146
  Time Deposits                               (175)       (1,231)       (1,406)          (93)         (394)         (487)
  Federal Funds Purchased                        2            (3)           (1)          (41)           (1)          (42)
  FHLB Borrowings                              134          (128)            6           412          (242)          170
                                           -------       -------       -------       -------       -------       -------
  Total                                        123        (2,039)       (1,916)          495          (897)         (402)

  Net Interest Income                      $   209       $   302       $   511       $   627            53       $   680
                                           =======       =======       =======       =======            ==       =======

(1) The rate/volume variances (change in volume times change in rate) have been allocated to the change attributable to rate.

 The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the use of an interest rate risk management model that measures the effects movements in interest rates will have on net interest income and the present value of equity. Included in the interest rate risk management reports generated by the model is a report that measures our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

Management's Discussion and Analysis
Greer Bancshares Incorporated and Subsidiary


The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2002. The table may not be indicative of the Company's rate sensitivity position at other points in time.

Interest Rate Sensitivity Analysis


                                                               AFTER             AFTER
DECEMBER 31, 2002                              THREE        THREE MONTHS       ONE YEAR
                                               MONTHS         THROUGH           THROUGH        AFTER
                                              OR LESS       TWELVE MONTHS     FIVE YEARS     FIVE YEARS        TOTALS
                                              -------      --------------    -------------   ----------        ------
Interest earning assets:
  Federal Funds Sold                           $ 3,351        $     --         $     --        $     --        $  3,351
  Interest bearing due from banks                2,686              --               --              --           2,686
  Investment securities                          4,628           9,397           21,024          30,434          65,483
  Loans                                         41,123          19,702           38,054           8,390         107,269
                                               -------        ---------        --------        --------        --------
Total interest earning assets                   51,788          29,099           59,078          38,824         178,789
                                               -------        ---------        --------        --------        --------


Cumulative interest earning assets              51,788          80,887          139,965         178,789         178,789
                                               -------        ---------        --------        --------        --------


Interest bearing liabilities:
  Certificates of deposit                       17,699          19,838           13,545              --          51,082
  IRA's                                          1,776           3,220            4,619              --           9,615
  Money Market Accounts                             --           7,303            7,303              --          14,606
  Transaction Accounts                              --             751           24,266           6,254          31,271
  Savings Accounts                               5,063             154            4,993           1,287          11,497
  FHLB Advances                                  6,677           2,827            3,333          22,000          34,837
                                               -------        ---------        --------        --------        --------
Total interest bearing liabilities              31,215          34,093           58,059          29,541         152,908
                                               -------        ---------        --------        --------        --------

Cumulative interest bearing liabilities         31,215          65,308          123,367         152,908         152,908
                                               -------        ---------        --------        --------        --------


Gap Analysis:
  Interest sensitivity gap                     $20,573        $ (4,994)        $  1,019        $  9,283        $ 25,881
                                               -------        ---------        --------        --------        --------

  Cumulative interest sensitivity gap          $20,573        $ 15,579         $ 16,598        $ 25,881        $ 25,881
                                               -------        ---------        --------        --------        --------

Cumulative gap ratio of interest earning
 assets to interest bearing liabilities            166%            124%             113%            117%            117%
                                               -------        ---------        --------        --------        --------

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediate availability of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the repricing period indicated appropriate by historical data. Due to contractual arrangements, the Company has the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period; however, historically rates on these types of deposits have not been immediately adjusted. When adjustments have been made to rates on savings and transaction accounts in the past, the adjustments have been only a fraction of the movement in overnight rates. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase mature on a daily basis and are reflected in the earliest pricing period. Advances from Federal Home Loan Bank are reflected at their contractual maturity date.

                                            Management's Discussion and Analysis
                                    Greer Bancshares Incorporated and Subsidiary


The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. We are asset-sensitive over the one to twelve month time frame. However, our gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. The analysis also does not consider any options relating to assets and liabilities (such as floors and ceilings, etc.). Since gap analysis is not a precise indicator of interest sensitivity, management uses the Risk Analytics Interest Rate Risk Management Model. The model calculates the effects of interest rate movements on net interest income, and considers all characteristics of the Company's assets and liabilities, based on assumptions made by management.

                           PROVISION FOR LOAN LOSSES

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Bank's Board of Directors reviews and approves the appropriate level for the Bank's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and a review of historical statistical data for both the Bank and other financial institutions.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions. During 2002, we provided $787,500 for loan losses, leaving the balance at $1,080,635 on December 31, 2002 after deducting current year net charge-offs. The reserve for loan losses was approximately 1.00% and 1.09% of total loans on December 31, 2002 and 2001, respectively.

The Bank's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of our monitoring and analysis system are also reviewed periodically by the banking regulators and our independent auditors.

Based on present information and ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be valid. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

                                  OTHER INCOME

Non-interest income for the year ended December 31, 2002 was $2,805,405 compared to $1,703,910 for the year ended December 31, 2001, primarily due to a gain of $1,057,128 realized on the sale of undeveloped real estate owned by the Bank. The excess of a tract of land that was purchased in 1996 in order to obtain a corner lot on which to build a branch office was sold in 2002 for a gain of $1,057,128. Another significant portion of non-interest income was from service charges and fees relating to deposit accounts that totaled $1,088,839 in 2002 compared to $912,115 in 2001. The increase of $176,724 is a result of the continued success of an overdraft privilege product, which was introduced in August 2000. The most significant portion of other operating income is income from credit cards, which totaled $243,491 in 2002 and $241,425 in 2001. Also included in that line item is fees from brokerage services offered through Raymond James Financial Services, which totaled $190,350 in 2002 and $177,456 in 2001, an increase of $12,894, or 7.3%, despite volatile market conditions during 2002.

Non-interest income for the year ended December 31, 2001 was $1,703,910 compared to $1,184,458 for the year ended December 31, 2000. The most significant portion of non-interest income was earnings on life insurance policies which totaled $241,695 compared to $111,462 in 2000. The primary reason for the increase of $130,233 was the receipt of a death benefit of $81,780, which related to the death of a director. Service charges and fees relating to deposit accounts totaled $912,115 in 2001 and $591,801 in 2000, which was an increase of $320,314, or 54.1%. The significant increase was primarily due to the overdraft privilege product, which was in place for the entire year in 2001, and only five months in 2000.

Management's Discussion and Analysis
Greer Bancshares Incorporated and Subsidiary


                                 Other Expenses

Non-interest expenses were $5,566,006 for the year ended December 31, 2002 compared to $4,830,181 for the year ended December 31, 2001. This was comprised primarily of salaries and employee benefits totaling $2,856,452 for the year ended December 31, 2002 compared to $2,560,920 for the year ended December 31, 2001. The increase in salaries was due to annual salary adjustments and the addition of staff needed as the Company grows. Included in non-interest expenses is depreciation expense on equipment which totaled $482,899 in 2002 and $364,839 in 2001, which was an increase of $118,060, or 32.4%. Internet banking expense increased to $68,978 in 2002 from $22,286 in 2001, as the result of growth and the additional features implemented in 2002. All other operating expenses increased also as a result of the continued growth of the Company.

Non-interest expenses were $4,830,181 for the year ended December 31, 2001 compared to $4,321,230 for the year ended December 31, 2000. This was comprised primarily of salaries and employee benefits totaling $2,560,920 for the year ended December 31, 2001 compared to $2,324,105 for the year ended December 31, 2000. The increase in salaries was due to annual salary increases, as well as, the addition of staff necessary to accommodate growth. All other operating expenses increased also as a result of the continued growth of the Company.

                                  Income Taxes

For the years ended December 31, 2002 and 2001, the Company recorded income tax expense in the amounts of $887,600 and $841,350, respectively. This resulted in an effective tax rate of 26.0% and 28.4% for the years ended December 31, 2002 and 2001, respectively. The decrease in the effective income tax rate is due to non-taxable interest income on investment securities relating to the addition of $12,134,217 in tax-free securities in 2002. At December 31, 2002 the Bank owned $27,260,281 in tax-free municipal securities. For the year ended December 31, 2000, the Company recorded income tax expense in the amount of $678,615. This resulted in an effective tax rate of 27.9%.

                                Capital Resources

Total capital of the Company was increased by 2002 net income of $2,523,541 and unrealized gains of $757,390, net of tax, on securities available for sale. In addition, the Company issued a 2.5% stock dividend and paid a cash dividend of $.50 per share on May 30, 2002. Total cash paid out for the cash dividend was $783,440, and cash paid in lieu of fractional shares was $8,992. Total capital of the Company was increased by 2001 net income of $2,125,861 and unrealized gains of $179,891, net of tax, on securities available for sale. The Company issued a 5% stock dividend and paid cash in lieu of fractional shares totaling $8,909 on July 31, 2001.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity minus unrealized gains on securities available for sale. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

                                            Management's Discussion and Analysis
                                    Greer Bancshares Incorporated and Subsidiary


Risk-Based Capital Ratios

(Dollars in thousands)                                                      THE BANK       THE COMPANY
                                                                            --------       -----------
DECEMBER 31, 2002
Tier 1 capital
   Common shareholders' equity                                              $ 18,405         $ 18,613
   Less: unrealized gains on securities available for sale, net of taxes        (793)            (793)
                                                                            --------         --------
      Total Tier 1 capital                                                    17,612           17,820
Tier 2 capital
   Allowable allowance for loan losses                                         1,081            1,081
                                                                            --------         --------
      Total qualifying capital                                              $ 18,693         $ 18,901
                                                                            ========         ========
Risk-adjusted total assets
   (including off-balance sheet exposures)                                  $125,036         $125,036
                                                                            ========         ========
      Total average assets                                                  $192,851         $192,851
                                                                            ========         ========

Risk-based capital ratios:
   Tier 1 risk-based capital ratio                                              14.1%            14.3%
   Total risk-based capital ratio                                               15.0%            15.1%
   Tier 1 leverage ratio                                                         9.1%             9.2%

                                    LIQUIDITY

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds purchased and sold, and deposit levels. The Company also has the ability to borrow additional funds from the Federal Home Loan Bank of up to 30% of the Bank's assets. Management has established policies and procedures governing the length of time to maturity on loans and investments. In the opinion of management, our deposit base and lines of credit can adequately support our short-term liquidity needs.

                     IMPACT OF OFF-BALANCE SHEET INSTRUMENTS

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments is the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments.

                     IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

While the effect of inflation on a bank is normally not as significant as its influence on those businesses that have large investments in plant and inventories, it does have an effect. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. While interest rates have traditionally moved with inflation, the effect on income is diminished because both interest earned on assets and interest paid on liabilities vary directly with each other. Also, increases in the price of goods and services will generally result in increased operating expenses.

Management's Discussion and Analysis
Greer Bancshares Incorporated and Subsidiary

                              Investment Portfolio

The following tables summarize the carrying value and estimated market value of investment securities and weighted-average yields of those securities at December 31, 2002 and 2001.

Investment Securities Portfolio Composition

AVAILABLE FOR SALE                  DUE        ONE YEAR       FIVE YEARS                                  ESTIMATED        AVERAGE
(Dollars in Thousands)           ONE YEAR       THROUGH        THROUGH        AFTER                        MARKET          MATURITY
DECEMBER 31, 2002                 OR LESS      FIVE YEARS     TEN YEARS      TEN YEARS       TOTAL          VALUE          IN YEARS
                                 --------      ----------     ---------      ---------      -------       ---------        --------
U.S. Treasury Securities          $    0        $     0        $     0        $    0        $     0        $     0           0.00
U.S. Govt Agencies and             7,868         10,887              0             0         18,755         19,183           1.16
   Mortgage Backed
   Securities
States of the U.S. and               105          2,106         19,657         4,571         26,439         27,261           8.44
   Political Subdivisions
Corporate Securities               1,336          2,545              0             0          3,881          3,922           1.33
Other Securities                       0              0          1,797             0          1,797          1,797           7.00
                                  ------        -------        -------        -------       -------        -------           ----
  Total                           $9,309        $15,538        $21,454       $ 4,571        $50,872        $52,163
                                  ======        =======        =======        =======       =======        =======           ====
WEIGHTED AVERAGE YIELDS:

U.S. Treasury Securities            0.00%          0.00%          0.00%         0.00%
U.S. Govt Agencies and              3.73%          5.09%          0.00%         0.00%
   Mortgage Backed
   Securities
States of the U.S. and              6.37%          6.52%          6.55%         6.20%
   Political Subdivisions
Corporate Securities                5.30%          5.02%          0.00%         0.00%
 Other Securities                   0.00%          0.00%          5.29%         0.00%


HELD-TO-MATURITY                   DUE          ONE YEAR      FIVE YEARS                                  ESTIMATED        AVERAGE
(Dollars in Thousands)           ONE YEAR       THROUGH        THROUGH        AFTER                        MARKET          MATURITY
DECEMBER 31, 2002                 OR LESS      FIVE YEARS     TEN YEARS      TEN YEARS       TOTAL          VALUE          IN YEARS
                                 --------      ----------     ---------      ---------      -------       ---------        --------
Mortgage Backed Securities        $    0        $12,044        $ 2,563        $    0        $14,607        $14,686           3.47
                                  ------        -------        -------        ------        -------        -------           ----
  Total                           $    0        $12,044        $ 2,563        $    0        $14,607        $14,686
                                  ======        =======        =======        =======       =======        =======           ====

WEIGHTED AVERAGE YIELDS:


Mortgage Backed Securities          0.00%          4.10%          4.56%         0.00%

AVAILABLE FOR SALE                  DUE        ONE YEAR       FIVE YEARS                                  ESTIMATED        AVERAGE
(Dollars in Thousands)           ONE YEAR       THROUGH        THROUGH        AFTER                        MARKET          MATURITY
DECEMBER 31, 2001                 OR LESS      FIVE YEARS     TEN YEARS      TEN YEARS       TOTAL          VALUE          IN YEARS
                                 --------      ----------     ---------      ---------      -------       ---------        --------
U.S. Treasury Securities          $    0        $     0        $     0        $    0        $     0        $     0           0.00
U.S. Govt Agencies and                 0          5,000         11,471        12,095         28,566         28,484           3.02
   Mortgage Backed
   Securities
States of the U.S. and               100            469          1,663        13,154         15,386         15,196          11.97
   Political Subdivisions
Corporate Securities               1,427            835              0             0          2,262          2,310           0.81
Other Securities                   1,895              0          1,587             0          3,482          3,401           3.19
                                  ------        -------        -------        ------        -------        -------           ----
      Total                       $3,422        $ 6,304        $14,721       $25,249        $49,696        $49,755
                                  ======        =======        =======        =======       =======        =======           ====

WEIGHTED AVERAGE YIELDS:
U.S. Treasury Securities            0.00%          0.00%          0.00%         0.00%
U.S. Govt Agencies and              0.00%          5.12%          6.23%         4.97%
   Mortgage Backed
   Securities
States of the U.S. and              6.23%          6.59%          6.05%         6.76%
   Political Subdivisions
Corporate Securities                6.26%          5.49%          0.00%         0.00%
 Other Securities                   5.75%          0.00%          6.62%         0.00%

                                            Management's Discussion and Analysis
                                    Greer Bancshares Incorporated and Subsidiary

                                 LOAN PORTFOLIO

                             CREDIT RISK MANAGEMENT

Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves both the process of loan underwriting and loan administration. The Company manages credit risk through a strategy of making loans within our primary marketplace and within our limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers' ability to honor the terms of their loans is dependent on the business and economic conditions in Greenville and Spartanburg Counties and the surrounding areas comprising our marketplace. Additionally, since real estate is considered by the Company as the most desirable nonmonetary collateral, a significant portion of our loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. We also seek to limit total exposure to individual and affiliated borrowers. We manage the risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower's ability to service the debt as well as the value of the pledged collateral.

The Bank's loan officers and loan administration staff are charged with monitoring our loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay the debt or the value of the pledged collateral. In order to assess and monitor the degree of risk in our loan portfolio, several credit risk identification and monitoring processes are utilized. We use an outside consultant, a former OCC bank examiner, to perform loan reviews on a monthly basis.

                               LENDING ACTIVITIES

The Company extends credit primarily to consumers and small businesses in Greenville and Spartanburg Counties and, to a limited extent, customers in surrounding areas.

The Company's service area is mixed in nature. The corporate office is located in Greer, South Carolina. The Greenville-Spartanburg area is a regional business center whose economy contains elements of manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Greer, the economy includes manufacturing, agriculture, and industry. No particular category or segment of the economy previously described is expected to grow or contract disproportionately in 2003.

Total loans outstanding were $107,661,418 and $114,359,871 at December 31, 2002 and 2001, respectively. There are no significant concentrations of loans in our loan portfolio to any particular individuals or industry or group of related individuals or industries.

The Company's ratio of loans to deposits was 78.3% and 87.2% at December 31, 2002 and 2001, respectively. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

The following table summarizes the composition of the loan portfolio at December 31, 2002 and 2001.

LOAN PORTFOLIO COMPOSITION

DECEMBER 31,                                           2002                                         2001
---------------------------------         ----------------------------                ----------------------------
                                           AMOUNT              PERCENT                 AMOUNT              PERCENT
                                          --------             -------                --------             -------
(Dollars in Thousands)
Commercial                                $  23,293              21.64%               $  24,482              21.41%
Real Estate-Construction                     13,596              12.63%                  11,361               9.93%
Real Estate Mortgage:
    Residential 1-4                          43,527              40.43%                  49,196              43.02%
    Multi-Family                                639               0.59%                     413               0.36%
    NonFarm/NonResidential                   15,555              14.45%                  17,149              15.00%
Installment Loans to Individuals              9,535               8.86%                   9,956               8.71%
Lease Financing                                 462               0.43%                     469               0.41%
Obligations of State and
    Political Subdivisions                    1,054               0.98%                   1,334               1.17%
                                           --------              -----                 --------              -----
       Total Loans                         $107,661                100%                $114,360                100%
                                           ========              =====                 ========              =====

Management's Discussion and Analysis
Greer Bancshares Incorporated and Subsidiary

The Company's loan portfolio contains a significant percentage of real estate mortgage loans; however, real estate mortgage loans declined by $4,802,000, or 6.1%, to $73,317,000 during the twelve months ended December 31, 2002. At December 31, 2002 real estate mortgage loans represented 68.1% of the total loan portfolio compared to 68.3% at December 31, 2001. The decline is attributable to the increase in refinancings in 2002 due to interest rates being at forty-year lows. In an effort to effectively manage its interest rate risk, over the past several years the Company has not offered in-house long-term fixed rate mortgage loans. The Company does, however, offer fixed rate mortgages through its investor program.

The Company also has a significant amount of commercial and industrial loans. Commercial and industrial loans decreased $1,189,000 or 4.8% to $23,293,000 at December 31, 2002. Commercial and industrial loans comprised 21.6% and 21.4% of the total loan portfolio at December 31, 2002 and 2001, respectively.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution for the selected categories.

DECEMBER 31,2002                              COMMERCIAL                REAL ESTATE-CONSTRUCTION                TOTAL
----------------------------------       --------------------           ------------------------        -------------------
(Dollars in Thousand)                     AMOUNT      PERCENT             AMOUNT        PERCENT         AMOUNT      PERCENT
----------------------------------       -------      -------           ---------       --------        -------     -------
Due One Year or Less:                    $ 11,596      49.78%             $ 7,722        56.80%         $19,318      52.37%

Due One Year through Five Years:
     Fixed Rate                             5,014      21.53%               2,352        17.30%           7,366      19.97%
     Variable Rate                          2,525      10.84%               1,988        14.62%           4,513      12.23%

Due After Five Years:
     Fixed Rate                             2,992      12.85%               1,534        11.28%           4,526      12.27%
     Variable Rate                          1,166       5.01%                  --         0.00%           1,166       3.16%
                                         -------       -----              -------        -----          -------      -----
       Total                             $23,293         100%             $13,596          100%         $36,889        100%
                                         =======       =====              =======        =====          =======      =====

                                  Risk Elements

At December 31, 2002, there were no restructured loans, $291,000 in loans 90 days past due and still accruing interest, and $391,000 in non-accrual status. At December 31, 2001, there were no restructured loans, $612 in loans 90 days past due and still accruing interest, and $346,000 in non-accrual status.

Summary of Loan Loss Experience

(Dollars in Thousands)                                            2002                  2001
                                                                --------              --------
Total loans outstanding at end of year                          $107,661              $114,360
                                                                ========              ========
Average loans outstanding                                       $107,265              $114,378
                                                                ========              ========
Balance, beginning of year                                      $  1,244                   948
Loans charged off                                                    973                    81
Recoveries on loans previously charged off                            22                    22
                                                                --------              --------
    Net charge-offs                                                  951                    59
                                                                --------              --------
Provision charged to operations                                      788                   355
                                                                --------              --------
    Balance, end of year                                        $  1,081               $ 1,244
                                                                ========              ========
Ratios:
    Allowance for loan losses to average loans                      1.01%                 1.09%
    Allowance for loan losses to period end loans                   1.00%                 1.09%
    Net charge-offs to average loans                                 .89%                  .05%

                                            Management's Discussion and Analysis
                                    Greer Bancshares Incorporated and Subsidiary

The allowance for loan losses is maintained at a level determined by management to be adequate to provide for probable losses inherent in the loan portfolio including commitments to extend credit. The allowance is maintained through the provision for loan losses which is a charge to operations. The potential for loss in the portfolio reflects the risks and uncertainties inherent in the extension of credit.

The Bank's provision and allowance for loan losses is subjective in nature and relies on judgments and assumptions about future economic conditions and other factors affecting borrowers. Management is not aware of any trends, material risks, or uncertainties affecting the loan portfolio nor is management aware of any information about any significant borrowers which causes serious doubts as to the ability of the borrower to comply with the loan repayment terms. However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period.

Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due. At December 31, 2002, management reviewed its loan portfolio and determined that no impairment on loans existed that it believes would have a material effect on the Company's consolidated financial statements.

                             Average Daily Deposits

Average deposits were $133,359,000 and $127,650,000 during 2002 and 2001, respectively. Each type of deposit increased in 2002, with the exception of time deposit accounts, which declined by a moderate amount. The most significant increases were in savings deposits, which includes money market accounts. Management believes the increase in savings deposits during a year when interest rates are exceptionally low is due to depositors' desire to hold deposits in accounts with quick availability and no risk to the principal balance, with the intent of reinvesting when interest rates increase.

Contractual maturities of all time deposits at December 31, 2002 were as follows: twelve months or less - $42,533,000 and over twelve months through thirty-six months - $18,164,000.

The following table summarizes the Bank's deposits at December 31, 2002 and 2001.

DECEMBER 31,                                            2002                                         2001
                                            ----------------------------                 --------------------------
                                            AVERAGE                                      AVERAGE
                                            BALANCE              PERCENT                 BALANCE            PERCENT
                                            --------             -------                 --------           -------
NonInterest-Bearing Deposits
    Demand Deposits                         $ 20,920              15.69%                  $17,574            13.77%

Interest-Bearing Liabilities
    NOW Accounts                              26,964              20.22%                   25,447            19.93%
    Money Market and Savings                  27,741              20.80%                   23,547            18.45%
    Time Deposits                             57,734              43.29%                   61,082            47.85%
                                            --------              -----                  --------            -----
Total Deposits                              $133,359                100%                 $127,650              100%
                                            ========              =====                  ========            =====

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $111,332,000 and $108,581,000 at December 31, 2002 and 2001, respectively.

Time deposits over $100,000 totaled $26,231,000 and $22,593,000 at December 31, 2002 and 2001, respectively. Scheduled maturities were as follows:


DECEMBER 31,                                                          2002                    2001
----------------------------------------------                       --------               --------
Maturing in 3 months or less                                         $  8,099               $ 10,138
Maturing after 3 months but less than 6 months                          3,764                  5,532
Maturing after 6 months but less than 12 months                         2,712                  5,316
Maturing after 12 months                                               11,656                  1,607
                                                                     --------               --------
Total                                                                $ 26,231               $ 22,593
                                                                     ========               ========

Management's Discussion and Analysis
Greer Bancshares Incorporated and Subsidiary

                    ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank totaled $34,836,913 at December 31, 2002. $4,000,000 of these notes had variable interest at rates ranging from 2.12% to 5.33%, and $3,000,000 of the notes had variable interest at 5.33%. The remaining $30,836,913 and $28,614,607, at December 31, 2002 and 2001,
respectively, bear interest at fixed rates ranging from 2.15% to 6.67%. The Company has pledged its 1 to 4 family residential and commercial real estate mortgages as collateral.

                              SHORT-TERM BORROWINGS

At December 31, 2002 and 2001 the Company had no short-term borrowings.

                     STOCK INFORMATION AND DIVIDEND HISTORY

The common stock of Greer Bancshares Incorporated (which replaced Greer State Bank common stock on a one-for-one basis in July, 2001) has been traded in the local over-the-counter market since January 4, 1989, and is quoted in two local papers, The Greenville News and The Spartanburg Herald, in the Area OTC listings section. The following table sets forth the high and low "bid" prices per share of the common stock for each quarterly period during the past two fiscal years, as reported by the Area Over the Counter Market.

2002                                      2001
QUARTER          HIGH        LOW          QUARTER          HIGH          LOW
-------         ------      ------        -------         ------        ------
First           $27.00      $27.00        First           $27.00        $27.00
Second          $27.00      $27.00        Second          $27.00        $27.00
Third           $27.00      $27.00        Third           $28.25        $27.00
Fourth          $27.00      $27.00        Fourth          $28.25        $27.00

The Bank paid 5% stock dividends annually from 1992 through 1998, its fourth through tenth years of operations, and paid a cash dividend of 12.5 cents per share in June of 1997, 17.5 cents per share in June of 1998, and 30 cents per share in June 1999. A 2-for-l stock split was issued effective as of June 1, 1999. Cash dividends, as well as the prices listed above, have been adjusted to reflect the stock split. In June of 2000, the Bank paid a 3% stock dividend and a 35 cents per share cash dividend. In July of 2001, Greer Bancshares Incorporated paid a 5% stock dividend, and in May 2002 paid a 50 cents per share and 2.5% stock dividend.

The payment of dividends in the future is subject to earnings, capital requirements, financial condition, and such other factors as the Board of Directors of Greer Bancshares Incorporated, the Commissioner of Banking for South Carolina and the FDIC may deem relevant.

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

Effective January 1, 2002, the Company adopted SFAS 142 which addresses the financial accounting and reporting for acquired goodwill and other intangible assets. Pursuant to SFAS 142 the amortization of goodwill is discontinued and testing for impairment of existing goodwill and other intangibles is required. The adoption of this standard did not have a material impact on the Company's consolidated results of operations and financial position.

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143 (SFAS 143), "Accounting for Asset Retirement Obligations." SFAS 143 establishes accounting standard for the recognition and measurement of an asset retirement obligation and its associated retirement cost. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not anticipate the adoption of SFAS 143 to have a material effect on its consolidated financial condition or results of operations. The Company plans to adopt SFAS 143 effective January 1, 2003.

In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SMS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. This Statement is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement effective January 1, 2002 and it did not have a material impact on our consolidated results of operations and financial position.

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt" and an amendment of SFAS No. 4, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS 145 requires that gains and losses from extinguishment of debt should be classified as an extraordinary item only if they meet the criteria of FASB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Applying the provisions of FASB Opinion 30 will

                                            Management's Discussion and Analysis
                                    Greer Bancshares Incorporated and Subsidiary

distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item.

The provisions of SFAS 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002 and interim periods within those fiscal years, and early adoption is encouraged. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in FASB opinion 30 for classification as an extraordinary item will be reclassified. Management does not anticipate the adoption of SFAS 145 to have a material effect on its financial condition or results of operations.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 requires that the initial measurement of a liability be at fair value. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 with early adoption encouraged. Management does not anticipate the adoption of SFAS 146 to have a material effect on its consolidated financial condition or results of operations.

In October 2002, the FASB issued SFAS 147, "Acquisitions of Certain Financial Institutions, an amendment of FASB Statements no. 72 and 144 and FASB Interpretation No. 9." SFAS 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS 141, "Business combinations," and SFAS 142, "Goodwill and Other Intangible Assets, except for transactions between two or more mutual enterprises. The provisions of SFAS 147 are effective for financial statements issued on or after October 1, 2002 and early adoption is permitted. The adoption of SFAS 147 will not currently affect the Company.

The FASB issued SFAS 148 "Accounting for Stock-Based Compensation Transition and Disclosure." SFAS 148 amends SFAS 123 to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock based employee compensation. In addition the statement amends the disclosure requirement of SFAS 123 for both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company has not elected to change its method of accounting for stock-based compensation to the fair value based method as of December 31, 2002 and our disclosures are in accordance with the new requirements.

                           FORWARD LOOKING INFORMATION

This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to: significant increases in competitive pressure in the banking and financial services industries; changes in the interest rate environment which could reduce anticipated or actual margins; changes in political conditions or the legislative or regulatory environment; general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; changes occurring in business conditions and inflation; changes in technology; changes in monetary and tax policies; the level of allowance for loan loss; the rate of delinquencies and amounts of charge-offs; the rates of loan growth; adverse changes in asset quality and resulting credit risk-related losses and expenses; changes in the securities markets; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

                                REGULATORY ISSUES

USA PATRIOT ACT OF 2001

In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, DC, which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. Law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and

Management's Discussion and Analysis
Greer Bancshares Incorporated and Subsidiary

agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Bank faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Bank.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Bank cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Bank.

                                                     Consolidated Balance Sheets
                                    Greer Bancshares Incorporated and Subsidiary

FOR THE YEAR ENDED DECEMBER 31,                                         2002                2001
                                                                    ------------        ------------
ASSETS
Cash and due from banks                                             $  7,368,140        $  7,420,621
Federal funds sold                                                     3,351,000             150,000
Investment securities:
 Held to maturity                                                     14,607,260                  --
 Available for sale                                                   52,163,254          49,754,568
Net loans                                                            106,580,783         113,115,214
Premises and equipment, net                                            4,246,481           4,617,936
Real estate held for sale                                                     --             685,698
Accrued interest receivable                                            1,112,833           1,089,859
Other assets                                                           3,101,022           3,217,882
                                                                    ------------        ------------
      Total Assets                                                  $192,530,773        $180,051,778
                                                                    ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing                                              $ 18,711,363          16,856,854
  Interest bearing                                                   118,851,889         114,314,373
                                                                    ------------        ------------
                                                                     137,563,252         131,171,227
Notes payable to Federal Home Loan Bank                               34,836,913          31,614,607
Other liabilities                                                      1,517,340           1,340,358
                                                                    ------------        ------------
      Total liabilities                                              173,917,505         164,126,192
                                                                    ------------        ------------

Commitments-Note 9

Stockholders' equity:
  Common stock-par value $5 per share, 10,000,000 shares
    authorized; 1,606,018 and 1,557,528 shares issued and
    outstanding at December 31, 2002 and 2001, respectively            8,030,090           7,787,640
  Additional paid in capital                                           6,349,957           5,344,572
  Retained earnings                                                    3,440,565           2,758,108
  Accumulated other comprehensive income                                 792,656              35,266
                                                                    ------------        ------------
      Total Stockholders' Equity                                      18,613,268          15,925,586
                                                                    ------------        ------------
      Total Liabilities and Stockholders' Equity                    $192,530,773        $180,051,778
                                                                    ============        ============


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Jncome
Greer Bancshares Incorporated and Subsidiary

FOR THE YEARS ENDED DECEMBER 31,                                      2002                 2001               2000
                                                                  ------------         -----------        -----------
INTEREST INCOME:
  Loans, including fees                                           $  8,242,588         $10,057,870        $ 9,639,812
  Investment securities:
   Taxable                                                           1,777,204           1,729,392          1,999,513
   Tax-exempt                                                          984,746             600,263            559,025
  Federal funds sold                                                    62,177              87,534              4,639
  Other                                                                 24,762              22,517             16,241
                                                                  ------------         -----------        -----------
       Total interest income                                        11,091,477          12,497,576         12,219,230
                                                                  ------------         -----------        -----------

INTEREST EXPENSE:
  Interest on deposit accounts                                       2,493,740           4,414,622          4,945,374
  Interest on other borrowings                                       1,638,495           1,634,472          1,505,666
                                                                  ------------         -----------        -----------
       Total interest expense                                         4,132,235           6,049,094          6,451,040
                                                                  ------------         -----------        -----------

       Net interest income                                            6,959,242           6,448,482          5,768,190

PROVISION FOR LOAN LOSSES                                              787,500             355,000            200,000
                                                                  ------------         -----------        -----------
       Net interest income after provision for loan losses           6,171,742           6,093,482          5,568,190

NON-INTEREST INCOME:
  Service fees on deposit accounts                                     420,311             305,596            179,330
  Other service charges and fees                                       668,528             606,519            412,471
  Gain (loss) on sale of investment securities                         (11,120)             17,874             26,527
  Gain on sale of real estate held for sale                          1,057,128               7,735                 --
  Other operating income                                               670,558             766,186            566,130
                                                                  ------------         -----------        -----------
       Total non-interest income                                     2,805,405           1,703,910          1,184,458
                                                                  ------------         -----------        -----------

NON-INTEREST EXPENSES:
  Salaries and employee benefits                                  $  2,856,452         $ 2,560,920        $ 2,324,105
  Occupancy and equipment                                              933,865             759,383            693,746
  Postage and supplies                                                 244,113             221,379            199,310
  FDIC insurance                                                        22,503              23,735             23,712
  Other operating expenses                                           1,509,073           1,264,764          1,080,357
                                                                  ------------         -----------        -----------
       Total non-interest expenses                                   5,566,006           4,830,181          4,321,230
                                                                  ------------         -----------        -----------

       Income before income taxes                                    3,411,141           2,967,211          2,431,418


PROVISION FOR INCOME TAXES                                             887,600             841,350            678,615
                                                                  ------------         -----------        -----------

       Net income                                                 $  2,523,541         $ 2,125,861        $ 1,752,803
                                                                  ============         ===========        ===========

EARNINGS PER SHARE:
  Basic                                                           $       1.57         $      1.37        $      1.15
                                                                  ------------         -----------        -----------
  Diluted                                                         $       1.56         $      1.35        $      1.13
                                                                  ------------         -----------        -----------

The accompanying notes are an integral part of these consolidated financial statements.

                      Consolidated Statements of Changes in Stockholders' Equity
                                    Greer Bancshares Incorporated and Subsidiary

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                                     ACCUMULATED
                                               COMMON STOCK             ADDITIONAL                      OTHER          TOTAL
                                         --------------------------       PAID IN      RETAINED     COMPREHENSIVE   STOCKHOLDERS'
                                          SHARES          AMOUNT          CAPITAL      EARNINGS         INCOME         EQUITY
                                         ---------     ------------     -----------   -----------   -------------   -------------
BALANCE AT DECEMBER 31, 1999             1,423,111     $  7,115,555     $ 2,608,923   $ 2,498,828      $(721,757)   $ 11,501,549
                                         ---------     ------------     -----------   -----------      ---------    ------------
Net income                                      --               --              --     1,752,803             --       1,752,803
Other comprehensive income,
net of tax:
  Unrealized holding gains on
     investment securities                      --               --              --            --        593,427         593,427
  Less reclassification adjustments
     for gains included in net income           --               --              --            --        (16,295)        (16,295)
                                                                                                                     -----------
Comprehensive income                                                                                                   2,329,935
Stock dividend (3%)                         42,596          212,980         894,516    (1,107,496)            --              --
Cash in lieu of fractional shares
  on stock dividend                             --               --              --        (8,821)            --          (8,821)
Stock exercised pursuant to stock
  option plan                               12,374           61,870         127,376            --             --         189,246
Tax benefit of stock options exercised          --               --          29,000            --             --          29,000
Cash dividend ($.35 per share)                  --               --              --      (500,911)            --        (500,911)
                                         ---------     ------------     -----------   -----------      ---------    ------------
BALANCE AT DECEMBER 31, 2000             1,478,081        7,390,405       3,659,815     2,634,403       (144,625)     13,539,998
                                         ---------     ------------     -----------   -----------      ---------    ------------
Net income                                      --               --              --     2,125,861             --       2,125,861
Other comprehensive income,
net of tax:
  Unrealized holding gains on
      investment securities                     --               --              --            --        190,884         190,884
  Less reclassification adjustments
      for gains included in net income          --               --              --            --        (10,993)        (10,993)
                                                                                                                    ------------
Comprehensive income                                                                                                   2,305,752
Stock dividend (5%)                         73,824          369,120       1,624,127    (1,993,247)            --              --
Cash in lieu of fractional shares
  on stock dividend                             --               --              --        (8,909)            --          (8,909)
Stock exercised pursuant to stock
  option plan                                5,623           28,115          60,630            --             --          88,745
                                         ---------     ------------     -----------   -----------      ---------    ------------
BALANCE AT DECEMBER 31, 2001             1,557,528        7,787,640       5,344,572     2,758,108         35,266      15,925,586
                                         ---------     ------------     -----------   -----------      ---------    ------------
Net income                                      --               --              --     2,523,541             --       2,523,541
Other comprehensive income,
net of tax:
  Unrealized holding gains on
      investment securities                     --               --              --            --        750,495         750,495
  Less reclassifiation adjustments
      for gains included in net income          --               --              --            --          6,895           6,895
                                                                                                                    ------------
Comprehensive income                                                                                                   3,280,931
Stock dividend (2.5%)                       38,839          194,195         854,457    (1,048,652)            --              --
Cash in lieu of fractional shares
  on stock dividend                             --               --              --        (8,992)            --          (8,992)
Stock exercised pursuant to stock
  option plan                                9,651           48,255         143,928            --             --         192,183
Tax benefit of stock options exercised          --               --           7,000            --             --           7,000
Cash dividend ($.50 per share)                  --               --              --      (783,440)            --        (783,440)
                                         ---------     ------------     -----------   -----------      ---------    ------------
BALANCE AT DECEMBER 31, 2002             1,606,018     $  8,030,090     $ 6,349,957   $ 3,440,565      $ 792,656    $ 18,613,268
                                         ---------     ------------     -----------   -----------      ---------    ------------

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash F1ows
Greer Bancshares Incorporated and Subsidiary

FOR THE YEARS ENDED DECEMBER 31,                                      2002                2001                2000
                                                                   -----------         -----------        -----------
OPERATING ACTIVITIES:
  Net income                                                      $  2,523,541         $ 2,125,861        $ 1,752,803
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation                                                        580,048             459,405            378,224
    (Gain) loss on sale of investment securities                        11,120             (17,874)           (26,527)
    Gain on sale of real estate held for sale                       (1,036,121)             (7,735)                --
    Gain on surrender of life insurance policy                              --             (81,780)                --
   Provision for loan losses                                           787,500             355,000            200,000
   Deferred income tax benefit                                          82,000            (120,700)           (68,000)
   Net change in:
     Accrued interest receivable                                       (22,974)             52,277            (80,158)
     Other assets                                                      (74,726)           (137,953)          (161,273)
     Other liabilities                                                 (14,669)           (112,937)           533,484
                                                                   -----------         -----------        -----------
       Net cash provided by operating activities                     2,835,719           2,513,564          2,528,553
                                                                   -----------         -----------        -----------

INVESTING ACTIVITIES:
  Proceeds from sales of investment securities                      12,093,002           1,005,000         10,659,445
  Proceeds from the maturity of investment securities               17,471,547           8,810,697          2,412,834
  Purchase of investment securities                                (45,360,088)        (23,018,088)        (4,840,772)
  Purchase of bank-owned life insurance                                     --                  --         (1,415,000)
  Proceeds from sale of real estate held for sale                    1,862,069             300,369                 --
  Proceeds from life insurance policy surrender                             --             326,720                 --
  Net increase in federal funds sold                                (3,201,000)            (20,000)          (130,000)
  Net (increase) decrease in loans                                   5,440,781           1,697,991        (19,639,230)
  Purchase of premises and equipment                                  (208,593)           (630,125)          (549,125)
                                                                   -----------         -----------        -----------
       Net cash used for investing activities                      (11,902,282)        (11,527,436)       (13,501,848)
                                                                   -----------         -----------        -----------
FINANCING ACTIVITIES:
  Net increase in deposits                                        $  6,392,025         $ 4,157,602        $13,097,998
  Repayment of notes payable to Federal Home Loan
   Bank                                                             (2,277,694)        (10,675,856)       (10,510,647)
  Proceeds from notes payable to Federal Home Loan
   Bank                                                              5,500,000          19,000,000          8,000,000
  Proceeds from federal funds purchased                                     --                  --            900,000
  Repayment of federal funds purchased                                      --            (900,000)                --
  Proceeds from exercise of stock options                              192,183              88,745            189,246
  Cash in lieu of fractional shares on stock dividend                   (8,992)             (8,909)            (8,821)
  Cash dividends paid                                                 (783,440)                 --           (500,911)
                                                                   -----------         -----------        -----------
       Net cash provided by financing activities                     9,014,082          11,661,582         11,166,865
                                                                   -----------         -----------        -----------

                                   Consolidated Statements of Cashflows, cont'd,
                                    Greer Bancshares Incorporated and Subsidiary

FOR THE YEARS ENDED DECEMER 31,                                  2002              2001              2000
                                                              ----------        ----------        ----------
Net increase (decrease) in cash and due from banks               (52,481)         2,647,710          193,570
Cash and due from banks at end of year                         7,420,621        $ 4,772,911        4,579,341
                                                              ----------        -----------       ----------
Cash and due from banks at end of year                        $7,368,140        $ 7,420,621       $4,772,911
                                                              ==========        ===========       ==========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                  $4,516,670        $ 6,278,452       $6,035,758
                                                              ==========        ===========       ==========
    Income taxes                                              $  551,600        $   947,151       $  718,006
                                                              ==========        ===========       ==========
Non-cash investing and financing activities:
  Real estate acquired in satisfaction of mortgage loans      $  134,000        $   345,358       $       --
                                                              ==========        ===========       ==========

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
GREER BANCSHARES INCORPORATED AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION In July 2001, we formed Greer Bancshares Incorporated (the "Holding Company") as the bank holding company for Greer State Bank (the "Bank"). All of the outstanding common shares of the Bank were exchanged for common stock of the new holding company at that time. The accompanying financial statements include the accounts of the holding company and its wholly owned subsidiary (herein referred to as "the Company").

NATURE OF OPERATIONS The only current activity of the holding company is to hold its investment in the Bank. We operate the Bank under a state bank charter and provide full banking services to our clients. We are subject to regulation by the Federal Deposit Insurance Corporation and the South Carolina Board of Financial Institutions.

The Bank has Greer Financial Services Corporation as a wholly owned subsidiary to provide financial management services and non-deposit product sales.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of the Company and its subsidiaries and, in consolidation, all significant intercompany items are eliminated.

BUSINESS SEGMENTS We report our activities as one business segment. In determining the appropriateness of segment definition, we consider the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

SECURITIES HELD TO MATURITY Bonds, notes, and debentures for which we have the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

SECURITIES AVAILABLE FOR SALE Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

CONCENTRATIONS OF CREDIT RISK We make loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. We have a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

COMPREHENSIVE INCOME Annual comprehensive income reflects the change in our equity during the year arising from transactions and events other than investment by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders' equity rather than as income or expense.

LOANS AND INTEREST INCOME We grant mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout the Greater Greer area of the upstate of South Carolina. The ability of our debtors to honor their contracts is dependent upon the general economic conditions in this area.

Loans are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any unearned discounts. Interest income is accrued and taken into income based upon the interest method.

The accrual of interest on loans is discontinued when, in our judgement, the interest will not be collectible in the normal course of business. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when we

                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT'D,
                                    GREER BANCSHARES INCORPORATED AND SUBSIDIARY

believe the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by our management and is based upon our periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by us in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

PREMISES AND EQUIPMENT Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is charged using straight-line and accelerated methods over the useful lives of the assets. Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are reflected in current operations.

REAL ESTATE HELD FOR SALE Our real estate held for sale is stated at the lower of cost or net realizable value. Market values of real estate held for sale are reviewed regularly and allowances for losses are established when the carrying value exceeds the estimated net realizable value. Gains and losses on the sale of real estate held for sale are recorded at the time of sale.

In 2002, we sold a tract of undeveloped real estate for approximately $1,690,000, which resulted in a gain of approximately $1,057,000. Originally acquired as part of a larger parcel in 1996, we subdivided the undeveloped portion of the property after completing construction of a branch office.

STOCK-BASED COMPENSATION We account for our stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. We are not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, but we comply with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

INCOME TAXES We follow the practice of filing a consolidated federal return and separate state returns. Income taxes are allocated to each company based on the separate returns filed.

Certain items of income and expense for financial reporting are recognized differently for income tax purposes (principally the provision for loan losses and depreciation). Provisions for deferred taxes are made in recognition of such temporary differences as required under SFAS No. 109, Accounting for Income Taxes. Current income taxes are recorded based on amounts due with the current income tax returns.

EARNINGS PER SHARE OF COMMON STOCK We present basic and diluted earnings per share of common stock, after giving retroactive effect to stock splits and dividends. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The weighted average number of common shares outstanding for basic earnings per share was 1,602,884 in 2002, 1,551,358 in 2001, and 1,524,417 in 2000. The weighted average number of common shares outstanding for diluted earnings per share was 1,619,911 in 2002, 1,570,341 in 2001, and 1,544,546 in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT'D,
GREER BANCSHARES INCORPORATED AND SUBSIDIARY

2. INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities are as follows:

DECEMBER 31, 2002

                                                                              Gross               Gross
                                                       Amortized            Unrealized         Unrealized            Estimated
                                                          Cost                 Gains             Losses             Fair Value
                                                     ------------          ------------        ----------          ------------
Held to maturity:
  Mortgage backed securities                         $ 14,607,260          $     79,044          $     --          $ 14,686,304
                                                     ------------          ------------          --------          ------------

Available for sale:
  United States Government
    agency obligations                               $  5,500,000          $    165,742          $     --          $  5,665,742
  Mortgage-backed securities                           13,255,415               272,185            10,699            13,516,901
  Municipal securities                                 26,439,370               848,029            27,118            27,260,281
  Corporate bonds                                       3,881,698                40,732                --             3,922,430
  Federal Home Loan Bank stock--
    restricted                                          1,797,900                    --                --             1,797,900
                                                     ------------          ------------          --------          ------------
Totals                                               $ 50,874,383          $  1,326,688          $ 37,817          $ 52,163,254
                                                     ============          ============          ========          ============

DECEMBER 31, 2001

                                                                             Gross               Gross
                                                      Amortized           Unrealized          Unrealized           Estimated
                                                          Cost               Gains              Losses            Fair Value
                                                     ------------         ----------          ----------         ------------
Available for sale:
  United States Government
    agency obligations                               $  8,500,000          $ 132,354          $  22,167          $  8,610,187
  Mortgage-backed securities                           20,065,832            299,826            128,972            20,236,686
  Municipal securities                                 15,386,112             50,641            240,689            15,196,064
  Corporate bonds                                       2,262,562             47,407                 --             2,309,969
  Federal Home Loan Bank stock--
    restricted                                          1,587,700                 --                 --             1,587,700
  Marketable equity securities--
    mutual funds                                        1,895,020              9,338             90,396             1,813,962
                                                     ------------          ---------          ---------          ------------
Totals                                               $ 49,697,226          $ 539,566          $ 482,224          $ 49,754,568
                                                     ============          =========          =========          ============

The amortized cost and estimated fair value of investment securities at December 31, 2002, by contractual maturity for debt securities and expected maturities for mortgage-backed securities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay the obligations.

                                                                                                                   Net
                                                                     Amortized             Estimated            Unrealized
                                                                        Cost              Fair Value         Gains (Losses)
                                                                   ------------          ------------        ---------------
Due in one year or less                                            $  9,309,841          $  9,337,293          $    27,452
Due after one year through five years                                27,583,076            28,166,772              583,696
Due after five years through ten years                               22,219,341            22,922,990              703,649
Due after ten years                                                   6,369,385             6,422,503               53,118
                                                                   ------------          ------------          -----------
Totals                                                             $ 65,481,643          $ 66,849,558          $ 1,367,915
                                                                   ============          ============          ===========

Investment securities with an aggregate book value of approximately $32,502,000 and $23,994,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes.

For the years ended December 31, 2002, 2001 and 2000, proceeds from sales of securities available for sale amounted to $12,093,002, $1,005,000, and $10,659,445, respectively. Gross realized gains amounted to $55,619, $17,874, and $61,264, respectively. Gross realized losses amounted to $66,739, $-0-, and $34,737, respectively. The tax provision applicable to these net realized losses amounted to approximately $(3,500), $7,000, and $10,000, respectively.

                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT'D,
                                    GREER BANCSHARES INCORPORATED AND SUBSIDIARY

3. NET LOANS

A summary of loans outstanding by major classification follows:

DECEMBER 31,                                                                      2002                    2001
                                                                             -------------           -------------
Real estate                                                                  $  77,968,079           $  79,131,792
Commercial and industrial (non-real estate)                                     20,027,612              22,999,392
Installment loans to individuals for household,
  family and other personal expenditures                                         8,874,588               9,920,484
All other loans                                                                    794,244               2,311,807
                                                                             -------------           -------------
                                                                               107,664,523             114,363,475
Unearned discounts                                                                  (3,105)                 (3,604)
                                                                             -------------           -------------
                                                                               107,661,418             114,359,871
Allowance for loan losses                                                       (1,080,635)             (1,244,657)
                                                                             -------------           -------------
                                                                             $ 106,580,783           $ 113,115,214
                                                                             =============           =============

The change in the allowance for loan losses is summarized as follows:

                                                                      2002                  2001                  2000
                                                                   -----------           -----------           ---------
Balance, beginning of year                                         $ 1,244,657           $   948,395           $ 784,373
Provision charged to income                                            787,500               355,000             200,000
Recoveries on loans                                                     21,724                22,130               9,791
Loans charged off                                                     (973,246)              (80,868)            (45,769)
                                                                   -----------           -----------           ---------
Balance, end of year                                               $ 1,080,635           $ 1,244,657           $ 948,395
                                                                   ===========           ===========           =========

At December 31, 2002 and 2001, non-accrual loans totaled approximately $391,000 and $346,000, respectively. The total amount of interest earned on non-accrual loans was approximately $56,000 in 2002, $38,000 in 2001, and $32,000 in 2000.
The gross interest income that would have been recorded under the original terms of the non-accrual loans amounted to approximately $24,000 in 2002, $24,000 in 2001, and $22,000 in 2000. As of December 31, 2002 and 2001, we had no impaired loans.

4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

DECEMBER 31,                                                                     2002                   2001
                                                                             ------------           ------------
Land                                                                         $    264,720           $    264,720
Buildings and improvements                                                      3,592,744              3,558,199
Equipment                                                                         941,145                804,078
Furniture and fixtures                                                            616,284                606,428
Electronic data processing                                                      2,200,141              2,173,014
                                                                             ------------           ------------
                                                                                7,615,034              7,406,439
Less accumulated depreciation                                                  (3,368,553)            (2,788,503)
                                                                             ------------           ------------
                                                                             $  4,246,481           $  4,617,936
                                                                             ============           ============

Depreciation expense charged to operations was $580,048, $459,405, and $378,224 for 2002, 2001 and 2000, respectively.

5. OTHER ASSETS

Other assets at December 31 consist of the following:

                                                                                2002                 2001
                                                                             -----------          -----------
Prepaid expenses                                                             $   163,417          $   223,443
Bank owned life insurance                                                      2,769,859            2,635,172
Deferred income tax asset                                                             --              357,500
Repossessed assets                                                               165,900                   --
Other                                                                              1,846                1,767
                                                                             -----------          -----------
                                                                             $ 3,101,022          $ 3,217,882
                                                                             ===========          ===========

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

6. TIME DEPOSITS GREATER THAN OR EQUAL TO $100,000

At December 31, 2002 and 2001, time deposits of $100,000 or more totaled approximately $26,231,000 and $22,590,000, respectively. Interest expense on these deposits was approximately $738,000, $1,288,000, and $1,496,000 in 2002,
2001 and 2000, respectively.

Contractual maturities of time deposits are summarized as follows:

DECEMBER 31,                                                                        2002                 2001
                                                                                -------------        -------------
12 months or less                                                               $  42,532,991        $  50,746,507
1-3 years                                                                          18,163,706            6,303,299
                                                                                -------------        -------------
                                                                                $  60,696,697        $  57,049,806
                                                                                =============        =============

7. NOTES PAYABLE TO FEDERAL HOME LOAN BANK

At December 31, 2002 and 2001, we had notes payable totaling $34,836,913 and $31,614,607, respectively, to the Federal Home Loan Bank (FHLB). At December 31, 2002, $4,000,000 of these notes had variable interest at rates ranging from 2.12 to 5.33 percent. At December 31, 2001, $3,000,000 of these notes had variable interest at 5.33 percent. The remaining $30,836,913 and $28,614,607, at December 31, 2002 and 2001, respectively, bear interest at fixed rates ranging from 2.15 to 6.67 percent. We have pledged as collateral our FHLB stock and have entered into a blanket collateral agreement whereby we will maintain, free of other encumbrances, qualifying mortgages with a book value of at least 135 percent of total advances.

Minimum required payments of principal at December 31, 2002, are as follows:

2003                                 $   4,000,000
2004                                     1,000,000
2005                                       407,183
2006                                       700,000
2007                                       229,730
Thereafter                              28,500,000
                                     -------------
                                     $  34,836,913
                                     =============

8. UNUSED LINES OF CREDIT

We have an unused short-term line of credit to purchase federal funds from correspondent banks totaling $8.5 million.

We also have the ability to borrow an additional $13.4 million from the Federal Home Loan Bank. The borrowings are available by pledging collateral and purchasing additional stock in the Federal Home Loan Bank.

9. COMMITMENTS AND CONTINGENCIES

In the normal course of our business, we are a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments. We use the same credit policies in making commitments as for making loans. Commitments to extend credit in the future represent financial instruments involving credit risk. A summary of our commitments at December 31, 2002 and 2001, is as follows:

                                                                                  2002                  2001
                                                                             ------------          ------------
Commitments to extend credit                                                 $ 21,633,000          $ 19,853,000
Standby letters of credit                                                         569,000               247,000
                                                                             ------------          ------------
                                                                             $ 22,202,000          $ 20,100,000
                                                                             ============          ============

Commitments to extend credit are agreements to lend as long as there is no violation of the conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained upon extension of credit is based on our credit evaluation.

                                    GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances that we deem necessary.

CONCENTRATIONS OF CREDIT RISK - Substantially all of our loans and commitments to extend credit have been granted to customers in our market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Our primary focus is toward consumer and small business transactions, and accordingly, we do not have a significant number of credits to any single borrower or group of related borrowers in excess of $1,500,000.

From time to time, we have cash and cash equivalents on deposit with financial institutions that exceed federally insured limits.

LITIGATION - We are a party to litigation and claims arising in the normal course of business. After consultation with legal counsel, we believe that the liabilities, if any, arising from such litigation and claims will not be material to our financial position.

10. STOCKHOLDERS' EQUITY

We have 1,000,000 authorized but unissued shares of preferred stock (par value $5). Should we ever issue preferred stock, the designation of terms, conditions and amounts will be set by our directors.

In June 2002, we declared a 2.5% stock dividend; in July 2001, we declared a five-percent stock dividend; and in June 2000, we declared a three-percent stock dividend.

11. BENEFIT PLANS

DEFINED CONTRIBUTION PLAN - We have a 401(k) Profit Sharing Plan for the benefit of our employees. Subject to annual approval by the Board of Directors, we match employee contributions of up to 4% of compensation in accordance with plan guidelines. Contributions of $64,674, $64,777, and $58,583 were charged to operations during 2002, 2001 and 2000, respectively.

STOCK OPTION PLAN - Under the Greer Bancshares Incorporated and Subsidiary employee Incentive Stock Option Plan, options for up to 120,000 shares of common stock can be granted to employees designated by the Board of Directors. The form, price, conditions and number of shares under option are determined by the Board. Plan limitations are: (1) that no option can be exercised before one year, or after ten years from the date that the option is granted, and (2) that the option price will be greater than or equal to the fair market value of the common stock at the date of the grant.

In 1997, our directors adopted a Directors Stock Option Plan. Beginning with the adjournment of the 1997 annual meeting of shareholders and at the adjournment of the annual meetings for each of the succeeding nine years in which the return on average equity for the fiscal year preceding the annual meeting is greater than or equal to twelve percent, each director shall be granted an option to purchase 1,000 shares of our common stock at fair market value on the grant date. Each option becomes exercisable on the date six months and one day following the grant date. No director may receive grants of options in excess of 10,000 shares. The maximum number of shares for which options may be granted is 90,000.

We apply Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for the plans. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method available under SFAS No. 123, Accounting for Stock-Based Compensation, our net income per share and our net income would have been reduced to the proforma amounts indicated below:

                                                                      2002                 2001                 2000
                                                                   -----------          -----------          -----------
Net income:
  As reported                                                      $ 2,523,541          $ 2,125,861          $ 1,752,803
  Proforma                                                           2,490,873            2,077,075            1,718,282

Basic net income per share of common stock:
  As reported                                                      $      1.57          $      1.37          $      1.15
  Proforma                                                                1.55                 1.33                 1.13

Diluted net income per share of common stock:
  As reported                                                      $      1.56          $      1.35          $      1.13
  Proforma                                                                1.54                 1.32                 1.11

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2002: $.35 per share dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 4.50 percent and expected lives of seven years. The following were the weighted average assumptions for grants in 2001: $0.35 per share dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 5.00 percent, and expected lives of seven years. The following were the weighted average assumptions for grants in 2000:
$0.35 per share dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 5.35 percent, and expected lives of seven years.

A summary of the status of the plans as of December 31, 2002, 2001 and 2000, and changes during the years ending on those dates is presented below (all per share amounts have been adjusted for stock dividends):

                                                       2002                       2001                        2000
                                              ---------------------      ----------------------      ----------------------
                                                          Weighted                     Weighted                    Weighted
                                                           Average                      Average                     Average
                                                          Exercise                     Exercise                    Exercise
                                              Shares        Price          Shares        Price         Shares        Price
                                             -------      --------       --------      --------      --------      --------
Outstanding at
   beginning of year                          49,782       $ 16.56         47,805       $ 14.67        50,679       $ 13.10
Granted                                       16,000         26.33          9,000         25.01         9,500         23.36
Exercised                                     (9,651)        19.91         (5,623)        15.78       (12,374)        15.30
Forfeited or expired                              --                       (1,400)        15.52            --
                                             -------       -------       --------       -------      --------       -------
Outstanding at end of year                    56,131         18.88         49,782         16.56        47,805         14.67
                                             =======       =======       ========       =======      ========       =======

Options exercisable at year-end               31,533       $ 19.53         30,134       $ 18.38        21,736       $ 16.56
Shares available for grant                    92,350                      108,350                     115,950
Weighted average fair value of
 options granted during the year             $  6.25                     $   6.00                    $   6.17

The following table summarizes information at December 31, 2002:

                  OPTIONS OUTSTANDING                                                     OPTIONS EXERCISABLE
----------------------------------------------------------------            ------------------------------------------------
                                                      Weighted
                                                       Average              Weighted                                Weighted
                                                      Remaining              Average                                 Average
Range of                           Number            Contractual            Exercise               Number           Exercise
Exercise Prices                 Outstanding              Life                 Price             Exercisable           Price
---------------                 -----------          -----------            --------            -----------         --------
$5.21 - 5.98                         2,074            1.35 years            $   5.82                  576           $   5.81
$9.73 - 10.25                       10,200            4.33 years               10.10                5,700               9.98
$13.66 - 14.37                      12,632            5.40 years               14.20                5,432              13.98
$18.87                               4,825            6.27 years               18.87                3,425              18.87
$23.36 - 27.00                      26,400            8.63 years               25.54               16,400              25.31
                                    ======            ==========            ========               ======           ========
                                    56,131                                                         31,533
                                    ======                                                         ======

NON-QUALIFIED PLANS - We have established a non-qualified salary continuation plan for certain key executive officers. The benefits under the plan are computed and payable under certain terms as specified in each agreement. The estimated present value of future benefits to be paid in the future is being accrued over the period from the effective date of each agreement until the initial payments are made at the normal retirement dates. We have purchased and are the owner and beneficiary of certain life insurance policies that will be used to finance the benefits under these agreements. The charge to operations was approximately $75,000, $68,000 and $62,000 during 2002, 2001 and 2000, respectively. The cumulative accrued liabilities for the agreements are presenting in the accompanying consolidated balance sheets in "Other Liabilities."

12. INCOME TAXES

The components of the provision for income taxes are as follows:

                                                            2002                    2001                2000
                                                        ----------              -----------         ----------
Current income tax expense:
   State                                                $  115,500              $    98,650         $   80,515
   Federal                                                 690,100                  863,400            666,100
                                                        ----------              -----------         ----------
                                                           805,600                  962,050            746,615
Deferred income tax expense (benefit)                       82,000                 (120,700)           (68,000)
                                                        ----------              -----------         ----------
Provision for income taxes                              $  887,600              $   841,350         $  678,615
                                                        ==========              ===========         ==========

                                    GREER BANCSHARES INCORPORATED AND SUBSIDIARY

The provision for income taxes differs from the amount of income tax computed at the federal statutory rate due to the following:

                                                  2002                           2001                          2000
                                       --------------------------     ---------------------------    -------------------------
                                                         Percent                        Percent                        Percent
                                                        of Income                      of Income                      of Income
                                          Amount       Before Tax        Amount       Before Tax        Amount       Before Tax
                                       -----------     ----------     -----------     ----------     -----------     ----------
Income before income taxes             $ 3,411,141                    $ 2,967,211                    $ 2,431,418
                                       ===========                    ===========                    ===========

Tax at statutory rate                  $ 1,160,000          34%       $ 1,009,000        34.0%       $   827,000        34.0%
Tax effect of:
  Federally tax exempt
       interest income                    (331,000)       (9.7)          (202,000)       (6.8)          (187,000)       (7.7)
  State taxes, net of federal
       benefit                              76,000         2.3             65,000         2.2             53,000         2.2
  Other--net                               (17,400)        (.6)           (30,650)       (1.0)           (14,385)        (.6)
                                       -----------       -----        -----------       -----        -----------       -----
Income tax provision                   $   887,600        26.0%       $   841,350        28.4%       $   678,615        27.9%
                                       ===========       =====        ===========       =====        ===========       =====

Deferred tax assets are included in other assets and consist of the following:

DECEMBER 31,                                                                     2002                  2001
                                                                             -----------           -----------
Deferred tax assets:
    Bad debts                                                                $   305,000           $   423,000
    Other, net                                                                   235,850               184,000
                                                                             -----------           -----------
                                                                                 540,850               607,000
Deferred tax liabilities:
    Unrealized holding gains on investment securities                            496,000                22,000
    Depreciation                                                                 113,000                97,000
                                                                             -----------           -----------
                                                                                 609,000               488,000
Less valuation allowance                                                        (130,500)             (130,500)
                                                                             -----------           -----------

Net deferred tax asset (liability)                                           $  (198,650)          $   357,500
                                                                             ===========           ===========

13. OTHER OPERATING INCOME

Other operating income for the years ended December 31 consist of the following:

                                                                      2002                2001                2000
                                                                   ----------          ----------          ----------
Income from financial management services                          $  190,350          $  177,456          $  161,837
Earnings on life insurance policies                                   151,404             240,695             111,462
Credit card income                                                    243,491             241,425             203,486
Safe deposit box rental                                                20,614              20,253              16,498
Other fees                                                             64,699              86,357              72,847
                                                                   ----------          ----------          ----------

                                                                   $  670,558          $  766,186          $  566,130
                                                                   ==========          ==========          ==========

14. TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are customers of and had transactions with the Bank in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made on comparable terms, including interest rate and collateral, as those prevailing at the time for our other customers and did not involve more than normal risk of collectability or present other unfavorable features.

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Aggregate loan transactions with these related parties are as follows:

                                                                                 2002                   2001
                                                                             ------------           -----------
Balance, beginning                                                           $  3,029,000           $ 3,319,000
Change in relationship                                                            844,149                    --
Advances                                                                        1,583,671               206,000
Repayments                                                                     (1,040,820)             (496,000)
                                                                             ------------           -----------
Balance, ending                                                              $  4,416,000           $ 3,029,000
                                                                             ============           ===========

In addition to the balance outstanding, directors and executive officers had available unused lines of credit totaling approximately $1,099,000 and $875,000 at December 31, 2002 and 2001, respectively.

Effective January 1, 1996, our directors adopted an unfunded Deferred Compensation Plan. Electing directors may annually defer directors' fees, which are then eligible for various future payment plans as chosen by the director. Deferred amounts earn interest currently at 12%. Deferrals, including interest, under the Plan during 2002, 2001 and 2000, totaled approximately $95,200, $68,100, and $63,200, respectively.

During 2002, the Bank sold land held for investment (see Note 1, Land Held for Resale). One of our directors earned a commission of approximately $76,000 as our real estate broker for this transaction.

15. REGULATORY MATTERS

DIVIDENDS - Our ability to pay cash dividends from the Bank to the Holding Company is restricted by state banking regulations to the amount of our retained earnings. At December 31, 2002, the Bank's retained earnings were approximately $3,441,000.

CAPITAL REQUIREMENTS - We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2002, that we meet all capital adequacy requirements to which we are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized us as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed our category. Our actual capital amounts (in thousands) and ratios and minimum regulatory amounts (in thousands) and ratios are presented as follows:

                                                                                                              To Be Well
                                                                                                          Capitalized Under
                                                                                   For Capital            Prompt Corrective
                                                                                Adequacy Puproses         Action Provisions
                                                                               -------------------      --------------------
Bank:                                                      Actual                    Minimum                   Minimum
-----                                                -------------------       -------------------      --------------------
                                                      Amount       Ratio        Amount       Ratio       Amount        Ratio
                                                     --------      -----       --------      -----      --------       -----
AS OF DECEMBER 31, 2002
   Total risk-based capital
     (to risk-weighted assets)                       $ 18,693       15.0%      $ 10,003       8.0%      $ 12,504       10.0%
   Tier 1 capital
     (to risk-weighted assets)                       $ 17,612       14.1%      $  5,001       4.0%      $  7,502        6.0%
   Tier 1 capital
     (to average assets)                             $ 17,612        9.1%      $  7,714       4.0%      $  9,643        5.0%

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

                                                                                                              To Be Well
                                                                                                          Capitalized Under
                                                                                   For Capital            Prompt Corrective
                                                                                Adequacy Puproses         Action Provisions
                                                                               -------------------      --------------------
Bank:                                                      Actual                    Minimum                   Minimum
-----                                                -------------------       -------------------      --------------------
                                                      Amount       Ratio        Amount       Ratio       Amount        Ratio
                                                     --------      -----       --------      -----      --------       -----
AS OF DECEMBER 31, 2001
  Total risk-based capital
     (to risk-weighted assets)                       $ 16,741       13.6%      $  9,837       8.0%      $ 12,297       10.0%
  Tier 1 capital
     (to risk-weighted assets)                       $ 15,496       12.6%      $  4,919       4.0%      $  7,378        6.0%
  Tier 1 capital
     (to average assets)                             $ 15,496        8.7%      $  7,164       4.0%      $  8,955        5.0%

We are required by the Federal Reserve Bank to maintain average cash reserve balances at the Federal Reserve Bank and in working funds based upon a percentage of deposits. The required amounts of these reserve balances for the years ended December 31, 2002 and 2001, were approximately $1,393,000 and $1,052,000, respectively.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity, or contractual obligations that require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including our common stock, premises and equipment, real estate held for sale, and other assets and liabilities. The following methods and assumptions were used by us in estimating fair values of financial instruments:

- Fair value approximates carrying amount for cash and due from banks due to the short-term nature of the instruments.

-        Investment securities are valued using quoted fair market prices.

- Fair value for variable rate loans that re-price frequently and for loans that mature in less than one year is based on the carrying amount. Fair value for mortgage loans, personal loans and all other loans (primarily commercial) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

- Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying amount. Certificate of deposit accounts maturing within one year are valued at their carrying amount. Certificate of deposit accounts maturing after one year are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

- Fair value for variable rate long-term debt that re-prices frequently is based on the carrying amount. Fair value for our off-balance sheet financial instruments is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar loans of comparable terms and credit quality.

We have used our best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts that could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses that would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.

The estimated fair values of our financial instruments are as follows:

DECEMBER 31,                                                   2002                                          2001
------------                                   ------------------------------------          ------------------------------------
                                                  Carrying                 Fair                Carrying                 Fair
                                                   Amount                 Value                 Amount                  Value
                                               -------------          -------------          -------------          -------------
FINANCIAL ASSETS
    Cash and due from banks                    $   7,368,140          $   7,368,140          $   7,420,621          $   7,420,621
    Federal funds sold                             3,351,000              3,351,000                150,000                150,000
    Investment securities                         66,770,514             66,849,558             49,754,568             49,754,568
    Loans                                        106,580,783            106,567,000            113,115,214            113,578,000

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

DECEMBER 31,                                                             2002                                  2001
                                                           ------------------------------        ------------------------------
                                                            Carrying             Fair             Carrying             Fair
                                                              Amount            Value              Amount              Value
                                                           -----------        -----------        -----------        -----------
FINANCIAL LIABILITIES
     Deposits                                              137,563,252        132,874,000        131,171,227        131,682,000
     Notes payable to Federal Home
       Loan Bank                                            34,836,913         35,363,000         31,614,607         31,471,000

17. CONDENSED PARENT COMPANY FINANCIAL INFORMATION

The following condensed financial information for Greer Bancshares Incorporated (Parent Company Only) should be read in conjunction with the consolidated financial statements and the notes thereto. The Parent Company was formed in 2001 and therefore only information for as of December 31, 2002 and 2001 and for the periods then ended are presented. The bank subsidiary paid the Parent Company dividends of $783,439 and $50,000 in 2002 and 2001, respectively.

PARENT COMPANY ONLY CONDENSED BALANCE SHEETS                                     2002                  2001
--------------------------------------------                                 ------------          ------------
Assets:
    Cash and cash equivalents                                                $    196,902          $     28,029
    Equity in net assets of bank subsidiary                                    18,404,666            15,897,557
    Taxes receivable                                                               11,700                    --
                                                                             ------------          ------------
        Total assets                                                         $ 18,613,268          $ 15,925,586
                                                                             ============          ============
        Total stockholders' equity                                           $ 18,613,268          $ 15,925,586
                                                                             ============          ============

PARENT COMPANY ONLY CONDENSED STATEMENTS OF INCOME                              2002                   2001
--------------------------------------------------                           ------------          ------------
  Dividends from bank subsidiary                                             $    783,439           $     50,000
  Non-interest expense                                                             14,317                 16,749
                                                                             ------------           ------------
        Income before taxes                                                       769,122                 33,251
  Income tax benefit                                                               (4,700)                    --
                                                                             ------------           ------------
        Income before equity earnings                                             773,822                 33,251
  Equity in undistributed earnings of bank subsidiary                           1,749,719              1,022,156
                                                                             ------------           ------------
        Net income                                                           $  2,523,541           $  1,055,407
                                                                             ============           ============

PARENT COMPANY ONLY CONDENSED STATEMENTS OF CASH FLOWS                           2002                 2001
------------------------------------------------------                       ------------          ------------
  Operating activities:
    Net income                                                               $  2,523,541           $  1,055,407
    Adjustments to reconcile net income to net
      cash provided by operating activities:
      Undistributed equity earnings of bank subsidiary                         (1,749,719)            (1,022,156)
      Taxes receivable                                                             (4,700)
                                                                             ------------           ------------
        Net cash provided by operating activities                                 769,122                 33,251
                                                                             ------------           ------------

  Financing activities:
    Cash dividends paid                                                          (783,440)                    --
    Proceeds from exercise of stock options                                       192,183                  3,687
    Cash in lieu of fractional shares on stock dividend                            (8,992)                (8,909)
                                                                             ------------           ------------
        Net cash used by financing activities                                    (600,249)                (5,222)
                                                                             ------------           ------------

  Net increase in cash and cash equivalents                                       168,873                 28,029

  Cash and cash equivalents at beginning of year                                   28,029                     --
                                                                             ------------           ------------

  Cash and cash equivalents at end of year                                   $    196,902           $     28,029
                                                                             ============           ============


                                           CORPORATE AND SHAREHOLDER INFORMATION
                                    GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Corporate Offices

Greer State Bank
1111 West Poinsett Street
PO Box 1029
Greer, South Carolina 29652
864-877-2000

Banking Locations

1111 West Poinsett Street
PO Box 1029
Greer, South Carolina 29652
864-877-2000

North Main Street Office
601 North Main Street
Greer, South Carolina 29650
864-848-5103

Buncombe Road Office
871 S. Buncombe Rd.
Greer, South Carolina 29650
864-848-2563

Company Website

www.greerstatebank.com

Independent Auditors

Crisp Hughes Evans, LLP
Asheville, North Carolina

Stock Transfer Agent and Registrar

Request for stock transfers, address changes, or corrections should be sent in writing to:

Shareholder Relations
Greer State Bank
PO Box 1029
Greer, SC 29652-1029

Form 10-K and Other Information

The approximate number of record shareholders as of December 31, 2002 was 757. Copies of Greer Bancshares Incorporated's Annual Report to the United States Securities and Exchange Commission, Form 10-K, and other information may be obtained by submitting a written request to:

   MR. J. RICHARD MEDLOCK, JR.
   SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
   GREER BANCSHARES INCORPORATED
   PO BOX 1029
   GREER, SOUTH CAROLINA 29652-1029


   [FDIC  LOGO]

                            [GREER STATE BANK LOGO]



                                     [PHOTO]