Form 10-K, Exhibit 13
period 2003-12-31
GREER BANCSHARES INC
filed 2004-03-30
CIK 1145547

Exhibit 13

Annual Report to Shareholders for the year ended December 31, 2003.

Exhibit 13

Greer State Bank
Banking Locations

1111 West Poinsett Street
Greer, South Carolina 29650
864-877-2000

North Main Street Office
601 North Main Street
Greer, South Carolina 29650
864-848-5103

Buncombe Road Office
871 South Buncombe Road
Greer, South Carolina 29650
864-848-2563

[photos & logo omitted]

Greer Bancshares Incorporated
1111 West Poinsett Street
P.O. Box 1029
Greer, South Carolina 29650
864-877-2000

[Graphics & photos omitted]

FIFTEENTH ANNIVERSARY EDITION
1989-2003

Letter from the President and Chairman

Dear Shareholders and Friends,

On January 3, 2004, Greer State Bank observed its fifteenth anniversary of service to the Greer community. From our perspective, the past fifteen years have been a remarkable journey and a wonderful experience. During that period of time, we have tried to honor the confidence and trust placed in us by the original 634 shareholders who enabled us to charter a community bank focused solely on the needs of the Greer community. We have also tried to fulfill the representations made to those 634 shareholders during the initial stock offering that an investment in Greer State Bank would be both a good personal investment and a good community investment. Ultimately, our shareholders are the best judges of how well we have performed in fulfilling our commitments over the past fifteen years. We sincerely hope you are pleased with our efforts and the returns on investment you have received.

A Deep Sense of Gratitude

As we look back on the Bank’s history and accomplishments, the dominant feeling we have is gratitude. First, we are deeply grateful to you, our shareholders, for your trust and support over the years. You made everything possible by believing in our vision and mission to provide Greer with a locally owned and managed community bank that would strive to improve the quality of life in the Greer community.

Secondly, we are grateful to the original organizers and directors who have provided vision, leadership and dedicated service. We are also saddened that four of the original thirteen organizers are no longer with us, except in memory and spirit; they were Tom Duncan, Preston Griffin, Bob Henderson, and Cecil McClimon.

Thirdly, we feel gratitude that eight of the original thirteen employees are still working with us and contributing significantly (please see photo and names on page 6). A fundamental premise in our Bank’s philosophy has been “It cannot be a good place to bank unless it is a good place to work.” We firmly believe “how we treat our employees determines to a great extent how our employees treat our customers.” The directors and management team have tried to create a workplace that is both “employee friendly and family friendly,” recognizing that nothing is more important than family. We are grateful to have a team of officers and associates who share our vision, mission and values, and they are largely responsible for the success we have enjoyed these past fifteen years.

Finally, we are grateful to our customers who have blessed us with their business and loyalty. A very high percentage of the customers who began doing business with us in our initial year of 1989 are still with us. A major goal for us in 2004 is to communicate our appreciation and gratitude to each and every customer who began doing business with us in 1989.

OVER A DECADE AGO,

        TWELVE GREER BUSINESSMEN HAD A DREAM.

[photos and newspaper article omitted]

Where Are We After 15 Years?

Greer State Bank finished the year 2003 with $214 million in total assets and net income of $2,232,000, or $1.37 per diluted share. Return on average assets in 2003 was 1.11% and return on average equity was 12.13%. The Bank now serves the Greer area with three offices and 72 employees, including part-time, hourly workers. To provide you with some historical perspective on the Bank’s progress, we have included in this annual report a chronological timeline, which identifies significant milestones in the Bank’s history.

From an investment perspective, we are pleased to report that the original investment by shareholders of $4,828,940 has now grown to a market capital value (based on the current market price of $28) of approximately $45 million, a nine-fold increase over 15 years! On a tangible book value basis, the original $4,828,940 has grown to $19,708,000 at December 31, 2003, an increase of 408% over 15 years. By any objective measure of performance for banking, Greer State Bank has been successful in generating extraordinary returns on investment.

The original 482,894 shares of common stock, through stock dividends and a two-for-one stock split in June of 1999, has grown to 1,619,111 shares owned by approximately 760 shareholders (not including shareholders with stock registered in “street name”). With the recently announced three-for-two stock split, effective on March 15, 2004, the total number of shares outstanding will be approximately 2,428,600, creating the opportunity for greater availability of and liquidity in shares of Greer Bancshares Incorporated.

[graphics omitted]

A DREAM THAT THEY COULD MAKE A DIFFERENCE IN THE
COMMUNITY WHERE THEY LIVED AND WORKED

[chart and graphics omitted]

The original 13-member staff has now grown to 72 employees with 57 being full-time and 15 part-time. The original Main Office at 1111 West Poinsett Street is supported by two additional branch offices at 601 North Main Street and 871 South Buncombe Road.

Financial Performance in 2003

In last year’s annual report, we stated, “. . . the economic outlook for 2003 is still a cause for concern. The financial markets are deeply troubled by the prospect of war in the Middle East, higher energy costs and the potential geo-political instability that could result if war becomes necessary in Iraq. Until these issues are resolved, we expect the economy will continue to languish, extending the problems of unemployment, low consumer confidence and weak capital expenditures by business. 2003 will indeed be another challenging and interesting year for our nation, our economy and the banking industry.” In retrospect, these words were unfortunately accurate.

2003 was indeed a difficult and challenging year for our nation and economy. In the context of this economic environment, the Bank’s financial performance in 2003 was reasonably good. However, 45-year lows in interest rates significantly reduced the Bank’s interest income from the loan portfolio, and this impact is reflected in the lower earnings in 2003 compared to 2002.

To put the interest rate impact on earnings in perspective, in January of 2001, the Wall Street Journal Prime rate of interest was 9.50%. When the economy lapsed into recession, the Federal Reserve Bank began a series of interest rate cuts to revive the economy. Over a period of 29 months, the Wall Street Journal Prime rate was reduced in increments to its present level of 4%. During this same period of time, the Bank’s interest income from the loan portfolio was reduced by $2.5 million before taxes. Despite these obstacles, the Bank achieved 98% of its budget goals for the year and continued to lay the foundation for better earnings when interest rates begin to rise.

The Outlook for 2004

Recent reports on economic activity seem to suggest that the economy is gaining strength and momentum, and the outlook for 2004 projects moderate growth in the national economy. The manufacturing sector, important to the Upstate economy, has begun to show signs of improvement. Nevertheless, growth in employment is still weak and a cause for concern.

The interest rate outlook calls for perhaps one rate increase of 1/4 of 1% in August or September. With a presidential election in November, it is unlikely the Federal Reserve Bank will do more in 2004 unless the economy comes roaring back with unexpected levels of growth. Economists are forecasting several rate increases in 2005 as the economy gains a solid foundation and no longer requires monetary stimulus.

THESE MEN WORKED HARD TO MAKE THEIR DREAM COME TRUE

[photos & graphics omitted]

If these forecasts prove accurate, we expect the Bank will increase earnings modestly in 2004. Should interest rates increase more than the projected 1/4 of 1%, earnings could benefit nicely.

Where Do We Go From Here?

[photos omitted]

In last year’s annual report, we also stated, “We now dream of taking the Bank to a higher level of success through a deeper sense of caring and a greater commitment to service and excellence.” For the past year, we have been evaluating our opportunities for growth and expansion. Since the Greer community has grown significantly in land area and population over the past ten years, we believe it is now appropriate to begin expanding our branch office network to service a larger geographic area. We envision another two to three branch offices over the next five to eight years in areas where our name and reputation will serve us well.

[photo omitted]

At present, we believe the Bank has a strong capital position, a sound balance sheet, a strong management team and the capacity to support balanced growth that is profitable, sustainable and capital efficient. Our goal is to grow the Bank to approximately $325 million in total assets over the next five years and to enhance further the return on shareholder equity. We will keep you informed of our plans in future shareholder updates.

Greer State Bank will continue to focus on its original mission of making a difference in the quality of life for its stakeholders and the community. We will continue to care deeply about our customers and their needs and dreams. And we will continue our commitment to the human and family values that make Greer a special community in which to live, work and play.

Finally, thank you for the opportunity to serve the Greer community for the past fifteen years. We look forward to the future with hope and optimism, and we pledge our best efforts to enhance further the value of your investment.

Respectfully yours,

/s/ Gary M. Giffin                                                  /s/ R. Dennis Hennett
Gary M. Griffin                                                      R. Dennis Hennett
Chairman of the Board                                         President and CEO

AND IN 1989, THEY OPENED THE DOORS TO GREER STATE BANK.

[photos & graphics omitted]

[photo omitted]

Board of Directors
Walter M. Burch	Mark S. Ashmore
The Greer Citizen-Co-Publisher General Manager	Ashmore Bros., Inc. Century Concrete — President
Gary M. Griffin	Anthony Cannon
Mutual Home Stores-Vice President	Greer Commission of Public Works — Energy Manager
R. Dennis Hennett	Theron C. Smith, III
Greer State Bank President Chief Executive Officer	Eye Associates of Carolina, PA — President
Paul D. Lister	David M. Rogers
Paul D. Lister, CPA, LLC	Joshua's Way, Inc. — President
Harold K. James	C. Don Wall
James Agency, Inc. Real Estate and Insurance	Professional Pharmacy of Greer, Inc. — President

GREER STATE BANK CELEBRATES 15 YEARS OF DEPENDABLE, FRIENDLY SERVICE.

[Photos and graphics omitted]

Bank Officers R. Dennis Hennett	Sandra D. Mason
President and Chief Executive Officer	Vice President/Operations Officer
E. Pierce Williams, Jr	Judy A. Edwards
Executive Vice President/	Vice President/Manager/Loan Administration
Credit Administration and Commercial Lending
Sandra I. Burdette	Chris M. Talley
Senior Vice President and Chief Operations Officer	Vice President/Finance and Accounting/
Security Officer
William S. Harrill, Jr	Sue H. Gaines
Senior Vice President/Mortgage Lending	Assistant Vice President/Mortgage Lending Officer
J. William Hughes	Robert M. Lee
Senior Vice President/Consumer Lending	Assistant Vice President/EDP and Operations Officer
J. Richard Medlock, Jr.	Dennis Trout
Senior Vice President and Chief Financial Officer	Banking Officer/Branch Manager of
Buncombe Road Office
Sandra K. Boozer	Terri N. Grady
Vice President/Manager, Information Systems	Banking Officer/Operations
Joe Copeland	Elizabeth C. Sayce
Vice President/Commercial Lending &	Banking Officer/Loan Administration
Business Development
Denise W. Plumblee	Ann S. Miller
Vice President/Marketing Officer	Operations Officer/Manager, EDP and Item Processing
Thomas L. Williams	Rick Danner
Vice President, Branch Manager of North Main Office	Banking Officer, Human Resources and Marketing

ORIGINAL EMPLOYEES STILL WITH THE BANK

[photo & graphics omitted]

[graphics omitted]

Roger Sims,
President & Investments Representative

Jason Karr,
Financial Advisor

Melissa Williams, Administrative Assistant

Linda Wallace, Clerical Assistant

Bank Staff Jolynne G. Beck	Brandi R. Lowe
Marsha K. Bennett	Donna Miller
Christy H. Blackwell	Cindy K. Morrell
Miranda F. Breazeale	Marion J. Muhlenbeck
Pam Bright	Cindi Patterson
Tammy S. Budove	Martin Price
Becky E. Burrell	Gail Pruitt
Brad Cantrell	Ann B. Rainey
Melissa Carroll	Annette Reynolds
Dixie Cartmell	Melanie Robbins
Angie W. Coleman	Nalani Ramza
Debra P. Day	Patsy L. Robinson
Tammy Durham	Tonda B. Rogers
Ashley Ensley	Denise S. Ross
Tracy B. Forrester	Mindi C. Smith
Janice R. Fowler	Teresa E. Smith
Lynda M. Green	Kristi G. Twiddy
Leigh Gregory	Rebecca Underwood
Sherri Groce	Ann Vaughn
Louise S. Gullette	Pat Vaughn
Doris Hendricks	Patricia M. Voss
Joy T. Jordan	Pat Wellmon
Jennifer Kemp	Marie J. Wilson
Josie Lamphere

         bank officers staff

Independent Auditors’ Report

To the Board of Directors
Greer Bancshares Incorporated and Subsidiary
Greer, South Carolina

We have audited the accompanying consolidated balance sheets of Greer Bancshares Incorporated and Subsidiary (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greer Bancshares Incorporated and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes PLLC
Asheville, North Carolina
February 19, 2004

independent auditor’s report

Greer Bancshares Incorporated and Subsidiary

Consolidated Balance Sheets

	December 31,
	2003	2002
Assets
Cash and due from banks	$7,266,546	$7,368,140
Federal funds sold	159,000	3,351,000
investment securities:
Held to maturity	17,263,115	14,607,260
Available for sale	66,760,023	52,163,254
Net loans	114,266,396	106,580,783
Premises and equipment, net	3,885,750	4,246,481
Real estate held for sale	125,473	-
Accrued interest receivable	1,244,994	1,112,833
Other assets	3,162,365	3,101,022

Total assets	$214,133,662	$192,530,773

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$20,311,000	$18,711,363
Interest bearing	132,649,952	118,851,889

	152,960,952	137,563,252
Notes payable to Federal Home Loan Bank	40,057,226	34,836,913
Other liabilities	1,407,699	1,517,340

Total liabilities	194,425,877	173,917,505

Commitments-- Note 9
Stockholders' equity:
Common stock-- par value $5 per share,
10,000,000 shares authorized; 1,615,277 and
1,606,018 shares issued and outstanding at
December 31, 2003 and 2002, respectively	8,076,385	8,030,090
Additional paid in capital	6,465,441	6,349,957
Retained earnings	4,059,696	3,440,565
Accumulated other comprehensive income	1,106,263	792,656

Total stockholders' equity	19,707,785	18,613,268

Total liabilities and stockholders' equity	$214,133,662	$192,530,773

The accompanying notes are an integral part of these consolidated financial statements.

consolidated balance sheets

Greer Bancshares Incorporated and Subsidiary

Consolidated Statements of Income

	For the Years Ended December 31,
	2003	2002	2001
Interest income:
Loans, including fees	$7,240,740	$8,242,588	$10,057,870
Investment securities:
Taxable	1,435,549	1,777,204	1,729,392
Tax-exempt	1,404,546	984,746	600,263
Federal funds sold	34,974	62,177	87,534
Other	23,756	24,762	22,517

Total interest income	10,139,565	11,091,477	12,497,576

Interest expense:
Interest on deposit accounts	1,952,060	2,493,740	4,414,622
Interest on other borrowings	1,666,809	1,638,495	1,634,472

Total interest expense	3,618,869	4,132,235	6,049,094

Net interest income	6,520,696	6,959,242	6,448,482
Provision for loan losses	10,000	787,500	355,000

Net interest income after
provision for loan losses	6,510,696	6,171,742	6,093,482

Non-interest income:
Service fees on deposit accounts	466,383	420,311	305,596
Other service charges and fees	701,300	668,528	606,519
Gain (loss) on sale of investment securities	122,585	(11,120)	17,874
Gain on sale of real estate held for sale	13,482	1,057,128	7,735
Other operating income	598,551	670,558	766,186

Total non-interest income	1,902,301	2,805,405	1,703,910

Non-interest expenses:
Salaries and employee benefits	3,110,957	2,856,452	2,560,920
Occupancy and equipment	870,096	933,865	759,383
Postage and supplies	241,863	244,113	221,379
FDIC insurance	21,289	22,503	23,735
Other operating expenses	1,444,778	1,509,073	1,264,764

Total non-interest expenses	5,688,983	5,566,006	4,830,181

Income before income taxes	2,724,014	3,411,141	2,967,211
Provision for income taxes	491,751	887,600	841,350

Net income	$2,232,263	$2,523,541	$2,125,861

Earnings per share:
Basic	$1.39	$1.57	$1.37

Diluted	$1.37	$1.56	$1.35

Weighted average shares outstanding:
Basic	1,610,535	1,602,884	1,551,358

Diluted	1,625,754	1,619,911	1,570,341

The accompanying notes are an integral part of these consolidated financial statements.

consolidated statements of income

Greer Bancshares Incorporated and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity For The Years Ended December 31, 2003, 2002 & 2001

	Common Stock				Accumulated
			Additional		Other	Total
			Paid In	Retained	Comprehensive	Stockholder
	Shares	Amount	Capital	Earnings	Income	Equity
Balance at 12/31/2000	1,478,081	$7,390,405	$3,659,815	$2,634,403	$(144,625)	$13,539,998
Net income	-	-	-	2,125,861	-	2,125,861
Other comprehensive income,
net of tax:
Unrealized holding gains
on investment securities	-	-	-	-	190,884	190,884
Less reclassification
adjustments for gains	-
included in net income	-	-	-	-	(10,993)	(10,993)

Comprehensive income						2,305,752
Stock dividend (5%)	73,824	369,120	1,624,127	(1,993,247)	-	-
Cash in lieu of fractional
shares on stock dividend	-	-	-	(8,909)	-	(8,909)
Stock exercised pursuant to
stock option plan	5,623	28,115	60,630	-	-	88,745
Balance at 12/31/2001	1,557,528	7,787,640	5,344,572	2,758,108	35,266	15,925,586
Income	-	-	-	2,523,541	-	2,523,541
Other comprehensive income,
net of tax:
Unrealized holding gains
on investment securities	-	-	-	-	750,495	750,495
Less reclassification
adjustments for losses
included in net income	-	-	-	-	6,895	6,895

Comprehensive income						3,280,931
Stock dividend (2.5%)	38,839	194,195	854,457	(1,048,652)	-	-
Cash in lieu of fractional
shares on stock dividend	-	-	-	(8,992)	-	(8,992)
Stock exercised pursuant to
stock option plan	9,651	48,255	143,928	-	-	192,183
Tax benefit of stock options
exercised	-	-	7,000	-	-	7,000
Cash dividends
($.50 per share)	-	-	-	(783,440)	-	(783,440)
Balance at 12/31/2002	1,606,018	8,030,090	6,349,957	3,440,565	792,656	18,613.268
Net income	-	-	-	2.232,263	-	2,232,263
Other comprehensive
income, net of tax:
Unrealized holding gains
on investment securities	-	-	-	-	389,610	389,610
Less reclassification
adjustments for gains
included in net income	-	-	-	-	(76,003)	(76,003)

Comprehensive income	-	-	-	-	-	2,545,870
Stock exercised pursuant
to stock option plan	9,259	46,295	97,045	-	-	143,340
Tax benefit of stock
options exercised	-	-	18,439	-	-	18,439
Cash dividends
($1.00 per share)	-	-	-	(1,613,132)	-	(l,6l3,132)
Balance at 12/31/2003	1,615,277	$8,076,385	$6,465,441	$4,059,696	$1,106,263	$19,707,785

The accompanying notes are an integral part of these consolidated financial statements.

consolidated statements of changes in stockholders’ equity

Greer Bancshares Incorporated and Subsidiary

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2003	2002	2001
Operating activities:
Net income	$2,232,263	$2,523,541	$2,125,861
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	544,693	580,048	459,405
(Gain) loss on sale of investment securities	(122,585)	11,120	(17,874)
Gain on sale of real estate held for sale	(13,482)	(1,036,121)	(7,735)
Gain on surrender of life insurance policy	-	-	(81,780)
Provision for loan losses	10,000	787,500	355,000
Deferred income taxes (benefit)	(54,000)	82,000	(120,700)
Net change in:
Accrued interest receivable	(132,161)	(22,974)	52,277
Other assets	(28,593)	(74,726)	(137,953)
Other liabilities	(233,526)	(14,669)	(112,937)

Net cash provided by operating activities	2,202,609	2,835,719	2,513,564

Investing activities:
Proceeds from sales of investment securities	2,488,325	12,093,002	1,005,000
Proceeds from the maturity of investment securities	29,611,515	17,471,547	8,810,697
Purchase of investment securities	(48,719,949)	(45,360,08)	(23,018,088)
Proceeds from sale of real estate held for sale	13,482	1,862,069	300,369
Proceeds from life insurance policy surrender	-	-	326,720
Net (increase) decrease in federal funds sold	3,192,000	(3,201,000)	(20,000)
Net (increase) decrease in loans	(7,843,836)	5,440,781	1,697,991
Purchase of premises and equipment	(193,961)	(208,593)	(630,125)

Net cash used for investing activities	(21,452,424)	(11,902,282)	(11,527,436)

Financing activities:
Net increase in deposits	15,397,700	6,392,025	4,157,602
Repayment of notes payable to Federal Home Loan	(4,279,687)	(2,277,694)	(10,675,856)
Bank	9,500,000	5,500,000	19,000,000
Proceeds from notes payable to Federal Home loan	-	-	(900,000)
Bank	143,340	192,183	88,745
Repayment of federal funds purchased
Proceeds from exercise of stock options
Cash in lieu of fractional shares on stock dividend	-	(8,992)	(8,909)
Cash dividends paid	(1,613,132)	(783,440)	-

Net cash provided by financing activities	19,148,221	9,014.082	11,661,582

Net increase (decrease) in cash and due from banks	(101,594)	(52,481)	2,647,710
Cash and due from banks at beginning of year	7,368,140	7,420,621	4,772,911

Cash and due from banks at end of year	$7,266,546	$7,368,140	$7,420,621

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,712,899	$4,516,670	$6,278,452

	$741,198	$551,600	$947,151

Income taxes
Non-cash investing and financing activities:
Real estate acquired in satisfaction of mortgage loans	$125,473	$134,000	$345,358

The accompanying notes are an integral part of these consolidated financial statements.

consolidated statements of cash flow

             Notes to Consolidated Financial Statements — December 31, 2003, 2002 and 2001

1.         Summary of Significant Accounting Policies

Organization - Greer State Bank was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated (a one-bank holding company) is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The accompanying financial statements include the accounts of the holding company and its wholly owned subsidiary (herein referred to as “the Company”).

Nature of Operations - The only current activity of the holding company is to hold its investment in the Bank. We operate the Bank under a state bank charter and provide full banking services to our clients. We are subject to regulation by the Federal Deposit Insurance Corporation and the South Carolina Board of Financial Institutions.

The Bank has Greer Financial Services Corporation as a wholly owned subsidiary to provide financial management services and non-deposit product sales.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries and, in consolidation, all significant intercompany items are eliminated.

Business Segments - We report our activities as one business segment. In determining the appropriateness of segment definition, we consider the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “Cash and due from banks.”

Securities Held to Maturity - Bonds, notes and debentures for which we have the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

Securities Available for Sale Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Concentrations of Credit Risk - We make loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. We have a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector.

Comprehensive Income - Annual comprehensive income reflects the change in our equity during the year arising from transactions and events other than investment by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Loans and Interest Income - We grant mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout the Greater Greer area of the upstate of South Carolina. The ability of our debtors to honor their contracts is dependent upon the general economic conditions in this area.

notes to consolidated financial statements

Loans are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any unearned discounts. Interest income is accrued and taken into income based upon the interest method.

The accrual of interest on loans is discontinued when, in our judgment, the interest will not be collectible in the normal course of business. All interest accrued, but not collected for loans that are placed on non-accrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when we believe the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by our management and is based upon our periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by us in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment - Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is charged using straight-line and accelerated methods over the useful lives of the assets. Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are reflected in current operations.

Real Estate Held for Sale - Our real estate held for sale is stated at the lower of cost or net realizable value. Market values of real estate held for sale are reviewed regularly and allowances for losses are established when the carrying value exceeds the estimated net realizable value. Gains and losses on the sale of real estate held for sale are recorded at the time of sale.

In 2002, we sold a tract of undeveloped real estate for approximately $1,690,000, which resulted in a gain of approximately $1,057,000. Originally acquired as part of a larger parcel in 1996, we subdivided the undeveloped portion of the property after completing construction of a branch office.

Stock-Based Compensation - We account for our stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. We are not currently required to adopt the fair-value-based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, or the amended requirements in SFAS No. 148, Accounting for Stock-Based Compensation —Transition and Disclose. We do comply with the disclosure requirements set forth in the SFAS No. 148, which include disclosing pro forma net income as if the fair-value-based method of accounting had been applied.

Income Taxes - We follow the practice of filing a consolidated federal return and separate state returns. Income taxes are allocated to each company as if filed separately for federal purposes and based on the separate returns filed for state purposes.

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

notes to consolidated financial statements

Earnings Per Share of Common Stock —We present basic and diluted earnings per share of common stock after giving retroactive effect to stock splits and stock dividends. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented.

Derivatives - We utilize interest rate swap contracts as fair value hedges for some of our fixed rate Federal Home Loan Bank advances. The term and notional amount of the interest rate swaps match the term and principal amount of the debt being hedged. Interest rate swaps are contractual agreements between two parties to exchange a series of cash flows representing interest payments. A swap allows both parties to alter the repricing characteristics of assets or liabilities without affecting the underlying principal positions. Through the use of a swap, assets and liabilities may be transformed from fixed to floating rates, from floating rates to fixed rates, or from one type of floating rate to another. Our swap terms generally range from five years to eight years depending on the need. We do not utilize derivatives for trading purposes. We assume that there is no ineffectiveness with these fair value hedges, and therefore have adjusted the carrying amount of the swap to its fair value and adjust the carrying amount of the liability by an offsetting amount.

The net interest payable or receivable on interest rate swaps that are designated as hedges is accrued and recognized as an adjustment to the interest expense of the related liability and flow through the income statement for each specific reporting period. Gains and losses from early terminations of derivatives are deferred and amortized as yield adjustments over the shorter of the remaining term of the hedged asset or liability or the remaining term of the derivative instrument. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued, and any gains or losses are recognized in income.

Recent Accounting Pronouncements — In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of FIN 45 are effective for the Company on December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company does not expect the requirements of FIN 45 to have a material impact on its consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities (Statement 149). Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to language used in FIN 45 and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, with some exceptions, all provisions of Statement 149 should be applied prospectively. The Company does not expect the requirements of Statement 149 to have a material impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. However, the FASB has deferred indefinitely the classification and measurement provisions as they related to certain mandatorily redeemable non-controlling interests. The Company does not expect the requirements of Statement 150 to have a material impact on its consolidated financial statements.

In November 2003, the Emerging Issues Task Force (EITF) reached a partial consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Issue 03-1 requires certain quantitative and qualitative disclosures for investments subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Company adopted the partial consensus on Issue 03-1 during 2003 and has provided the new disclosures in footnote 2. The EITF is expected to continue deliberating other aspects of Issue 03-1, including when to recognize other-than-temporary impairment.

notes to consolidated financial statements

2.         Investment Securities

            The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities are as follows:

		December 31, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Held to maturity:
Mortgage-backed securities	$17,263,115	$103,916	$89,296	$17,277,735

Available for sale:
United States Government
Agency obligations	$15,847,721	$62,820	$44,770	$15,865,771
Mortgage-backed securities	9,163,512	210,161	$-	9,373,673
Municipal securities	33,461,859	1,537,905	8,772	34,990,992
Corporate bonds	4,091,416	41,457	-	4,132,873
Federal Home Loan Bank
Stock - restricted	2,039,900	-	-	2,039,900
Other equity securities	356,814	-	-	356,814

Totals	$64,961,222	$1,852,343	$53,542	$66,760,023

		December 31, 2002
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Held to maturity:
Mortgage-backed securities	$14,607,260	$79,044	$-	$14,686,304

Available for sale:
United States Government
Agency obligations	$5,500,000	$165,742	$-	$5,665,742
Mortgage-backed securities	13,255,415	272,185	10,699	13,516,901
Municipal securities	26,439,370	848,029	27,188	27,260,281
Corporate bonds	3,881,698	40,732	-	3,922,430
Federal Home Loan Bank
Stock - restricted	1,797,900	-	-	1,797,900

Totals	$50,874,383	$1,326,688	$37,817	$52,163,254

The amortized cost and estimated fair value of investment securities at December 31, 2003, by contractual maturity for debt securities and expected maturities for mortgage-backed securities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay the obligations.

	December 31, 2003
		Estimated	Net
	Amortized	Fair	Unrealized
	Cost	Value	Gains
Due in one year or less	$3,145,740	$3,174,259	$28,519
Due after one year through five years	13,912,365	13,922,811	10,446
Due after five years through ten years	14,685,020	15,146,801	461,781
Due after ten years	50,124,398	51,437,072	1,312,674

Totals	$81,867,523	$83,680,943	$1,813,420

notes to consolidated financial statements

The fair value of securities with temporary impairment at December 31, 2003 is shown below:

	December 31, 2003
Less than 12 Months	Fair Value	Unrealized Losses

Description of securities:
U.S. Government agency obligations	$6,950,236	$(44,770)
Mortgage-backed securities	7,911,555	(89,296)
Municipal securities	2,361,753	(8,772)

Total	$17,223,544	$(142,838)

We believe all of the unrealized losses as of December 31, 2003 are temporary and a result of temporary changes in the market. The number of securities with unrealized losses at December 31, 2003 was eighteen. Seven of those are agency obligations, six are mortgage-backed securities and five are municipal securities. We do not anticipate selling the securities for losses, and we have sufficient cash and investments showing unrealized gains to provide enough liquidity to hold the securities until maturity if necessary.

Investment securities with an aggregate book value of approximately $41,589,000 and $32,502,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes.

For the years ended December 31, 2003, 2002 and 2001, proceeds from sales of securities available for sale amounted to $2,488,325, $12,093,002, and $1,005,000, respectively. Gross realized gains amounted to $122,585, $55,619, and $17,874, respectively. Gross realized losses amounted to $-0-, $66,739, and $-0-, respectively. The tax provision applicable to these net realized gains (losses) amounted to approximately $47,000, $(3,500), and $7,000, respectively.

3.   Net Loans

     A summary of loans outstanding by major classification follows:

	December 31,
	2003	2002

Real estate	$80,405,768	$77,968,079
Commercial and industrial (non-real estate)	20,935,455	20,027,612
Installment loans to individuals for household,
family and other personal expenditures	8,384,627	8,874,588
All other loans	5,839,489	794,244

	115,565,339	107,664,523
Unearned discounts	(715)	3,105
	115,564,624	107,661,418
Allowance for loan losses	(1,298,228)	(1,080,635)

	$114,266,396	$106,580,783

     The change in the allowance for loan losses is summarized as follows:

	2003	2002	2001
Balance, beginning of year	$1,080,635	$1,244,657	$948,395
Provision charged to income	10,000	787,500	355,000
Recoveries on loans	354,047	21,724	22,130
Loans charged off	(146,454)	(973,246)	(80,868)

Balance, end of year	$1,298,228	$1,080,635	$1,244,657

notes to consolidated financial statements

At December 31, 2003 and 2002, non-accrual loans totaled approximately $1,249,000 and $391,000, respectively. The total amount of interest earned on non-accrual loans was approximately $50,000 in 2003, $56,000 in 2002, and $38,000 in 2001. The gross interest income that would have been recorded under the original terms of the non-accrual loans amounted to approximately $63,000 in 2003, $24,000 in 2002, and $24,000 in 2001. As of December 31, 2003 and 2002, we had no impaired loans.

4.   Premises and Equipment

       Premises and equipment are summarized as follows:

	December 31,
	2003	2002
Land	$264,720	$264,720
Buildings and improvements	3,617,744	3,592,744
Equipment	996,000	941,145
Furniture and fixtures	620,119	616,284
Electronic data processing	2,300,413	2,200,141

	7,798,996	7,615,034
Less accumulated depreciation	(3,913,246)	(3,368,553)

	$3,885,750	$4,246,481

Depreciation expense charged to operations was $544,693, $580,048, and $459,405 for 2003, 2002 and 2001, respectively.

5.   Other Assets

       Other assets at December 31 consist of the following:

	December 31,
	2003	2002
Prepaid expenses	$217,918	$163,417
Bank-owned life insurance	2,896,424	2,769,859
Repossessed assets	22,750	165,900
Other	25,273	1,846

	$3,162,365	$3,101,022

6.   Time Deposits

At December 31, 2003 and 2002, time deposits of $100,000 or more totaled approximately $32,943,000 and $26,231,000, respectively. Interest expense on these type of deposits was approximately $658,000, $738,000, and $1,288,000 in 2003, 2002 and 2001, respectively. We have brokered deposits of approximately $6 million at December 31, 2003. There were no brokered deposits at December 31, 2002.

        Contractual maturities of time deposits are summarized as follows:

	December 31,
	2003	2002
12 months or less	$48,353,131	$42,532,991
1-3 years	17,248,154	18,163,706

Total	$65,601,285	$60,696,697

notes to consolidated financial statements

7.   Notes Payable to Federal Home Loan Bank

At December 31, 2003 and 2002, we had notes payable totaling $40,057,226 and $34,836,913, respectively, to the Federal Home Loan Bank (FHLB). At December 31, 2003, $-0- of these notes had variable rates of interest. At December 31, 2002, $4,000,000 of these notes had variable interest at rates ranging from 2.12 to 5.33 percent. The remaining $40,057,226 and $30,836,913, at December 31, 2003 and 2002, respectively, bear interest at fixed rates ranging from 1.93 to 6.67 percent. During 2003, we were able to reduce interest expense on some of these fixed rate notes by approximately $113,000 through the utilization of interest rate swaps. Since the fair value adjustment for the interest rate swaps and the hedged note obligations are offsetting, we have reported them combined for financial statement purposes.

We have pledged as collateral our FHLB stock and have entered into a blanket collateral agreement whereby we will maintain, free of other encumbrances, qualifying mortgages with a book value of at least 135 percent of total advances.

        Minimum required payments of principal at contract value at December 31, 2003, are as follows:

2004	$1,000,000
2005	3,381,550
2006	3,500,000
2007	675,676
2008	6,000,000
Thereafter	25,500,000

$40,057,226

8.   Unused Lines of Credit

       We have an unused short-term line of credit to purchase federal funds from correspondent banks totaling $14.1 million.

We also have the ability to borrow an additional $13.4 million from the Federal Home Loan Bank. The borrowings are available by pledging collateral and purchasing additional stock in the Federal Home Loan Bank.

9.   Commitments and Contingencies

In the normal course of our business, we are a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments. We use the same credit policies in making commitments as for making loans. Commitments to extend credit in the future represent financial instruments involving credit risk. A summary of our commitments at December 31, 2003 and 2002, is as follows:

	2003	2002
Commitments to extend credit	$25,074,000	$21,633,000
Standby letters of credit	1,060,000	569,000

	$26,134,000	$22,202,000

Commitments to extend credit are agreements to lend as long as there is no violation of the conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained upon extension of credit is based on our credit evaluation.

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

notes to consolidated financial statements

Concentrations of Credit Risk - Substantially all of our loans and commitments to extend credit have been granted to customers in our market area, and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Our primary focus is toward consumer and small business transactions, and accordingly, we do not have a significant number of credits to any single borrower or group of related borrowers in excess of $1,500,000.

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

10.   Stockholders’ Equity

We have 1,000,000 authorized but unissued shares of preferred stock (par value $5). Should we ever issue preferred stock, the designation of terms, conditions and amounts will be set by our directors.

        In 2003, we paid no stock dividends; in 2002, we declared a 2.5% stock dividend; and in 2001, we declared a 5% stock dividend.

11.   Benefit Plans

Defined Contribution Plan - We have a 401(k) Profit Sharing Plan for the benefit of our employees. Subject to annual approval by the Board of Directors, we match employee contributions of up to 4% of compensation in accordance with plan guidelines. Contributions of $74,344, $64,674, and $64,777 were charged to operations during 2003, 2002 and 2001, respectively.

Stock Option Plan — Under the Greer Bancshares Incorporated and Subsidiary employee Incentive Stock Option Plan, options for up to 120,000 shares of common stock can be granted to employees designated by the Board of Directors. The form, price, conditions and number of shares under option are determined by the Board. Plan limitations are: (1) that no option can be exercised before one year, or after ten years from the date that the option is granted, and (2) that the option price will be greater than or equal to the fair market value of the common stock at the date of the grant.

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

	2003	2002	2001
Net income:
As reported	$2,232,263	$2,523,541	$2,125,861
Compensation under SFAS 123	41,404	32,668	48,786

Proforma	2,190,859	2,490,873	2,077,075
Basic net income per share of common
stock:
As reported	$1.39	$1.57	$1.37
Proforma	1.36	1.55	1.33
Diluted net income per share of common
stock:
As reported	$1.37	$1.56	$1.35
Proforma	1.35	1.54	1.32

notes to consolidated financial statements

The fair value of each option grant is estimated on the date of grant using the Black — Scholes option pricing model with the following weighted average assumptions for grants in 2003: $.50 per share dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 3.37 percent for director stock options and 4.27 percent for officer stock options and expected lives of six and one half years and ten years, respectively. The following were the weighted average assumptions for grants in 2002: $.35 per share dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 4.50 percent and expected lives of seven years. The following were the weighted average assumptions for grants in 2001: $0.35 per share dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 5.00 percent, and expected lives of seven years.

A summary of the status of the plans as of December 31, 2003, 2002 and 2001, and changes during the years ending on those dates, is presented below (all per share amounts have been adjusted for stock dividends):

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Shares	Price	Shares
Outstanding at beginning of year	56,131	$18.88	49,782	$16.56	47,805	$14.67
Granted	19,500	28.00	16,000	26.33	9,000	25.01
Exercised	(9,259)	15.48	(9,651)	19.91	(5,623)	15.78
Forfeited or expired	(1,700)	18.08	-		(1,400)	15.52

Outstanding at end
of year	64,672	22.14	56,131	18.88	49,782	16.56

Options exercisable
at year-end	35,672	$21.90	31,533	$19.53	30,134	$18.38
Shares available
for grant	74,550		92,350		108,350
Weighted average fair
value of options
granted during year	$5.45		$6.25		$6.00

The following table summarizes information at December 31, 2003:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Range of Exercise	Number	Remaining	Exercise	Number	Exercise
Prices	Outstanding	Contractual Life	Price	Exercisable	Price
$ 5.21 - 5.98	958	0.51 years	$ 5.84	758	$5.81
$ 9.73 - 10.25	7,850	3.33 years	10.18	4,250	10.13
$ 13.66 - 14.37	8,449	4.40 years	14.20	3,449	13.96
$ 18.87	4,765	5.27 years	18.87	3,565	18.87
$ 23.36 - 26.33	23,150	8.08 years	25.50	14,650	25.00
$ 28.00	19,500	9.00 years	28.00	9,000	28.00

	64,672			35,672

notes to consolidatedf financial satement

Non-Qualified Plans - We have established a non-qualified salary continuation plan for certain key executive officers. The benefits under the plan are computed and payable under certain terms as specified in each agreement. The estimated present value of future benefits to be paid in the future is being accrued over the period from the effective date of each agreement until the initial payments are made at the normal retirement dates. We have purchased and are the owner and beneficiary of certain life insurance policies that will be used to finance the benefits under these agreements. The charge to operations was approximately $81,000, $75,000 and $68,000 during 2003, 2002 and 2001, respectively. The cumulative accrued liabilities for the agreements are presenting in the accompanying consolidated balance sheets in “Other Liabilities.”

12.   Income Taxes

        The components of the provision for income taxes are as follows:

	2003	2002	2001
Current income tax expense:
State	$103,000	$115,500	$98,650
Federal	442,751	690,100	863,400

	545,751	805,600	962,050
Deferred income tax expense
(benefit)	(54,000)	82,000	(120,700)

Provision for income tax loss	$491,751	$887,600	$841,350

The provision for income taxes differs from the amount of income tax computed at the federal statutory rate due to the following:

	2003			2002		2001
		Percent of			Percent of		Percent of
		Income			Income		Income
	Amount	Before Tax		Amount	Before Tax	Amount	Before Tax
Income before
income taxes	$2,724,014			$3,411,141		$2,967,211

Tax at statutory rate	$926,000	34.0%		$1,160,000	34.0%	$1,009,000	34.0%
Tax effect of:
Federally tax exempt
interest income	(465,000)	(17.	1)	(331,000)	(9.7)	(202,000)	(6.8)
State taxes, net
of federal benefi	68,000	2.5		76,000	2.3	65,000	2.2
Other-- net	(37,249)	(1.4)		(17,400)	(.6)	(30,650)	(1.0)

Income tax provision	$491,751	18.0%		$887,600	26.0%	$841,350	28.4%

notes to consolidated financial statements

Deferred tax assets or liabilities consist of the following:

	December 31,
	2003	2002

Deferred tax assets:
Bad debts	$379,000	$305,000
Other, net	252,025	235,850
	631,025	540,850
Less valuation allowance	(130,500)	(130,500)

	500,525	410,350

Deferred tax liabilities:
Unrealized holding gains on investment securities	692,500	496,000
Depreciation	149,000	113,000

	841,500	609,000

Net deferred tax asset (liability)	$(340,975)	$(198,650)

13.   Other Operating Income

        Other operating income for the years ended December 31 consist of the following:

	December 31,
	2003	2002	2001
Income from financial management services	$262,182	$190,350	$177,456
Earnings on life insurance policies	145,249	151,404	240,695
Card service income	101,096	243,491	241,425
Safe deposit box rental	20,520	20,614	20,253
Other fees	69,504	64,699	86,357

	$598,551	$670,558	$766,186

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

        Aggregate loan transactions with these related parties are as follows:

	2003	2002
Balance, beginning	$4,416,000	$3,029,000
Change in relationship	-	844,149
Advances	1,037,000	1,583,671
Repayments	(1,381,000)	(1,040,820)

Balance, ending	$4,072,000	$4,416,000

In addition to the balance outstanding, directors and executive officers had available unused lines of credit totaling approximately $992,000 and $1,099,000 at December 31, 2003 and 2002, respectively.

We have an unfunded Deferred Compensation Plan for our directors. Electing directors may annually defer directors’ fees, which are then eligible for various future payment plans as chosen by the director. Deferred amounts earn interest currently at 12%. Deferrals, including interest, under the Plan during 2003, 2002 and 2001, totaled approximately $123,500, $95,200, and $68,100, respectively.

notes to consolidated financial statement

During 2002, the Bank sold land held for investment (see Note 1, Real Estate Held for Sale). One of our directors earned a commission of approximately $76,000 as our real estate broker for this transaction.

15.   Regulatory Matters

Dividends - Our ability to pay cash dividends from the Bank to the Holding Company is restricted by state banking regulations to the amount of our retained earnings. At December 31, 2003, the Bank’s retained earnings were approximately $7,293,000.

Capital Requirements - We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2003, that we meet all capital adequacy requirements to which we are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized us as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed our category. Our actual capital amounts (in thousands) and ratios and minimum regulatory amounts (in thousands) and ratios are presented as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
			Adequacy Purposes		Action Provisions
	Actual		Minimum		Minimum
	Amount	Ratio	Amount	Amount	Ratio	Amount
As of December 31, 2003
Total risk-based capital
(to risk-weighted assets)	$19,727	14.0%	$11,285	8.0%	$14,106	10.0%
Tier 1 capital
(to risk-weighted assets)	$18,428	13.1%	$5,643	4.0%	$8,464	6.0%
Tier 1 capital
(to average assets)	$18,428	8.9%	$8,266	4.0%	$10,332	5.0%
As of December 31, 2002
Total risk-based capital
(to risk-weighted assets)	$18,693	15.0%	$10,003	8.0%	$12,504	10.0%
Tier 1 capital
(to risk-weighted assets)	$17,612	14.1%	$5,001	4.0%	$7,502	6.0%
Tier 1 capital
(to average assets)	$17,612	9.1%	$7,714	4.0%	$9,643	5.0%

We are required by the Federal Reserve Bank to maintain average cash reserve balances at the Federal Reserve Bank and in working funds based upon a percentage of deposits. The required amount of these reserve balances at December 31, 2003, was approximately $2,213,000.

16.   Fair Value of Fiancial Instruments

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

notes to consolidated financial statements

including our common stock, premises and equipment, real estate held for sale, and other assets and liabilities. The following methods and assumptions were used by us in estimating fair values of financial instruments:

o	Fair value approximates carrying amount for cash and due from banks due to the short-term nature of the instruments.
o	Investment securities are valued using quoted fair market prices.
o	o Fair value for variable rate loans that re-price frequently and for loans that mature in less than one year is based on the carrying amount. Fair value for mortgage loans, personal loans and all other loans (primarily commercial) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.
o	Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying amount. Certificate of deposit accounts maturing within one year are valued at their carrying amount. Certificate of deposit accounts maturing after one year are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.
o	Fair value for variable rate long-term debt that re-prices frequently is based on the carrying amount. Fair value for our off-balance sheet financial instruments is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar loans of comparable terms and credit quality.

We have used our best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts that could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses that would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.

             The estimated fair values of our financial instruments are as follows:

		December 31,
	2003		2002
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets	$7,266,546	$7,266,546	$7,368,140	$7,368,140
Cash and due from banks
Federal funds sold	159,000	159,000	3,351,000	3,351,000
Investment securities	84,023,138	84,037,758	66,770,514	66,849,558
Loans	114,266,396	113,974,728	106,580,783	106,567,000
Financial liabilities
Deposits	152,960,952	143,594,275	137,563,252	132,874,000
Derivatives	-	197,291	-	-
Notes payable to
Federal Home Loan Bank	40,057,227	39,303,719	34,836,913	35,363,000

17.   Derivatives

During 2003 we began utilizing derivatives in the notional amount with $14.0 million as cash flow hedges for $14.0 million of fixed rate Federal Home Loan Bank advances. The average fixed rate for the advances being hedged is 5.41 percent and the average pay rate on the swaps is Libor plus an adjustment of approximately 1.14 percent. Rate repricing is done quarterly based on the 3 month Libor. The unrealized losses of the swaps at December 31, 2003, were approximately $197,000. The expiration dates for each swap match the maturity dates for the respective advance and other terms for settlement and notional amount are the same. The current swaps scheduled to mature in one to five years is $3 million and $11 million is scheduled to mature in five to ten years. There were no maturities, sales or terminations of any swaps in 2003.

Although off-balance sheet derivative financial instruments do not expose the company to credit risk equal to the notional amount, such agreements generate credit risk to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. Such risk is minimized through the creditworthiness of the counterparties and the consistent monitoring of these agreements.

         notes to consolidated financial statements

18.   Condensed Parent Company Financial Information

The following condensed financial information for Greer Bancshares Incorporated (Parent Company Only) should be read in conjunction with the consolidated financial statements and the notes thereto. The activity for 2001 was from the date of organization beginning in July. The bank subsidiary paid the Parent Company dividends of $1,449,849, $783,439 and $50,000 in 2003, 2002 and 2001, respectively.

	2003	2002	2001
Parent Company Only
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$116,227	$196,902
Equity in net assets of bank subsidiary	19,534,171	18,404,666
Taxes receivable	47,387	11,700
Other assets	10,000	-

Total assets	$19,707,785	$18,613,268

Total stockholders' equity	$19,707,785	$18,613,268

Parent Company Only
Condensed Statements of Income
Dividends from bank subsidiary	$1,449,849	$783,439	$50,000
Non-interest expense	50,733	14,317	16,749

Income before taxes	1,399,116	769,122	33,251
Income tax benefit	(17,249)	(4,700)	-

Income before equity earnings	1,416,365	773,822	33,251
Equity in undistributed earnings of bank subsidiary	815,898	1,749,719	1,022,156

Net income	$2,232,263	$2,523,541	$1,055,407

Parent Company Only
Condensed Statements of Cash Flows
Operating activities:
Net income	$2,232,263	$2,523,541	$1,055,407
Adjustments to reconcile net income to net cash provided
by operating activities:
Undistributed equity earnings of bank subsidiary	(815,898)	(1,749,719)	(1,022,156)
Taxes receivable	(17,248)	(4,700)	-

Net cash provided by operating activities	1,399,117	769,122	33,251

Investing activities:
Deposit on land	(10,000)	-	-
Financing activities:
Cash dividends paid	(1,613,132)	(783,440)	-
Proceeds from exercise of stock options	143,340	192,183	3,687
Cash in lieu of fractional shares on stock dividend	-	(8,992)	(8,909)

Net cash used by financing activities	(1,469,792)	(600,249)	(5,222)

Net increase (decrease) in cash and cash equivalents	(80,675)	168,873	28,029
Cash and cash equivalents at beginning of year	196,902	28,029	-

Cash and cash equivalents at end of year	$116,227	$196,902	$28,029

[Graphics omitted]

notes to consolidated financial statements

Corporate Offices

Greer State Bank 1111 West Poinsett Street
P.O. Box 1029
Greer, South Carolina 29650
864-877-2000

Banking Locations

West Poinsett Street Office
1111 West Poinsett Street
Greer, South Carolina 29650
864-877-2000

North Main Street Office
601 North Main Street
Greer, South Carolina 29650
864-848-5103

Buncombe Road Office
871 South Buncombe Road
Greer, South Carolina 29650
864-848-2563

Company Web site

www.greerstatebank.com

Independent Auditors

Dixon Hughes PLLC
Asheville, North Carolina

Stock Transfer Agent and Registrar

Request for stock transfers, address changes
or corrections should be sent in writing to:

Shareholder Relations
Greer State Bank
P.O. Box 1029
Greer, South Carolina 29652-1029

Form 10-K and Other Information

The approximate number of record shareholders as of December
31, 2003, was 765. Copies of Greer Bancshares Incorporated’s
Annual Report to the United States Securities and Exchange
Commission, Form 10-K and other information may be obtained
without charge by submitting a written request to:

Mr. J. Richard Medlock, Jr.
Senior Vice President & Chief Financial Officer
Greer Bancshares Incorporated
P.O. Box 1029
Greer, South Carolina 29652-1029

Member FDIC [graphic omitted]

corporate shareholder information

Appendix A to the Greer Bancshares Incorporated 2003 Annual Report

[Greer Bancshares Incorporated Logo omitted]

ATTACHED INFORMATION CONSTITUTES A PORTION OF GREER
BANCSHARES INCORPORATED’S ANNUAL REPORT TO SHAREHOLDERS FOR
THE YEAR ENDED DECEMBER 31, 2003.

P.O. Box 1029
Greer, SC 29652-1029
Phone: 864-877-2000 Fax: 864-848-5141

GREER BANCSHARES INCORPORATED

Selected Financial Data

The following table sets forth certain selected financial data concerning Greer Bancshares Incorporated. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations

December 31,	2003	2002	2001	2000	1999
(Dollars in Thousands)
SUMMARY OF OPERATIONS
Interest and fee income	$10,139	$11,091	$12,497	$12,219	$9,972
Interest expenses	3,618	4,132	6,049	6,451	4,637

Net interest income	6,521	6,959	6,448	5,768	5,335
Provision for loan losses	10	787	355	200	120

Net interest income after provision
For loan losses	6,511	6,172	6,093	5,568	5,215
Noninterest income	1,902	2,805	1,704	1,184	988
Noninterest expense	6,181	6,454	5,671	4,999	4,581

Net income	$2,232	$2,523	$2,126	$1,753	$1,622

PER SHARE DATA
Earnings:
Basic	$1.39	$1.57	$1.37	$1.15	$1.09
Diluted	1.37	1.56	1.35	1.13	1.08
Dividends declared	1.00	0.50	0.00	0.35	0.30
Book Value	11.52	11.29	9.71	8.35	7.77
Weighted average shares outstanding:
Basic	1,610,535	1,602,884	1,551,358	1,524,417	1,484,873
Diluted	1,625,754	1,619,911	1,570,341	1,544,546	1,503,029
SELECTED ACTUAL YEAR END BALANCES
Total assets	$214,134	$192,531	$180,052	$166,197	$152,167
Loans	115,565	107,661	114,360	116,466	96,859
Allowance for loan losses	1,298	1,081	1,245	948	784
Available For Sale Securities	66,760	52,163	49,754	36,242	43,498
Held To Maturity Securities	17,263	14,607	0	0	0
Deposits	152,961	137,563	131,171	127,014	113,916
Borrowings	40,057	34,837	31,615	24,190	25,801
Stockholders' Equity	19,708	18,613	15,926	13,540	11,502
SELECTED AVERAGE BALANCES
Assets	$200,217	$183,999	$174,513	$159,713	$138,991
Deposits	140,310	133,359	127,650	122,542	108,939
Stockholders' Equity	18,398	16,243	14,589	11,878	11,119
FINANCIAL RATIOS
Return on average assets	1.11%	1.37%	1.22%	1.10%	1.17%
Return on average equity	12.13%	15.63%	14.83%	14.06%	14.59%
Average equity to average assets	9.19%	8.83%	8.36%	7.44%	8.00%
Dividend payout ratio	71.94%	31.85%	0.00%	30.43%	27.52%

GREER BANCSHARES INCORPORATED

(Dollars in Thousands) (except per share data)	2003 Quarter Ended				2002 Quarter Ended
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Net interest income	$1,808	$1,566	$1,552	$1,595	$1,910	$1,723	$1,643	$1,683
Provision for loan losses	0	0	0	10	554	75	113	45
Noninterest income	365	503	574	460	1,268	528	491	518
Noninterest expense	1,445	1,393	1,466	1,385	1,490	1,338	1,382	1,356
Provision for income taxes	130	104	119	139	353	237	69	229
Net income	598	572	541	521	781	601	570	571
Basic earnings per share	$0.37	$0.36	$0.34	$0.32	$0.47	$0.38	$0.36	$0.36
Diluted earnings per share	$0.36	$0.35	$0.33	$0.32	$0.47	$0.37	$0.36	$0.36

DESCRIPTION OF THE COMPANY’S BUSINESS

Greer State Bank was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated (a one-bank holding company) is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns, and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The Company currently engages in no other business other than owning and managing the Bank and its “alternative investments” subsidiary, Greer Financial Services Corporation.

There were no significant changes to the Company’s business in 2003.

Results of Operations

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Greer Bancshares Incorporated and its subsidiary, Greer State Bank. The commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

The following discussion describes our results of operations for 2003 as compared to 2002 and 2002 compared to 2001 and also analyzes our financial condition as of December 31, 2003 as compared to December 31, 2002. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balances during 2003, 2002 and 2001 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and the changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a “Sensitivity Analysis Table” to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits and other borrowings.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings and we have included a detailed discussion of this process, as well as tables describing our allowance for loan losses.

GREER BANCSHARES INCORPORATED

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Year ended December 31, 2003 compared with year ended December 31, 2002

Net income for the year ended December 31, 2003 was $2,232,263, or $1.37 per diluted share, compared to $2,523,541, or $1.56 per diluted share, for the year ended December 31, 2002. The primary reason for this decrease was the decline in market interest rates that occurred during 2003, which resulted in a decline in yield on average earning assets that was greater than the decline in the cost of interest-bearing liabilities during the year. Net interest income decreased $438,546, or 6.3%, to $6,520,696 for the year ended December 31, 2003. Non-interest income also decreased $903,104 to $1,902,301 for the year ended December 31, 2003. Our non-interest income in 2003 compared favorably with our historic level of non-interest income, whereas in 2002 our non-interest income was significantly higher than normal due primarily to a gain on the sale of undeveloped real estate. If this gain were not considered in our 2002 non-interest income, non-interest income would have increased in 2003 by $154,024, or 8.8%. Other operating expenses decreased $64,295, or 4.3%, primarily due to the reduction of credit card expenses associated with the Company’s credit card portfolio that was sold to one of our correspondent banking relationships in 2002.

Year ended December 31, 2002 compared with year ended December 31, 2001

Net income for the year ended December 31, 2002 was $2,523,541, or $1.56 per diluted share, compared to $2,125,861, or $1.35 per diluted share, for the year ended December 31, 2001. Net interest income increased $510,760, or 7.9%, to $6,959,242 for the year ended December 31, 2002. Non-interest income also increased $1,101,495 to $2,805,405 for the year ended December 31, 2002, primarily as a result of a gain on the sale of undeveloped real estate. If the gain were not considered, the increase in non-interest income would have been $44,367, or 2.6%. Other operating expenses increased $244,309, or 19.3%, and included expenses associated with a significant upgrade of the Company’s core data processing system, which was completed in January 2002.

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

Net interest income decreased from $6,959,242 for the year ended December 31, 2002 to $6,520,696 for the year ended December 31, 2003. The decrease in net interest income of $438,546, or 6.3%, occurred primarily due to the decline of 98 basis points in yield on earning assets, compared to the decline in cost of interest-bearing liabilities, which was 53 basis points. Average interest earning assets increased in 2003 by $16,647,000 and average interest–bearing liabilities increased by $11,246,000; however, since the decline in the yield on average earning assets (98 basis points) was significantly more than the decline in cost of average interest-bearing liabilities, the result was a decline in net interest income. The decline in yield on average earning assets and cost of interest-bearing liabilities was due to the decline in market interest rates that occurred during 2003. The Company’s balance sheet is asset sensitive at one year, which means its assets reprice at a faster rate than its liabilities in a one-year period. The more rapid repricing of assets during the year resulted in the yield on earning assets declining faster than the decline in cost of interest-bearing liabilities, which led to a decline in interest rate spread and net interest margin. (For additional related information, see discussion on “Interest Rate Sensitivity”.) Net interest income increased from $6,448,482 for the year ended December 31, 2001 to $6,959,242 for the year ended December 31, 2002. The increase in net interest income of $510,760, or 7.9%, is primarily due to the decrease of 146

GREER BANCSHARES INCORPORATED

basis points in our cost of interest bearing liabilities, from 4.30% for the year ended December 31, 2001 to 2.84% for the year ended December 31, 2002. This decrease in cost of funds more than offset the additional cost associated with the increase in the average interest bearing liabilities of approximately $4.9 million. The decrease in yield on earning assets was 116 basis points, from 7.89% for the year ended December 31, 2001 to 6.73% for the year ended December 31, 2002. Therefore, the Company’s cost of interest bearing liabilities declined 30 basis points more in 2002 than the yield on average earning assets. The increase in net interest income is reflected in the increases in the Company’s net interest spread and net interest margin, and is a direct result of the decreasing interest rate environment experienced in 2001 and 2002. The rate decreases were offset somewhat by the 116 basis point decrease in the yield on assets during the year as new loans were funded at market rates and variable rate loans repriced to market rates.

The following table sets forth for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the net interest spread and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

Average Balances, Income, Expenses, and Rates

Year Ended December 31,	2003			2002			2001
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
(Dollars in Thousands)
Assets:
Interest Earning Assets:
Taxable Investments	$42,680	$1,435	3.36%	$36,411	$1,777	4.88%	$29,284	$1,729	5.90%
Non-Taxable Investments	31,331	1,405	6.92%	21,041	985	7.24%	12,461	600	5.90%
Int. Bearing Deposits in other banks	2,046	24	1.17%	1,685	25	1.48%	514	22	4.28%
Federal Funds Sold	3,067	35	1.14%	4,036	62	1.54%	2,195	88	4.01%
Loans (1)	107,961	7,241	6.57%	107,265	8,243	7.54%	114,378	10,058	8.53%

Total Interest Earning Assets	$187,085	$10,140	5.75%	$170,438	$11,092	6.73%	$158,832	$12,497	7.89%

Other noninterest-earning assets	13,132			13,561			15,681

Total Assets	$200,217			$183,999			$174,513

Liabilities and Shareholder's Equity
Interest Bearing Liabilities:
NOW Accounts	$32,029	$217	0.68%	$26,964	$230	0.85%	$25,447	$460	1.81%
Money Market and Savings	26,917	324	1.20%	27,741	476	1.72%	23,547	761	3.23%
Time Deposits	58,077	1,410	2.43%	57,734	1,788	3.10%	61,082	3,194	5.23%
Federal Funds Purchased	98	1	1.02%	80	1	1.25%	44	2	4.55%
FHLB Borrowings	39,653	1,667	4.20%	33,009	1,638	4.96%	30,511	1,632	5.35%

Total Interest Bearing Liabilities	$156,774	$3,619	2.31%	$145,528	$4,133	2.84%	$140,631	$6,049	4.30%

Non Interest-Bearing Liabilities:
Demand Deposits	23,287			20,920			17,574
Other Liabilities	1,758			1,308			1,719

Total Non Interest-Bearing Liabilities	$25,045			$22,228			$19,293

Total Liabilities	$181,819			$167,756			$159,924

Stockholders' Equity	18,398			16,243			14,589

Total Liabilities and Stockholders'
Equity	$200,217			$183,999			$174,513

Net Interest Spread			3.44%			3.89%			3.59%
Net Interest Income		$6,521			$6,959			$6,448

Net Interest Margin			3.82%			4.31%			4.08%

(1)     The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.
(2)     All Yields/Rates are computed on a Tax Equivalent Basis at a Federal Tax Rate of 34% and State Tax Rate of 4.5%.

GREER BANCSHARES INCORPORATED

The following table sets forth the effect that the varying levels of earning assets and interest-bearing liabilities and the changes in applicable rates have had on changes in net interest income during the periods indicated. The net changes in net interest income in this table can be traced to the difference in net interest income in the previous table, “Average Balances, Income, Expenses, and Rates”.

Analysis of Changes in Net Interest Income

Year Ended December 31,	2003 Compared with 2002			2002 Compared with 2001
	Variance Due to			Variance Due to
	Volume	Rate	Total	Volume	Rate	Total
(Dollars in Thousands)
Interest Income:
Taxable Investments	$306	$(648)	$(342)	$421	$(373)	$48
Non-Taxable Investments	482	(62)	420	413	(28)	385
Int-Bearing Deposits in other banks	5	(6)	(1)	50	(47)	3
Federal Funds Sold	(15)	(12)	(27)	74	(100)	(26)
Loans	53	(1,055)	(1,002)	(625)	(1,190)	(1,815)

Total	$832	$(1,784)	$(952)	$332	$(1,737)	$(1,405)
Interest Expense:
NOW Accounts	$43	$(56)	$(13)	$27	$(257)	$(230)
Money Market and Savings	(14)	(138)	(152)	136	(421)	(285)
Time Deposits	11	(389)	(378)	(175)	(1,231)	(1,406)
Federal Funds Purchased	-	-	-	2	(3)	(1)
HLB Borrowings	330	(301)	29	134	(128)	6

Total	$370	$(884)	$(514)	$123	$(2,039)	$(1,916)
Net Interest Income	$462	$(900)	$(438)	$209	$302	$511

(1) The rate/volume variances (change in volume times change in rate) have been allocated to the change attributable to rate.

The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the use of an interest rate risk management model that measures the effects movements in interest rates will have on net interest income and the present value of equity. Included in the interest rate risk management reports generated by the model is a report that measures our interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The table included above shows the changes in interest income and expense during 2003 and 2002, and allocates the appropriate amount of income or expense to changes in rate or changes in volume. The table indicates that in 2002 the Company was able to decrease its rates on interest-bearing liabilities at a greater pace than the decline in the rates on its earning assets, which caused an increase in its spread and net interest margin. In 2003, however, market rates declined even more and the rate on the Company’s earning assets declined more than the rates on its interest-bearing liabilities, which caused the spread and net interest margin to decline. The decrease in rates on earning assets was more than the decrease in rates on interest-bearing liabilities primarily due to market interest rates falling to fifty-year lows and the rates on the Company’s liabilities reaching what management deemed to be the minimum rates that could be paid on certain account types.

GREER BANCSHARES INCORPORATED

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2003. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Rate Sensitivity Analysis

		After	After
	Three	Three Months	One Year
	Months	Through	Through	After
December 31, 2003	or Less	Twelve Months	Five Years	Five Years	Totals
Interest earning assets:
Federal Funds Sold	$159	$0	$0	$0	$159
Interest bearing due from banks	1,734	0	0	0	1,734
Investment securities	4,207	9,385	24,799	45,002	83,393
Loans	48,539	23,556	35,106	7,196	114,397

Total interest earning assets	54,639	32,941	59,905	52,198	199,683

Cumulative interest earning assets	$54,639	$87,580	$147,485	$199,683	$199,683

Interest bearing liabilities:
Certificates of deposit	15,927	28,227	12,452	0	56,606
IRA's	1,383	2,817	4,835	0	9,035
Money Market Accounts	0	5,219	10,597	0	15,816
Transaction Accounts	0	553	27,537	13,835	41,925
Savings Accounts	4,613	1,359	1,868	1,813	9,653
FHLB Advances	18,360	2,090	5,107	9,000	34,557

Total interest bearing liabilities	40,283	40,265	62,396	24,648	167,592

Cumulative interest bearing
liabilities	$40,283	$80,548	$142,944	$167,592	$167,592

Gap Analysis:
Interest sensitivity gap	$14,356	($ 7,324)	($ 2,491)	$27,550	$32,091

Cumulative interest sensitivity gap	$14,356	$7,032	$4,541	$32,091	$32,091

Cumulative gap ratio of interest earning
assets to interest bearing liabilities	136%	109%	103%	119%	119%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediate availability of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the repricing period indicated appropriate by historical data. Due to contractual arrangements, the Company has the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period; however, historically rates on these types of deposits have not been immediately adjusted. When adjustments have been made to rates on savings and transaction accounts in the past, the adjustments have been only a fraction of the movement in overnight rates. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase mature on a daily basis and are reflected in the earliest pricing period. Advances from Federal Home Loan Bank are reflected at their contractual maturity date.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. We are asset-sensitive

GREER BANCSHARES INCORPORATED

over the one to twelve month time frame. However, gap analysis is not a precise indicator of interest rate sensitivity. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. The analysis also does not consider any options relating to assets and liabilities (such as floors, ceilings, calls, etc.). Since gap analysis is not a precise indicator of interest sensitivity, management uses the Risk Analytics Interest Rate Risk Management Model. The model calculates the effects of interest rate movements on net interest income, and considers all characteristics of the Company’s assets and liabilities, based on assumptions made by management.

Provision for Loan Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Bank’s Board of Directors reviews and approves the appropriate level for the Bank’s allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and a review of historical statistical data for both the Bank and other financial institutions.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our income statement, are made as needed to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions. During 2003, we provided $10,000 for loan losses, raising the balance to $1,298,228 on December 31, 2003 after including current year net recoveries of $207,593. After a significant amount of recoveries were received early in 2003 and credited to the reserve, the Company’s loan loss reserve models indicated the reserve was adequate, and the board of directors approved no additional provisions to be necessary. The reserve for loan losses was approximately 1.12% and 1.00% of total loans on December 31, 2003 and 2002, respectively.

The Bank’s allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquencies, charge-offs, and general conditions in the market area. The adequacy of the allowance for loan losses and the effectiveness of our monitoring and analysis system are also reviewed periodically by the banking regulators and our independent auditors.

Based on present information and ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable, but which may or may not prove to be accurate. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. Management estimates charge-offs in 2004 to net approximately $348,000, with $320,000 of the total amount relating to commercial loans, and $28,000 being consumer loans. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

Other Income

Non-interest income for the year ended December 31, 2003 was $1,902,301 compared to $2,805,405 for the year ended December 31, 2002. As discussed earlier in this document, this decrease was primarily due to a 2002 gain of $1,057,128 realized on the sale of undeveloped real estate that was purchased in 1996 in order to obtain a corner lot on which to build a branch office in 1998. The most significant portion of non-interest income was from service charges and fees relating to deposit accounts that totaled $1,167,683 in 2003 compared to $1,088,839 in 2002. The increase of $78,844 is a result of the continued success of an overdraft privilege product, which the Bank has offered since August 2000. Other operating income decreased $72,007, or 10.7%, to $598,551 for the year ended December 31, 2003 due primarily to the reduction of credit card income. This was a direct result of the Company’s credit card portfolio being sold to one of the

GREER BANCSHARES INCORPORATED

Company’s correspondent banking relationships during 2002. 2003 was the first full year after the sale of the credit card portfolio. While other operating income as a whole decreased, income from the Company’s brokerage services subsidiary, offered through Raymond James Financial Services, totaled $262,182 in 2003 and $190,350 in 2002, an increase of $71,832, or 37.7%. The increase was due primarily to favorable conditions in the equity markets, which encouraged investors to move funds from cash accounts and invest in the equity markets.

Non-interest income for the year ended December 31, 2002 was $2,805,405 compared to $1,703,910 for the year ended December 31, 2001, primarily due to a gain of $1,057,128 realized on the sale of undeveloped real estate owned by the Bank. The excess of a tract of land that was purchased in 1996 in order to obtain a corner lot on which to build a branch office was sold in 2002 for a gain of $1,057,128. Another significant portion of non-interest income was from service charges and fees relating to deposit accounts that totaled $1,088,839 in 2002 compared to $912,115 in 2001. The increase of $176,724 is a result of the continued success of the Bank’s overdraft privilege product. The most significant portion of other operating income is income from credit cards, which totaled $243,491 in 2002 and $241,425 in 2001. Also included in that line item is fees from brokerage services offered through Raymond James Financial Services, which totaled $190,350 in 2002 and $177,456 in 2001, an increase of $12,894, or 7.3%, despite volatile market conditions during 2002.

Other Expenses

Non-interest expenses were $5,688,983 for the year ended December 31, 2003 compared to $5,566,006 for the year ended December 31, 2002. This was comprised primarily of salaries and employee benefits totaling $3,110,957 for the year ended December 31, 2003 compared to $2,856,452 for the year ended December 31, 2002. The increase in salaries was due to annual salary adjustments and the addition of staff made necessary by the Company’s growth. Included in non-interest expenses is depreciation expense on equipment, which totaled $445,725 in 2003, and $482,899 in 2002. The decrease of $37,174, or 7.7%, was due to certain equipment and software becoming fully depreciated during 2003. Other operating expenses were $1,444,778 compared to $1,509,073, a decrease of $64,295, or 4.3%. This decrease is primarily due to a reduction in expenses related to the Company’s credit card portfolio that was sold during 2002.

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

Income Taxes

For the years ended December 31, 2003 and 2002, the Company recorded income tax expense in the amounts of $491,751 and $887,600, respectively. This resulted in an effective tax rate of 18.0% and 26.0% for the years ended December 31, 2003 and 2002, respectively. The decrease in the effective income tax rate is due to non-taxable interest income on investment securities relating to the addition of $9,185,331 and $12,134,217 in tax-free securities in 2003 and 2002, respectively. At December 31, 2003 the Bank owned $34,990,992 in tax-free municipal securities, and recorded tax-exempt income of $1,404,546 in 2003, compared with $984,746 from municipal securities in 2002, an increase of approximately $420,000. For the year ended December 31, 2001, the Company recorded income tax expense in the amount of $841,350. This resulted in an effective tax rate of 28.4%.

Capital Resources

Total capital of the Company was increased by 2003 net income of $2,232,263 and unrealized gains of $313,607, net of tax, on securities available for sale. In addition, the Company paid a cash dividend on May 15, 2003 and November 15, 2003 totaling $1.00 per share. The total cash paid out for the cash dividends was $1,613,132. In 2002, total capital of the Company was increased by net income of $2,523,541 and unrealized gains of $757,390, net of tax, on securities available for sale. In addition, the Company issued a 2.5% stock dividend and paid a cash dividend of $.50 per share on May 30, 2002. Total cash paid out for the cash dividend was $783,440, and cash paid in lieu of fractional shares was $8,992. In 2001, total capital of the Company was increased by net income of $2,125,861 and unrealized gains of

GREER BANCSHARES INCORPORATED

$179,891, net of tax, on securities available for sale. The Company issued a 5% stock dividend and paid cash in lieu of fractional shares totaling $8,909 on July 31, 2001.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders’ equity minus unrealized gains on securities available for sale. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

Greer State Bank and the Company exceeded the Federal Reserve’s fully phased in regulatory capital requirements at December 31, 2003, 2002 and 2001 as set forth in the following table.

Risk-Based Capital Ratios

	2003	2002	2001
Tier 1 Capital	$18,428	$17,612	$15,496
Tier 2 Capital	1,299	1,081	1,244

Total Qualifying Capital	$19,727	$18,693	$16,740

Risk-adjusted total assets	$141,064	$125,036	$122,964

(including off-balance-sheet exposures)
Tier 1 risk-based capital ratio	13.06%	14.09%	12.60%
Total risk-based capital ratio	13.98%	14.95%	13.61%
Tier 1 leverage ratio	8.92%	9.13%	8.65%

	Tier 1	Total	Tier 1
	Risk-Based	Risk-Based	Risk-Based
Greer Bancshares capital ratios at December 31, 2003 were:	13.19%	14.11%	9.00%

Liquidity

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds purchased and sold, and deposit levels. The Company has federal funds lines in place totaling $14.1 million, and also has the ability to borrow additional funds from the Federal Home Loan Bank of up to 30% of the Bank’s assets. Management has established policies and procedures governing the length of time to maturity on loans and investments. In the opinion of management, our deposit base and lines of credit can adequately support our short-term liquidity needs.

Impact of Off-Balance Sheet Instruments

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments. In addition, the Company has utilized interest rate swap contracts as fair value hedges for some of our fixed rate Federal Home Loan Bank advances. The term and notional amount of the interest rate swaps match the term and principal amount of the debt being hedged. Interest rate swaps are contractual agreements between two parties to exchange a series

GREER BANCSHARES INCORPORATED

of cash flows representing interest payments. A swap allows both parties to alter the repricing characteristics of assets or liabilities without affecting the underlying principal positions. Through the use of a swap, assets and liabilities may be transformed from fixed to floating rates, from floating rates to fixed rates, or from one type of floating rate to another. Our swap terms currently range from five years to eight years. We do not utilize derivatives for trading purposes. We assume that there is no ineffectiveness with these fair value hedges and therefore have adjusted the carrying amount of the swap to its fair value and adjust the carrying amount of the liability by an offsetting amount.

The net interest payable or receivable on interest rate swaps that are designated as hedges is accrued and recognized as an adjustment to the interest expense of the related liability and flow through the income statement for each specific reporting period. Gains and losses from early terminations of derivatives are deferred and amortized as yield adjustments over the shorter of the remaining term of the hedged asset or liability or the remaining term of the derivative instrument. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any gains or losses are recognized in income.

Impact of Inflation and Changing Prices

The financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does the effect of inflation.

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

GREER BANCSHARES INCORPORATED

Investment Portfolio

The following tables summarize the carrying value and estimated market value of investment securities and weighted-average yields of those securities at December 31, 2003, 2002 and 2001. The yield on state and political subdivisions is presented on a tax equivalent basis using a federal income tax rate of 34% and state income tax rate of 4.5%.

Investment Securities Portfolio Composition

	Due	One Year	Five Years			Estimated	Average
(Dollars in Thousands)	One Year	Through	through	After		Market	Maturity
December 31, 2002	or Less	Five Years	Ten Years	Ten Years	Total	Value	in Year
Held-To-Maturity
Mortgage Backed Securities	$-	$15,291	$1,972	$-	$17,263	$17,278	2.89

Available-For-Sale
U.S. Treasury Securities	$-	$-	$-	$-	$-	$-	0.00
U.S. Govt Agencies and
Mortgage Backed Securities	6,016	11,914	5,087	1,995	25,012	25,240	4.30
States of the U.S. and
Political Subdivisions	115	6,797	22,808	3,741	33,461	34,991	7.68
Corporate Securities	3,031	1,061	-	-	4,092	4,132	0.69
Other Securities	-	-	2,397	-	2,397	2,397	5.69

Total	$9,162	$19,772	$30,292	$5,736	$64,962	$66,760

Held-To-Maturity
Weighted Average Yields:
Mortgage Backed Securities	0.00%	3.66%	4.06%	0.00%
Available-For-Sale
Weighted Average Yields:
U.S. Treasury Securities	0.00%	0.00%	0.00%	0.00%
U.S. Govt Agencies and
Mortgage Backed Securities	3.57%	3.32%	4.67%	5.28%
States of the U.S. and
Political Subdivisions	6.51%	6.39%	6.43%	5.60%
Corporate Securities	5.19%	3.38%	0.00%	0.00%
Other Securities	0.00%	0.00%	3.69%	0.00%

GREER BANCSHARES INCORPORATED

(Investment Portfolio, cont.)

	Due	One Year	Five Years			Estimated	Average
(Dollars in Thousands)	One Year	Through	through	After		Market	Maturity
December 31, 2003	or Less	Five Years	Ten Years	Ten Years	Total	Value	in Years
Held-To-Maturity
Mortgage Backed Securities	$-	$12,044	$2,563	$-	$14,607	$14,686	3.47

Available-For-Sale
U.S. Treasury Securities	$-	$-	$-	$-	$-	$-	0.00
U.S. Govt Agencies and
Mortgage Backed Securities	7,868	10,887	-	-	18,755	19,183	1.16
States of the U.S. and
Political Subdivisions	105	2,106	19,657	4,571	26,439	27,261	8.44
Corporate Securities	1,336	2,545	-	-	3,881	3,922	1.33
Other Securities	-	-	1,797	-	1,797	1,797	7.00

Total	$9,309	$15,538	$21,454	$4,571	$50,872	$52,163

Held-To-Maturity
Weighted Average Yields:
Mortgage Backed Securities	0.00%	4.10%	4.56%	0.00%
Available-For-Sale
Weighted Average Yields:
U.S. Treasury Securities	0.00%	0.00%	0.00%	0.00%
U.S. Govt Agencies and
Mortgage Backed Securities	3.73%	5.09%	0.00%	0.00%
States of the U.S. and
Political Subdivisions	6.37%	6.52%	6.55%	6.20%
Corporate Securities	5.30%	5.02%	0.00%	0.00%
Other Securities	0.00%	0.00%	5.29%	0.00%

	Due	One Year	Five Years			Estimated	Average
(Dollars in Thousands)	One Year	Through	through	After		Market	Maturity
December 31, 2001	or Less	Five Years	Ten Years	Ten Years	Total	Value	in Years
Available-For-Sale
U.S. Treasury Securities	$-	$-	$-	$-	$-	$-	0.00
U.S. Govt Agencies and
Mortgage Backed Securities	-	5,000	11,471	12,095	28,566	28,848	3.02
States of the U.S. and
Political Subdivisions	100	469	1,663	13,154	15,386	15,196	11.97
Corporate Securities	1,427	835	-	-	2,262	2,310	0.81
Other Securities	1,895	-	1,587	-	3,482	3,401	3.19

Total	$3,422	6,304	$14,721	$25,249	$49,696	$49,755

Available-For-Sale
Weighted Average Yields:
U.S. Treasury Securities	0.00%	0.00%	0.00%	0.00%
U.S. Govt Agencies and
Mortgage Backed Securities	0.00%	5.12%	6.23%	4.97%
States of the U.S. and
Political Subdivisions	6.23%	6.59%	6.05%	6.76%
Corporate Securities	6.26%	5.49%	0.00%	0.00%
Other Securities	5.75%	0.00%	6.62%	0.00%

GREER BANCSHARES INCORPORATED

Loan Portfolio

Credit Risk Management

Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves both the process of loan underwriting and loan administration. The Company manages credit risk through a strategy of making loans within our primary marketplace and within our limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers’ ability to honor the terms of their loans is dependent on the business and economic conditions in Greenville and Spartanburg Counties and the surrounding areas comprising our marketplace. Additionally, since real estate is considered by the Company as the most desirable nonmonetary collateral, a significant portion of our loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. We also seek to limit total exposure to individual and affiliated borrowers. We manage the risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower’s ability to service the debt as well as the value of the pledged collateral.

The Bank’s loan officers and loan administration staff are charged with monitoring our loan portfolio and identifying changes in the economy or in a borrower’s circumstances which may affect the ability to repay the debt or the value of the pledged collateral. In order to assess and monitor the degree of risk in our loan portfolio, several credit risk identification and monitoring processes are utilized. We use an outside consultant, a former OCC bank examiner, to perform loan reviews on a monthly basis.

Lending Activities

The Company extends credit primarily to consumers and small businesses in Greenville and Spartanburg Counties and, to a limited extent, customers in surrounding areas.

The Company’s service area is mixed in nature. The corporate office is located in Greer, South Carolina. The Greenville-Spartanburg area is a regional business center whose economy contains elements of manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Greer, the economy includes manufacturing, agriculture, and industry. No particular category or segment of the economy previously described is expected to grow or contract disproportionately in 2004.

Total loans outstanding were $115,564,624 and $107,661,418 at December 31, 2003 and 2002, respectively. There are no significant concentrations of loans in our loan portfolio to any particular individuals or industry or group of related individuals or industries.

The Company’s ratio of loans to deposits was 75.6% and 78.3% at December 31, 2003 and 2002, respectively. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

GREER BANCSHARES INCORPORATED

The following table summarizes the composition of the loan portfolio by category at the dates indicated.

Loan Portfolio Composition

December 31,	2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
(Dollars in Thousands)
Commercial	$28,122	24.33%	$23,293	21.64%	$24,482	21.41%	$17,672	15.17%	$15,198	15.69%
Real Estate-Construction	15,288	13.23%	13,596	12.63%	11,361	9.93%	4,650	3.99%	1,554	1.60%
Real Estate Mortgage:
Residential 1-4	36,777	31.82%	43,527	40.43%	49,196	43.02%	55,570	47.72%	44,218	45.65%
Multi-Family	1,732	1.50%	639	0.59%	413	0.36%	427	0.37%	440	0.45%
NonFarm/Nonresidential	21,099	18.26%	15,555	14.45%	17,149	15.00%	26,247	22.54%	23,934	24.71%
Installment Loans to
Individuals	9,154	7.92%	9,535	8.86%	9,956	8.71%	10,073	8.65%	9,125	9.42%
Lease Financing	931	0.81%	462	0.43%	469	0.41%	509	0.44%	548	0.57%
Obligations of State and
Political Subdivisions	2,462	2.13%	1,054	0.98%	1,334	1.17%	1,313	1.13%	1,841	1.90%

Total Loans	$115,565	100%	$107,661	100%	$114,360	100%	$116,461	100%	$96,858	100%

The Company’s loan portfolio contains a significant percentage of real estate mortgage loans. Real estate mortgage loans increased by $1,579,000, or 2.2%, to $74,896,000 during the twelve months ended December 31, 2003. However, at December 31, 2003 real estate mortgage loans represented 64.8% of the total loan portfolio compared to 68.1% at December 31, 2002. The overall decline in mortgage loans as a percentage of total loans is attributable to the relatively small amount of growth in mortgage loans, as well as the increase in commercial loans of $4,829,000, or 20.7%. In addition, in an effort to effectively manage its interest rate risk, over the past several years the Company has not offered in-house long-term fixed rate mortgage loans. However, during 2003 the Company began increasing its variable rate in-house mortgage loans and now offers a five-year balloon mortgage loan. The Company continues to offer fixed rate mortgages through an investor loan program.

The Company also has a significant amount of commercial and industrial loans. Commercial and industrial loans increased $4,829,000, or 20.7%, to $28,122,000 at December 31, 2003. Commercial and industrial loans comprised 24.3% and 21.6% of the total loan portfolio at December 31, 2003 and 2002, respectively.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution for the selected categories as of December 31, 2003. The Company has a total of $64.5 million in loans indexed to the Wall Street Journal Prime rate.

December 31, 2003			Real Estate
	Commercial		Construction		Total
(Dollars in Thousand)	Amount	Percent	Amount	Percent	Amount	Percent
Due One Year or Less:	$18,018	64.07%	$10,211	66.79%	$28,229	65.03%
Due One Year through Five
Years:
Fixed Rate	7,318	26.02%	1,924	12.59%	9,242	21.29%
Variable Rate	119	0.42%	877	5.74%	996	2.29%
Due After Five Years:
Fixed Rate	2,667	9.48%	877	14.69%	4,913	11.32%
Variable Rate	0	0.00%	30	0.20%	30	0.07%

Total	$28,122	100%	$15,288	100%	$43,410	100%

GREER BANCSHARES INCORPORATED

Risk Elements

At December 31, 2003, there were no restructured loans, $0 in loans 90 days past due and still accruing interest, and $1,249,000 in non-accrual status. At December 31, 2002, there were no restructured loans, $291,000 in loans 90 days past due and still accruing interest, and $391,000 in non-accrual status.

The following table sets forth certain information with respect to our allowance for loan losses and the composition of charge offs and recoveries for each of the last five years.

Summary of Loan Loss Experience

(Dollars in Thousands)	2003	2002	2001	2000	1999
Total loans outstanding at end of year	$115,565	$107,661	$114,360	$116,466	$96,859

Average loans outstanding	$107,961	$107,265	$114,378	$104,064	$83,957

Balance, beginning of year	$1,081	$1,244	$948	$784	$692
Loans charged-off
Commercial and industrial	92	910	6	11	3
Real estate - mortgage	20	3	42	0	19
Consumer	35	60	33	34	41

Total loans charged-off	147	973	81	45	63

Recoveries of previous loan losses
Commercial and industrial	352	2	3	1	0
Real estate - mortgage	0	0	3	0	2
Consumer	2	20	16	8	33

Total loan recoveries	354	22	22	9	35

Net charge-offs	(207)	951	59	36	28

Provision charged to operations	10	788	355	200	120

Balance, end of year	$1,298	$1,081	$1,244	$948	$784

Ratios:
Allowance for loan losses to average loans	1.20%	1.01%	1.09%	0.91%	0.93%
Allowance for loan losses to period end loans	1.12%	1.00%	1.09%	0.81%	0.81%
Net charge offs to average loans	-0.19%	0.89%	0.05%	0.03%	0.03%

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

The Bank’s provision and allowance for loan losses is subjective in nature and relies on judgments and assumptions about future economic conditions and other factors affecting borrowers. Management is not aware of any trends, material risks, or uncertainties affecting the loan portfolio nor is management aware of any information about any significant borrowers which causes serious doubts as to the ability of the borrower to comply with the loan repayment terms. However, it should be noted that no assurances could be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period.

Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due. At December 31, 2003, management reviewed its loan portfolio and determined that no impairment on loans existed that it believes would have a material effect on the Company’s consolidated financial statements.

GREER BANCSHARES INCORPORATED

Average Daily Deposits

Average deposits were $140,310,000 and $133,359,000 during 2003 and 2002, respectively. Each type of deposit increased in 2003, with the exception of money market and savings accounts, which declined by a moderate amount. The most significant increases were in demand deposit and NOW accounts. Management believes the decrease of money market and savings accounts, as well as the increase in demand deposit accounts, are the result of increased consumer confidence in the equity markets. As a result, money was reinvested into the markets with the assumption of a higher rate of return.

Contractual maturities of all time deposits at December 31, 2003 were as follows: twelve months or less - $48,353,000 and over twelve months through thirty-six months - $17,248,000.

The following table summarizes the Bank’s average deposits by categories at the dates indicated.

December 31,	2003		2002		2001
	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent
Noninterest-Bearing Deposits
Demand Deposits	$23,287	16.60%	$20,920	15.69%	$17,574	13.77%
Interest Bearing Liabilities
NOW Accounts	32,029	22.83%	26,964	20.22%	25,447	19.93%
Money Market and Savings	26,917	19.18%	27,741	20.80%	23,547	18.45%
Time Deposits	58,077	41.39%	57,734	43.29%	61,082	47.85%

Total Deposits	$140,310	100%	$133,359	100%	$127,650	100%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $120,396,000 and $111,332,000 at December 31, 2003 and 2002, respectively.

Time deposits over $100,000 totaled $32,943,000, $26,231,000 and $22,593,000 at December 31, 2003, 2002 and 2001, respectively. Scheduled maturities were as follows:

December 31,	2003	2002	2001
Maturing in 3 months or less	$6,898	$8,099	$10,138
Maturing after 3 months but less than 6 months	5,254	3,764	5,532
Maturing after 6 months but less than 12 months	6,913	2,712	5,316
Maturing after 12 months	13,878	11,656	1,607

Total	$32,943	$26,231	$22,593

Advances from the Federal Home Loan Bank

Advances from the Federal Home Loan Bank (FHLB) totaled $40,057,226 at December 31, 2003 and $34,836,913 at December 31, 2002. At December 31, 2003, none of these notes had variable rates of interest. At December 31, 2002, $4,000,000 of these notes had variable interest at rates ranging from 2.12% to 5.33%, and $3,000,000 of the notes had variable interest at 5.33%. The remaining $40,057,226 and $30,836,913, at December 31, 2003 and 2002, respectively, bear interest at fixed rates ranging from 1.93% to 6.67%. During 2003, interest expense on some of these fixed rate notes was reduced by $113,000 through the utilization of interest rate swaps. For financial statement purposes, we have netted the income from the swaps against the interest expense on FHLB borrowings. The Company has pledged its 1 to 4 family residential and commercial real estate mortgages as collateral.

GREER BANCSHARES INCORPORATED

The following table reflects our contractual obligations as of December 31, 2003. As of that date, the only obligation included is our debt to the Federal Home Loan Bank.

Contractual Obligations	Payments Due by Period
(in thousands)	Less Than	1 - 3	3 - 5	Greater
	1 Year	Years	Years	Than 5 Years	Total
Long Term Debt Obligations	$1,000	$6,881	$6,676	$25,500	$40,057

Short-Term Borrowings

At December 31, 2003, 2002 and 2001 the Company had no short-term borrowings.

Stock Information and Dividend History

The common stock of Greer Bancshares Incorporated (which replaced Greer State Bank common stock on a one-for-one basis in July, 2001) has been traded in the local over-the-counter market since January 4, 1989, and is quoted in two local papers, The Greenville News and The Spartanburg Herald, in the Area OTC listings section. The following table sets forth the high and low “bid” prices per share of the common stock for each quarterly period during the past two fiscal years, as reported by the Area Over the Counter Market. The quotations may not necessarily represent transactions.

2003			2002
Quarter	High	Low	Quarter	High	Low
First	$27.00	$27.00	First	$27.00	$27.00
Second	$28.00	$27.00	Second	$27.00	$27.00
Third	$28.00	$28.00	Third	$27.00	$27.00
Fourth	$28.00	$28.00	Fourth	$27.00	$27.00

The Bank paid 5% stock dividends annually from 1992 through 1998, its fourth through tenth years of operations, and paid a cash dividend of 12.5 cents per share in June of 1997, 17.5 cents per share in June of 1998, and 30 cents per share in June 1999. A 2-for-1 stock split was issued effective as of June 1, 1999. Cash dividends, as well as the prices listed above, have been adjusted to reflect the stock split. In June of 2000, the Bank paid a 3% stock dividend and a 35 cents per share cash dividend. In July of 2001, the Company paid a 5% stock dividend, and in May 2002 paid a 50 cents per share and 2.5% stock dividend. In May 2003, the Company paid a 35 cents per share cash dividend and in November 2003, the Company paid a 65 cents per share cash dividend, totaling $1.00 per share during the year ending December 31, 2003. The 65 cents per share paid in November included a special one-time dividend of 30 cents per share.

Our ability to continue to pay cash dividends is dependent upon receiving cash dividends from the Bank. Federal and state banking regulations restrict the amount of cash dividends that can be paid to the Company from the Bank. The payment of dividends in the future is subject to earnings, capital requirements, financial condition, and such other factors as the Board of Directors of Greer Bancshares Incorporated, the Commissioner of Banking for South Carolina and the FDIC may deem relevant.

Accounting and Financial Reporting Issues

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (Statement 145). Under Statement 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. This statement eliminates Statement 4 and as a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. Additionally, this statement amends SFAS No. 13, Accounting for Leases, such that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in a similar manner as a sale-leaseback. Statement 145 became effective for the Company on January 1, 2003.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions (Statement 147), which addresses the financial accounting and reporting for the acquisition of all or part of a financial institution. This standard removes certain acquisitions of financial institutions from the scope of SFAS No. 72, Accounting for Certain

GREER BANCSHARES INCORPORATED

Acquisitions of Bank or Thrift Institutions (Statement 72). Statement 147 requires financial institutions to reclassify goodwill arising from a qualified business acquisition from Statement 72 goodwill to goodwill subject to the provisions of Statement 142. The reclassified goodwill will no longer be amortized but will be subject to an annual impairment test, pursuant to Statement 142. In the event that any portion of the Company’s Statement 72 goodwill is reclassified as Statement 142 goodwill, Statement 147 will require the Company to retroactively restate its previously issued 2002 financial statements to reverse reclassified Statement 72 goodwill amortization expense recorded in the first three quarters of the 2002 fiscal year.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of FIN 45 are effective for the Company on December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company is in the process of assessing the impact of FIN 45 on its consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (Statement 148). Statement 148 amends SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Statement 148 is effective for financial statements for fiscal years ending after December 15, 2002. Early application of the disclosure provisions is encouraged. The Company continues to account for its stock-based compensation in accordance with APB 25 and has adopted the disclosure provisions of Statement 148 effective for all periods presented herein.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities (Statement 149). Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to language used in FIN 45 and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, with some exceptions, all provisions of Statement 149 should be applied prospectively. The Company does not expect the requirements of Statement 149 to have a material impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. However, the FASB has deferred indefinitely the classification and measurement provisions as they related to certain mandatorily redeemable non-controlling interests. The Company does not expect the requirements of Statement 150 to have a material impact on its consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. FIN 46R is effective for public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003.

Application by public entities, other than small business issuers, for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than special-purpose entities is required for periods ending after December 15, 2004. The Company is in the process of determining the impact of FIN 46 and FIN 46R on its consolidated financial statements.

GREER BANCSHARES INCORPORATED

In November 2003, the Emerging Issues Task Force (EITF) reached a partial consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Issue 03-1 requires certain quantitative and qualitative disclosures for investments subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Company adopted the partial consensus on Issue 03-1 during 2003 and has provided the new disclosures. The EITF is expected to continue deliberating other aspects of Issue 03-1, including when to recognize other-than-temporary impairment.

Forward Looking Information

This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to: significant increases in competitive pressure in the banking and financial services industries; changes in the interest rate environment which could reduce anticipated or actual margins; changes in political conditions or the legislative or regulatory environment; general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; changes occurring in business conditions and inflation; changes in technology; changes in monetary and tax policies; the level of allowance for loan loss; the rate of delinquencies and amounts of charge-offs; the rates of loan growth; adverse changes in asset quality and resulting credit risk-related losses and expenses; changes in the securities markets; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.