Form 10-K, Exhibit 13
period 2004-12-31
GREER BANCSHARES INC
filed 2005-03-30
CIK 1145547

Letter to Shareholders

Greer Bancshares Incorporated

MARCH 15, 2005

Dear Shareholders and Friends:

2004 was truly a significant year in the history of Greer Bancshares Incorporated and Greer State Bank. From a financial performance perspective, the company increased annual net income by 14%. From a growth perspective, the company increased Total Assets by 7.4% and Total Loans, the primary driver of the Bank’s earnings, by 20.7%. In terms of asset quality, the Bank reduced nonperforming assets as a percentage of average assets from 0.62% to 0.25%. In brief, the Bank improved its balance sheet and income statement while regaining growth and earnings momentum for the future.

Perhaps of more significance, however, was the progress made during 2004 in the planning and hiring activities of the company. Over the past three years, the Board of Directors has been actively involved in succession planning for the future leadership of the company, and in July of 2004, the Directors employed Kenneth M. Harper as President of Greer State Bank, assuming duties previously performed by R. Dennis Hennett who remains as Chief Executive Officer. Mr. Harper is an experienced and highly skilled banker who has already contributed significantly to the Bank’s growth and financial performance.

Seeking to extend the Bank’s service footprint, the Directors approved plans in 2004 for a new office in the Taylors community, and in September, C. Greg Sisk was employed as Vice President, Community Executive for the Taylors office which is scheduled to open in the early summer of 2005. Mr. Sisk, a native of Taylors, is also an experienced, highly skilled banker and has been instrumental in forming a Taylors Community Advisory Board, comprised of eight outstanding individuals, to assist the Bank in serving the Taylors community.

In November 2004, the Directors developed and approved an ambitious five-year growth plan for the Bank (described later in this letter) and reaffirmed the Board’s commitment to remaining a profitable, independent, community bank. In December of 2004, the Directors employed David C. Faucette as Vice President and Internal Auditor to enhance further the Bank’s risk management and financial reporting skills. Mr. Faucette brings 20-plus years of audit experience and reports to the Board’s Audit Committee.

In summary, 2004 was a very successful year for the company in improving earnings and asset quality, growing the Bank, attracting new leadership talent, and positioning the company for further success in the future.

A BOLD VISION FOR THE FUTURE

In the sixteen years since Greer State Bank opened for business, the banking industry has grown increasingly competitive, complex, and costly. While this could be said for many other industries, banking has historically been a low profit margin business with a 1% return on average assets consistently serving as an industry norm. For example, a bank with average assets of $100 million in a calendar year would typically return $1 million in net profit for that year.

Recognizing the evolving and challenging business dynamics of the banking industry, your Board of Directors has determined that Greer State Bank should grow its asset base significantly over the next five years in order to achieve the size and scale that will permit superior financial performance, risk management, and return on investment for our shareholders. Therefore, in November the Board approved a five-year growth plan designed to grow Greer State Bank from $231 million in assets at the end of 2004 to $425 million by the end of 2009, essentially doubling the size of the Bank.

To achieve this ambitious goal, the Bank will need to extend its service area and attract quality bankers who are capable of producing solid growth and earnings. The directors and management of your Bank are actively engaged in the process of selecting future branch sites and recruiting top quality bankers to the company. We will keep you posted on our progress in both areas in future shareholder updates.

A CONSTANT COMMITMENT TO OUR ORIGINAL VISION AND VALUES

While we search for new service opportunities in the greater Greer community, and while we seek to attract and employ new banking talent, we remain firmly committed to our original vision and values for the company. We believe:

•	A bank charter is a powerful tool for improving the quality of life for those who have a relationship with Greer State Bank, whether as a customer, an associate, or a shareholder;

•	Customers still value superior personal service, delivered by people who are trustworthy, competent, and caring;

•	The confidence placed in us by shareholders and customers is a sacred trust that we must honor and preserve at all times; and

•	Always acting in the best interests of our customers, associates, and community is also in the best interests of the Bank and our shareholders.

THE OUTLOOK FOR 2005

We have often stated in previous shareholder updates that the banking industry generally reflects the health of the national economy. We believe that will be particularly true in 2005. The extraordinary monetary and fiscal stimulus that was provided to the U. S. economy by the Federal Reserve Bank and Congress following the bursting of the speculative Internet investment bubble has produced a number of benefits to the banking industry in the past two years: record low funding costs, huge increases in mortgage refinancing activity, significant gains in the bond portfolio, and strong improvements in credit quality and thus lower provisions for loan losses.

However, we believe the confluence of low interest rates, monetary stimulus, large federal tax cuts, the costs of wars in Afghanistan and Iraq, persistently higher energy costs, and record Federal budget deficits have produced potentially significant risks to the U. S. economy while raising our dependence on foreign governments and investors to finance our budget and trade deficits. Management of these risks by the Federal Reserve Bank (while it withdraws fiscal and monetary stimulus) could prove troublesome for the U. S. economy and the banking sector in particular.

Nevertheless, we are cautiously optimistic about the economy in 2005, and we believe the Bank is well-positioned to grow assets and earnings nicely, barring unforeseen surprises in the economy and interest rates.

Finally, and as always, we thank you for your continued interest and support, and we remain committed to enhancing the value of your investment now and in the future.

Respectfully yours,

Gary M. Griffin Chairman of the Board	R. Dennis Hennett Chief Executive Officer	Kenneth M. Harper President

BOARD OF DIRECTORS

Seated left to right: Mark S. Ashmore, Theron C. Smith, III, Gary M. Griffin, Paul D. Lister and Harold K. James

Standing left to right: C. Don Wall, Walter M. Burch, Kenneth M. Harper, R. Dennis Hennett, Anthony C. Cannon and

David M. Rogers

GARY M. GRIFFIN, CHAIRMAN

Mutual Home Stores

Vice President

MARK S. ASHMORE

Ashmore Bros., Inc./Century Concrete

President

WALTER M. BURCH

The Greer Citizen

Co-Publisher/General Manager

ANTHONY C. CANNON

Greer Commission of Public Works

Energy Manager

KENNETH M. HARPER

Greer Bancshares Inc. and Greer State Bank

President

R. DENNIS HENNETT

Greer Bancshares Inc. and Greer State Bank

Chief Executive Officer

HAROLD K. JAMES

James Agency, Inc.

Real Estate and Insurance

Vice President/Broker In Charge

PAUL D. LISTER

Paul D. Lister, CPA, LLC

DAVID M. ROGERS

Joshua’s Way, Inc.

President

THERON C. SMITH, III

Eye Associates of Carolina, PA

President

C. DON WALL

Professional Pharmacy of Greer, Inc.

President

GREER BANCSHARES INCORPORATED

EXECUTIVE OFFICERS

R. DENNIS HENNETT

Chief Executive Officer

KENNETH M. HARPER

President

J. RICHARD MEDLOCK, JR.

Secretary/Treasurer

3

BANK OFFICERS

R. DENNIS HENNETT

Chief Executive Officer

KENNETH M. HARPER

President

SANDRA I. BURDETTE

Executive Vice President & Chief Operations Officer

J. RICHARD MEDLOCK, JR.

Executive Vice President & Chief Financial Officer

E. PIERCE WILLIAMS, JR.

Executive Vice President/

Credit Administration & Commercial Lending

WILLIAM S. HARRILL, JR.

Senior Vice President/Mortgage Lending

J. WILLIAM HUGHES

Senior Vice President/Consumer Lending

SANDRA K. BOOZER

Vice President/ Manager, Information Systems

JOE COPELAND

Vice President/ Commercial Lending

JUDY A. EDWARDS

Vice President/ Manager, Loan Administration

DAVID FAUCETTE

Vice President/Internal Auditor

SANDRA D. MASON

Vice President/ Operations Officer

DENISE W. PLUMBLEE

Vice President/Corporate Training Director/CRA Officer

GREG SISK

Vice President/Community Executive of Taylors Office

CHRIS M. TALLEY

Vice President/Operations Officer

THOMAS L. WILLIAMS

Vice President/Branch Manager of North Main Office

CHRISTY H. BLACKWELL

Assistant Vice President/Branch Manager

RICK DANNER

Assistant Vice President/Human Resources and Security Officer

SUE H. GAINES

Assistant Vice President/Mortgage Lending Officer

ROBERT M. LEE

Assistant Vice President/ EDP & Operations Officer

DENNIS TROUT

Assistant Vice President/Branch Manager

of Buncombe Road Office

TERRI N. GRADY

Banking Officer/Operations

ELIZABETH C. SAYCE

Banking Officer/ Loan Administration

ANN S. MILLER

Operations Officer/ Manager, EDP & Item Processing

BANK STAFF

Jason Baldwin

Jolynne G. Beck

Marsha K. Bennett

Ashley Bowers

Miranda F. Breazeale

Tammy S. Budove

Becky E. Burrell

Brad Cantrell

Melissa Carroll

Dixie Cartmell

Patti Cason

Angie W. Coleman

Debra P. Day

Tammy Durham

Grace Edwards

Lynda M. Green

Leigh Gregory

Sherri Groce

Patsy Hairston

Doris Hendricks

Joy T. Jordan

Tonya Kellett

Jennifer Kemp

Donna Miller

Cindy K. Morrell

Marion J. Muhlenbeck

Joy Myers

Cindi Patterson

Brandi R. Prevatte

Martin Price

Gail Pruitt

Ann B. Rainey

Nalani Ramza

Annette Reynolds

Melanie Robbins

Patsy L. Robinson

Tonda B. Rogers

Denise S. Ross

Mindi C. Smith

Teresa E. Smith

Kristi G. Twiddy

Ann Vaughn

Pat Vaughn

Patricia M. Voss

Pat Wellmon

Marie J. Wilson

GREER FINANCIAL SERVICES CORPORATION

Roger Sims

President and Investments

Representative

Jason Karr

Assistant Vice President

and Financial Advisor

Jeanette Six

Registered Client Services

Manager

Debra Goodrich

Administrative Assistant

4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We have audited the accompanying consolidated balance sheets of Greer Bancshares Incorporated and Subsidiary (the “Company”) as of December 31,2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greer Bancshares Incorporated and Subsidiary as of December 31,2004 and 2003, and the results of their operations and their cash flows for each of the three years ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Asheville, North Carolina March 2, 2005

5

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Balance Sheets

	DECEMBER 31
	2004	2003
ASSETS
Cash and due from banks	$4,206,967	$5,506,826
Federal funds sold	650,000	159,000
Interest bearing deposits in banks	1,512,772	1,759,720
Investment securities:
Held to maturity (fair value of approximately $35,316,747 and $17,277,735, respectively)	$35,474,547	$17,263,115
Available for sale	37,054,394	64,363,309
Loans, net of allowance for loan losses of $1,136,258 and $1,298,228, respectively	138,510,175	114,266,396
Premises and equipment, net	4,352,900	3,885,750
Real estate held for sale	409,250	125,473
Accrued interest receivable	1,137,938	1,244,994
Restricted stock	3,120,014	2,396,714
Other assets	4,862,448	3,162,365

TOTAL ASSETS	$231,291,405	$214,133,662

	2004	2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$21,325,533	$20,311,000
Interest-bearing	128,934,403	132,649,952

TOTAL DEPOSITS	$150,259,936	$152,960,952
Notes payable to Federal Home Loan Bank	52,185,015	40,057,226
Other long term debt	6,186,000	—
Other liabilities	1,627,227	1,407,699

TOTAL LIABILITIES	$210,258,178	$194,425,877

Commitments and contingencies—Note 9
Stockholders’ equity:	—	—
Preferred stock, $5 par value, 1,00,000 shares authorized; none issued
Common stock—par value $5 per share, 10,000,000 shares authorized; 2,432,261 and 1,615,277 shares issued and outstanding at December 31, 2004 and 2003, respectively	$12,161,305	$8,076,385
Additional paid in capital	2,513,304	6,465,441
Retained earnings	5,520,915	4,059,696
Accumulated other comprehensive income	837,703	1,106,263

TOTAL STOCKHOLDERS’ EQUITY	$21,033,227	$19,707,785

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$231,291,405	$214,133,662

The accompanying notes are an integral part of these consolidated financial statements.

2004 ANNUAL REPORT	6

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Income

	FOR THE YEARS ENDED DECEMBER 31,
	2004	2003	2002
Interest income:
Loans, including fees	$7,712,511	$7,240,740	$8,242,588
Investment securities:
Taxable	2,010,934	1,435,549	1,777,204
Tax-exempt	1,434,924	1,404,546	984,746
Federal funds sold	21,977	34,974	62,177
Other	16,013	23,756	24,762

TOTAL INTEREST INCOME	$11,196,359	$10,139,565	$11,091,477

Interest expense:
Interest on deposit accounts	2,099,607	1,952,060	2,493,740
Interest on FHLB borrowings	1,694,356	1,666,809	1,638,495
Interest on long-term borrowings	55,389	—	—

TOTAL INTEREST EXPENSE	$3,849,352	$3,618,869	$4,132,235

Net interest income	7,347,007	6,520,696	6,959,242

Provision for loan losses	251,000	10,000	787,500

Net interest income after provision for loan losses	7,096,007	6,510,696	6,171,742

Non-interest income:
Customer service fees	1,235,497	1,167,683	1,088,839
Gain (loss) on sale of investment securities	295,572	122,585	(11,120)
Gain on sale of real estate held for sale	—	13,482	1,057,128
Other operating income	677,805	598,551	670,558

TOTAL NON-INTEREST INCOME	$2,208,874	$1,902,301	$2,805,405

Non-interest expenses:
Salaries and employee benefits	$3,440,019	$3,110,957	$2,856,452
Occupancy and equipment	737,534	870,096	933,865
Postage and supplies	234,163	241,863	244,113
Marketing expenses	178,800	222,550	190,322
Directors fees	163,800	150,000	152,400
Professional fees	260,116	186,628	236,148
Other operating expenses	1,075,206	906,889	952,706

TOTAL NON-INTEREST EXPENSES	$6,089,638	$5,688,983	$5,566,006

Income before income taxes	3,215,243	2,724,014	3,411,141

Provision for income taxes	655,557	491,751	887,600

Net income	$2,559,686	$2,232,263	$2,523,541

Earnings per share:
Basic	$1.05	$.92	$1.05

Diluted	$1.05	$.92	$1.04

Weighted average shares outstanding:
Basic	2,428,833	2,415,803	2,404,306

Diluted	2,447,589	2,438,631	2,429,867

The accompanying notes are an integral part of these consolidated financial statements.

7	www.GREERSTATEBANK.COM

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2004, 2003 and 2002

	COMMON STOCK		ADDITIONAL PAID IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL STOCK- HOLDERS’ EQUITY
	SHARES	AMOUNT
Balance at December 31, 2001	1,557,528	$7,787,640	$5,344,572	$2,758,108	$35,266	$15,925,586

Net income	—	—	—	2,523,541	—	2,523,541
Other comprehensive income, net of tax:
Unrealized holding gains on investment securities	—	—	—	—	750,495	750,495
Reclassification adjustments for losses included in net income	—	—	—	—	6,895	6,895

Comprehensive income						3,280,931
Stock dividend (2.5%)	38,839	194,195	854,457	(1,048,652)	—	—
Cash in lieu of fractional shares on stock dividend	—	—	—	(8,992)	—	(8,992)
Stock exercised pursuant to stock option plan	9,651	48,255	143,928	—	—	192,183
Tax benefit of stock options exercised	—	—	7,000	—	—	7,000
Cash dividends ($.50 per share)	—	—	—	(783,440)	—	(783,440)

Balance at December 31, 2002	1,606,018	$8,030,090	$6,349,957	$3,440,565	$792,656	$18,613,268

Net income	—	—	—	2,232,263	—	2,232,263
Other comprehensive income, net of tax:
Unrealized holding gains on investment securities	—	—	—	—	389,610	389,610
Less reclassification adjustments for gain included in net income	—	—	—	—	(76,003)	(76,003)

Comprehensive income						2,545,870
Stock exercised pursuant to stock option plan	9,259	46,295	97,045	—	—	143,340
Tax benefit of stock options exercised	—	—	18,439	—	—	18,439
Cash dividends ($1.00 per share)	—	—	—	(1,613,132)	—	(1,613,132)

Balance at December 31, 2003	1,615,277	$8,076,385	$6,465,441	$4,059,696	$1,106,263	$19,707,785

Net income	—	—	—	2,559,686	—	2,559,686
Other comprehensive income, net of tax:
Unrealized holding loss on investment securities, net of income tax benefit of approximately $54,085	—	—	—	—	(85,305)	(83,305)
Less reclassification adjustments for gains included in net income, net of income tax expense of approximately $114,000	—	—	—	—	(183,255)	(183,255)

Comprehensive income						2,291,126
Stock exercised pursuant to stock option plan	7,689	38,445	90,337	—	—	128,782
Tax benefit of stock options exercised	—	—	4,001	—	—	4,001
Stock split (3 for 2) effected in the form of a stock dividend	809,295	4,046,475	(4,046,475)	—	—	—
Cash in lieu of fractional shares	—	—	—	(4,865)	—	(4,865)
Cash dividends ($.45 per share)	—	—	—	(1,093,602)	—	(1,093,602)

Balance at December 31, 2004	2,432,261	$12,161,305	$2,513,304	$5,520,915	$837,703	$21,033,227

The accompanying notes are an integral part of these consolidated financial statements.

2004 ANNUAL REPORT	8

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Cash Flows

	FOR THE YEARS ENDED DECEMBER 31,
	2004	2003	2002
Operating activities:
Net income	$2,559,686	$2,232,263	$2,523,541

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	434,546	544,692	580,048
(Gain) loss on sale of investment securities	(295,572)	(122,586)	11,120
Loss (gain) on sale of real estate held for sale	11,859	(13,482)	(1,036,121)
Provision for loan losses	251,000	10,000	787,500
Deferred income taxes (benefit)	35,925	(54,000)	82,000

Net change in:
Accrued interest receivable	107,056	(132,161)	(22,974)
Other assets	(104,448)	(28,593)	(74,726)
Other liabilities	345,726	(233,524)	(14,669)

Net cash provided by operating activities	$3,345,778	$2,202,609	$2,835,719

Investing activities:
Activity in available-for-sale securities:
Sales	$19,798,735	$2,488,325	$12,093,002
Maturities, prepayments and calls	17,659,069	22,372,630	13,488,576
Purchases	(10,289,999)	(36,804,019)	(30,208,965)

Activity in held to maturity securities:
Maturities, prepayments and calls	6,246,070	7,238,885	3,982,971
Purchases	(24,457,502)	(11,915,930)	(15,151,123)
Proceeds from sale of real estate held for sale	231,241	13,482	1,862,069
Net (increase) decrease in federal funds sold	(491,000)	3,192,000	(3,201,000)
Purchase of FHLB stock	(723,300)	—	—
Net (increase) decrease in loans	(25,021,656)	(7,843,836)	5,440,781
Purchase of premises and equipment	(891,696)	(193,961)	(208,593)
Purchase of life insurance	(1,000,000)	—	—

Net cash used for investing activities	($18,940,038)	($21,452,424)	($11,902,282)

Financing activities:
Net increase (decrease) in deposits	$(2,701,016)	$15,397,700	$6,392,025
Repayment of notes payable to Federal Home Loan Bank	(1,281,846)	(4,279,687)	(2,277,694)
Proceeds from notes payable to Federal Home Loan Bank	13,000,000	9,500,000	5,500,000
Proceeds from issuance of long term debt	6,000,000	—	—
Proceeds from exercise of stock options	128,782	143,340	192,183
Cash in lieu of fractional shares on stock dividend	(4,865)	—	(8,992)
Cash dividends paid	(1,093,602)	(1,613,132)	(783,440)

Net cash provided by financing activities	$14,047,453	$19,148,221	$9,014,082

Net (decrease) in cash and due from banks	(1,547,808)	(101,594)	(52,481)

Cash and due from banks at beginning of year	7,266,546	7,368,140	7,420,621

Cash and due from banks at end of year	$5,719,739	$7,266,546	$7,368,140

(Continued on next page)

9	www.GREERSTATEBANK.COM

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Cash Flows

	FOR THE YEARS ENDED DECEMBER 31,
	2004	2003	2002
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$3,631,551	$3,712,899	$4,516,670

Income taxes	$618,383	$741,198	$551,600

Non-cash investing and financing activities:
Real estate acquired in satisfaction of mortgage loans	$526,877	$125,473	$134,000

Investment in trust	$186,000	—	—

Change in valuation of fair value hedge	$409,635	—	—

The accompanying notes are an integral part of these consolidated financial statements.

2004 ANNUAL REPORT	10

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Greer State Bank (the “Bank”) was organized under a state banking charter in August 1988 and commenced operations on January 3, 1989. Greer Bancshares Incorporated (a one-bank holding company) is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium-sized businesses, professional concerns, and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The accompanying consolidated financial statements include the accounts of the holding company and its wholly-owned subsidiary (herein referred to as “the Company”).

In October 2004, Greer Capital Trust I was formed. The trust was formed as part of the process of the issuance of trust preferred securities. During 2004, the Company adopted FASB Interpretation Nos. 46 and 46R, Consolidation of Variable Interest Entities.

Nature of Operations—The only current activity of the holding company is to hold its investment in the Bank. We operate the Bank under a state bank charter and provide full banking services to our clients. We are subject to regulation by the Federal Deposit Insurance Corporation and the South Carolina Board of Financial Institutions.

The Bank has Greer Financial Services Corporation as a wholly-owned subsidiary to provide financial management services and non-deposit product sales.

In 2004, the Company formed Greer Capital Trust I (Trust) to issue trust preferred securities. Under the provisions of FIN 46 and 46R, the Company has not consolidated the Trust. The junior subordinated debt issued by the Company to the Trust is included in long-term debt and the equity investment in the Trust is included in other assets.

In March 2004 the Company declared a three-for-two stock split effective in the form of a stock dividend. All share and per share information has been adjusted to reflect the effect of the dividend.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries and, in consolidation, all significant intercompany items are eliminated. Greer Capital Trust I is not consolidated in these financial statements.

Business Segments—We report our activities as one business segment. In determining the appropriateness of segment definition, we consider the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “Cash and due from banks” and “Interest-bearing deposits in banks.”

Securities Held to Maturity—Bonds, notes, and debentures for which we have the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

Securities Available for Sale—Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

11	www.GREERSTATEBANK.COM

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

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in income as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near term prospectus of the issuer, and (3) the intent and ability of the company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair values.

Concentrations of Credit Risk—We make loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. We have a diversified loan portfolio that is not dependent upon any specific economic sector.

Comprehensive Income —Annual comprehensive income reflects the change in our equity during the year arising from transactions and events other than in investment by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. The statement of changes in stockholders’ equity includes the components of comprehensive income.

Loans and Interest Income—We grant mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout the greater Greer area of the upstate of South Carolina. The ability of our debtors to honor their contracts is dependent upon the general economic conditions in this area. Loans are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any unearned discounts. Interest income is accrued and taken into income based upon the interest method.

The accrual of interest on loans is discontinued when, in our judgment, the interest will not be collectible in the normal course of business. Accrual of interest of such loans is typically discontinued when the loan is 90 days past due or impaired. All interest accrued, but not collected for loans that are placed on non-accrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses—The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when we believe the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

2004 ANNUAL REPORT	12

Premises and Equipment—Land is carried at cost. Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is charged using straight-line and accelerated methods over the useful lives (three to thirty-nine years) of the assets. Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are reflected in current operations.

Real Estate Held for Sale—Our real estate held for sale is stated at the lower of cost or net realizable value. Market values of real estate held for sale are reviewed regularly and allowances for losses are established when the carrying value exceeds the estimated net realizable value. Gains and losses on the sale of real estate held for sale are recorded at the time of sale.

In 2002, we sold a tract of undeveloped real estate for approximately $1,690,000, which resulted in a gain of approximately $1,057,000. Originally acquired as part of a larger parcel in 1996, we subdivided the undeveloped portion of the property after completing construction of a branch office.

Stock in the Federal Home Loan Bank of Atlanta -As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (FHLB). This investment is carried at cost and is included in Restricted Stock in the accompanying consolidated balance sheets.

Stock-Based Compensation—We account for our stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. We are not currently required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation. We do comply with the disclosure requirements set forth in the SFAS No. 123, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Income Taxes—We follow the practice of filing a consolidated federal return and separate state returns. Income taxes are allocated to each company as if filed separately for federal purposes and based on the separate returns filed for state purposes.

Certain items of income and expense for financial reporting are recognized differently for income tax purposes (principally the provision for loan losses and depreciation). Provisions for deferred taxes are made in recognition of such temporary differences as required under SFAS No. 109, Accounting for Income Taxes. Current income taxes are recorded based on amounts due with the current income tax returns. The need for a valuation allowance is considered when it is determined more likely than not that a deferred tax asset will not be realized.

Earnings Per Share of Common Stock—We present basic and diluted earnings per share of common stock after giving retroactive effect to stock splits and dividends. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented.

Off-Balance Sheet Credit Related Financial Instruments—In the ordinary course of business, the Corporation has entered into commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivatives—We utilize interest rate swap contracts to convert some of our fixed rate Federal Home Loan Bank advances to a variable rate (fair-value hedge). The term and notional amount of the interest rate swaps match the term and principal amount of the debt being hedged. Interest rate swaps are contractual agreements between two parties to exchange a series of cash flows representing interest payments. A swap allows both parties to alter the repricing characteristics of assets or liabilities without affecting the underlying principal positions. Through the use of a swap, assets and liabilities may be transformed from fixed to floating rates, from floating rates to fixed rates, or from one type of floating rate to another. Our swap terms generally range from five years to eight years depending on the need. We do not utilize derivatives for trading purposes. We have determined that there is no ineffectiveness with these fair value hedges and therefore have adjusted the carrying amount of the swap to its fair value and adjust the carrying amount of the liability by an offsetting amount.

13	www.GREERSTATEBANK.COM

The net interest payable or receivable on interest rate swaps that are designated as hedges is accrued and recognized as an adjustment to the interest expense of the related liability and flows through the income statement for each specific reporting period. Gains and losses from early terminations of derivatives are deferred and amortized as yield adjustments over the shorter of the remaining term of the hedged asset or liability or the remaining term of the derivative instrument. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any gains or losses are recognized in income.

The fair value of the derivative contracts, approximately $410,000 at December 31, 2004, has been recorded to adjust the liability (FHLB advances) being hedged and the offset is included in other assets.

Recent Accounting Pronouncements

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements.

In March 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The adoption of Issue 03-1 did not result in any other-than-temporary impairment.

2004 ANNUAL REPORT	14

2. INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities are as follows:

	DECEMBER 31, 2004
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
Held to maturity:
Mortgage-backed securities	$35,474,547	$73,983	$231,783	$35,316,747

Available for sale:
United States Government agency obligations	$7,038,582	$4,921	$100,443	$6,943,060
Mortgage-backed securities	3,066,726	37,366	3,875	3,100,217
Municipal securities	22,471,210	1,436,266	676	23,906,800
Corporate bonds	3,115,756	1,279	12,718	3,104,317

TOTALS	$35,692,274	$1,479,832	$117,712	$37,054,394

	DECEMBER 31, 2003
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
Held to maturity:
Mortgage-backed securities	$17,263,115	$103,916	$89,296	$17,277,735

Available for sale:
United States Government agency obligations	$15,847,721	$62,820	$44,770	$15,865,771
Mortgage-backed securities	9,163,512	210,161		9,373,673
Municipal securities	33,461,859	1,537,905	8,772	34,990,992
Corporate bonds	4,091,416	41,457	—	4,132,873

TOTALS	$62,564,508	$1,852,343	$53,542	$64,363,309

The amortized cost and estimated fair value of investment securities at December 31, 2004, by contractual maturity for debt securities and expected maturities for mortgage-backed securities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay the obligations.

	AVAILABLE FOR SALE		HELD TO MATURITY
	AMORTIZED COST	FAIR VALUE	AMORTIZED COST	FAIR VALUE
Due in 1 year	$1,141,233	$1,142,268	$—	$—
Over 1 year through 5 years	5,715,030	5,712,960	—	—
After 5 years through 10 years	7,823,761	8,011,905	—	—
Over 10 years	17,945,524	19,087,044	—	—

	$33,625,548	$33,954,177	—	—
Mortgage-backed securities	3,066,726	3,100,217	35,474,547	35,316,747

TOTALS	$35,692,274	$37,054,394	$35,474,547	$35,316,747

15	www.GREERSTATEBANK.COM

The fair value of securities with temporary impairment at December 31, 2004 and 2003 is shown below:

	LESS THAN TWELVE MONTHS		OVER TWELVE MONTHS
	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
2004
Description of securities:
U. S. Government Agencies	$5,942,798	$(100,443)	$—	$—
Mortgage-backed securities	28,911,633	(235,658)	—	—
Corporate bonds	1,033,716	(12,718)	—	—
Municipal securities	496,670	(676)	—	—

TOTAL	$36,384,817	$(349,495)	$—	$—

2003
Description of securities:
U. S. Government Agencies	$6,950,236	$(44,770)	$—	$—
Mortgage-backed securities	7,911,555	(89,296)	—	—
Corporate bonds	0	0	—	—
Municipal securities	2,361,753	(8,772)	—	—

TOTAL	$17,223,544	$(142,838)	$—	$—

We believe all of the unrealized losses as of December 31, 2004 are temporary and a result of temporary changes in the market. The number of securities with unrealized losses at December 31, 2004 was twenty-six. Four of those are agency obligation, nineteen are mortgage-backed securities, one is a municipal security and two are corporate bonds. The number of securities with unrealized losses at December 31, 2003 was eighteen. Seven of those are agency obligation, six are mortgage-backed securities and five are municipal securities. We do not anticipate selling the securities for losses, and we have sufficient cash and investments showing unrealized gains to provide enough liquidity to hold the securities until maturity if necessary.

Investment securities with an aggregate book value of approximately $51,205,000 and $41,589,000 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and Federal Home Loan Bank borrowings.

For the years ended December 31, 2004, 2003 and 2002, proceeds from sales of securities available for sale amounted to $19,798,735, $2,488,325, and $12,093,002, respectively. Gross realized gains amounted to $329,420, $122,585, and $55,619, respectively. Gross realized losses amounted to $33,848, $-0-, and $66,739, respectively. The tax provision applicable to these net realized gains (losses) amounted to approximately $114,000, $47,000, and $(3,500), respectively.

3. NET LOANS

A summary of loans outstanding by major classification follows:

	DECEMBER 31,
	2004	2003
Real estate	$97,579,334	$80,405,053
Commercial and industrial (non-real estate)	31,138,239	20,935,455
Installment loans to individuals for household, family and other personal expenditures	9,694,253	8,384,627
All other loans	1,234,607	5,839,489

	$139,646,433	$115,564,624
Allowance for loan losses	(1,136,258)	(1,298,228)

	$138,510,175	$114,266,396

2004 ANNUAL REPORT	16

The change in the allowance for loan losses is summarized as follows:

	2004	2003	2002
Balance, beginning of year	$1,298,228	$1,080,635	$1,244,657
Provision charged to income	251,000	10,000	787,500
Recoveries on loans	7,681	354,047	21,724
Loans charged off	(420,651)	(146,454)	(973,246)

Balance, end of year	$1,136,258	$1,298,228	$1,080,635

At December 31, 2004 and 2003, non-accrual loans totaled approximately $567,000 and $1,249,000, respectively. The total amount of interest earned on non-accrual loans was approximately $13,000 in 2004, $50,000 in 2003, and $56,000 in 2002. The gross interest income that would have been recorded under the original terms of the non-accrual loans amounted to approximately $32,000 in 2004, $63,000 in 2003, and $24,000 in 2002. As of December 31, 2004 we had one impaired loan, which totaled $338,558. The average amount of impaired loans outstanding during 2004 was $318,172, and the actual amount of interest income recognized on the impaired loan was $2,427. The Bank’s loan loss reserve model allocates a reserve based on the rating of loans, but no reserve is allocated for individual loans. The amount of the valuation allowance allocated to the impaired loan was $50,784 at December 31, 2004. As of December 31, 2003 and 2002, we had no impaired loans.

4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	DECEMBER 31,
	2004	2003
Land	$898,548	$264,720
Construction in process	93,086	—
Buildings and improvements	3,617,744	3,617,744
Equipment	1,024,364	996,000
Furniture and fixtures	648,876	620,119
Electronic data processing	2,418,074	2,300,413

	8,700,692	7,798,996
Less accumulated depreciation	(4,347,792)	(3,913,246)

	$4,352,900	$3,885,750

Depreciation expense charged to operations was $434,546, $544,692, and $580,048 for 2004, 2003 and 2002, respectively.

Subsequent to December 31, 2004, the Bank entered into a commitment for a construction project to build a new branch in the amount of approximately $800,000.

5. OTHER ASSETS

Other assets at December 31 consist of the following:

	2004	2003
Prepaid expenses	$258,867	$217,918
Bank owned life insurance	4,033,065	2,896,424
Repossessed assets	7,377	22,750
Other	563,139	25,273

	$4,862,448	$3,162,365

17	www.GREERSTATEBANK.COM

6. TIME DEPOSITS

At December 31, 2004 and 2003, time deposits of $100,000 or more totaled approximately $38,221,000 and $32,943,000, respectively. We have brokered deposits of approximately $9 million at December 31, 2004 and $6 million at December 31, 2003.

Contractual maturities of time deposits are summarized as follows:

	DECEMBER 31,
	2004	2003
12 months or less	$46,940,811	$48,353,131
1-3 years	19,837,553	17,248,154
Over three years	3,452,867	—

	$70,231,231	$65,601,285

7. NOTES PAYABLE TO FEDERAL HOME LOAN BANK

At December 31, 2004 and 2003, we had notes payable totaling $52,185,015 and $40,057,226, respectively, to the Federal Home Loan Bank (FHLB). At December 31, 2004 and 2003, none of these notes had variable rates of interest. The remaining $52,185,015 and $40,057,226, at December 31, 2004 and 2003, respectively, bear interest at fixed rates ranging from 1.93 to 6.67 percent. During 2004 and 2003, we were able to reduce interest expense on some of these fixed rate notes by approximately $246,000 and $113,000, respectively, through the utilization of interest rate swaps accounted for as a fair value hedge.

We have pledged as collateral our FHLB stock, certain investment securities, and have entered into a blanket collateral agreement whereby we will maintain, free of other encumbrances, qualifying mortgages with a book value of at least 135 percent of total advances.

The contractual maturities at December 31, 2004, are as follows:

2005	$5,853,758
2006	5,300,000
2007	4,121,622
2008	6,000,000
2009	8,000,000
Thereafter	22,909,635

$52,185,015

8. OTHER LONG TERM DEBT

In October 2004, the Company issued $6.186 million of junior subordinated debentures to its newly formed, wholly-owned capital trust, Greer Capital Trust I (the “Trust”), to fully and unconditionally guarantee the trust preferred securities issued by the Trust. These long-term obligations, currently qualify as Tier I capital for the Company. Also, see the detailed discussion regarding the accounting treatment of the Trust in the summary of significant accounting policies.

The junior subordinated debentures mature in October 2034. Interest payments are due quarterly to Trust at the three-month LIBOR plus 220 basis points

9. UNUSED LINES OF CREDIT

We have unused short-term lines of credit to purchase federal funds from correspondent banks totaling $14.5 million.

We also have the ability to borrow an additional $16.3 million from the Federal Home Loan Bank. The borrowings are available by pledging collateral and purchasing additional stock in the Federal Home Loan Bank.

2004 ANNUAL REPORT	18

10. OFF-BALANCE SHEET ACTIVITIES, COMMITMENTS AND CONTINGENCIES

In the normal course of our business, we are a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments. We use the same credit policies in making commitments as for making loans. Commitments to extend credit in the future represent financial instruments involving credit risk. A summary of our commitments at December 31,2004 and 2003, is as follows:

	2004	2003
Commitments to extend credit	$30,366,000	$25,074,000
Standby letters of credit	770,000	1,060,000

	$31,136,000	$26,134,000

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

Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances that we deem necessary. Newly issued or modified guarantees are to be recorded on the Company’s balance sheet at fair value at inception. As of December 31, 2004 and 2003, no liability has been recorded related to these guarantees.

Concentrations of Credit Risk - Substantially all of our loans and commitments to extend credit have been granted to customers in our market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Our primary focus is toward consumer and small business transactions, and accordingly, we do not have a significant number of credits to any single borrower or group of related borrowers in excess of $2,000,000.

From time to time, we have cash and cash equivalents on deposit with financial institutions that exceed federally insured limits.

Litigation - We are a party to litigation and claims arising in the normal course of business. After consultation with legal counsel, we believe that the liabilities, if any, arising from such litigation and claims will not be material to our financial position.

11. STOCKHOLDERS’ EQUITY

We have 1,000,000 authorized but unissued shares of preferred stock (par value $5). Should we ever issue preferred stock, the designation of terms, conditions and amounts will be set by our directors.

In 2004, we declared a three for two stock split which was effective in March; in 2003, we paid no stock dividends; and in 2002, we declared a 2.5% stock dividend.

19	www.GREERSTATEBANK.COM

12. BENEFIT PLANS

Defined Contribution Plan - We have a 401(k) Profit Sharing Plan for the benefit of our employees. Subject to annual approval by the Board of Directors, we match employee contributions of up to 4% of compensation in accordance with plan guidelines. Contributions of $81,230, $74,344, and $64,674 were charged to expense during 2004, 2003 and 2002, respectively.

Stock Option Plan - Under the Greer Bancshares Incorporated and Subsidiary Employee Incentive Stock Option Plan, options for up to 180,000 shares of common stock can be granted to employees designated by the Board of Directors. The form, price, conditions and number of shares under option are determined by the Board. Plan limitations are: (1) that no option can be exercised before one year, or after ten years from the date that the option is granted, and (2) that the option price will be greater than or equal to the fair market value of the common stock at the date of the grant.

Under our Directors Stock Option Plan, beginning with the adjournment of the 1997 annual meeting of shareholders and at the adjournment of the annual meetings for each of the succeeding nine years in which the return on average equity for the fiscal year preceding the annual meeting is greater than or equal to twelve percent, each director shall be granted an option to purchase 1,500 shares of our common stock at fair market value on the grant date. Each option becomes exercisable on the date six months and one day following the grant date. No director may receive grants of options in excess of 15,000 shares. The maximum number of shares for which options may be granted is 135,000.

We apply Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for the plans. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method available under SFAS No. 123, Accounting for Stock-Based Compensation, our net income per share and our net income would have been reduced to the proforma amounts indicated below (as adjusted for a 3 for 2 stock split in March 2004):

	2004	2003	2002
Net income:
As reported	$2,559,686	$2,232,263	$2,523,541
Compensation under SFAS 123	28,702	41,404	32,668

Proforma	2,530,984	2,190,859	2,490,873

Basic net income per share of common stock:
As reported	$1.05	$.92	$1.05
Proforma	1.04	.91	1.03

Diluted net income per share of common stock:
As reported	$1.05	$.92	$1.04
Proforma	1.03	.90	1.03

The fair value of each option grant is estimated on the date of grant using the Black - Scholes option pricing model with the following weighted average assumptions for grants in 2004:2.9 percent dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 3.40 percent for director stock options and expected lives of six and one half years. The following were the weighted average assumptions for grants in 2003:5.0 percent dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 3.37 percent for director stock options and 4.27 percent for officer stock options and expected lives of six and one half years and ten years, respectively. The following were the weighted average assumptions for grants in 2002: 3.5 percent dividend yield, expected volatility of 12.5 percent, risk-free interest rate of 4.50 percent, and expected lives of seven years.

2004 ANNUAL REPORT	20

A summary of the status of the plans as of December 31, 2004, 2003 and 2002, and changes during the years ending on those dates is presented below (all per share amounts have been adjusted for the 3 for 2 stock split in 2004):

	2004		2003		2002
	SHARES	WEIGHTED AVERAGE EXERCISE PRICE	SHARES	WEIGHTED AVERAGE EXERCISE PRICE	SHARES	WEIGHTED AVERAGE EXERCISE PRICE
Outstanding at beginning of year	97,008	$14.76	84,197	$12.59	74,673	$11.04
Granted	13,500	17.00	29,250	18.67	24,000	17.35
Exercised	(7,689)	16.74	(13,889)	10.32	(14,477)	13.27
Forfeited or expired	—	—	(2,550)	12.05	—	—

Outstanding at end of year	102,819	14.91	97,008	14.76	84,197	12.59

Options exercisable at year-end	64,126	$15.17	53,508	$14.60	47,299	$13.02
Shares available for grant	98,325		111,825		138,525
Weighted average fair value of options granted during the year	$1.86		$3.63		$4.17

The following table summarizes information at December 31, 2004:

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
RANGE OF EXERCISE PRICES	NUMBER OUTSTANDING	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE	WEIGHTED AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE	WEIGHTED AVERAGE EXERCISE PRICE
$3.99 – 6.83	11,862	2.49 years	$6.72	7,812	$6.66
$9.10 – 12.58	16,699	3.47 years	10.81	9,198	11.32
$15.57 – 17.00	28,125	3.53 years	16.55	25,875	16.63
$17.55	14,812	3.82 years	17.55	8,810	17.55
$18.00 – 18.67	31,321	8.42 years	18.59	12,431	18.65

	102,819			64,126

Non-Qualified Plans -We have established certain non-qualified benefit plans for certain key executive officers and directors. The benefits under the plan are computed and payable under certain terms as specified in each agreement. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of each agreement until the initial payments are made at the normal retirement dates. We have purchased and are the owner and beneficiary of certain life insurance policies that will be used to finance the benefits under these agreements. The charge to income was approximately $109,000, $81,000 and $75,000 during 2004, 2003 and 2002, respectively. The cumulative accrued liabilities for the agreements are presenting in the accompanying consolidated balance sheets in “Other Liabilities.”

21	www.GREERSTATEBANK.COM

13. INCOME TAXES

The components of the provision for income taxes are as follows:

	2004	2003	2002
Current income tax expense:
State	$118,300	$103,000	$115,500
Federal	501,632	442,751	690,100

	$619,632	$545,751	$805,600
Deferred income tax expense (benefit)	$35,925	$(54,000)	$82,000

Provision for income taxes	$655,557	$491,751	$887,600

The provision for income taxes differs from the amount of income tax computed at the federal statutory rate due to the following:

	2004		2003		2002
	AMOUNT	PERCENT OF INCOME BEFORE TAX	AMOUNT	PERCENT OF INCOME BEFORE TAX	AMOUNT	PERCENT OF INCOME BEFORE TAX
Income before income taxes	$3,215,243		$2,724,014		$3,411,141

Tax at statutory rate	$1,093,000	34.0%	$926,000	34.0%	$1,160,000	34.0%
Tax effect of:
Federally tax exempt interest income	(474,000)	(14.7)	(465,000)	(17.1)	(331,000)	(9.7)
State taxes, net of federal benefit	78,000	2.4	68,000	2.5	76,000	2.3
Other—net	(41,443)	(1.3)	(37,249)	(1.4)	(17,400)	(.6)

Income tax provision	$655,557	20.4%	$491,751	18.0%	$887,600	26.0%

Deferred tax assets are included in other assets and consist of the following:

	DECEMBER 31,
	2004	2003
Deferred tax assets:
Bad debts	$293,000	$379,000
Other, net	391,286	252,025

	$684,386	$631,025
Less valuation allowance	(130,500)	(130,500)

	$553,786	$500,525

Deferred tax liabilities:
Unrealized holding gains on investment securities	524,415	692,500
Depreciation	162,600	149,000
Other	112,700	—

	$799,715	$841,500

Net deferred tax asset (liability)	$(245,929)	$(340,975)

2004 ANNUAL REPORT	22

14. OTHER NON-INTEREST INCOME

Other non-interest income for the years ended December 31, 2004, 2003 and 2002 consist of the following:

	2004	2003	2002
Income from financial management services	$281,964	$262,182	$190,350
Earnings on life insurance policies	159,020	145,249	151,404
Card service income	133,589	101,096	243,491
Safe deposit box rental	19,725	20,520	20,614
Other fees	83,507	69,504	64,699

	$677,805	$598,551	$670,558

15. OTHER NON-INTEREST EXPENSES

Other non-interest expense for the years ended December 31 consist of the following:

	2004	2003	2002
Loan department expenses	$131,477	$112,221	$73,645
General operating expenses	494,264	437,248	341,201
Educational expenses	41,591	61,621	54,861
Credit card expense	116,305	104,107	279,727
Travel and entertainment	70,974	48,018	41,260
Telephone expense	76,112	75,207	85,968
Internet banking expense	73,870	54,293	68,977
Other expense	70,613	14,174	7,067

	$1,075,206	$906,889	$952,706

16. TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

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

Aggregate loan transactions with these related parties are as follows:

	2004	2003
Balance, beginning	$4,072,000	$4,416,000
Advances	1,835,965	1,037,000
Repayments	(1,310,973)	(1,381,000)

Balance, ending	$4,596,992	$4,072,000

23	www.GREERSTATEBANK.COM

In addition to the balance outstanding, directors and executive officers had available unused lines of credit totaling approximately $ 1,617,000 and $992,000 at December 31, 2004 and 2003, respectively.

We have an unfunded Deferred Compensation Plan for our directors. Electing directors may annually defer directors’ fees, which are then eligible for various future payment plans as chosen by the director. Deferred amounts earn interest currently at 12%. Deferrals, including interest, under the Plan during 2004, 2003 and 2002, totaled approximately $153,413, $123,500, and $95,200, respectively.

During 2002, the Bank sold land held for investment (see Note 1, Land Held for Resale). One of our directors earned a commission of approximately $76,000 as our real estate broker for this transaction.

17. EMPLOYMENT AGREEMENT

The Company has entered into an employment agreement with its president to ensure a stable and competent management base. The agreement provides for benefits as spelled out in the contract and can be terminated by the Board of Directors with 180 days written notice, or can be terminated immediately for cause. In the event of a change in control of Company, as outlined in the agreement, the acquirer will be bound to the terms of the contract.

18. REGULATORY MATTERS

Dividends - Our ability to pay cash dividends from the Bank to the Holding Company is restricted by state banking regulations to the amount of our retained earnings. At December 31, 2004, the Bank’s retained earnings were approximately $8,219,000.

Capital Requirements -We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2004, that we meet all capital adequacy requirements to which we are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed our category. Our actual capital amounts (in thousands) and ratios and minimum regulatory amounts (in thousands) and ratios are presented as follows:

			FOR CAPITAL ADEQUACY PURPOSES		TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
BANK	ACTUAL		MINIMUM		MINIMUM
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
AS OF DECEMBER 31, 2004
Total risk-based capital (to risk-weighted assets)	$26,491	16.2%	$13,108	8.0%	$16,385	10.0%
Tier | capital (to risk-weighted assets)	$25,355	15.5%	$6,554	4.0%	$9,831	6.0%
Tier | capital (to average assets)	$25,355	10.8%	$9,374	4.0%	$11,717	5.0%

AS OF DECEMBER 31, 2003
Total risk-based capital (to risk-weighted assets)	$19,727	14.0%	$11,285	8.0%	$14,106	10.0%
Tier | capital (to risk-weighted assets)	$18,428	13.1%	$5,643	4.0%	$8,464	6.0%
Tier | capital (to average assets)	$18,428	8.9%	$8,266	4.0%	$10,332	5.0%

2004 ANNUAL REPORT	24

The Parent Company is also subject to these capital requirements. At December 31,2004 the tier 1 risk-based capital ratio and the total risk-based capital ratio were 15.9% and 16.59%, respectively.

We are required by the Federal Reserve Bank to maintain average cash reserve balances at the Federal Reserve Bank and in working funds based upon a percentage of deposits. The required amount of these reserve balances at December 31,2004 was approximately $24,000.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About FairValue of Financial Instruments, requires disclosure of fair value information, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity, or contractual obligations that require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including our common stock, premises and equipment, real estate held for sale, and other assets and liabilities. The following methods and assumptions were used by us in estimating fair values of financial instruments:

Fair value approximates carrying amount for cash and due from banks due to the short-term nature of the instruments.

Investment securities are valued using quoted fair market prices.

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

The estimated fair values of our financial instruments are as follows:

	DECEMBER 31
	2004		2003
	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
FINANCIAL ASSETS
Cash and due from banks	$5,719,739	$5,719,739	$7,266,546	$7,266,546
Federal funds sold	650,000	650,000	159,000	159,000
Investment securities	72,528,941	72,371,141	84,023,138	84,037,758
Loans	138,510,175	138,881,528	114,266,396	113,974,728

FINANCIAL LIABILITIES
Deposits	$150,259,936	$139,926,328	$152,960,952	$143,594,275
Derivatives	409,635	409,635	—	197,291
Notes payable to Federal Home
Loan Bank	$51,775,380	$53,135,582	$40,057,227	$39,303,719
Other Long Term Debt	6,186,000	6,186,000	—	—
Off Balance Sheet Commitments	—	—	—	—

25	www.GREERSTATEBANK.COM

20. ON-BALANCE SHEET ACTIVITIES

We began utilizing derivatives in the notional amount of $14.0 million as a fair value hedge for $14.0 million of fixed rate Federal Home Loan Bank advances. The average fixed rate for the advances being hedged is 5.41 percent and the average pay rate on the swaps is the three month Libor rate, which at December 31,2004 was 2.56 percent. Rate repricing is quarterly based on the three month Libor. The unrealized losses of the swaps at December 31,2004 were approximately $410, 000. The expiration dates for each swap match the maturity dates for the respective advance and other terms for settlement and notional amount are the same. The current swaps scheduled to mature in one to five years is $3 million and $1 1 million is scheduled to mature in five to ten years. There were no maturities, sales or terminations of any swaps in 2004 or 2003.

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

21. CONDENSED PARENT COMPANY FINANCIAL INFORMATION

The following condensed financial information for Greer Bancshares Incorporated (Parent Company Only) should be read in conjunction with the consolidated financial statements and the notes thereto. The bank subsidiary paid the Parent Company dividends of $ 1,693,161, $ 1,449,849 and $783,439 in 2004,2003 and 2002, respectively.

PARENT COMPANY ONLY CONDENSED BALANCE SHEETS	2004	2003	2002
Assets:
Cash and cash equivalents	$126,328	$1 16,227	$196,902
Investment in trust	186,000	—	—
Equity in net assets of bank subsidiary	26,192,213	19,534,171	18,404,666
Taxes receivable	82,337	47,387	11,700
Premises and equipment	683,481	10,000	—

TOTAL ASSETS	$27,270,359	$19,707,785	$18,613,268

Notes payable	6,186,000	—	—
Interest payable	51,129	—	—
Total stockholders’ equity	$21,033,230	$19,707,785	$18,613,268

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,270,359	$19,707,785	$18,613,268

PARENT COMPANY ONLY CONDENSED STATEMENTS OF INCOME	2004	2003	2002
Dividends from bank subsidiary	$1,693,161	$1,449,849	$783,439
Non-interest expense	91,023	50,733	14,317

Income before taxes	1,602,138	1,399,116	769,122
Income tax benefit	(30,948)	(17,249)	(4,700)
Income before equity earnings	1,633,086	1,416,365	773,822
Equity in undistributed earnings of bank subsidiary	926,600	815,898	1,749,719

Net income	$2,559,686	$2,232,263	$2,523,541

2004 ANNUAL REPORT	26

PARENT COMPANY ONLY CONDENSED STATEMENTS OF CASH FLOWS	2004	2003	2002
Operating activities:
Net income	$2,559,686	$2,232,263	$2,523,541
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed equity earnings of bank subsidiary	(926,600)	(815,898)	(1,749,719)
Change in operating assets and liabilities	(20,181)	(17,248)	(4,700)

Net cash provided by operating activities	$1,653,267	$1,399,117	$769,122

Investing activities:
Purchase of premises	(623,828)	(10,000)	—
Construction in process	(49,653)	—	—
Investment in subsidiary	(6,000,000)	—	—

Total investing activities	(6,673,481)	(10,000)	—

Financing activities:
Proceeds from the issuance of long-term debt	6,000,000
Cash dividends paid	(1,093,602)	(1,613,132)	(783,440)
Proceeds from exercise of stock options	128,782	143,340	192,183
Cash in lieu of fractional shares on stock dividend	(4,865)	—	(8,992)

Net cash used by financing activities	5,030,315	(1,469,792)	(600,249)

Net increase (decrease) in cash and cash equivalents	10,101	(80,675)	168,873
Cash and cash equivalents at beginning of year	116,227	196,902	28,029

Cash and cash equivalents at end of year	$126,328	$116,227	$196,902

27	www.GREERSTATEBANK.COM

CORPORATE AND SHAREHOLDER INFORMATION

Greer Bancshares Incorporated and Subsidiary

Corporate Offices

Greer Bancshares Incorporated

1111 West Poinsett Street

PO Box 1029

Greer, South Carolina 29652

864-877-2000

Banking Locations

Poinsett Street Office

1111 West Poinsett Street

Greer, South Carolina 29650

864-877-2000

North Main Street Office

601 North Main Street

Greer, South Carolina 29650

864-848-5103

Buncombe Road Office

871 South Buncombe Rd.

Greer, South Carolina 29650

864-848-2563

MEMBER FDIC

Company Website

www.greerstatebank.com

Independent Auditors

Dixon Hughes, PLLC

Asheville, North Carolina

Stock Transfer Agent and Registrar

Request for stock transfers, address changes,

or corrections should be sent in writing to:

Shareholder Relations

Greer Bancshares Incorporated

PO Box 1029

Greer, SC 29652-1029

Form 10-K and Other Information

The approximate number of record shareholders as of December 31, 2004 was 817. Copies of Greer Bancshares Incorporated’s Annual Report to the United States Securities and Exchange Commission, Form 10-K, and other information may be obtained by submitting a written request to:

Mr. J. Richard Medlock, Jr.
Executive Vice President & Chief Financial Officer
Greer Bancshares Incorporated • PO Box 1029
Greer, South Carolina 29652-1029

PROMOTION ANNOUNCEMENTS

In January of 2005, the Board of Directors promoted Sandra I. Burdette to Executive Vice President, Chief Operations Officer, and J. Richard Medlock, Jr. to Executive

Vice President, Chief Financial Officer, recognizing both for 16-plus years of outstanding contributions and service to Greer State Bank.

THE ATTACHED INFORMATION CONSTITUTES A PORTION OF GREER

BANCSHARES INCORPORATED’S ANNUAL REPORT TO SHAREHOLDERS FOR

THE YEAR ENDED DECEMBER 31, 2004.

P.O. Box 1029 Greer, SC 29652-1029

Phone: 864-877-2000    Fax: 864-848-5141

GREER BANCSHARES INCORPORATED

Selected Financial Data

The following table sets forth certain selected financial data concerning Greer Bancshares Incorporated. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations. All share and per share data have been restated to account for a 3-for-2 stock split, effected in the form of a stock dividend that was effective March 15, 2004

December 31,	2004	2003	2002	2001	2000
(Dollars in Thousands, Except per Share Data)
SUMMARY OF OPERATIONS
Interest and fee income	$11,196	$10,139	$11,091	$12,497	$12,219
Interest expenses	3,849	3,618	4,132	6,049	6,451

Net interest income	7,347	6,521	6,959	6,448	5,768
Provision for loan losses	251	10	787	355	200

Net interest income after provision for loan losses	7,096	6,511	6,172	6,093	5,568
Noninterest income	2,209	1,902	2,805	1,704	1,184
Noninterest expense	6,745	6,181	6,454	5,671	4,999

Net income	$2,560	$2,232	$2,523	$2,126	$1,753

PER SHARE DATA
Earnings:
Basic	$1.05	$0.92	$1.05	$0.91	$0.77
Diluted	1.05	0.92	1.04	0.90	0.75
Dividends declared	0.45	0.67	0.33	0.00	0.23
Book Value	8.65	7.68	7.53	6.47	5.57
Weighted average shares outstanding:
Basic	2,428,833	2,415,803	2,404,306	2,327,037	2,286,626
Diluted	2,447,589	2,438,631	2,429,867	2,355,512	2,316,819

SELECTED ACTUAL YEAR END BALANCES
Total assets	$231,291	$214,134	$192,531	$180,052	$166,197
Loans	139,646	115,565	107,661	114,360	116,466
Allowance for loan losses	1,136	1,298	1,081	1,245	948
Available For Sale Securities	37,054	66,760	52,163	49,754	36,242
Held To Maturity Securities	35,474	17,263	14,607	0	0
Deposits	150,260	152,961	137,563	131,171	127,014
Borrowings	52,185	40,057	34,837	31,615	24,190
Stockholders’ Equity	21,033	19,708	18,613	15,926	13,540

SELECTED AVERAGE BALANCES
Assets	$224,409	$200,217	$183,999	$174,513	$159,713
Deposits	157,179	140,310	133,359	127,650	122,542
Stockholders’ Equity	19,872	18,398	16,243	14,589	11,878

FINANCIAL RATIOS
Return on average assets	1.14%	1.11%	1.37%	1.22%	1.10%
Return on average equity	12.88%	12.13%	15.63%	14.83%	14.06%
Average equity to average assets	8.86%	9.19%	8.83%	8.36%	7.44%
Dividend payout ratio	42.86%	72.83%	31.43%	0.00%	30.43%

GREER BANCSHARES INCORPORATED

(Dollars in Thousands) (except per share data)	2004 Quarter Ended				2003 Quarter Ended
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Net interest income	$2,245	$1,759	$1,689	$1,654	$1,808	$1,566	$1,552	$1,595
Provision for loan losses	112	94	30	15	0	0	0	10
Noninterest income	446	624	549	590	365	503	574	460
Noninterest expense	1,605	1,538	1,503	1,443	1,445	1,393	1,466	1,385
Provision for income taxes	226	143	121	166	130	104	119	139
Net income	748	608	584	620	598	572	541	521
Basic earnings per share	$0.30	$0.25	$0.24	$0.26	$0.25	$0.24	$0.23	$0.22
Diluted earnings per share	$0.30	$0.24	$0.24	$0.25	$0.24	$0.23	$0.22	$0.21

DESCRIPTION OF THE COMPANY’S BUSINESS

Greer State Bank was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated (a one-bank holding company) is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. In October 2004 the Company formed, and owns all the common stock of, Greer Capital Trust I (Trust). The Trust is a special purpose subsidiary organized for the sole purpose of issuing trust preferred securities. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns, and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The Company currently engages in no other business other than owning and managing the Bank and its “alternative investments” subsidiary, Greer Financial Services Corporation (GFSC). GFSC offers securities exclusively through Raymond James Financial Services, Inc.

There were no significant changes to the Company’s business in 2004.

Recent Events

In March 2004 the company declared a three-for-two stock split effective in the form of a stock dividend. All share and per share information has been adjusted to reflect the effect of the dividend.

In October 2004, the Company issued $6.186 million of junior subordinated debentures to its newly formed, wholly-owned capital trust, Greer Capital Trust I (the “Trust”), to fully and unconditionally guarantee the trust preferred securities issued by the Trust. These long-term obligations, currently qualify as Tier I capital for the Company. Also, see the detailed discussion regarding the accounting treatment of the Trust in the summary of significant accounting policies. The junior subordinated debentures mature in October 2034. Interest payments are due quarterly to the Trust at the three-month LIBOR plus 220 basis points.

In January 2005, the Bank entered into a commitment for a construction project to build a new branch in the amount of approximately $800,000.

Critical Accounting Policies

General

The financial condition and results of operations presented in the consolidated financial statements, the accompanying notes to the consolidated financial statements and this section are, to a large degree, dependent upon our accounting policies. The selection and application of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change. We discuss below those accounting policies that we believe are the most important to the portrayal and understanding of our financial condition and results of operations. These critical accounting policies require our most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

GREER BANCSHARES INCORPORATED

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting:

•	SFAS 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimatable and

•	SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Our allowance for loan losses is determined by evaluating our loan portfolio on a quarterly basis. The evaluation includes a close review of the internal watch list and other non-performing loans. Management uses certain steps in calculating the balance of the allowance. A specific classification is used, which examines problem loans and applies a weight factor to each category. The weight factor is based upon FDIC data and the loans within each category are reviewed on a monthly basis to determine changes in their status. Then a predetermined rate is applied against total loans with unspecified reserves. Again, this rate is based upon experience and can change over time. Management also considers the amount in specific types of loans, unfunded lines of credit and loans classified as non-accruals. This process is based on data that can be subjective and the actual losses may be greater or less than the amount of the allowance. However, management feels that the allowance represents a reasonable assessment of the risk imbedded in the portfolio.

Results of Operations

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Greer Bancshares Incorporated and its subsidiary, Greer State Bank. The commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

The following discussion describes our results of operations for 2004 as compared to 2003 and 2003 compared to 2002 and also analyzes our financial condition as of December 31, 2004 as compared to December 31, 2003. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, approximately 86 percent of which we pay interest on. We also use Federal Home Loan Bank advances for funding loans and deposits. One of our key measures of success is net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits and other borrowings. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on interest-bearing liabilities.

We have included a number of tables to assist in the description of these measures. For example, the “Average Balances” table shows the average balances during 2004, 2003 and 2002 of each category of assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and the changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a “Sensitivity Analysis Table” to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, loans, and our deposits and other borrowings.

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

In addition to earning interest on loans and investments, we earn income through fees and other expenses we collect for services provided to our customers. We describe the various components of this noninterest income, as well as noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and

GREER BANCSHARES INCORPORATED

analysis in conjunction with the consolidated financial statements and the related notes and the other statistical information also included in this report.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Year ended December 31, 2004 compared with year ended December 31, 2003

Net income for the year ended December 31, 2004 was $2,559,686, or $1.05 per diluted share, compared to $2,232,263, or $.92 per diluted share, for the year ended December 31, 2003, which was an increase of $327,423, or 14.7%. The improvement in net income was the result of growth in the Bank’s loan portfolio. Net interest income increased $826,311 or 12.7%, to $7,347,007 for the year ended December 31, 2004. Non-interest income also increased $306,573 to $2,208,874 for the year ended December 31, 2004. Non-interest expenses increased $400,655, or 7.0%, primarily due to an increase of $329,062, or 10.6%, in salaries and benefits. The increase in salaries and benefits was the result of an increase of three full-time equivalent employees during 2004, in addition to annual salary adjustments made, as the Company’s total assets grew $17,157,743, or 8.0%, and the Company planned for additional growth.

Year ended December 31, 2003 compared with year ended December 31, 2002

Net income for the year ended December 31, 2003 was $2,232,263, or $.92 per diluted share, compared to $2,523,541, or $1.04 per diluted share, for the year ended December 31, 2002. Net interest income declined $438,546, or 6.3%, to $6,520,696 for the year ended December 31, 2003. The primary reason for this decrease was the decline in market interest rates that occurred during 2003, which resulted in a decline in yield on average earning assets that was greater than the decline in the cost of interest-bearing liabilities during the year. Non-interest income also decreased $903,104 to $1,902,301 for the year ended December 31, 2003. Our non-interest income in 2003 compared favorably with our historic level of non-interest income, whereas in 2002 our non-interest income was significantly higher than normal due primarily to a gain on the sale of undeveloped real estate. If the gain were not considered in our 2002 non-interest income, the increase in non-interest income in 2003 would have been $154,024, or 8.8%. Other operating expenses decreased $64,295, or 4.3%, primarily due to the reduction of credit card expenses associated with the Company’s credit card portfolio that was sold in 2002 to one of our correspondent banking relationships.

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

Net interest income increased from $6,520,696 for the year ended December 31, 2003 to $7,347,007 for the year ended December 31, 2004. The increase in net interest income of $826,311, or 12.7%, was the result of the significant growth in the loan portfolio experienced in the second half of 2004. Beginning on June 30, 2004, the Federal Open Market Committee raised the federal funds rate five times for a total of 125 basis points. The prime lending rate, which generally moves up and down with changes in the federal funds rate, also increased 125 basis points during the last six months of 2004. At December 31, 2004, the Bank had approximately $83 million in loans indexed to the Wall Street Journal prime rate. The Bank’s loan portfolio increased by approximately $24 million, or 21%, during 2004. The majority of the growth occurred in the last six months of the year.

Net interest income decreased from $6,959,242 for the year ended December 31, 2002 to $6,520,696 for the year ended December 31, 2003. The decrease in net interest income of $438,546, or 6.3%, occurred primarily due to the decline of 98 basis points in yield on earning assets, compared to the decline in cost of interest-bearing liabilities, which was 53 basis points. Average interest earning assets increased in 2003 by $16,647,000 and average interest–bearing liabilities increased by $11,246,000; however, since the decline in the yield on average earning assets (98 basis points) was significantly more than the decline in cost of average interest-bearing liabilities, the result was a decline in net interest income. The decline in yield on average earning assets and cost of interest-bearing liabilities was due to the decline in market interest rates that occurred during 2003. The Company’s balance sheet is asset sensitive at one year, which means its assets reprice at a faster rate than its liabilities in a one-year period. The more rapid repricing of assets during 2003 resulted in the yield on earning assets declining faster than the decline in cost of interest-bearing liabilities, which led to a decline in interest rate spread and net interest margin. (For additional related information, see discussion on “Interest Rate Sensitivity”.)

GREER BANCSHARES INCORPORATED

The following table sets forth for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the net interest spread and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

Average Balances, Income, Expenses, and Rates

Year Ended December 31,	2004			2003			2002
(Dollars in Thousands)	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
Assets:
Interest Earning Assets:
Taxable Investments	$51,253	$2,011	3.92%	$42,680	$1,435	3.36%	$36,411	$1,777	4.88%
Non-Taxable Investments	32,720	1,435	6.81%	31,331	1,405	6.92%	21,041	985	7.24%
Int. Bearing Deposits in other banks	1,402	16	1.14%	2,046	24	1.17%	1,685	25	1.48%
Federal Funds Sold	1,748	22	1.26%	3,067	35	1.14%	4,036	62	1.54%
Loans (1)	125,013	7,712	6.18%	107,961	7,241	6.57%	107,265	8,243	7.54%

Total Interest Earning Assets	$208,515	$11,196	5.76%	$187,085	$10,140	5.75%	$170,438	$11,092	6.73%

Other noninterest-earning assets	17,132			13,132			13,561

Total Assets	$225,647			$200,217			$183,999

Liabilities and Stockholder’s Equity
Interest Bearing Liabilities:
NOW Accounts	$34,832	$139	0.40%	$32,029	$217	0.68%	$26,964	$230	0.85%
Money Market and Savings	27,720	378	1.36%	26,917	324	1.20%	27,741	476	1.72%
Time Deposits	68,641	1,583	2.31%	58,077	1,410	2.43%	57,734	1,788	3.10%
Federal Funds Purchased	922	19	2.06%	98	1	1.02%	80	1	1.25%
FHLB Borrowings	44,396	1,675	3.77%	39,653	1,667	4.20%	33,009	1,638	4.96%
Other Long Term Debt	1,331	55	4.13%	—	—	—	—	—	—

Total Interest Bearing Liabilities	$177,842	$3,849	2.16%	$156,774	$3,619	2.31%	$145,528	$4,133	2.84%

NonInterest-Bearing Liabilities:
Demand Deposits	25,893			23,287			20,920
Other Liabilities	2,040			1,758			1,308

Total NonInterest-Bearing Liabilities	$27,933			$25,045			$22,228

Total Liabilities	$205,775			$181,819			$167,756

Stockholders’ Equity	19,872			18,398			16,243

Total Liabilities and Stockholders’ Equity	$225,647			$200,217			$183,999

Net Interest Spread			3.59%			3.44%			3.89%
Net Interest Income		$7,347			$6,521			$6,959

Net Interest Margin			3.78%			3.82%			4.31%

(1)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

(2)	All Yields/Rates are computed on a Tax Equivalent Basis at a Federal Tax Rate of 34% and State Tax Rate of 4.5%.

The following table sets forth the effect that the varying levels of earning assets and interest-bearing liabilities and the changes in applicable rates have had on changes in net interest income during the periods indicated. The net changes in net interest income in this table can be traced to the difference in net interest income in the previous table, “Average Balances, Income, Expenses, and Rates.”

GREER BANCSHARES INCORPORATED

Analysis of Changes in Net Interest Income

Year Ended December 31,	2004 Compared with 2003			2003 Compared with 2002
	Variance Due to			Variance Due to
(Dollars in Thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Taxable Investments	$288	$288	$576	$306	$(648)	$(342)
Non-Taxable Investments	62	(32)	30	482	(62)	420
Int-Bearing Deposits in other banks	(8)	(0)	(8)	5	(6)	(1)
Federal Funds Sold	(15)	2	(13)	(15)	(12)	(27)
Loans	901	(430)	471	53	(1,055)	(1,002)

Total	$1,229	$(173)	$1,056	$832	$(1,784)	$(952)
Interest Expense:
NOW Accounts	$19	$(97)	$(78)	$43	$(56)	$(13)
Money Market and Savings	10	44	54	(14)	(138)	(152)
Time Deposits	256	(83)	173	11	(389)	(378)
Federal Funds Purchased	8	10	18	0	(0)	—
FHLB Borrowings	199	(191)	8	330	(301)	29
Other Long Term Debt	55	—	55	—	—	—

Total	$548	$(318)	$230	$370	$(884)	$(514)
Net Interest Income	$681	$145	$826	$462	$(900)	$(438)

(1)	The rate/volume variances (change in volume times change in rate) have been allocated to the change attributable to rate.

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

The table included above shows the changes in interest income and expense during 2004 and 2003, and allocates the appropriate amount of income or expense to changes in rate or changes in volume. The table indicates that in 2003 market rates declined, and the rate on the Company’s earning assets declined more than the rates on its interest-bearing liabilities, which caused the spread and net interest margin to decline. The decrease in rates on earning assets was more than the decrease in rates on interest-bearing liabilities primarily due to market interest rates falling to fifty-year lows and the rates on the Company’s liabilities reaching what management deemed to be the minimum rates that could be paid on certain account types. In 2004 the yield on earning assets declined at a much slower pace than in 2003, due to an increase in interest rates during the last half of the year. The average rate paid on interest-bearing liabilities declined only by two basis points in 2004, since minimum rates had previously been reached on many of the deposits. The result was a minimal decline in the spread and net interest margin.

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2004. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

GREER BANCSHARES INCORPORATED

Interest Rate Sensitivity Analysis

December 31, 2004	Three Months or Less	After Three Months Through Twelve Months	After One Year Through Five Years	After Five Years	Totals
Interest earning assets:
Federal Funds Sold	$650	$0	$0	$0	$650
Interest bearing due from banks	1,513	0	0	0	1,513
Investment securities	3,080	5,941	24,916	38,592	72,529
Loans	89,038	15,304	30,325	4,979	139,646

Total interest earning assets	93,631	21,245	55,241	43,571	213,688

Cumulative interest earning assets	$93,631	$114,876	$170,117	$213,688	$213,688

Interest bearing liabilities:
Certificates of deposit	14,976	25,456	20,502	0	60,934
IRA’s	5,638	3,365	3,175	0	12,178
Money Market Accounts	0	4,811	9,752	0	14,563
Transaction Accounts	0	477	23,069	11,592	35,138
Savings Accounts	505	1,515	4,101	0	6,121
FHLB Advances	15,691	4,418	20,167	11,909	52,185
Other Long Term Debt	—	—	—	6,000	6,000

Total interest bearing liabilities	36,810	40,042	80,766	29,501	187,119

Cumulative interest bearing liabilities	$36,810	$76,852	$157,618	$187,119	$187,119

Gap Analysis:
Interest sensitivity gap	$56,821	($18,797)	($25,525)	$14,070	$26,569

Cumulative interest sensitivity gap	$56,821	$38,024	$12,499	$26,569	$26,569

Cumulative gap ratio of interest earning assets to interest bearing liabilities	254%	149%	108%	114%	114%

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

GREER BANCSHARES INCORPORATED

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

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our income statement, are made as needed to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions. During 2004, we provided $251,000 for loan losses, raising the balance to $1,136,258 on December 31, 2004 after charging current year net bad debts of $412,970. The reserve for loan losses was approximately .81% and 1.12% of total loans on December 31, 2004 and 2003, respectively. Non-performing loans (i.e., loans ninety days or more past due and loans on non-accrual status) as a percentage of average assets declined from December 31, 2003 to December 31, 2004 from .62% to .25%. The decrease in loan loss reserve as a percentage of loans was due to the decline in non-performing loans from 2003 to 2004. The Company’s loan loss reserve model indicated the reserve was adequate at December 31, 2004.

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

Other Income

Non-interest income for the year ended December 31, 2004 was $2,208,874 compared to $1,902,301 for the year ended December 31, 2003, an increase of $306,573, or 16.1%. Service charges and fees relating to deposit accounts, which increased from $1,167,683 for the year ended December 31, 2003 to $1,235,497 for the year ended December 31, 2004, were the most significant portion of non-interest income. Gains on the sale of investment securities were $295,572 in 2004, compared to $122,585 in 2003. Investment securities were sold to fund significant growth in the loan portfolio experienced in the last half of 2004. Other operating income, which is included in total non-interest income, increased from $598,551 in 2003 to $677,805 in 2004. The largest component of other operating income is income from financial management services, which increased from $262,182 in 2003, to $281,964 in 2004.

Non-interest income for the year ended December 31, 2003 was $1,902,301 compared to $2,805,405 for the year ended December 31, 2002. As discussed earlier in this document, this decrease was primarily due to a 2002 gain of $1,057,128 realized on the sale of undeveloped real estate that was purchased in 1996 in order to obtain a corner lot on which to build a branch office in 1998. The most significant portion of non-interest income in 2003 was from service charges and fees relating to deposit accounts that totaled $1,167,683 compared to $1,088,839 in 2002. The increase of $78,844 is a result of increased revenue from an overdraft privilege product, which the Bank has offered since August 2000. Other operating income decreased $72,007, or 10.7%, to $598,551 for the year ended December 31, 2003 due primarily to a decline in credit card income. This was a result of the Company’s credit card portfolio being sold to one of the Company’s correspondent banking relationships during 2002. While there was a significant decrease in income from the credit card function in 2003,

GREER BANCSHARES INCORPORATED

since 2003 was the first full year after the sale of the credit card portfolio, the Company still received certain income relating to credit cards. The commission income from credit card products was expected to increase as the Company grows. While other operating income as a whole decreased, income from the Company’s brokerage services subsidiary, offered through Raymond James Financial Services, totaled $262,182 in 2003 and $190,350 in 2002, an increase of $71,832, or 37.7%. The increase was due primarily to favorable conditions in the equity markets, which encouraged investors to move funds from cash accounts and invest in the equity markets.

Other Expenses

Non-interest expenses were $6,089,638 for the year ended December 31, 2004 compared to $5,688,983 for the year ended December 31, 2003. This was comprised primarily of salaries and employee benefits totaling $3,440,019 for the year ended December 31, 2003 compared to $3,110,957 for the year ended December 31, 2002. The increase in salaries was due to annual salary adjustments and the addition of staff to support the Company’s growth. Included in non-interest expenses is depreciation expense on equipment which totaled $335,320 in 2004 and $445,725 in 2003, which was a decrease of $110,405, or 24.8%. The decrease was due to certain equipment and software becoming fully depreciated early in 2004. Internet banking expense increased to $73,870 in 2004 from $54,293 in 2003, as the result of growth and additional features implemented in 2004. Marketing expenses declined in 2004 to $178,800 from $222,550 in 2003. Included in marketing expenses in 2003 were approximately $70,000 in expenses for marketing programs relating to one-time promotions. All other operating expenses increased primarily as a result of the continued growth of the Company.

Non-interest expenses were $5,688,983 for the year ended December 31, 2003 compared to $5,566,006 for the year ended December 31, 2002. This was comprised primarily of salaries and employee benefits totaling $3,110,957 for the year ended December 31, 2003 compared to $2,856,452 for the year ended December 31, 2002. The increase in salaries was due to annual salary adjustments and the addition of staff made necessary by the Company’s growth. Included in non-interest expenses is depreciation expense on equipment, which totaled $445,725 in 2003 and $482,899 in 2002. The decrease of $37,174, or 7.7%, was due to certain equipment and software becoming fully depreciated during 2003. Other operating expenses were $906,889 compared to $952,706, a decrease of $45,817, or 4.8%. This decrease is primarily due to 2003 being the first full year after the sale of the Company’s credit card portfolio.

Income Taxes

For the years ended December 31, 2004 and 2003, the Company recorded income tax expense in the amounts of $655,557 and $491,751, respectively. This resulted in an effective tax rate of 20.4% and 18.1% for the years ended December 31, 2004 and 2003, respectively. The increase in the effective tax rate is due to the decrease in the amount of tax-free income as a percentage of net interest income, which was 19.5% for 2004 and 21.5% for 2003. The amount of tax-free income the Company has is related to the amount of municipal securities and loans to municipalities that qualify as tax-exempt.

For the year ended December 31, 2002, the Company recorded income tax expense in the amount of $887,600, which resulted in an effective tax rate of 26.0%. The effective tax rate for 2002 was higher due to the percentage of tax-free income to net interest income being 14.2%, which was significantly lower than the ratio for 2003 and 2004. In 2003 the Bank recorded tax-exempt income of $1,404,546, compared with $984,746 in 2002, an increase of approximately $420,000. The increase was the result of the addition of $9,185,331 and $12,134,217 in tax-free securities in 2003 and 2002, respectively.

Capital Resources

Total capital of the Company was increased by 2004 net income of $2,559,686 and was decreased by the change in accumulated other comprehensive income of ($266,560). In addition, the Company paid cash dividends on June 15, September 15 and December 15, 2004 totaling $1,093,602, or $.45 per share. In addition, the Company paid cash in lieu of fractional shares in the amount of $4,865 relating to a 3 for 2 stock split that was effective on March 15, 2004. In 2003, total capital of the Company was increased by net income of $2,232,263 and the change in accumulated other comprehensive income of $313,607. The Company also paid cash dividends in the amount of $1,613,132, or $1.00 per share on May 15 and November 15, 2003.

In 2002, total capital of the Company was increased by net income of $2,523,541 and the change in accumulated other comprehensive income of $757,390. In addition, the Company issued a 2.5% stock dividend and paid a cash dividend of $.50 per share on May 30, 2002. Total cash paid out for the cash dividend was $783,440, and cash paid in lieu of fractional shares was $8,992.

GREER BANCSHARES INCORPORATED

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

Greer State Bank and the Company exceeded the Federal Reserve’s fully phased in regulatory capital requirements at December 31, 2004, 2003 and 2002 as set forth in the following table.

Risk-Based Capital Ratios

	(000’s)
Bank	2004	2003	2002
Tier 1 Capital	25,354	$18,428	$17,612
Tier 2 Capital	1,136	1,299	1,081

Total Qualifying Capital	26,490	$19,727	$18,693

Risk-adjusted total assets	$163,850	$141,064	$125,036

(including off-balance-sheet exposures)
Tier 1 risk-based capital ratio	15.47%	13.06%	14.09%
Total risk-based capital ratio	16.17%	13.98%	14.95%
Tier 1 leverage ratio	10.82%	8.92%	9.13%

	Tier 1 Risk-Based	Tier 1 Leverage	Total Risk-Based
Greer Bancshares capital ratios at December 31, 2004 were:	15.90%	11.18%	16.59%

Liquidity

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds purchased and sold and deposit levels. The Company has federal funds lines in place totaling $14.5 million, and also has the ability to borrow additional funds from the Federal Home Loan Bank of up to 30% of the Bank’s assets. Management has established policies and procedures governing the length of time to maturity on loans and investments. In the opinion of management, our deposit base and lines of credit can adequately support our short-term liquidity needs. Management believes the new branch that is scheduled to open in 2005, and is discussed above in the “Recent Events” section, will generate adequate deposits to fund its growth.

Impact of Off-Balance Sheet Instruments

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments. At December 31, 2004 and 2003, the Company’s commitments to extend credit totaled $31,136,000 and $26,134,000, respectfully.

GREER BANCSHARES INCORPORATED

Impact of On-Balance Sheet Instruments

In addition, the Company has utilized interest rate swap contracts as fair value hedges for some of our fixed rate Federal Home Loan Bank advances. The term and notional amount of the interest rate swaps match the term and principal amount of the debt being hedged. Interest rate swaps are contractual agreements between two parties to exchange a series of cash flows representing interest payments. A swap allows both parties to alter the repricing characteristics of assets or liabilities without affecting the underlying principal positions. Through the use of a swap, assets and liabilities may be transformed from fixed to floating rates, from floating rates to fixed rates, or from one type of floating rate to another. The remaining term on our swaps at December 31, 2004 ranged from five years to eight years. We do not utilize derivatives for trading purposes. We assume that there is no ineffectiveness with these fair value hedges and therefore, have adjusted the carrying amount of the swap to its fair value and adjusted the carrying amount of the liability by an offsetting amount.

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

Investment Portfolio

The following tables summarize the carrying value and estimated market value of investment securities and weighted-average yields of those securities at December 31, 2004, 2003 and 2002. The yield on state and political subdivisions is presented on a tax equivalent basis using a federal income tax rate of 34% and state income tax rate of 4.5%. For mortgage-backed securities, the amounts are based on the actual contracted maturities, and prepayments were not considered.

Investment Securities Portfolio Composition

	Due One Year or Less	One Year Through Five Years	Five Years through Ten Years	After Ten Years	Total	Estimated Market Value	Average Maturity in Years
(Dollars in Thousands)
December 31, 2004
Held-To-Maturity
Mortgage Backed Securities	$—	$—	$7,108	$28,366	$35,474	$35,316	13.44

Available-For-Sale
U.S. Govt Agencies and Mortgage Backed Securities	—	3,097	3,799	2,209	9,105	9,043	8.00
States of the U.S. and Political Subdivisions	368	912	5,476	15,715	22,471	23,906	10.38
Corporate Securities	1,021	3,094	—	—	4,115	4,105	2.88

Total	$1,389	$7,103	$9,275	$17,924	$35,691	$37,054

Held-To-Maturity
Weighted Average Yields:
Mortgage Backed Securities	0.00%	0.00%	3.81%	4.44%
Available-For-Sale
Weighted Average Yields:
U.S. Govt Agencies and Mortgage Backed Securities	0.00%	2.70%	4.38%	4.92%
States of the U.S. and Political Subdivisions	6.65%	6.48%	6.34%	6.68%
Corporate Securities	3.38%	4.70%	0.00%	0.00%

GREER BANCSHARES INCORPORATED

(Investment Portfolio, cont.)

	Due One Year or Less	One Year Through Five Years	Five Years through Ten Years	After Ten Years	Total	Estimated Market Value	Average Maturity in Years
(Dollars in Thousands)
December 31, 2003
Held-To-Maturity
Mortgage Backed Securities	$—	$15,291	$1,972	$—	$17,263	$17,278	2.89

Available-For-Sale
U.S. Govt Agencies and Mortgage Backed Securities	6,016	11,914	5,087	1,995	25,012	25,240	4.30
States of the U.S. and Political Subdivisions	115	6,797	22,808	3,741	33,461	34,991	7.68
Corporate Securities	3,031	1,061	—	—	4,092	4,132	0.69
Other Securities	—	—	2,397	—	2,397	2,397	5.69

Total	$9,162	$19,772	$30,292	$5,736	$64,962	$66,760

Held-To-Maturity
Weighted Average Yields:
Mortgage Backed Securities	0.00%	3.66%	4.06%	0.00%
Available-For-Sale
Weighted Average Yields:
U.S. Treasury Securities	0.00%	0.00%	0.00%	0.00%
U.S. Govt Agencies and Mortgage Backed Securities	3.57%	3.32%	4.67%	5.28%
States of the U.S. and Political Subdivisions	6.51%	6.39%	6.43%	5.60%
Corporate Securities	5.19%	3.38%	0.00%	0.00%
Other Securities	0.00%	0.00%	3.69%	0.00%

	Due One Year or Less	One Year Through Five Years	Five Years through Ten Years	After Ten Years	Total	Estimated Market Value	Average Maturity in Years
(Dollars in Thousands)
December 31, 2002
Held-To-Maturity
Mortgage Backed Securities	$—	$12,044	$2,563	$—	$14,607	$14,686	3.47

Available-For-Sale
U.S. Govt Agencies and Mortgage Backed Securities	7,868	10,887	—	—	18,755	19,183	1.16
States of the U.S. and Political Subdivisions	105	2,106	19,657	4,571	26,439	27,261	8.44
Corporate Securities	1,336	2,545	—	—	3,881	3,922	1.33
Other Securities	—	—	1,797	—	1,797	1,797	7.00

Total	$9,309	$15,538	$21,454	$4,571	$50,872	$52,163

Held-To-Maturity
Weighted Average Yields:
Mortgage Backed Securities	0.00%	4.10%	4.56%	0.00%
Available-For-Sale
Weighted Average Yields:
U.S. Govt Agencies and Mortgage Backed Securities	3.73%	5.09%	0.00%	0.00%
States of the U.S. and Political Subdivisions	6.37%	6.52%	6.55%	6.20%
Corporate Securities	5.30%	5.02%	0.00%	0.00%
Other Securities	0.00%	0.00%	5.29%	0.00%

GREER BANCSHARES INCORPORATED

Loan Portfolio

Credit Risk Management

Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves both the process of loan underwriting and loan administration. The Company manages credit risk through a strategy of making loans within our primary marketplace and within our limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers’ ability to honor the terms of their loans is dependent on the business and economic conditions in Greenville and Spartanburg Counties and the surrounding areas comprising our marketplace. Additionally, since real estate is considered by the Company as the most desirable non-monetary collateral, a significant portion of our loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. We also seek to limit total exposure to individual and affiliated borrowers. We manage the risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower’s ability to service the debt as well as the value of the pledged collateral.

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

The Company’s corporate office is located in Greer, South Carolina, and its service area is mixed in nature. The Greenville-Spartanburg area is a regional business center whose economy contains elements of manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Greer, the economy includes manufacturing, agriculture, and industry. No particular category or segment of the economy previously described is expected to grow or contract disproportionately in 2005.

Total loans outstanding were $139,646,433 and $115,664,624 at December 31, 2004 and 2003, respectively. There are no significant concentrations of loans in our loan portfolio to any particular individuals or industry or group of related individuals or industries.

The Company’s ratio of loans to deposits was 92.9% and 75.6% at December 31, 2004 and 2003, respectively. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base. The increase in the loans to deposits ratio is due to the significant growth experienced in the loan portfolio during the last six months of 2004. The growth was funded primarily by advances from the Federal Home Loan Bank, the sale of investment securities and the issuance of long term debt in the form of trust preferred securities.

GREER BANCSHARES INCORPORATED

The following table summarizes the composition of the loan portfolio by category at the dates indicated.

Loan Portfolio Composition

December 31,	2004		2003		2002		2001		2000
(Dollars in Thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial	$31,188	22.33%	$28,122	24.33%	$23,293	21.64%	$24,482	21.41%	$17,672	15.17%
Real Estate-Construction	28,362	20.31%	15,288	13.23%	13,596	12.63%	11,361	9.93%	4,650	3.99%
Real Estate Mortgage: Residential 1-4	40,772	29.20%	36,777	31.82%	43,527	40.43%	49,196	43.02%	55,570	47.72%
Multi-Family	1,636	1.17%	1,732	1.50%	639	0.59%	413	0.36%	427	0.37%
NonFarm/Nonresidential	26,810	19.20%	21,099	18.26%	15,555	14.45%	17,149	15.00%	26,247	22.54%
Installment Loans to Individuals	9,694	6.94%	9,154	7.92%	9,535	8.86%	9,956	8.71%	10,073	8.65%
Lease Financing	977	0.70%	931	0.81%	462	0.43%	469	0.41%	509	0.44%
Obligations of State and Political Subdivisions	207	0.15%	2,462	2.13%	1,054	0.98%	1,334	1.17%	1,313	1.13%

Total Loans	$139,646	100%	$115,565	100%	$107,661	100%	$114,360	100%	$116,461	100%

The Company’s loan portfolio contains a significant percentage of real estate mortgage loans. Real estate mortgage loans increased by $22,684,000, or 30.3%, to $97,580,000 during the twelve months ended December 31, 2004. At December 31, 2004 real estate mortgage loans represented 69.9% of the total loan portfolio compared to 64.8% at December 31, 2003. The increase in mortgage loans as a percentage of total loans can be attributed to the demand in the Company’s market area for commercial and residential construction, which is fueled by a strong local economy. The Company also added two experienced commercial lenders during 2004 who have attracted significant commercial real estate loans. In addition, in an effort to effectively manage its interest rate risk, over the past several years the Company has not offered in-house long-term fixed rate mortgage loans; however, in 2003 the Company began offering five-year balloon mortgage loan product at attractive rates. The Company continues to offer fixed rate long term mortgages through an investor loan program.

The Company also has a significant amount of commercial and industrial loans. Commercial and industrial loans increased $3,066,000, or 10.9%, to $31,188,000 at December 31, 2004. Commercial and industrial loans comprised 22.3% and 24.3% of the total loan portfolio at December 31, 2004 and 2003, respectively.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution for the selected categories as of December 31, 2004. The Company has a total of $82.9 million in loans indexed to the Wall Street Journal Prime rate.

December 31, 2004	Commercial		Real Estate-Construction		Total
(Dollars in Thousand)	Amount	Percent	Amount	Percent	Amount	Percent
Due One Year or Less:	25,247	80.95%	19,544	68.91%	44,208	75.00%

Due One Year through Five Years:
Fixed Rate	4,783	15.34%	1,484	5.23%	6,362	10.79%
Variable Rate	159	0.51%	2,774	9.78%	2,872	4.87%

Due After Five Years:
Fixed Rate	999	3.20%	2,774	13.86%	4,929	8.36%
Variable Rate	—	0.00%	629	2.22%	575	0.98%

Total	31,188	100%	28,362	100%	58,946	100%

Risk Elements

At December 31, 2004, there were no restructured loans, $388 in loans 90 days past due and still accruing interest, and $567,000 in non-accrual status. At December 31, 2003, there were no restructured loans, $0 in loans 90 days past due and still accruing interest, and $1,249,000 in non-accrual status. At December 31, 2002, there were no restructured loans, $291,000 in loans 90 days past due and still accruing interest, and $391,000 in non-accrual status.

GREER BANCSHARES INCORPORATED

The accrual of interest on loans is discontinued when, in our judgment, the interest will not be collectible in the normal course of business. Accrual of interest of such loans is typically discontinued when the loan is 90 days past due or impaired. All interest accrued, but not collected for loans that are placed on non-accrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following table sets forth certain information with respect to our allowance for loan losses and the composition of charge offs and recoveries for each of the last five years.

Summary of Loan Loss Experience

(Dollars in Thousands)	2004	2003	2002	2001	2000
Total loans outstanding at end of year	139,646	$115,565	$107,661	$114,360	$116,466

Average loans outstanding	125,013	$107,961	$107,265	$114,378	$104,064

Balance, beginning of year	$1,298	$1,081	$1,244	$948	$784
Loans charged-off
Commercial and industrial	347	92	910	6	11
Real estate - mortgage	31	20	3	42	0
Consumer	42	35	60	33	34

Total loans charged-off	420	147	973	81	45

Recoveries of previous loan losses
Commercial and industrial	4	352	2	3	1
Real estate - mortgage	0	0	0	3	0
Consumer	3	2	20	16	8

Total loan recoveries	7	354	22	22	9

Net charge-offs	413	(207)	951	59	36

Provision charged to operations	251	10	788	355	200

Balance, end of year	$1,136	$1,298	$1,081	$1,244	$948

Ratios:
Allowance for loan losses to average loans	0.91%	1.20%	1.01%	1.09%	0.91%
Allowance for loan losses to period end loans	0.81%	1.12%	1.00%	1.09%	0.81%
Net charge offs to average loans	0.33%	-0.19%	0.89%	0.05%	0.03%

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

Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due. As of December 31, 2004 we had one impaired loan, which totaled $338,558. The average amount of impaired loans outstanding during 2004 was $318,172, and the actual amount of interest income recognized on the impaired loan was $2,427.

GREER BANCSHARES INCORPORATED

Deposits

Average deposits were $157,179,000 and $140,310,000 during 2004 and 2003, respectively. Each type of deposit increased in 2004. The most significant increases were in time deposits and demand deposit accounts. Management believes the increase in time deposits is the result of the increase in interest rates that occurred during the last six months of 2004. As the economy improved and short term interest rates increased, the Company’s loan demand also increased, and management raised time deposits rates in an effort to raise deposits to fund the loan growth. These actions resulted in the significant increase in time deposits. Demand deposits increased as a result of the Company offering free checking accounts to individuals and businesses.

Contractual maturities of all time deposits at December 31, 2004 were as follows: twelve months or less - $46,941,000, over twelve months through thirty-six months - $19,838,000, and over thirty-six months - $3,453,000.

The following table summarizes the Bank’s average deposits by categories at the dates indicated.

	2004		2003		2002
December 31,	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent
Noninterest-Bearing Deposits
Demand Deposits	25,986	16.53%	$23,287	16.60%	$20,920	15.69%

Interest Bearing Liabilities
NOW Accounts	34,832	22.16%	32,029	22.83%	26,964	20.22%
Money Market and Savings	27,720	17.64%	26,917	19.18%	27,741	20.80%
Time Deposits	68,641	43.67%	58,077	41.39%	57,734	43.29%

Total Deposits	$157,179	100%	$140,310	100%	$133,359	100%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $112,039,000, $120,396,000 and $111,332,000 at December 31, 2004, 2003 and 2002, respectively. The decrease in core deposits is the result of the loss of a significant amount of deposits of one depositor in 2004.

Time deposits over $100,000 totaled $38,221,000, $32,943,000 and $26,231,000 at December 31, 2004, 2003 and 2002, respectively. Scheduled maturities were as follows:

December 31,	2004	2003	2002
Maturing in 3 months or less	$9,425	$6,898	$8,099
Maturing after 3 months but less than 6 months	13,075	5,254	3,764
Maturing after 6 months but less than 12 months	12,304	6,913	2,712
Maturing after 12 months	3,416	13,878	11,656

Total	$38,220	$32,943	$26,231

Short-Term Borrowings

At December 31, 2004, 2003 and 2002 the Company had no short-term borrowings.

Borrowings

Advances from the Federal Home Loan Bank (FHLB) totaled $52,185,015 at December 31, 2004 and $40,057,226 at December 31, 2003. At December 31, 2004 and 2003, none of these advances had variable rates of interest. Interest rates on the advances are fixed and range from 1.93% to 6.67%. During 2004 and 2003, interest expense on some of these fixed rate notes was reduced by $245,844 and $112,690, respectively, through the utilization of interest rate swaps. For financial

GREER BANCSHARES INCORPORATED

statement purposes, we have netted the income from the swaps against the interest expense on FHLB borrowings. The Company has pledged its 1 to 4 family residential, commercial real estate mortgages, home equity lines of credit and certain mortgage backed securities as collateral.

In October 2004, the Company issued $6,186,000 of junior subordinated debentures to its newly formed, wholly-owned capital trust, Greer Capital Trust I (the “Trust”), to fully and unconditionally guarantee the trust preferred securities issued by the Trust. These long term obligations, currently qualify as Tier I capital for the Company. Also, see the detailed discussion regarding the accounting treatment of the Trust in the summary of significant accounting policies.

The junior subordinated debentures mature in October 2034. Interest payments are due quarterly to the Trust at three-month LIBOR plus 220 basis points.

The following table reflects our contractual obligations as of December 31, 2004:

Contractual Obligations	Payments Due by Period
(in thousands)	Less Than 1 Year	1 - 3 Years	3 - 5 Years	Greater Than 5 Years	Total
Borrowings	$4,854	$10,422	$14,409	$28,686	$58,371

Stock Information and Dividend History

The common stock of Greer Bancshares Incorporated is traded in the over-the-counter market and quoted on the OTC Bulletin Board (symbol: GRBS) and in two local newspapers, The Greenville News and The Spartanburg Herald, in the area OTC listings section. The following table sets forth the high and low “bid” prices per share of the common stock for each quarterly period during the past two fiscal years, as reported on NASDAQ.com. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2004			2003
Quarter	High	Low	Quarter	High	Low
First	$18.75	$11.55	First	$18.00	$18.00
Second	$18.50	$17.00	Second	$18.67	$18.00
Third	$17.00	$15.00	Third	$18.67	$18.67
Fourth	$18.50	$15.00	Fourth	$18.67	$18.67

Beginning in 1992, the Company declared annual cash and/or stock dividends or stock splits. In May 2003, the Company paid a 23 cents per share cash dividend and in November 2003, the Company paid a 44 cents per share cash dividend, totaling 67 cents per share during the year ending December 31, 2003. The 44 cents per share paid in November included a special one-time dividend of 20 cents per share. In 2004, the Company paid 15 cents per share cash dividends in June, September and December, for total cash dividends in 2004 of 60 cents per share. A 3-for-2 stock split was issued effective March 15, 2004 and effected in the form of a stock dividend. Cash dividends, as well as the prices listed above, have been adjusted to reflect the stock splits.

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

Accounting and Financial Reporting Issues

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation

GREER BANCSHARES INCORPORATED

Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements

In March 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The adoption of Issue 03-1 did not result in any other-than-temporary impairment.

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