Form 10-K, Exhibit 13
period 2005-12-31
GREER BANCSHARES INC
filed 2006-03-30
CIK 1145547

Exhibit 13

Greer Bancshares Incorporated

2005 ANNUAL REPORT

N
NW
W
E
S

"I have found no greater satisfaction than achieving success through honest dealing and strict adherence to the view that, for you to gain, those you deal with should gain as well."

—Alan Greenspan

Letter to Shareholders

Greer Bancshares Incorporated

March 15, 2006

Dear Shareholders and Friends:

We are pleased to report that 2005 was a year of significant growth and solid progress for your Company. As of year-end 2005,

•	total assets equaled $299 million, up 29.47% over year-end 2004; • total outstanding loans grew to $199 million, up 41.45%;

•	total deposits reached $199 million, up 32.56%; and

•	net annual income was $2,794,553, up 9.18% despite substantial and necessary investments in facilities and people to support our future, strategic growth goals.

As previously reported to you, the Board of Directors in late 2004 adopted a five year strategic growth plan. This plan set a challenging goal of almost doubling the assets of Greer State Bank in five years. At year-end 2004, the Bank’s assets totaled $231 million. By year-end 2009, the Bank’s goal is to reach $425 million in total assets. We believe this asset growth will enhance the Bank’s ability to achieve superior financial performance, risk management, and return on investment for our shareholders. We are pleased that the Bank’s performance during 2005 was a substantial step toward achieving our five-year growth goal.

In August, 2005, the Bank added a fourth location with the opening of its new Taylors Office. The success of this office has exceeded our early expectations in terms of asset growth and revenue, nearing profitability on a month-to-month basis in only a few months.

In summary, we believe 2005 was another successful year. The Company achieved the highest level of asset growth in its seventeen year history while investing heavily in its future and delivering a 13.71% return on average equity.

BANK PROJECTS FOR 2006

The Bank’s past success and anticipated future growth will necessitate additional investments in people and facilities in the near future.

Our present North Main Street Office is now 40 years old. It was originally constructed in 1965. The Bank purchased this office in December 1991 and renovated it in 1992. This 1900 square foot facility needs to be expanded, modernized, and renovated so that we can better offer commercial and retail banking services to our customers. We are planning to renovate this office in two phases. Phase one will be the exterior renovation and will begin in the latter half of 2006. We intend to employ a traditional architectural style that will be more attractive and will make the external appearance of this office more consistent with our other facilities. Phase two will be the interior renovation and expansion and should begin in late 2007 or early 2008. Upon the completion of the interior renovation, we anticipate that we will have transformed a 40-year old building into a modern branch office for less than half the projected cost of a new branch site and facility.

Because our current operations and data processing space in the North Main Office is no longer adequate given our growth and service requirements, we also intend to begin construction of a new operations, data processing, and administration building in the latter half of 2006. We hope to complete construction in the latter half of 2007. This new facility will be situated on 4.1 acres of land recently purchased on Pennsylvania Avenue at the entrance to the Bennett Center and across from the Jean M. Smith Library of Greer. When

2005 ANNUAL REPORT

completed, the new center will house our operations and data processing departments and staff as well as our administrative support staff in the areas of audit, compliance, corporate training, and human resources. This facility should provide adequate space for the Company for many years and is another tangible indication of our commitment to the Greer community and our desire to remain an independent community bank.

We continue to look for future branch sites that will enable us to expand our services to the growing Greer community. When we opened Greer State Bank in 1989, the City of Greer encompassed approximately seven square miles of land area. Today, the City of Greer is approximately 28 square miles, and the City’s population has essentially doubled. This extraordinary growth has expanded our opportunities to extend our service area while remaining true to our original vision of meeting the banking needs of the Greer community.

BUILDING THE TEAM

One noteworthy key to our success has been the outstanding team of people that we are proud to have as employees. The team has grown significantly since the Bank first opened its doors. We began in 1989 with thirteen employees housed in one office. Today, we have 94 employees working in four offices, making the Bank one of the largest employers in our area. In 2005 alone, we added sixteen new employees, eight of whom are in the new Taylors Office. In 2006, we have added a new marketing director and a controller for the finance and accounting division. The hiring of the controller is the first addition in the finance and accounting department since 1992, despite a growing maze of financial and regulatory reporting requirements. Our new officer staff hired in 2005 and early 2006 are pictured below.

All of our employees, whether employed early in our history or more recently, are essential to our long-term success. From the teller who greets a customer, the lender who helps a small business owner, the data processor or loan administrator who is largely unseen by the public, to the myriad other employees who assure that our Bank runs smoothly, effectively, and profitably, we are privileged to have such an outstanding team serving our customers. We extend our sincere thanks to all members of the team, for their loyalty, dedication, and commitment to excellence.

www.GREERSTATEBANK.COM : 1

THE OUTLOOK FOR 2006

John Adams once wrote to Thomas Jefferson saying, “You and I have lived in serious times.” These are indeed serious and challenging times for the global community, our country and our national economy. It would be impossible to provide any serious outlook on the future of our economy and the banking industry without reference to the global challenges our nation and economy face at present.

In the context of the dual wars in Afghanistan and Iraq, continuing uncertainty in the Middle East and other oil-producing regions, high and volatile energy costs, and huge budget and trade deficits, it is difficult to anticipate the impact of these varied and troublesome issues on our economy and the banking industry.

At present, we have an inverted yield curve (where short term interest rates are higher than long term rates). Historically, an inverted yield curve has presaged a slowdown in the economy. With an inverted yield curve, bank earnings will likely be under pressure during much of 2006. Competition for loans and deposits among banks is fierce, thus creating additional pressures on bank profit margins. Locally, the dynamic growth of Greer continues to attract new commercial and residential development as well as additional banks to our market.

The December 2005 Livingston Survey of 42 economists, a survey conducted by the Federal Reserve Bank of Philadelphia, projects that the economy will decrease slightly in output during the first half of 2006 to a rate of 3.6%. This survey further predicts that the economy will slow to a rate of 3.1% in the second half of the year.

The short-term inflation outlook appears to have worsened in recent months, and most forecasts indicate that the Federal Reserve Bank’s Open Market Committee will continue to raise short-term interest rates at its next two meetings, possibly taking the Fed funds rate to 5% and the Wall Street Journal Prime Rate to 8%.

These same forecasters anticipate that long-term interest rates will rise over the next two years. They project that such a rise will likely lead to an increase in mortgage rates and perhaps further slow the housing market, which has been a big contributor to the economy for the past two years.

Nevertheless, the economy still appears healthy in most respects, and we are optimistic about 2006. Your Company is well-positioned to grow assets and earnings, assuming no unpleasant developments in the geo-political arena and the economy.

In conclusion, as we look to the future, our entire team thanks you for your interest in and support of the Company. It is our desire to continually enhance our effectiveness as an organization, the quality of life in our community, and the value of your investment in your Company.

Respectfully yours,

David M. Rogers	R. Dennis Hennett	Kenneth M. Harper
Chairman of the Board	Chief Executive Officer	President

2005 ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We have audited the accompanying consolidated balance sheets of Greer Bancshares Incorporated and Subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greer Bancshares Incorporated and Subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Asheville, North Carolina March 27, 2006

www.GREERSTATEBANK.COM : 3

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2005	2004
ASSETS
Cash and due from banks	$6,270,382	$4,206,967
Federal funds sold	—	650,000
Interest-bearing deposits in banks	563,658	1,512,772
Investment securities:
Held to maturity (fair value of approximately $27,533,666 and $35,316,747, respectively)	28,481,861	35,474,547
Available for sale	49,542,964	37,054,394
Loans, net of allowance for loan losses of $1,415,897 and $1,136,258, respectively	197,586,904	138,510,175
Premises and equipment, net	5,746,610	4,352,900
Real estate held for sale	—	409,250
Accrued interest receivable	1,615,435	1,137,938
Restricted stock	3,508,814	3,120,014
Other assets	6,130,318	4,452,813

Total assets	$299,446,946	$230,881,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non interest-bearing	$30,013,747	$21,325,533
Interest-bearing	169,172,974	128,934,403

Total deposits	199,186,721	150,259,936
Short term borrowings	10,519,767	—
Long term borrowings	65,033,043	57,551,745
Other liabilities	3,143,105	2,036,862

Total Liabilities	277,882,636	209,848,543

Commitments and contingencies – Notes 10 and 11
Stockholders’ Equity:

Preferred stock—par value $5 per share, 1,000,000 shares authorized; none issued	—	—
Common stock—par value $5 per share, 10,000,000 shares authorized; 2,453,580 and 2,432,261 shares issued and outstanding at December 31, 2005 and 2004, respectively	12,267,900	12,161,305
Additional paid in capital	2,741,878	2,513,304
Retained earnings	6,750,925	5,520,915
Accumulated other comprehensive income (loss)	(196,393)	837,703

Total Stockholders’ Equity	21,564,310	21,033,227

Total Liabilities and Stockholders’ Equity	$299,446,946	$230,881,770

The accompanying notes are an integral part of these consolidated financial statements.

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Income

	For the Years Ended December 31,
	2005	2004	2003
Interest income:
Loans, including fees	$11,831,324	$7,712,511	$7,240,740
Investment securities:
Taxable	2,467,494	2,010,934	1,435,549
Tax-exempt	1,000,288	1,434,924	1,404,546
Federal funds sold	96,113	21,977	34,974
Other	64,360	16,013	23,756

Total interest income	15,459,579	11,196,359	10,139,565
Interest expense:
Interest on deposit accounts	3,226,358	2,099,607	1,952,060
Interest on short term borrowings	219,349	18,885	—
Interest on long-term borrowings and subordinated debentures	2,763,917	1,730,860	1,666,809

Total interest expense	6,209,624	3,849,352	3,618,869
Net interest income	9,249,955	7,347,007	6,520,696
Provision for loan losses	424,194	251,000	10,000

Net interest income after provision for loan losses	8,825,761	7,096,007	6,510,696
Noninterest income:
Customer service fees	982,321	1,153,546	1,167,683
Gain on sale of investment securities	342,394	295,572	122,585
Other operating income	936,371	677,805	612,033

Total noninterest income	2,261,086	2,126,923	1,902,301
Noninterest expenses:
Salaries and employee benefits	4,637,950	3,440,019	3,110,957
Occupancy and equipment	779,102	737,534	870,096
Postage and supplies	283,471	234,163	241,863
Marketing expenses	239,344	178,800	222,550
Directors fees	174,000	163,800	150,000
Professional fees	343,558	260,116	186,628
Other operating expenses	1,079,646	993,255	906,889

Total noninterest expenses	7,537,071	6,007,687	5,688,983

Income before income taxes	3,549,776	3,215,243	2,724,014
Provision for income taxes:	755,223	655,557	491,751

Net income	$2,794,553	$2,559,686	$2,232,263

Basic net income per share of common stock	$1.14	$1.05	$.92

Diluted net income per share of common stock	$1.12	$1.05	$.92

Weighted average shares outstanding:
Basic	2,442,078	2,428,833	2,415,803

Diluted	2,504,856	2,447,589	2,438,631

The accompanying notes are an integral part of these consolidated financial statements.

www.GREERSTATEBANK.COM : 5

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2005, 2004 and 2003

	Common Stock		Additional paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2002	1,606,018	$8,030,090	$6,349,957	$3,440,565	$792,656	$18,613,268
Net income	—	—	—	2,232,263	—	2,232,263
Other comprehensive income, net of tax:
Unrealized holding gains on investment securities	—	—	—	—	389,610	389,610
Less reclassification adjustments for gains included in net income	—	—	—	—	(76,003)	(76,003)

Comprehensive income						2,545,870
Stock exercised pursuant to stock option plan	9,259	46,295	97,045	—	—	143,340
Tax benefit of stock options exercised	—	—	18,439	—	—	18,439
Cash dividends ($0.67 per share)	—	—	—	(1,613,132)	—	(1,613,132)

Balance at December 31, 2003	1,615,277	8,076,385	6,465,441	4,059,696	1,106,263	19,707,785
Net income	—	—	—	2,559,686	—	2,559,686
Other comprehensive income, net of tax:
Unrealized holding loss on investment securities, net of income tax benefit of approximately $54,085	—	—	—	—	(85,305)	(85,305)
Less reclassification adjustments for gains included in net income, net of income tax expense of approximately $114,000	—	—	—	—	(183,255)	(183,255)

Comprehensive income						2,291,126
Stock exercised pursuant to stock option plan	7,689	38,445	90,337	—	—	128,782
Tax benefit of stock options exercised	—	—	4,001	—	—	4,001
Stock split (3 for 2) effected in the form of a stock dividend	809,295	4,046,475	(4,046,475)	—	—	—
Cash in lieu of fractional shares	—	—	—	(4,865)	—	(4,865)
Cash dividends ($.45 per share)	—	—	—	(1,093,602)	—	(1,093,602)

Balance at December 31, 2004	2,432,261	12,161,305	2,513,304	5,520,915	837,703	21,033,227
Net income	—	—	—	2,794,553	—	2,794,553
Other comprehensive income, net of tax:
Unrealized holding loss on investment securities, net of income tax benefit of approximately $517,000	—	—	—	—	(821,812)	(821,812)
Less reclassification adjustments for gains included in net income, net of income tax expense of approximately $130,000					(212,284)	(212,284)

Comprehensive income						1,760,457
Stock exercised pursuant to stock option plan	18,819	94,095	164,207	—	—	258,302
Stock granted to employees	2,500	12,500	26,250	—	—	38,750
Tax benefit of stock options exercised	—	—	38,117	—	—	38,117
Cash dividends ($.64 per share)	—	—	—	(1,564,543)	—	(1,564,543)

Balance at December 31, 2005	2,453,580	$12,267,900	$2,741,878	$6,750,925	$(196,393)	$21,564,310

The accompanying notes are an integral part of these consolidated financial statements.

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2005	2004	2003
Operating activities:
Net income	$2,794,553	$2,559,686	$2,232,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	399,471	434,546	544,692
Gain on sale of investment securities	(342,394)	(295,572)	(122,586)
Loss (gain) on sale of real estate held for sale	(68,672)	11,859	(13,482)
Provision for loan losses	424,193	251,000	10,000
Deferred income taxes (benefit)	(189,942)	35,925	(54,000)
Stock-based compensation	38,750	—	—
Net change in:
Accrued interest receivable	(477,497)	107,056	(132,161)
Other assets	(324,365)	(104,448)	(28,593)
Accrued interest payable	709,869	217,801	(94,030)
Other liabilities	231,414	127,925	(139,494)

Net cash provided by operating activities	3,195,380	3,345,778	2,202,609

Investing activities:
Activity in available-for-sale securities:
Sales	17,065,375	19,798,735	2,488,325
Maturities, prepayments and calls	5,527,015	17,659,069	22,372,630
Purchases	(36,420,064)	(10,289,999)	(36,804,019)
Activity in held to maturity securities:
Maturities, prepayments and calls	6,992,686	6,246,070	7,238,885
Purchases	—	(24,457,502)	(11,915,930)
Proceeds from sale of real estate held for sale	310,470	231,241	13,482
Net (increase) decrease in federal funds sold	650,000	(491,000)	3,192,000
Purchase of FHLB stock	(388,800)	(723,300)	—
Net increase in loans	(59,333,470)	(25,021,656)	(7,843,836)
Purchase of premises and equipment	(1,793,181)	(891,696)	(193,961)
Purchase of life insurance	(723,608)	(1,000,000)	—

Net cash used for investing activities	(68,113,577)	(18,940,038)	(21,452,424)

Continued on next page

www.GREERSTATEBANK.COM : 7

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Cash Flows—Continued

	For the Years Ended December 31,
	2005	2004	2003
Financing activities:
Net increase (decrease) in deposits	$48,926,785	$(2,701,016)	$15,397,700
Net increase in short term borrowings	10,519,767	—	—
Repayment of notes payable to FHLB	(8,107,813)	(1,281,846)	(4,279,687)
Proceeds from notes payable to FHLB	16,000,000	13,000,000	9,500,000
Proceeds from issuance subordinated debentures	—	6,000,000
Proceeds from exercise of stock options	258,302	128,782	143,340
Cash in lieu of fractional shares on stock dividend	—	(4,865)	—
Cash dividends paid	(1,564,543)	(1,093,602)	(1,613,132)

Net cash provided by financing activities	66,032,498	14,047,453	19,148,221

Net increase (decrease) in cash and due from banks	1,114,301	(1,546,807)	(101,594)
Cash and due from banks at beginning of year	5,719,739	7,266,546	7,368,140

Cash and due from banks at end of year	$6,834,040	$5,719,739	$7,266,546

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$5,499,755	$3,631,551	$3,712,899

Income taxes	$919,761	$618,383	$741,198

Non-cash investing and financing activities:
Real estate acquired in satisfaction of mortgage loans	$30,000	$526,877	$125,473

Investment in trust	$—	$186,000	$—

Change in valuation of fair value hedge	$410,889	$409,635	$—

Loans to facilitate sale of real estate	$197,452	$—	$—

Change in other comprehensive income (net of tax)	$(1,034,096)	$(268,560)	$313,607

The accompanying notes are an integral part of these consolidated financial statements.

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Greer State Bank (the “Bank”) was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated (a one-bank holding company) is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The accompanying consolidated financial statements include the accounts of the holding company and its wholly owned subsidiary (herein referred to as the “Company”).

In October 2004, Greer Capital Trust I was formed. The trust was formed as part of the process of the issuance of trust preferred securities. During 2004, the Company adopted FASB Interpretation Nos. 46 and 46R (“FIN 46 and 46R”), “Consolidation of Variable Interest Entities.”

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

In 2004, the Company formed Greer Capital Trust I (the “Trust”) to issue trust preferred securities. Under the provisions of FIN 46 and 46R, the Company has not consolidated the Trust. The junior subordinated debt issued by the Company to the Trust is included in long-term debt and the equity investment in the Trust is included in other assets.

In March 2004, the Company declared a three-for-two stock split effective in the form of a stock dividend. All share and per share information has been adjusted to reflect the effect of the dividend.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary and, in consolidation, all significant intercompany items are eliminated. Greer Capital Trust I is not consolidated in these financial statements.

Business Segments - We report our activities as one business segment. In determining the appropriateness of segment definition, we consider the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

www.GREERSTATEBANK.COM : 9

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

Securities Available for Sale - Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures and certain equity securities not classified as trading securities or as held-to-maturity securities.

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

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in income as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near term prospectus of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair values.

Concentrations of Credit Risk - We make loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. We have a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector.

Comprehensive Income - Annual comprehensive income reflects the change in our equity during the year arising from transactions and events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. The statement of changes in stockholders’ equity includes the components of comprehensive income.

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

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by our management and is based upon our periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by us in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment short falls generally are not classified as impaired. Impairment is measured on a loan by loan basis for commercial and construction

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment - Land is carried at cost. Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is charged using the straight-line method over the useful lives (three to thirty-nine years) of the assets. Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are reflected in current earnings.

Real Estate Held for Sale - Our real estate held for sale is stated at the lower of cost or net realizable value. Market values of real estate held for sale are reviewed regularly and allowances for losses are established when the carrying value exceeds the estimated net realizable value. Gains and losses on the sale of real estate held for sale are recorded at the time of sale.

Restricted Stock – Restricted stock consists of nonmarketable equity securities including the cost of our investment in the stock of the Federal Home Loan Bank (“FHLB”) and Community Financial Services, Inc. These stocks have no quoted market value and no ready market for them exists. Because of the redemption provisions of the restricted stock, the Bank estimates that fair value equals cost for this investment and that it was not impaired at December 31,2005. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2005 and 2004, our investment in the Federal Home Loan Bank stock was $3,152,000 and $2,763,200, respectively. At December 31, 2005 and 2004, investment in Community Financial Services, Inc. was $356,814. Dividends received on these stocks are included as a separate component of interest income.

Stock-Based Compensation - We account for our stock-based compensation using the accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” We are not currently required to adopt the fair value based recognition provisions prescribed under Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” We do comply with the disclosure requirements set forth in the SFAS No. 123, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Income Taxes - We follow the practice of filing a consolidated federal return and separate state returns. Income taxes are allocated to each company as if filed separately for federal purposes and based on the separate returns filed for state purposes.

Certain items of income and expense for financial reporting are recognized differently for income tax purposes (principally the provision for loan losses, deferred compensation and depreciation). Provisions for deferred taxes are made in recognition of such temporary differences as required under SFAS No. 109, “Accounting for Income Taxes.” Current income taxes are recorded based on amounts due with the current income tax returns. The need for a valuation allowance is considered when it is determined more likely than not that a deferred tax asset will not be realized.

Earnings Per Share of Common Stock - We present basic and diluted earnings per share of common stock, after giving retroactive effect to stock splits and dividends. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented.

Off-Balance Sheet Credit Related Financial Instruments - In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivatives - The Company utilizes derivative contracts to manage interest rate risk. The instruments consist of interest rate swaps and swaptions. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index, or referenced interest rate. The Company uses derivatives as fair value hedges for

www.GREERSTATEBANK.COM : 11

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

certain fixed rate Federal Home Loan Bank advances. The remaining terms on our derivatives at December 31, 2005 ranged from three years to six years. We do not utilize derivatives for trading purposes.

Under SFAS 133, derivatives are recorded in the balance sheet at fair value. For fair value hedges, the change in fair value of the derivative and the corresponding change in fair value of the hedged risk in the underlying item being hedged are accounted for in earnings. Any material difference in these two changes in fair value results from hedge ineffectiveness that has a corresponding impact to earnings.

The net interest payable or receivable on interest rate swaps that are designated as hedges is accrued and recognized as an adjustment to the interest expense of the related liability for each specific reporting period. Gains and losses from early terminations of derivatives are deferred and amortized as yield adjustments over the shorter of the remaining term of the hedged asset or liability or the remaining term of the derivative instrument. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any gains or losses are recognized in income.

Reclassification - Certain amounts in the 2004 consolidated financial statements have been reclassified to conform with the 2005 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all SFAS employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. The Company anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. The Company has evaluated the impact upon adoption of SFAS No. 123(R) and has concluded that the adoption will not have a material impact on financial position or results of operations.

In April 2005, the Securities and Exchange Commission’s (“SEC”) Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No.107 to provide guidance regarding the application of SFAS No. 123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No. 123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29.” The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF-03-1”). This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of EITF-03-1 were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

The recognition and measurement guidance in paragraphs 6-20 of EITF-03-1 was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This final guidance eliminated paragraphs 10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) will be

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005. The adoption had no impact on our disclosures within these financial statements.

2.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities are as follows:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity:
Mortgage backed securities	$28,481,861	$—	$948,195	$27,533,666

Available for sale:
United States Government agency obligations	$8,562,397	$—	$195,104	$8,367,293
Mortgage-backed securities	18,430,661	14,535	375,751	18,069,445
Municipal securities	20,805,750	535,699	78,763	21,262,686
Corporate bonds	2,063,534	—	219,994	1,843,540

Totals	$49,862,342	$550,234	$869,612	$49,542,964

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity:
Mortgage backed securities	$35,474,547	$73,983	$231,783	$35,316,747

Available for sale:
United States Government agency obligations	$7,038,582	$4,921	$100,443	$6,943,060
Mortgage-backed securities	3,066,726	37,366	3,875	3,100,217
Municipal securities	22,471,210	1,436,266	676	23,906,800
Corporate bonds	3,115,756	1,279	12,718	3,104,317

Totals	$35,692,274	$1,479,832	$117,712	$37,054,394

www.GREERSTATEBANK.COM : 13

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

The amortized cost and estimated fair value of investment securities at December 31, 2005 by contractual maturity for debt securities are shown below. Mortgage backed securities have not been scheduled since expected maturities will differ from contractual maturities because borrowers may have the right to prepay the obligations.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year	$2,843,248	$2 ,809,080	$—	$—
Over 1 year through 5 years	5,482,506	5,241,149	—	—
After 5 years through 10 years	6,908,127	6,908,308	—	—
Over 10 years	16,197,800	16,514,982	—	—

	31,431,681	31,473,519	—	—
Mortgage backed securities	18,430,661	18,069,445	28,481,861	27,533,666

Total	$49,862,342	$49,542,964	$28,481,861	$27,533,666

The fair value of securities with temporary impairment at December 31, 2005 and 2004 is shown below:

	Less Than Twelve Months		Over Twelve Months
2005	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities:
U.S. Government agencies	$3,500,699	$47,667	$4,866,633	$147,437
Mortgage backed securities	20,325,060	468,442	22,775,056	855,504
Corporate bonds	892,212	145,283	951,328	74,711
Municipal securities	6,992,097	78,763	—	—

Total	$31,710,068	$740,155	$28,593,017	$1,077,652

	Less Than Twelve Months		Over Twelve Months
2004	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities:
U.S. Government agencies	$5,942,798	$100,443	$—	$—
Mortgage backed securities	28,911,633	235,658	—	—
Corporate bonds	1,033,716	12,718	—	—
Municipal securities	496,670	676	—	—

Total	$36,384,817	$349,495	$—	$—

We believe all of the unrealized losses as of December 31, 2005 are temporary and as a result of temporary changes in the market. The number of securities with unrealized losses at December 31, 2005 was sixty-six. Six of those are agency obligations, forty-one are mortgage-backed securities, fifteen are municipal securities and four are corporate bonds. The number of securities with unrealized losses at December 31, 2004 was twenty-six. Four of those are agency obligations, nineteen are mortgage-backed securities, one is a municipal security and two are corporate bonds. We do not anticipate selling the securities for losses and have sufficient cash and investments showing unrealized gains and borrowing sources to provide sufficient liquidity to hold the securities until maturity if necessary.

Investment securities with an aggregate book value of approximately $69,703,000 and $51,205,000 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and Federal Home Loan Bank borrowings.

For the years ended December 31, 2005, 2004 and 2003, proceeds from sales of securities available for sale amounted to $17,065,375, $19,798,735, and $2,488,325, respectively. Gross realized gains amounted to $409,970, $329,420, and $122,586, respectively. Gross realized losses amounted to $67,576, $33,848, and $-0-, respectively.

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

3. NET LOANS

A summary of loans outstanding by major classification follows:

	December 31,
	2005	2004
Real estate	$143,172,044	$97,579,334
Commercial and industrial (non-real estate)	43,508,593	31,138,239
Installment loans to individuals for household, family and other personal expenditures	10,475,834	9,694,253
All other loans	1,846,330	1,234,607

	199,002,801	139,646,433
Allowance for loan losses	(1,415,897)	(1,136,258)

	$197,586,904	$138,510,175

The change in the allowance for loan losses is summarized as follows:

	2005	2004	2003
Balance, beginning of year	$1,136,258	$1,298,228	$1,080,635
Provision charged to income	424,194	251,000	10,000
Recoveries on loans	15,762	7,681	354,047
Loans charged off	(160,317)	(420,651)	(146,454)

Balance, end of year	$1,415,897	$1,136,258	$1,298,228

At December 31, 2005 and 2004, non-accrual loans totaled approximately $484,000 and $567,000, respectively. The gross interest income that would have been recorded under the original terms of the non-accrual loans amounted to approximately $45,000 in 2005, $32,000 in 2004 and $63,000 in 2003.

As of December 31, 2005 and 2004, we had one impaired loan, which totaled $351,315 and $338,558, respectively. The average amount of impaired loans outstanding during 2005 and 2004 was $347,507 and $318,172, respectively. The actual amount of interest income recognized on the impaired loans during 2005, 2004 and 2003 was $0, $2,427 and $0, respectively. The Bank’s loan loss reserve model allocates a reserve based on the rating of loans, but no reserve is allocated for individual loans. The amount of the valuation allowance allocated to the impaired loan was $105,395 and $50,784 at December 31, 2005 and 2004, respectively.

4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2005	2004
Land	$898,548	$898,548
Construction in process	—	93,086
Buildings and improvements	4,783,239	3,617,744
Equipment	1,305,965	1,024,364
Furniture and fixtures	744,060	648,876
Electronic data processing	2,762,061	2,418,074

	10,493,873	8,700,692
Less accumulated depreciation	(4,747,263)	(4,347,792)

	$5,746,610	$4,352,900

www.GREERSTATEBANK.COM : 15

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

5. OTHER ASSETS

Other assets at December 31 consist of the following:

	2005	2004
Prepaid expenses	$314,427	$258,867
Bank owned life insurance	4,956,924	4,033,065
Repossessed assets	—	7,377
Other	75,721	153,504
Deferred taxes	783,246	—

	$6,130,318	$4,452,813

6. TIME DEPOSITS

At December 31, 2005 and 2004, time deposits of $100,000 or more totaled approximately $64,184,000 and $38,221,000, respectively. We have brokered deposits of approximately $22 million at December 31, 2005 and $9 million at December 31, 2004.

Contractual maturities of time deposits are summarized as follows:

	December 31,
	2005	2004
12 months or less	$72,645,186	$46,940,811
1-3 years	30,902,012	19,837,553
Over three years	467,867	3,452,867

	$104,015,065	$70,231,231

7. FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

At December 31, 2005, short term borrowings consisted of federal funds purchased and securities sold under agreements to repurchase. The outstanding balances and related information for these borrowings are summarized as follows:

	Federal Funds Purchased	Securities Sold Under Agreements To Repurchase
Outstanding at December 31, 2005	$1,931,000	$8,588,767
Maximum month-end outstandings	12,373,000	9,607,000

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to three days from the transaction date.

8. LONG-TERM DEBT

At December 31, 2005 and 2004, we had fixed rate notes payable totaling $58,847,043 and $51,365,745, respectively, to FHLB. The fixed interest rates on these notes ranged from 1.93 to 6.67 percent at December 31, 2005 and 2004. During 2005, 2004 and 2003 interest expense on some of these fixed rate notes was (increased) reduced by approximately ($17,000), $246,000 and $113,000, respectively, through the utilization of interest rate swaps accounted for as a fair value hedge.

We have pledged as collateral our FHLB stock, certain investment securities and have entered into a blanket collateral agreement whereby we will maintain, free of other encumbrances, qualifying mortgages with a book value of at least 135 percent of total advances.

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

The contractual maturities at December 31, 2005, are as follows:

2006	$6,100,000
2007	4,067,567
2008	9,111,705
2009	8,000,000
2010	6,172,114
Thereafter	25,395,657

$58,847,043

In October 2004, the Company issued $6.186 million of junior subordinated debentures to its wholly-owned capital Trust to fully and unconditionally guarantee the trust preferred securities issued by the Trust. These long-term obligations, currently qualify as Tier I capital for the Company. Also, see the detailed discussion regarding the accounting treatment of the Trust in the summary of significant accounting policies.

The junior subordinated debentures mature in October 2034, but include an option to call the debt in October 2009. Interest payments are due quarterly to Trust at the three-month LIBOR plus 220 basis points.

9. UNUSED LINES OF CREDIT

As of December 31, 2005, we have an unused short-term line of credit to purchase federal funds from correspondent banks totaling $14.7 million and other unused short term lines of credit from other financial institutions totaling $12.4 million.

We also have the ability to borrow an additional $24.1 million from the Federal Home Loan Bank. The borrowings are available by pledging collateral and purchasing additional stock in the Federal Home Loan Bank.

10. OFF-BALANCE SHEET ACTIVITIES, COMMITMENTS AND CONTINGENCIES

In the normal course of our business, we are a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments. We use the same credit policies in making commitments as for making loans. Commitments to extend credit in the future represent financial instruments involving credit risk. A summary of our commitments at December 31, 2005 and 2004, is as follows:

	2005	2004
Commitments to extend credit	$42,910,000	$30,366,000
Standby letters of credit	2,417,000	770,000

	$45,327,000	$31,136,000

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

Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances that we deem necessary. Newly issued or modified guarantees are to be

www.GREERSTATEBANK.COM : 17

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

recorded on the Company’s balance sheet at fair value at inception. As of December 31, 2005 and 2004, no liability has been recorded related to these guarantees.

Concentrations of Credit Risk - Substantially all of our loans and commitments to extend credit have been granted to customers in our market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Our primary focus is toward consumer and small business transactions, and accordingly, we do not have a significant number of credits to any single borrower or group of related borrowers in excess of $2,500,000.

From time to time, we have cash and cash equivalents on deposit with financial institutions that exceed federally insured limits.

Litigation - We are a party to litigation and claims arising in the normal course of business. After consultation with legal counsel, we believe that the liabilities, if any, arising from such litigation and claims will not be material to our financial position.

11. STOCKHOLDERS’ EQUITY

We have 1,000,000 authorized but unissued shares of preferred stock (par value $5). Should we ever issue preferred stock, our directors will set the designation of terms, conditions and amounts.

12. BENEFIT PLANS

Defined Contribution Plan - We have a 401(k) Profit Sharing Plan for the benefit of our employees. Subject to annual approval by the Board of Directors, we match employee contributions of up to 4% of compensation in accordance with plan guidelines. Contributions of $89,991, $81,230 and $74,344 were charged to expense during 2005, 2004 and 2003, respectively.

Stock Option Plan - Effective April 28, 2005, the Greer State Bank Employee Incentive Stock Option Plan (the “Plan”) was terminated. Outstanding options issued under the former Plan will be honored in accordance with the terms and conditions in effect at the time they were granted, except that they are not subject to reissuance. At December 31, 2005, there were 54,999 options outstanding that had been issued under the terminated Plan.

Effective April 28, 2005, the Company adopted the 2005 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for the granting of statutory incentive stock options within the meaning of Section 422 of the Internal Revenue Code as well as non-statutory stock options. The Incentive Plan authorized the initial issuance of options and restricted stock to acquire up to 250,000 shares of common stock of the Company. The Incentive Plan provides that beginning with the annual meeting of the shareholders in 2006 and continuing for the next eight annual meetings, the aggregate number of shares of common stock that can be issued under the Incentive Plan will automatically be increased by a number of shares equal to the least of (1) 2% of the diluted shares outstanding, (2) 20,000 shares or (3) a lesser number of shares determined by the Board. Diluted shares outstanding mean the sum of (a) the number of shares of common stock outstanding on the date of the applicable annual meeting of shareholders, (b) the number of shares of common stock issuable on such date assuming all outstanding shares of preferred stock and convertible notes are then converted, and (c) the additional number of shares of common stock that would be outstanding as a result of any outstanding options or warrants during the fiscal year of such meeting using the treasury stock method.

Under the Incentive Plan, awards may be granted for a term of up to ten years from the effective date of grant. The Board of Directors has sole discretion as to the exercise date of any awards granted. The per-share exercise price of incentive stock options may not be less than the fair value of a share of common stock on the date the option is granted. The per-share exercise price of nonqualified stock options may not be less than 85% of the fair value of a share on the effective date of grant. Any options that expire unexercised or are canceled become available for reissuance. No awards may be granted more than 10 years after the date the Incentive Plan was approved by the Board of Directors, which was September 24, 2004. At December 31, 2005, the Company had 80,415 awards available for grant under the 2005 Equity Incentive Plan.

Vesting under both plans is discretionary based upon a determination by the Board of Directors.

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

We apply APB Opinion 25 and related interpretations in accounting for the plans. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method available under SFAS No. 123, “Accounting for Stock-Based Compensation,” our net income per share and our net income would have been reduced to the proforma amounts indicated below (as adjusted for a 3 for 2 stock split in March 2004):

	2005	2004	2003
Net income:
As reported	$2,794,553	$2,559,686	$2,232,263
Add: Stock-based compensation, net of tax	24,000	—	—
Less: Stock-based compensation under SFAS 123, net of applicable tax	(281,811)	(28,702)	(41,404)

Proforma	$2,536,742	$2,530,984	$2,190,859

Basic net income per share of common stock:
As reported	$1.14	$1.05	$.92
Proforma	1.07	1.04	.91
Diluted net income per share of common stock:
As reported	$1.12	$1.05	$.92
Proforma	1.05	1.03	.90

The fair value of each option grant is estimated on the date of grant using the Black - Scholes option pricing model with the following weighted average assumptions for grants:

	2005	2004	2003
Dividend yield	3.00%	2.90%	5.00%
Expected volatility	12.50%	12.50%	12.50%
Risk-free interest rate	4.10%	3.40%	3.85%
Expected life	7.3 years	6.5 years	8.4 years

A summary of the status of the plans as of December 31, 2005, 2004 and 2003, and changes during the years ending on those dates is presented below (all per share amounts have been adjusted for the 3 for 2 stock split in 2004):

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	102,819	$14.91	97,008	$14.76	84,197	$12.59
Granted	171,300	19.14	13,500	17.00	29,250	18.67
Exercised	(18,819)	13.73	(7,689)	16.74	(13,889)	10.32
Forfeited or expired	(7,091)	17.14	—	—	(2,550)	12.05

Outstanding at end of year	248,209	$17.84	102,819	$14.91	97,008	$14.76

Options exercisable at year-end	122,882	$19.61	64,126	$15.17	53,508	$14.60
Shares available for grant	80,415		98,325		111,825
Weighted average fair value of options granted during the year	$2.70		$1.86		$3.63

www.GREERSTATEBANK.COM : 19

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

The following table summarizes information at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 6.83 – 12.58	20,947	2.32 years	$9.34	12,846	$9.48
$15.50 – 18.67	162,462	8.02 years	16.10	60,736	16.83
$19.30 – 27.50	64,800	9.68 years	24.96	49,300	25.67

	248,209	7.97 years	$17.84	122,882	$19.61

Non-Qualified Plans - We have established certain non-qualified benefit plans for certain key executive officers and directors. The benefits under the plan are computed and payable under certain terms as specified in each agreement. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of each agreement until the initial payments are made at the normal retirement dates. We have purchased and are the owner and beneficiary of certain life insurance policies that will be used to finance the benefits under these agreements. The charge to income was approximately $141,000, $109,000 and $81,000 during 2005, 2004 and 2003, respectively. The cumulative accrued liabilities for the agreements are presenting in the accompanying consolidated balance sheets in “Other Liabilities.”

13. INCOME TAXES

The components of the provision for income taxes are as follows:

	2005	2004	2003
Current income tax expense:
State	$149,000	$118,000	$103,000
Federal	796,165	501,632	442,751

	945,165	619,632	545,751
Deferred Federal income tax expense (benefit)	(189,942)	35,925	(54,000)

Provision for income taxes	$755,223	$655,557	$491,751

The provision for income taxes differs from the amount of income tax computed at the federal statutory rate due to the following:

	2005		2004		2003
	Amount	Percent of Income Before Tax	Amount	Percent of Income Before Tax	Amount	Percent of Income Before Tax
Income before income taxes	$3,549,776		$3,215,243		$2,724,014

Tax at statutory rate	$1,207,000	34.0%	$1,093,000	34.0%	$926,000	34.0%
Tax effect of:
Federally tax exempt interest income	(302,000)	(8.5)	(474,000)	(14.7)	(465,000)	(17.1)
State taxes, net of federal benefit	98,000	2.8	78,000	2.4	68,000	2.4
Reversal of valuation allowance	(130,500)	(3.7)	—	—	—	—
Other-net	(117,277)	(3.3)	(41,443)	(1.3)	(37,249)	(1.3)

Income tax provision	$755,223	21.3%	$655,557	20.4%	$491,751	18.0%

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

Deferred tax assets are included in other assets (other liabilities in 2004) and consist of the following:

	December 31,
	2005	2004
Deferred tax assets:
Bad debts	$361,000	$293,000
Investment securities	122,946	—
Deferred compensation	534,000	391,286
Other	49,300	—

	1,067,246	684,286

Less valuation allowance	—	(130,500)

	1,067,246	553,786

Deferred tax liabilities:
Investment securities	—	524,415
Depreciation	142,000	162,600
Prepaid expenses	142,000	112,700

	284,000	799,715

Net deferred tax asset (liability)	$783,246	$(245,929)

14. OTHER NONINTEREST INCOME

Other noninterest income for the years ended December 31, 2005, 2004 and 2003 consist of the following:

	2005	2004	2003
Earnings on life insurance policies	$200,250	$159,020	$145,249
Card service income	168,802	133,589	101,096
Safe deposit box rental	20,363	19,725	20,520
Investment services	410,798	281,964	262,182
Other fees	136,158	83,507	82,986

	$936,371	$677,805	$612,033

15. OTHER NONINTEREST EXPENSES

Other noninterest expense for the years ended December 31 consist of the following:

	2005	2004	2003
Loan department expenses	$146,618	$131,477	$112,221
General operating expenses	468,018	412,291	437,248
Educational expenses	63,971	41,591	61,621
Credit card expense	109,344	116,305	104,107
Travel and entertainment	99,240	70,974	48,018
Telephone expense	92,277	76,112	75,207
Internet banking expense	78,448	73,870	54,293
Other expense	21,730	70,635	14,174

	$1,079,646	$993,255	$906,889

www.GREERSTATEBANK.COM : 21

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

16. TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are customers of and had transactions with the Bank in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made on comparable terms, including interest rate and collateral, as those prevailing at the time for our other customers and did not involve more than normal risk of collectibility or present other unfavorable features.

Aggregate loan transactions with these related parties are as follows:

	2005	2004
Balance, beginning	$4,596,992	$4,072,000
Advances	2,128,719	1,835,965
Repayments	(914,458)	(1,310,973)

Balance, ending	$5,811,253	$4,596,992

In addition to the balance outstanding, directors and executive officers had available unused lines of credit totaling approximately $1,749,000 and $1,617,000 at December 31, 2005 and 2004, respectively.

We have an unfunded Deferred Compensation Plan for our directors. Electing directors may annually defer directors’ fees, which are then eligible for various future payment plans as chosen by the director. Deferred amounts earn interest currently at 12%. Deferrals, including interest, under the Plan during 2005, 2004 and 2003, totaled approximately $173,000, $153,000 and $124,000, respectively.

17. EMPLOYMENT AGREEMENT

The Company has entered into an employment agreement with a key officer to ensure a stable and competent management base. The agreement provides for benefits as spelled out in the contract and can be terminated by the Board of Directors with 180 days written notice, or can be terminated immediately for cause. In the event of a change in control of Company, as outlined in the agreement, the acquirer will be bound to the terms of the contract.

18. REGULATORY MATTERS

Dividends - Our ability to pay cash dividends from the Bank to the Holding Company is restricted by state banking regulations to the amount of our retained earnings. At December 31, 2005, the Bank’s retained earnings were approximately $9,497,000.

Capital Requirements - We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2005, that we meet all capital adequacy requirements to which we are subject.

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed our category. Our actual capital amounts (in thousands) and ratios and minimum regulatory amounts (in thousands) and ratios are presented as follows:

			For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Actual		Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total risk-based capital (to risk-weighted assets)	$28,038	12.2%	$18,401	8.0%	$23,002	10.0%
Tier 1 capital (to risk-weighted assets)	$26,632	11.6%	$9,201	4.0%	$13,801	6.0%
Tier 1 capital (to average assets)	$26,632	9.1%	$9,374	4.0%	$11,718	5.0%
As of December 31, 2004
Total risk-based capital (to risk-weighted assets)	$26,491	16.2%	$13,108	8.0%	$16,385	10.0%
Tier 1 capital (to risk-weighted assets)	$25,355	15.5%	$6,554	4.0%	$9,831	6.0%
Tier 1 capital (to average assets)	$25,355	10.8%	$9,374	4.0%	$11,717	5.0%

The Parent Company is also subject to these capital requirements. At December 31, 2005 the Tier 1 risk-based capital ratio and the total risk based capital ratio were 12.0% and 12.6%, respectively.

We are required by the Federal Reserve Bank to maintain average cash reserve balances at the Federal Reserve Bank and in working funds based upon a percentage of deposits. The required amount of these reserve balances at December 31, 2005 was approximately $100,000.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of fair value information, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity, or contractual obligations that require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including our common stock, premises and equipment, real estate held for sale and other assets and liabilities. We used the following methods and assumptions in estimating fair values of financial instruments:

•	Fair value approximates carrying amount for cash and due from banks due to the short-term nature of the instruments.

•	Investment securities are valued using quoted fair market prices.

•	Fair value for variable rate loans that re-price frequently and for loans that mature in less than one year is based on the carrying amount. Fair value for mortgage loans, personal loans and all other loans (primarily commercial) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

•	Cost is a reasonable estimate of fair value for our restricted stock because no quoted market prices are available and the securities are not readily marketable. The carrying amount is adjusted for any permanent declines in value.

•	The carrying amount for the cash surrender value of life insurance is a reasonable estimate of fair value.

•	The carrying value for accrued interest receivable and payable is a reasonable estimate of fair value.

•	Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying amount. Certificate of deposit accounts maturing within one year are valued at their carrying amount. Certificate of deposit accounts maturing after one year are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

www.GREERSTATEBANK.COM : 23

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

•	Fair value for federal funds sold and purchased and repurchase agreements is based on the carrying amount since these instruments typically mature within ninety days from the transaction date.

•	Fair value for variable rate long-term debt that re-prices frequently is based on the carrying amount. Discount rates used in these computations approximate rates currently offered for similar loans of comparable terms and credit quality.

•	Fair values for derivatives are based on the present value of future cash flows based on the interest rate spread between the fixed rate and the floating rate.

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

	December 31,
	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$6,834,040	$6,834,040	$5,719,739	$5,719,739
Federal funds sold	—	—	650,000	650,000
Investment securities	78,024,825	77,076,630	72,528,941	72,371,141
Loans - net	197,586,904	196,504,555	138,510,175	138,881,528
Restricted stock	3,508,814	3,508,814	3,120,014	3,120,014
Accrued interest receivable	1,615,435	1,615,535	1,137,938	1,137,938
Bank owned life insurance	4,956,924	4,956,924	4,033,065	4,033,065
Financial liabilities
Deposits	$199,186,721	$184,370,356	$150,259,936	$139,926,328
Federal funds purchased	1,931,000	1,931,000	—	—
Repurchase agreements	8,588,767	8,588,767	—	—
Notes payable to FHLB	58,847,043	59,990,902	51,365,745	53,135,582
Junior subordinated debentures	6,186,000	6,186,000	6,186,000	6,186,000
Accrued interest payable	1,392,901	1,392,901	705,561	705,561
Derivatives	820,524	820,524	409,635	409,635

20. ON-BALANCE SHEET ACTIVITIES

We use derivatives as a fair value hedge for fixed rate Federal Home Loan Bank advances. The derivatives provide for the Company to make payments at a variable rate determined by a specified index (three month LIBOR) in exchange for receiving payments at a weighted average fixed rate of 3.18%. During 2005, 2004 and 2003 we recognized approximately ($17,000), $246,000 and $113,000, respectively, as an (increase) reduction of interest expense on Federal Home Loan Bank Advances as a result of the use of derivatives.

To determine the effectiveness of the derivative swap agreements, the change in fair value of the derivatives is compared to the fair value of the hedged item. The net difference between those fair value amounts was not material. There were no maturities, sales or terminations of any swaps in 2005 or 2004.

2005 ANNUAL REPORT

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

At December 31, 2005 and 2004, the information pertaining to outstanding interest rate swap agreements used to hedge fixed rate borrowings is as follows:

	2005	2004
Notional amount	$14,000,000	$14,000,000
Weighted average fixed (receive) rate	3.18%	3.18%
Weighted average variable (pay) rate	3.30%	1.42%
LIBOR rate at year end	4.54%	2.56%
Weighted average maturity in years	4.31 years	5.31 years
Unrealized loss relating to interest rate swaps at year end
	$(820,524)	$(409,635)

Although on-balance sheet derivative financial instruments do not expose the company to credit risk equal to the notional amount, such agreements generate credit risk to the extent of any fair value gain in an on-balance sheet derivative financial instrument if the counterparty fails to perform. Such risk is minimized through the creditworthiness of the counterparties and the consistent monitoring of these agreements.

21. CONDENSED PARENT COMPANY FINANCIAL INFORMATION

The following condensed financial information for Greer Bancshares Incorporated (Parent Company only) should be read in conjunction with the consolidated financial statements and the notes thereto.

Parent Company Only

Condensed Balance Sheets

	2005	2004
Assets:
Cash and cash equivalents	$316,584	$126,328
Investment in Trust	186,000	186,000
Equity in net assets of bank subsidiary	26,435,348	26,192,213
Taxes receivable	260,690	82,337
Premises and equipment	633,828	683,481

Total assets	$27,832,450	$27,270,359

Liabilities and Stockholders’ equity:
Liabilities:
Junior subordinated debentures	$6,186,000	$6,186,000
Interest payable trust preferred	82,140	51,129

Total liabilities	6,268,140	6,237,129
Stockholders’ equity	21,564,310	21,033,230

Total liabilities and stockholders’ equity	$27,832,450	$27,270,359

www.GREERSTATEBANK.COM : 25

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003—Continued

Parent Company Only

Condensed Statements of Income

	2005	2004	2003
Income - dividends from bank subsidiary	$1,764,545	$1,693,161	$1,449,849

Expenses:
Interest on long term borrowings	339,567	55,389	—
Noninterest expense	47,892	35,634	50,733

Total expenses	387,459	91,023	50,733

Income before taxes	1,377,086	1,602,138	1,399,116
Income tax benefit	(140,236)	(30,948)	(17,249)

Income before equity earnings	1,517,322	1,633,086	1,416,365
Equity in undistributed earnings of bank subsidiary	1,277,231	926,600	815,898

Net income	$2,794,553	$2,559,686	$2,232,263

Parent Company Only Condensed Statements of Cash Flows

	2005	2004	2003
Operating activities:
Net income	$2,794,553	$2,559,686	$2,232,263
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed equity earnings of bank subsidiary	(1,277,231)	(926,600)	(815,898)
Stock-based compensation	38,750	—	—
Change in operating assets and liabilities	(109,228)	20,181	(17,248)

Net cash provided by operating activities	1,446,844	1,653,267	1,399,117

Investing activities:
Purchase of premises	—	(623,828)	(10,000)
Construction in process	—	(49,653)	—
Proceeds from sale of construction in progress to subsidiary	49,653	—	—
Investment in subsidiary	—	(6,000,000)	—

Net cash used by investing activities	49,653	(6,673,481)	(10,000)

Financing activities:
Proceeds from the issuance of long-term debt	—	6,000,000
Cash dividends paid	(1,564,543)	(1,093,602)	(1,613,132)
Proceeds from exercise of stock options	258,302	128,782	143,340
Cash in lieu of fractional shares on stock dividend	—	(4,865)	—

Net cash provided (used) by financing activities	(1,306,241)	5,030,315	(1,469,792)

Net increase (decrease) in cash and cash equivalents	190,256	10,101	(80,675)
Cash and cash equivalents at beginning of year	126,328	116,227	196,902

Cash and cash equivalents at end of year	$316,584	$126,328	$116,227

2005 ANNUAL REPORT

CORPORATE AND SHAREHOLDER INFORMATION

Corporate Offices

Greer Bancshares Incorporated

1111 West Poinsett Street

PO Box 1029

Greer, South Carolina 29652

864.877.2000

Banking Locations

Poinsett Street Office

1111 West Poinsett Street

Greer, South Carolina 29650

864.877.2000

North Main Street

601 North Main Street

Greer, South Carolina 29650

864.848.5103

Buncombe Road Office

871 South Buncombe Road

Greer, South Carolina 29650

864.848.2563

Taylors Office

3317 Wade Hampton Blvd.

Taylors, SC 29687

864.770.0878

Shareholder Relations

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07106

1.800.368.5948

Form 10-K and Other Information

The approximate number of record shareholders as of December 31, 2005 was 1,196. Copies of Greer Bancshares Incorporated’s Annual Report to the United States Securities and Exchange Commission, Form 10-K, and other information may be obtained by submitting a written request to:

Mr. J. Richard Medlock, Jr.

Executive Vice President & Chief Financial Officer

Greer Bancshares Incorporated

PO Box 1029

Greer, South Carolina 29652-1029

www.GREERSTATEBANK.COM : 27

BANK OFFICERS

R. DENNIS HENNETT

Chief Executive Officer

KENNETH M. HARPER

President

J. RICHARD MEDLOCK, JR.

Executive Vice President & Chief Financial Officer

SANDRA L. BURDETTE

Executive Vice President & Chief Operations Officer

E. PIERCE WILLIAMS, JR.

Executive Vice President/Credit Administration & Commercial Lending

VICTOR K. GROUT

Senior Vice President/Commercial Banking Manager

GREG SISK

Senior Vice President/Community Executive of Taylors Office

J. WILLIAM HUGHES

Senior Vice President/Consumer Lending

WILLIAM S. HARRILL, JR.

Senior Vice President/Mortgage Lending

CHRIS M. TALLEY

Senior Vice President/Operations

HILDA W. MARCOS

SeniorVice President/Retail Banking

KELLY C. LONG

Vice President/Branch Manager of Buncombe Road Office

THOMAS L. WILLIAMS

Vice President/Branch Manager of North Main Office

JOE COPELAND

Vice President/Commercial Lending

LOLA C. HART

Vice President/Controller

DENISE W. PLUMBLEE

Vice President/Corporate Training Director/CRA Officer

RICK DANNER

Vice President/Human Resources and Security

ROBERT M. LEE

Vice President/Information Technology

DAVID FAUCETTE

Vice President/Internal Auditor

JUDY A. EDWARDS

Vice President/Manager, Loan Administration

SANDRA D. MASON

Vice President/Operations Officer

TRAVIS BARBARE

Assistant Vice President/Branch Manager of Poinsett Office

CHRISTY H. BLACKWELL

Assistant Vice President/Branch Manager of Taylors Office

MARVIN E. ROBINSON, JR.

Assistant Vice President/Commercial Lending

ELIZABETH C. SAYCE

Assistant Vice President/Loan Administartion

ANN S. MILLER

Assistant Vice President/Manager EDP & Item Processing

BETH C. WATERS

Assistant Vice President/Marketing Director

SUE H. GAINES

Assistant Vice President/Mortgage Lending Officer

TERRI N. GRADY

Assistant Vice President/Operations

DENNIS TROUT

Assistant Vice President/Retail Banking

BRAD CANTRELL

Credit Administration Officer

DIXIE G. CARTMELL

Finance & Accounting Officer

GREER FINANCIAL SERVICES CORPORATION

ROGER SIMS

President/Financial Advisor

JASON R. KARR

Assistant Vice President/Financial Advisor

BANK STAFF

Meredith Alexander

Jason Baldwin

Jolynne Beck

Leslie Bell

Marsha Bennett

Charlotte Betts

Nancy Brown

Tammy Budove

Maury Cook

Karen Corn

Melissa Carroll

Angie Coleman

Sarah Crutchfield

Debra Day

Tammy Durham

Grace Edwards

Candice Good

Debra Goodrich

Lynda Green

Leigh Gregory

Sherri Groce

Patsy Hairston

Vince Harris

Cindy Hart

Doris Hendricks

Debra Joines

Joy Jordan

Tonya Kellett

Jennifer Kemp

Christy Kinard

Stacey Liljestrand

Jessica Long

Nikita Mack

Renee Massey

Donna McMakin

Donna Miller

Cindy Morrell

Joy Myers

Linda Oliver

Jinita Patel

Cindi Patterson

Brandi Prevatte

Martin Price

Gail S Pruitt

Ann Rainey

Nalani Ramza

Patsy Robinson

Tonda Rogers

Denise Ross

Jeanette Six

Mindi Smith

Teresa Smith

Kristi Twiddy

Ann Vaughn

Pat Vaughn

Pat Voss

Pat Wellmon

Marie Wilson

2005 ANNUAL REPORT

BOARD OF DIRECTORS

DAVID M. ROGERS, CHAIRMAN

Joshua’s Way, Inc., President

MARK S. ASHMORE

Ashmore Bros. Inc./Century Concrete, President

WALTER M. BURCH

The Greer Citizen, Co-Publisher/General Manager

ANTHONY C. CANNON

Greer Commission of Public Works, Energy Manager

GARY M. GRIFFIN

Mutual Home Stores, Vice President

KENNETH M. HARPER

Greer Bancshares Inc. and Greer State Bank, President

R. DENNIS HENNETT

Greer Bancshares Incorporated & Greer State Bank/Chief Executive Officer

HAROLD K. JAMES

James Agency, Inc., Real Estate and Insurance, Vice President/Broker In Charge

PAUL D. LISTER

Paul D. Lister, CPA, LLC

THERON C. SMITH, III

Eye Associates of Carolina, PA, President

C. DON WALL

Professional Pharmacy of Greer, Inc., President

GREER BANCSHARES INCORPORATED EXECUTIVE OFFICERS

R. DENNIS HENNETt—Chief Executive Officer

KENNETH M. HARPER—President

J. RICHARD MEDLOCK, JR.—Secretary/Treasurer

GREER FINANCIAL SERVICES CORPORATION

ROGER SIMS—President and Investments Representative

JASON KARR—Assistant Vice President and Financial Advisor

JEANETTE SIX—Registered Client Services Manager

DEBRA GOODRICH—Administrative Assistant

www.GREERSTATEBANK.COM : 29

Greer Bancshares Incorporated

MEMBER FDIC

BANKING LOCATIONS

Taylors Office
3317 Wade Hampton Boulevard
Taylors, South Carolina 29687
864.770.0878

THE ATTACHED INFORMATION CONSTITUTES A PORTION OF GREER

BANCSHARES INCORPORATED’S ANNUAL REPORT TO SHAREHOLDERS FOR

THE YEAR ENDED DECEMBER 31, 2005.

P.O. Box 1029 Greer, SC 29652-1029

Phone: 864-877-2000 Fax: 864-848-5141

GREER BANCSHARES INCORPORATED

Selected Financial Data

The following table sets forth certain selected financial data concerning Greer Bancshares Incorporated. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

December 31, (Dollars in Thousands, Except per Share Data)	2005	2004	2003	2002	2001
SUMMARY OF OPERATIONS
Interest and fee income	$15,460	$11,196	$10,139	$11,091	$12,497
Interest expenses	6,210	3,849	3,618	4,132	6,049

Net interest income	9,250	7,347	6,521	6,959	6,448
Provision for loan losses	424	251	10	787	355

Net interest income after provision for loan losses	8,826	7,096	6,511	6,172	6,093
Noninterest income	2,261	2,127	1,902	2,805	1,704
Noninterest expense	8,292	6,663	6,181	6,454	5,671

Net income	$2,795	$2,560	$2,232	$2,523	$2,126

PER SHARE DATA
Earnings:
Basic	$1.14	$1.05	$0.92	$1.05	$0.91
Diluted	1.12	1.05	0.92	1.04	0.90
Dividends declared	0.64	0.45	0.67	0.33	0.00
Book Value	8.79	8.65	7.68	7.53	6.47
Weighted average shares outstanding:
Basic	2,442,078	2,428,833	2,415,803	2,404,306	2,327,037
Diluted	2,504,856	2,447,589	2,438,631	2,429,867	2,355,512
SELECTED ACTUAL YEAR END BALANCES
Total assets	$299,447	$231,291	$214,134	$192,531	$180,052
Loans	199,003	139,646	115,565	107,661	114,360
Allowance for loan losses	1,416	1,136	1,298	1,081	1,245
Available For Sale Securities	49,543	37,054	66,760	52,163	49,754
Held To Maturity Securities	28,482	35,474	17,263	14,607	0
Deposits	199,187	150,260	152,961	137,563	131,171
Borrowings	69,367	52,185	40,057	34,837	31,615
Stockholders’ Equity	21,564	21,033	19,708	18,613	15,926
SELECTED AVERAGE BALANCES
Assets	$271,695	$225,647	$200,217	$183,999	$174,513
Deposits	172,189	157,179	140,310	133,359	127,650
Stockholders’ Equity	20,389	19,872	18,398	16,243	14,589
FINANCIAL RATIOS
Return on average assets	1.03%	1.14%	1.11%	1.37%	1.22%
Return on average equity	13.71%	12.88%	12.13%	15.53%	14.83%
Average equity to average assets	7.50%	8.86%	9.19%	8.83%	8.36%
Dividend payout ratio	56.14%	42.86%	72.83%	31.43%	0.00%

GREER BANCSHARES INCORPORATED

(Dollars in Thousands,	2005 Quarter Ended				2004 Quarter Ended
Except per Share Data)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Net interest income	$2,653	$2,433	$2,152	$2,012	$2,245	$1,759	$1,689	$1,654
Provision for loan losses	213	76	90	45	112	94	30	15
Noninterest income	591	540	480	650	446	624	549	590
Noninterest expense	1,894	2,031	1,849	1,763	1,605	1,538	1,503	1,443
Provision for income taxes	364	167	42	182	226	143	121	166
Net income	$773	$699	$651	$672	$748	$608	$584	$620
Basic earnings per share	$0.31	$0.28	$0.27	$0.28	$0.30	$0.25	$0.24	$0.26
Diluted earnings per share	$0.30	$0.28	$0.26	$0.28	$0.30	$0.24	$0.24	$0.25

DESCRIPTION OF THE COMPANY’S BUSINESS

Greer State Bank (the “Bank”) was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated (a one-bank holding company) is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. Greer Bancshares Incorporated and the Bank, its wholly-owned subsidiary, are herein referred to as the “Company.” In October 2004 the Company formed, and owns all the common stock of Greer Capital Trust I (the “Trust”). The Trust is a special purpose subsidiary organized for the sole purpose of issuing trust preferred securities. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The Company currently engages in no other business other than owning and managing the Bank and its “alternative investments” subsidiary, Greer Financial Services Corporation (“GFSC”), which offers securities exclusively through Raymond James Financial Services, Inc.

There were no significant changes to the Company’s business in 2005.

Recent Events

In August 2005, the Bank opened a banking office on Wade Hampton Boulevard in Taylors. The Taylors Office is the Bank’s fourth office, and its first located outside the city limits of Greer. In February 2006, the Company purchased 4.1 acres of land near its headquarters on Pennsylvania Avenue. The Company plans to begin construction of an operations/administration building during the latter half of 2006.

Critical Accounting Policies

General

The financial condition and results of operations presented in the consolidated financial statements, the accompanying notes to the consolidated financial statements and this section are, to a large degree, dependent upon our accounting policies. The selection and application of these accounting policies involve judgments, estimates and uncertainties that are susceptible to change. We discuss below those accounting policies that we believe are the most important to the portrayal and understanding of our financial condition and results of operations. These critical accounting policies require our most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting:

•	Statement of Financial Accounting Standard (“SFAS”) No. 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimatable; and

•	SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

GREER BANCSHARES INCORPORATED

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by our management and is based upon our periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by us in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

Results of Operations

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Greer Bancshares Incorporated and its wholly-owned subsidiary, Greer State Bank. The commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

The following discussion describes our results of operations for 2005 as compared to 2004 and 2004 compared to 2003 and also analyzes our financial condition as of December 31, 2005 as compared to December 31, 2004. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on approximately 85 percent of which we pay interest . We also use Federal Home Loan Bank advances, federal funds purchased and reverse repurchase agreements for funding loans and investments. One of our key measures of success is net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits and other borrowings. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on interest-bearing liabilities.

We have included a number of tables to assist in the description of these measures. For example, the “Average Balances” table shows the average balances during 2005, 2004 and 2003 of each category of assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and the changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates as shown in the “Sensitivity Analysis Table.” Finally, we have included a number of tables that provide detail about our investment securities, loans and our deposits and other borrowings.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. We have included a detailed discussion of this process, as well as tables, describing our allowance for loan losses.

In addition to earning interest on loans and investments, we earn income through fees and other expenses we collect for services provided to our customers. We describe the various components of this noninterest income, as well as noninterest expense, in the following discussion.

GREER BANCSHARES INCORPORATED

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the consolidated financial statements and the related notes and the other statistical information also included in this report.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Year ended December 31, 2005 compared with year ended December 31, 2004

Net income for the year ended December 31, 2005 was $2,794,553 or $1.12 per diluted share, compared to $2,559,686, or $1.05 per diluted share for the year ended December 31, 2004, which was an increase of $234,867, or 9.2%. The improvement in net income was primarily the result of continued growth in the Bank’s loan portfolio. Net interest income increased $1,902,948 or 25.9%, to $9,249,955 for the year ended December 31, 2005. Noninterest income also increased $134,163, or 6.3%, to $2,261,086 for the year ended December 31, 2005. Noninterest expenses increased $1,529,384, or 25.5%, primarily due to an increase of $1,197,931, or 34.8%, in salaries and benefits. The increase in salaries and benefits related to the addition of sixteen full-time equivalent employees during 2005 due to an increase in the Company’s total assets of $68,978,065, combined with annual salary adjustments. Eight of the sixteen additional employees were employed to staff the new Taylors Office.

Year ended December 31, 2004 compared with year ended December 31, 2003

Net income for the year ended December 31, 2004 was $2,559,686 or $1.05 per diluted share, compared to $2,232,263 or $.92 per diluted share, for the year ended December 31, 2003, which was an increase of $327,423 or 14.7%. The improvement in net income was the result of growth in the Bank’s loan portfolio. Net interest income increased $826,311 or 12.7%, to $7,347,007 for the year ended December 31, 2004. Non-interest income also increased $224,622, or 11.8%, to $2,126,923 for the year ended December 31, 2004. Non-interest expenses increased $318,704, or 5.6%, primarily due to an increase of $329,062 or 10.6%, in salaries and benefits. In addition to the annual salary adjustments made, the increase in salaries and benefits was the result of an increase of three full-time equivalent employees during 2004.

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

Net interest income increased from $7,347,007 for the year ended December 31, 2004 to $9,249,955 for the year ended December 31, 2005. The increase in net interest income of $1,902,948 or 25.9% was the result of the significant growth in the loan portfolio experienced during 2005, as well as an increase in lending rates. During 2005, the Federal Open Market Committee raised the federal funds rate eight times for a total of 200 basis points. The prime lending rate, which generally moves up and down with changes in the federal funds rate, also increased 200 basis points during the year. At December 31, 2005, the Bank had approximately $122 million in loans indexed to the Wall Street Journal prime rate. The Bank’s loan portfolio increased by approximately $59.3 million, or 42.5%, during 2005, which resulted in an increase of approximately $4,119,000 in interest income on loans. The increase in the loan portfolio was due to continued improvements in the economy and the addition of four lending officers during 2005.

Net interest income increased $826,311 or 12.7% from $6,520,696 for the year ended December 31, 2003 to $7,347,007 for the year ended December 31, 2004. The increase was the result of the significant growth in the loan portfolio experienced in the second half of 2004. Beginning on June 30, 2004, the Federal Open Market Committee raised the federal funds rate five times for a total of 125 basis points. The prime lending rate also increased 125 basis points during the last six months of 2004. At December 31, 2004, the Bank had approximately $83 million in loans indexed to the Wall Street Journal prime rate. The Bank’s loan portfolio increased by approximately $24 million, or 21%, during 2004. The majority of the growth occurred in the last six months of the year.

GREER BANCSHARES INCORPORATED

The following table sets forth for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the net interest spread and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

Average Balances, Income, Expenses, and Rates

Year Ended December 31,	2005			2004			2003
(Dollars in Thousands)	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
Assets:
Interest Earning Assets:
Taxable Investments	$59,317	$2,468	4.16%	$51,253	$2,011	3.92%	$42,680	$1,435	3.36%
Non-Taxable Investments	21,995	1,000	6.89%	32,720	1,435	6.81%	31,331	1,405	6.92%
Int. Bearing Deposits in other banks	2,219	64	2.88%	1,402	16	1.14%	2,046	24	1.17%
Federal Funds Sold	3,578	96	2.68%	1,748	22	1.26%	3,067	35	1.14%
Loans (1)	163,580	11,831	7.24%	125,013	7,712	6.18%	107,961	7,241	6.57%

Total Interest Earning Assets	250,689	15,459	6.39%	212,136	11,196	5.76%	187,085	10,140	5.75%

Other noninterest-earning assets	15,893			17,132			13,132

Total Assets	$266,582			$225,647			$200,217

Liabilities and Stockholder’s Equity
Interest Bearing Liabilities:
NOW Accounts	$29,864	32	0.11%	$34,832	139	0.40%	$32,029	217	0.68%
Money Market and Savings	29,566	684	2.31%	27,720	378	1.36%	26,917	324	1.20%
Time Deposits	81,948	2,511	3.06%	68,641	1,583	2.31%	58,077	1,410	2.43%
Federal Funds Purchased	1,261	172	13.64%	922	19	2.06%	98	1	1.02%
Repurchase Agreements	4,716	47	1.00%	—	—	—	—	—	—
FHLB Borrowings	58,850	2,424	4.12%	44,396	1,675	3.77%	39,653	1,667	4.20%
Other Long Term Debt	6,186	340	5.50%	1,331	55	4.13%	—	—	—

Total Interest Bearing Liabilities	212,391	6,210	2.92%	177,842	3,849	2.16%	156,774	3,619	2.31%

Noninterest-Bearing Liabilities:
Demand Deposits	30,811			25,893			23,287
Other Liabilities	2,531			2,040			1,758

Total Noninterest-Bearing Liabilities	33,342			27,933			25,045

Total Liabilities	245,733			205,775			181,819

Stockholders’ Equity	20,849			19,872			18,398

Total Liabilities and Stockholders’ Equity	$266,582			$225,647			$200,217

Net Interest Spread			3.47%			3.60%			3.44%
Net Interest Income		$9,250			$7,347			$6,521

Net Interest Margin			3.82%			3.78%			3.82%

(1)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

(2)	All Yields/Rates are computed on a Tax Equivalent Basis at a Federal Tax Rate of 34%.

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

GREER BANCSHARES INCORPORATED

Analysis of Changes in Net Interest Income

Year Ended December 31,	2005 Compared with 2004 Variance Due to			2004 Compared with 2003 Variance Due to
(Dollars in Thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Taxable Investments	$317	$140	$457	$288	$288	$576
Non-Taxable Investments	(470)	35	(435)	62	(32)	30
Interest-Bearing Deposits in other banks	9	39	48	(8)	(0)	(8)
Federal Funds Sold	23	51	74	(15)	2	(13)
Loans	2,379	1,740	4,119	901	(430)	471

Total	2,258	2,005	4,263	$1,228	$(172)	$1,056
Interest Expense:
NOW Accounts	(20)	(87)	(107)	$19	$(97)	$(78)
Money Market and Savings	25	281	306	10	44	54
Time Deposits	307	620	927	256	(83)	173
Federal Funds Purchased	57	96	153	8	10	18
Repurchase Agreements	47	—	47	—	—	—
FHLB Borrowings	545	204	749	199	(191)	8
Other Long Term Debt	201	84	285	55	—	55

Total	$1,162	$1,198	$2,360	$547	$(317)	$230
Net Interest Income	$1,096	$807	$1,903	$681	$145	$826

(1)	The rate/volume variances (change in volume times change in rate) have been allocated to the change attributable to rate.

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

The table included above shows the changes in interest income and expense during 2005 and 2004, and allocates the appropriate amount of income or expense to changes in rate or changes in volume. In 2005 interest income increased by approximately $4,263,000 and interest expense increased by approximately $2,360,000, which resulted in an increase of approximately $1,903,000 in net interest income. The increases in both interest income and interest expense were due to the increases in volume and rate during the year. Earning assets increased in 2005 by approximately $62,946,000, and interest-bearing liabilities increased by approximately $59,061,000. Market interest rates increased during 2005 as the Federal Open Market Committee increased its target for the federal funds rate by a total of 200 basis points. Interest rate increases accounted for $2,005,000 of the increase in interest income and $1,198,000 of the increase in interest expense.

In 2004 interest income increased by approximately $1,056,000, which was due to an increase in earning assets of approximately $15,000,000. Interest expense increased by approximately $230,000 in 2004 due to an increase of approximately $8,412,000 in interest-bearing liabilities. The yield on earning assets declined during the first six months of 2004 as rates remained at fifty-year lows; however, market rates increased during the last half of the year and the yield on earning assets increased back to the level at which it was at the beginning of the year. The average rate paid on interest-bearing liabilities declined only by fifteen basis points in 2004, since minimum rates had previously been reached on many of the deposits. The result was a minimal decline in the spread and net interest margin.

GREER BANCSHARES INCORPORATED

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2005. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Rate Sensitivity Analysis

December 31, 2005 (Dollars in thousands)	Three Months or Less	After Three Months Through Twelve Months	After One Year Through Five Years	After Five Years	Totals
Interest earning assets:
Federal Funds Sold	$—	$—	$—	$—	$—
Interest bearing due from banks	563	0	0	0	563
Investment securities	4,790	10,337	24,748	41,978	81,853
Loans	120,447	23,034	50,627	4,895	199,003

Total interest earning assets	125,800	33,371	75,375	46,873	281,419

Cumulative interest earning assets	$125,800	$159,171	$234,546	$281,419	$281,419

Interest bearing liabilities:
Certificates of deposit	18,440	48,241	27,716	0	94,397
IRA’s	2,379	3,408	5,169	0	10,956
Money Market Accounts	436	5,047	10,248	0	15,731
Transaction Accounts	0	549	27,302	27,665	55,516
Savings Accounts	1,677	1,307	1,794	1,742	6,520
Reverse Repurchase	8,589	0	0	0	8,589
FHLB Advances	29,514	2,141	28,013	0	59,668
Other Long Term Debt	—	—	—	6,186	6,186

Total interest bearing liabilities	61,035	60,693	100,242	35,593	257,563

Cumulative interest bearing liabilities	$61,035	$121,728	$221,970	$257,563	$257,563

Gap Analysis:
Interest sensitivity gap	$64,765	($27,322)	($24,867)	$11,280	$23,856

Cumulative interest sensitivity gap	$64,765	$37,443	$12,576	$23,856	$23,856

Cumulative gap ratio of interest earning assets to interest bearing liabilities	206%	131%	106%	109%	109%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediate availability of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the repricing period indicated by appropriate historical data. Due to contractual arrangements, the Company has the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period; however, historically rates on these types of deposits have not been immediately adjusted. When adjustments have been made to rates on savings and transaction accounts in the past, the adjustments have been only a fraction of the movement in overnight rates. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase mature on a daily basis and are reflected in the earliest pricing period. Advances from Federal Home Loan Bank are reflected at their contractual maturity date.

GREER BANCSHARES INCORPORATED

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

Provision for Loan Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Bank’s Board of Directors reviews and approves the appropriate level for the Bank’s allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system and a review of historical statistical data for both the Bank and other financial institutions.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our income statement, are made as needed to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions. During 2005, we provided $424,194 for loan losses, raising the balance to $1,415,897 December 31, 2005 after charging off current year net bad debts of $144,555. The reserve for loan losses was approximately .71% and .81% of total loans on December 31, 2005 and 2004, respectively. Non-performing loans (i.e., loans ninety days or more past due and loans on non-accrual status) as a percentage of average assets declined from December 31, 2004 to December 31, 2005 from .25% to .19%. The decrease in loan loss reserve as a percentage of loans was due to the decline in non-performing loans from 2004 to 2005. The Company’s loan loss reserve model indicated the reserve was adequate at December 31, 2005.

The Bank’s allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquencies, charge-offs and general conditions in the market area. The adequacy of the allowance for loan losses and the effectiveness of our monitoring and analysis system are also reviewed periodically during examinations by the banking regulators.

Based on present information and ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable, but which may or may not prove to be accurate. Our losses will undoubtedly vary from our estimates. Also, there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

Noninterest Income

Noninterest income for the year ended December 31, 2005 was $2,261,086 compared to $2,126,923 for the year ended December 31, 2003, an increase of $134,163 or 6.3%. Service charges and customer service fees relating to deposit accounts, which declined from $1,153,546 for the year ended December 31, 2004 to $982,321 for the year ended December 31, 2005, were the most significant portion of noninterest income. The majority of the decline in service charges and customer service fees was due to a decline of $128,470 in non-sufficient funds fees and a decline of $13,443 in service charges on business checking accounts, due to the offering of free business accounts in 2005. Gains on the sale of investment securities were $342,394 in 2005, compared to $295,572 in 2004. Investment securities were sold to fund the significant growth in the loan portfolio experienced during 2005. Other operating income, which is included in total

GREER BANCSHARES INCORPORATED

non-interest income, increased from $677,805 in 2004 to $936,371 in 2005. The largest component of other operating income is income from financial management services, which increased from $281,964 in 2004 to $410,798 in 2005. Another significant component of other operating income is earnings on bank owned life insurance, which increased from $159,020 in 2004 to $200,251 in 2005, due to the purchase of an additional policy during the year.

Noninterest income for the year ended December 31, 2004 was $2,126,923 compared to $1,902,301 for the year ended December 31, 2003, an increase of $224,622, or 11.8%. Service charges and customer service fees relating to deposit accounts, which increased from $1,167,683 for the year ended December 31, 2003 to $1,153,546 for the year ended December 31, 2004 were the most significant portion of noninterest income. Gains on the sale of investment securities were $295,572 in 2004 compared to $122,585 in 2003. Investment securities were sold to fund significant growth in the loan portfolio experienced in the last half of 2004. Other operating income, which is included in total noninterest income, increased from $612,033 in 2003 to $677,805 in 2004. The largest component of other operating income is income from financial management services, which increased from $262,182 in 2003 to $281,964 in 2004.

Noninterest Expenses

Noninterest expenses were $7,537,071 for the year ended December 31, 2005 compared to $6,007,687 for the year ended December 31, 2004. This was comprised primarily of salaries and employee benefits totaling $4,637,950 for the year ended December 31, 2005 compared to $3,440,019 for the year ended December 31, 2004. The increase in salaries and benefits was due to the increase of sixteen full-time equivalent employees during 2005 to support the growth experienced by the Company. Eight of the sixteen employees were hired to staff the Bank’s Taylors Office, which was opened in August 2005. Also included in noninterest expenses is marketing expenses which increased from $178,800 in 2004 to $239,344 in 2005. The increase was due to an enhanced marketing effort designed to assist the growth of the Company. Professional fees increased from $260,116 in 2004 to $343,558 in 2005. The increase was due primarily to an increase of $46,772 in fees paid to consultants, the majority of which was for consultation regarding future branch sites, and an increase of $35,800 in professional audit and accounting fees, which was due to increased compliance and accounting requirements.

Noninterest expenses were $6,007,687 for the year ended December 31, 2004 compared to $5,688,983 for the year ended December 31, 2003. This was comprised primarily of salaries and employee benefits totaling $3,440,019 for the year ended December 31, 2004 compared to $3,110,957 for the year ended December 31, 2003. The increase in salaries was due to annual salary adjustments and the addition of staff to support the Company’s growth. Also, occupancy and equipment declined $132,562, or 15.2%, from $870,096 in 2003 to $737,534 in 2004. The decline was due primarily to a decline in depreciation expense of $110,405, or 24.8%, from $445,725 in 2003 to $335,320 in 2004. This decrease was due to certain equipment and software becoming fully depreciated early in 2004. Internet banking expense, a component of other noninterest expense, increased to $73,870 in 2004 from $54,293 in 2003, as the result of growth and additional features implemented in 2004. Marketing expenses declined by $43,750, or 19.7%, in 2004 to $178,800 from $222,550 in 2003. Included in marketing expenses in 2003 were approximately $70,000 in expenses for marketing programs relating to one-time promotions. All other operating expenses increased primarily as a result of the continued growth of the Company.

Income Taxes

For the year ended December 31, 2005, the Company recorded income tax expense in the amount of $755,223, which was net of a one-time adjustment of $130,500 made in June 2005 to reverse a valuation allowance that was no longer needed. The gross amount of tax expense before the adjustment resulted in an effective tax rate of 24.9%. The effective tax rate for 2005 was higher than previous years due to the decline in tax-exempt income in 2005. Tax-exempt income totaled $1,000,288 in 2005, compared to $1,434,924 in 2004. The decline was due to the sale of $9,757,000 in tax-exempt municipal securities during 2005.

For the years ended December 31, 2004 and 2003, the Company recorded income tax expense in the amounts of $655,557 and $491,751, respectively. This resulted in an effective tax rate of 20.4% and 18.1% for the years ended December 31, 2004 and 2003, respectively. The increase in the effective tax rate is due to the decrease in the amount of tax-free income as a percentage of net interest income, which was 19.5% for 2004 and 21.6% for 2003. The amount of tax-free income the Company has is related to the amount of municipal securities and loans to municipalities that qualify as tax-exempt.

GREER BANCSHARES INCORPORATED

Capital Resources

Total capital of the Company increased in 2005 by net income of $2,794,553 and $335,169 from the exercise of stock options, related tax benefits and a stock grant. Total capital was decreased by the change in accumulated other comprehensive income of ($1,034,096). In addition, the Company paid cash dividends on April 15, June 15, September 15 and December 15, 2005 totaling $1,564,543, or $.64 per share. In 2004, total capital of the Company was increased by net income of $2,559,686 and $132,783 from the exercise of stock options. Total capital was decreased by the change in accumulated other comprehensive income of ($268,560). In addition, the Company paid cash dividends on June 15, September 15 and December 15, 2004 totaling $1,093,602, or $.45 per share. The Company also paid cash in lieu of fractional shares in the amount of $4,865 relating to a 3 for 2 stock split that was effective on March 15, 2004. In 2003, total capital of the Company was increased by net income of $2,232,263, the exercise of stock options totaling $161,779 and the change in accumulated other comprehensive income of $313,607. The Company also paid cash dividends in the amount of $1,613,132, or $.67 per share on May 15 and November 15, 2003.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders’ equity minus unrealized gains plus unrealized losses on securities available for sale. In addition to Tier 1 capital requirements, Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

Greer State Bank and the holding company exceeded the Federal Reserve’s fully phased-in regulatory capital requirements at December 31, 2005, 2004 and 2003 as set forth in the following table.

Risk-Based Capital Ratios	(Dollars in thousands)

Bank	2005	2004	2003
Tier 1 Capital	$26,632	$25,355	$18,428
Tier 2 Capital	1,406	1,136	1,299

Total Qualifying Capital	$28,038	$26,491	$19,727

Risk-adjusted total assets (including off-balance-sheet exposures)	$230,014	$163,850	$141,064

Tier 1 risk-based capital ratio	11.58%	15.47%	13.06%
Total risk-based capital ratio	12.19%	16.17%	13.98%
Tier 1 leverage ratio	9.07%	10.82%	8.92%

	Tier 1 Risk-Based	Total Risk-Based	Tier 1 Leverage
Greer Bancshares capital ratios at December 31, 2005 were:	12.03%	12.64%	9.45%

Liquidity

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds purchased and sold and deposit levels. The Company has federal funds lines in place totaling $16.6 million, the ability to borrow additional funds from the Federal Home Loan Bank of up to 30% of the Bank’s assets and also has a reverse repurchase line totaling $20 million. Management has established policies and procedures governing the length of time to maturity on loans and investments, and has established policies regarding the use of alternative

GREER BANCSHARES INCORPORATED

funding sources. In the opinion of management, our deposit base and lines of credit can adequately support our short-term liquidity needs.

Impact of Off-Balance Sheet Instruments

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments. At December 31, 2005 and 2004, the Company’s commitments to extend credit totaled approximately $45,327,000 and $31,136,000, respectively.

Impact of On-Balance Sheet Instruments

The Company utilizes derivative contracts to manage interest rate risk. The instruments consist of interest rate swaps and swaptions. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. The Company uses derivatives as fair value hedges for certain fixed rate Federal Home Loan Bank advances. The remaining terms on our derivatives at December 31, 2005 ranged from three years to six years. We do not utilize derivatives for trading purposes.

Under SFAS 133, derivatives are recorded in the balance sheet at fair value. For fair value hedges, the change in fair value of the derivative and the corresponding change in fair value of the hedged risk in the underlying item being hedged are accounted for in earnings. Any material difference in these two changes in fair value results in hedge ineffectiveness that results in an impact to earnings.

Investment Portfolio

The following tables summarize the carrying value and estimated market value of investment securities and weighted-average yields of those securities at December 31, 2005, 2004 and 2003. The yields are based upon amortized cost. The yield on securities of state and political subdivisions is presented on a tax equivalent basis using a federal income tax rate of 34%. For mortgage-backed securities, the amounts are based on the actual contracted maturities; prepayments were not considered.

Investment Securities Portfolio Composition

(Dollars in Thousands) December 31, 2005	Due One Year or Less	One Year Through Five Years	Five Years through Ten Years	After Ten Years	Total	Estimated Market Value	Average Maturity in Years
Held-To-Maturity
Mortgage Backed Securities	$—	$—	$5,440	$23,042	$28,482	$27,534	12.44

Available-For-Sale
U.S. Govt Agencies and Mortgage Backed Securities	2,713	2,782	8,488	13,010	26,993	26,437	5.93
States of the U.S. and Political Subdivisions	130	809	3,669	16,198	20,806	21,263	8.54
Corporate Securities	—	2,063	—	—	2,063	1,843	2.33

Total	$2,843	$5,654	$12,157	$29,208	$49,862	$49,543

Held-To-Maturity
Weighted Average Yields:
Mortgage Backed Securities	0.00%	0.00%	3.91%	4.45%
Available-For-Sale
Weighted Average Yields:
U.S. Govt Agencies and Mortgage Backed Securities	3.03%	4.38%	4.33%	4.70%
States of the U.S. and Political Subdivisions	4.90%	4.41%	4.61%	4.52%
Corporate Securities	0.00%	4.71%	0.00%	0.00%

GREER BANCSHARES INCORPORATED

(Investment Portfolio, cont.)

(Dollars in Thousands) December 31, 2004	Due One Year or Less	One Year Through Five Years	Five Years through Ten Years	After Ten Years	Total	Estimated Market Value	Average Maturity in Years
Held-To-Maturity
Mortgage Backed Securities	$—	$—	$7,108	$28,366	$35,474	$35,316	13.44

Available-For-Sale
U.S. Govt Agencies and Mortgage Backed Securities	—	3,097	3,799	2,209	9,105	9,043	8.00
States of the U.S. and Political Subdivisions	368	912	5,476	15,716	22,472	23,906	10.38
Corporate Securities	1,021	3,094	—	—	4,115	4,105	2.88

Total	$1,389	$7,103	$9,275	$17,925	$35,692	$37,054

Held-To-Maturity
Weighted Average Yields:
Mortgage Backed Securities	0.00%	0.00%	3.81%	4.44%
Available-For-Sale
Weighted Average Yields:
U.S. Govt Agencies and Mortgage Backed Securities	0.00%	2.70%	4.38%	4.92%
States of the U.S. and Political Subdivisions	6.65%	6.48%	6.34%	6.68%
Corporate Securities	3.38%	4.70%	0.00%	0.00%

(Dollars in Thousands) December 31, 2003	Due One Year or Less	One Year Through Five Years	Five Years through Ten Years	After Ten Years	Total	Estimated Market Value	Average Maturity in Years
Held-To-Maturity
Mortgage Backed Securities	$—	$15,291	$1,972	$—	$17,263	$17,278	2.89

Available-For-Sale
U.S. Govt Agencies and Mortgage Backed Securities	6,016	11,914	5,087	1,995	25,012	25,240	4.30
States of the U.S. and Political Subdivisions	115	6,797	22,808	3,741	33,461	34,991	7.68
Corporate Securities	3,031	1,061	—	—	4,092	4,132	0.69

Total	$9,162	$19,772	$27,895	$5,736	$62,565	$64,363

Held-To-Maturity
Weighted Average Yields:
Mortgage Backed Securities	0.00%	3.66%	4.06%	0.00%
Available-For-Sale
Weighted Average Yields:
U.S. Treasury Securities	0.00%	0.00%	0.00%	0.00%
U.S. Govt Agencies and Mortgage Backed Securities	3.57%	3.32	4.67	5.28%
States of the U.S. and Political Subdivisions	6.51%	6.39%	6.43%	5.60%
Corporate Securities	5.19%	3.38%	0.00%	0.00%
Other Securities	0.00%	0.00%	3.69%	0.00%

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

The Bank’s loan officers and loan administration staff are charged with monitoring our loan portfolio and identifying changes in the economy or in a borrower’s circumstances which may affect the ability to repay the debt or the value of the pledged collateral. In order to assess and monitor the degree of risk in our loan portfolio, several credit risk identification and monitoring processes are utilized. We use an outside consultant, a former Office of the Comptroller of the Currency (“OCC”) bank examiner, to perform loan reviews on a monthly basis.

Lending Activities

The Company extends credit primarily to consumers and small to medium businesses in Greenville and Spartanburg Counties and, to a limited extent, customers in surrounding areas.

The Company’s corporate office is located in Greer, South Carolina, and its service area is mixed in nature. The Greenville-Spartanburg area is a regional business center whose economy contains elements of manufacturing, higher education, regional health care and distribution facilities. Outside the incorporated city limits of Greer, the economy includes manufacturing, agriculture and industry. No particular category or segment of the economy previously described is expected to grow or contract disproportionately in 2006.

Total loans outstanding were $199,002,801 and $139,646,433 at December 31, 2005 and 2004, respectively. There are no significant concentrations of loans in our loan portfolio to any particular individuals or industry or group of related individuals or industries.

The Company’s ratio of loans to deposits was 99.9% and 92.9% at December 31, 2005 and 2004, respectively. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base. The increase in the loans to deposits ratio is due to the significant growth experienced in the loan portfolio during 2005. The growth was funded primarily by an increase in deposits; however, the Company also utilized approximately $8,300,000 in additional advances from the Federal Home Loan Bank, approximately $8,600,000 in repurchase agreements and $1,931,000 in federal funds purchased.

GREER BANCSHARES INCORPORATED

The following table summarizes the composition of the loan portfolio by category at the dates indicated.

Loan Portfolio Composition

December 31,	2005		2004		2003		2002		2001
(Dollars in Thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial	$43,509	21.86%	$31,188	22.33%	$28,122	24.33%	$23,293	21.64%	$24,482	21.41%
Real Estate-Construction	42,980	21.60%	28,362	20.31%	15,288	13.23%	13,596	12.63%	11,361	9.93%
Real Estate Mortgage:
Residential 1-4	58,898	29.60%	40,772	29.20%	36,777	31.82%	43,527	40.43%	49,196	43.02%
Multi-Family	921	0.46%	1,636	1.17%	1,732	1.50%	639	0.59%	413	0.36%
NonFarm/Nonresidential	40,374	20.29%	26,810	19.20%	21,099	18.26%	15,555	14.45%	17,149	15.00%
Installment Loans to Individuals	10,476	5.26%	9,694	6.94%	9,154	7.92%	9,535	8.86%	9,956	8.71%
Lease Financing	899	0.45%	977	0.70%	931	0.81%	462	0.43%	469	0.41%
Obligations of State and
Political Subdivisions	104	0.05%	207	0.15%	2,462	2.13%	1,054	0.97%	1,334	1.16%
Other	842.43%		—	—	—	—	—	—	—	—

Total Loans	$199,003	100.00%	$139,646	100.00%	$115,565	100.00%	$107,661	100.00%	$114,360	100.00%

The Company’s loan portfolio contains a significant percentage of real estate mortgage loans. Real estate mortgage loans increased by approximately $45,593,000, or 46.7%, to $143,172,000 during the twelve months ended December 31, 2005. At December 31, 2005 real estate mortgage loans represented 71.9% of the total loan portfolio compared to 69.9% at December 31, 2004. The increase in real estate mortgage loans as a percentage of total loans can be attributed to the demand in the Company’s market area for commercial and residential construction, which is fueled by a strong local economy. The Company also added three experienced commercial lenders during 2005 that have attracted significant commercial real estate loans. In addition, in an effort to effectively manage its interest rate risk, over the past several years the Company has not offered in-house long-term fixed rate mortgage loans; however, the Company has offered five-year and seven-year balloon mortgage loan products at attractive rates. The Company continues to offer fixed rate long term mortgages through an investor loan program.

The Company also has a significant amount of commercial and industrial loans. Commercial and industrial loans increased approximately $12,321,000, or 39.7%, to $43,509,000 at December 31, 2005 due primarily to the increase in lending personnel. Commercial and industrial loans comprised 21.9% and 22.3% of the total loan portfolio at December 31, 2005 and 2004, respectively.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution for the selected categories as of December 31, 2005. The Company has a total of approximately $121,800,000 million in loans indexed to the Wall Street Journal Prime rate.

December 31, 2005	Commercial		Real Estate- Construction		Total
(Dollars in Thousand)	Amount	Percent	Amount	Percent	Amount	Percent
Due One Year or Less:	$29,063	66.80%	$29,072	67.64%	$58,231	67.25%
Due One Year through Five Years:
Fixed Rate	10,359	23.81%	2,290	5.33%	12,649	14.61%
Variable Rate	90	0.21%	5,136	11.95%	5,226	6.03%
Due After Five Years:
Fixed Rate	3,997	9.18%	6,450	15.01%	10,447	12.07%
Variable Rate	—	0.00%	32	0.07%	32	0.04%

Total	$43,509	100.00%	$42,980	100.00%	$86,585	100.00%

GREER BANCSHARES INCORPORATED

Risk Elements

At December 31, 2005, there were no restructured loans, $32,333 in loans 90 days past due and still accruing interest and $484,000 in non-accrual status. At December 31, 2004, there were no restructured loans, $388 in loans 90 days past due and still accruing interest, and $567,000 in non-accrual status. At December 31, 2003, there were no restructured loans, $0 in loans 90 days past due and still accruing interest, and $1,249,000 in non-accrual status.

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

The following table sets forth certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for each of the last five years.

Summary of Loan Loss Experience

(Dollars in Thousands)	2005	2004	2003	2002	2001
Total loans outstanding at end of year	$199,003	$139,646	$115,565	$107,661	$114,360

Average loans outstanding	$163,580	$125,013	$107,961	$107,265	$114,378

Balance, beginning of year	$1,136	$1,298	$1,081	$1,244	$948
Loans charged-off
Commercial and industrial	24	347	92	910	6
Real estate - mortgage	20	31	20	3	42
Consumer	116	42	35	60	33

Total loans charged-off	160	420	146	973	81

Recoveries of previous loan losses
Commercial and industrial	4	4	352	2	3
Real estate - mortgage	0	0	0	0	3
Consumer	9	3	2	20	16

Total loan recoveries	16	7	354	22	22

Net charge-offs	144	413	(208)	951	59

Provision charged to operations	424	251	10	788	355

Balance, end of year	$1,416	$1,136	$1,298	$1,081	$1,244

Ratios:
Allowance for loan losses to average loans	0.87%	0.91%	1.20%	1.01%	1.09%
Allowance for loan losses to period end loans	0.71%	0.81%	1.12%	1.00%	1.09%
Net charge offs to average loans	0.09%	0.33%	-0.19%	0.89%	0.05%

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

The Bank’s provision and allowance for loan losses is subjective in nature and relies on judgments and assumptions about future economic conditions and other factors affecting borrowers. Management is not aware of any trends, material risks or uncertainties affecting the loan portfolio nor is management aware of any information about any significant borrowers which causes serious doubts as to the ability of the borrower to comply with the loan repayment terms. However, it

GREER BANCSHARES INCORPORATED

should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period.

Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due. As of December 31, 2005 we had one impaired loan, which totaled $351,315. The average amount of impaired loans outstanding during 2005 was $347,507. There was no interest income recognized on the impaired loan.

Deposits

Average deposits were approximately $172,189,000 and $157,086,000 during 2005 and 2004, respectively. The most significant increase was in the average balance of time deposits, which increased by $13,307,000, or 19.4%. Management believes the increase in time deposits is the result of the continued increase in interest rates that occurred during 2005, as well as the result of a marketing effort emphasizing special rates on certificates of deposit. As the economy improved and short term interest rates continued to increase, the Company’s loan demand also increased. Management raised time deposits rates in an effort to raise deposits to fund the loan growth. These actions resulted in the significant increase in time deposits. Average balances in NOW accounts declined by approximately $4,968,000 from 2004 to 2005 although the number of accounts increased by 141. Management believes the decline in amount of NOW accounts balances was due to customers moving funds from the interest-bearing transaction accounts to time deposits as interest rates increased.

Contractual maturities of all time deposits at December 31, 2005 were as follows: twelve months or less - $72,645,186, over twelve months through thirty-six months - $30,902,012, and over thirty-six months - $467,867.

The following table summarizes the Bank’s average deposits by categories at the dates indicated.

	2005		2004		2003
Year Ended December 31, (Dollars in thousands)	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent
Noninterest-Bearing Deposits
Demand Deposits	$30,811	17.89%	$25,893	16.53%	$23,287	16.60%
Interest Bearing Liabilities
NOW Accounts	29,864	17.34%	34,832	22.16%	32,029	22.83%
Money Market and Savings	29,566	17.17%	27,720	17.64%	26,917	19.18%
Time Deposits	81,948	47.59%	68,641	43.67%	58,077	41.39%

Total Deposits	$172,189	100.00%	$157,086	100.00%	$140,310	100.00%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were approximately $135,003,000, $112,039,000, and $120,396,000 at December 31, 2005, 2004 and 2003, respectively. The decrease in core deposits in 2004 was the result of the loss of a significant amount of deposits of one depositor.

Time deposits over $100,000 totaled approximately $64,184,000, $38,220,000 and $32,943,000 at December 31, 2005, 2004 and 2003, respectively. Scheduled maturities were as follows:

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
Maturing in 3 months or less	$12,506	$9,425	$6,898
Maturing after 3 months but less than 6 months	13,192	13,075	5,254
Maturing after 6 months but less than 12 months	12,177	12,304	6,913
Maturing after 12 months	26,309	3,416	13,878

Total	$64,184	$38,220	$32,943

GREER BANCSHARES INCORPORATED

Short-Term Borrowings

At December 31, 2005, the Company had purchased federal funds totaling $1,931,000 and had $8,588,767 in securities sold under agreements to repurchase. In 2004 and 2003, the Company had no short-term borrowings.

	Federal Funds Purchased	Securities Sold Under Agreements To Repurchase
Average balance outstanding during the year	$1,261,391	$4,716,000
Average rate paid during the year	3.76%	2.00%
Average rate on year end balance	4.60%	4.58%

Borrowings

Advances from the Federal Home Loan Bank (“FHLB”) totaled $ 60,488,091 at December 31, 2005 and $52,185,015 at December 31, 2004. At December 31, 2005 and 2004, none of these advances had variable rates of interest. Interest rates on the advances are fixed and range from 2.47% to 6.67%. During 2005, interest expense on some of these fixed rate notes was increased by $16,798, and in 2004 was reduced by $245,844, through the utilization of interest rate swaps. For financial statement purposes, we have netted the income from the swaps against the interest expense on FHLB borrowings. The Company has pledged its 1 to 4 family residential mortgages, commercial real estate mortgages, home equity lines of credit and certain mortgage backed securities as collateral.

In October 2004, the Company issued $6,186,000 of junior subordinated debentures to its newly formed, wholly-owned Trust to fully and unconditionally guarantee the trust preferred securities issued by the Trust. These long term obligations currently qualify as Tier I capital for the Company. Also, see the detailed discussion regarding the accounting treatment of the Trust in the summary of significant accounting policies.

The junior subordinated debentures mature in October 2034. Interest payments are due quarterly to the Trust at three-month LIBOR plus 220 basis points.

The following table reflects our contractual obligations as of December 31, 2005:

Contractual Obligations	Payments Due by Period
(in thousands)	Less Than 1 Year	1 – 3 Years	3 - 5 Years	Greater Than 5 Years	Total
Borrowings	$6,100	$13,179	$14,172	$27,038	$60,489

Stock Information and Dividend History

The common stock of Greer Bancshares Incorporated is traded in the over-the-counter market and quoted on the OTC Bulletin Board (symbol: GRBS) and in two local newspapers, The Greenville News and The Spartanburg Herald, in the area OTC listings section. As o f March 1, 2006, there were 1196 record holders of our common stock, $5.00 par value per share.

GREER BANCSHARES INCORPORATED

The following table sets forth the high and low “bid” prices per share of the common stock for each quarterly period during the past two fiscal years, as reported on NASDAQ.com. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2005 Quarter	High	Low
First	$19.80	$17.00
Second	$22.90	$19.24
Third	$26.84	$22.90
Fourth	$28.25	$26.00

2004 Quarter	High	Low
First	$18.75	$11.55
Second	$18.50	$17.00
Third	$17.00	$15.00
Fourth	$18.50	$15.00

Beginning in 1992, the Company has declared annual cash and/or stock dividends or stock splits. In May 2003, the Company paid a 23 cents per share cash dividend and in November 2003, the Company paid a 44 cents per share cash dividend, totaling 67 cents per share during the year ending December 31, 2003.a The 44 cents per share paid in November included a special one-time dividend of 20 cents per share. In 2004, the Company paid 15 cents per share cash dividends in June, September and December, for total cash dividends in 2004 of 45 cents per share. A 3-for-2 stock split was issued effective March 15, 2004 and affected in the form of a stock dividend. Cash dividends, as well as the prices listed above, have been adjusted to reflect the stock splits. In 2005, the Company paid 16 cents per share cash dividends in April, June, September and December for total cash dividends in 2005 of 64 cents per share.

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

Accounting and Financial Reporting Issues

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. The Company anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. The Company has evaluated the impact upon adoption of SFAS No. 123(R) and has concluded that the adoption will not have a material impact on financial position or results of operations.

In April 2005, the Securities and Exchange Commission’s (“SEC”) Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No.107 to provide guidance regarding the application of SFAS No. 123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No. 123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29”. The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company’s financial position or results of operations.

GREER BANCSHARES INCORPORATED

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF-03-1”). This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of EITF-03-1 were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

The recognition and measurement guidance in paragraphs 6-20 of EITF-03-1 was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1—“The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. This final guidance eliminated paragraphs 10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk”. The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

Forward Looking Information

This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to: significant increases in competitive pressure in the banking and financial services industries; changes in the interest rate environment which could reduce anticipated or actual margins; changes in political conditions or the legislative or regulatory environment; general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; changes occurring in business conditions and inflation; changes in technology; changes in monetary and tax policies; the level of allowance for loan loss; the rate of delinquencies and amounts of charge-offs; the rates of loan growth; adverse changes in asset quality and resulting credit risk-related losses and expenses; changes in the securities markets; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.