Form 10-K, Exhibit 13
period 2006-12-31
GREER BANCSHARES INC
filed 2007-04-02
CIK 1145547

Exhibit 13

THE LOST ART OF BANKING

THE HANDSHAKE

Once used as a greeting when entering a business

establishment, the handshake also became an

acceptable affirmation that a mutual

trust was understood.

2006 ANNUAL REPORT

Greer

Bancshares

Incorporated

Find it in Greer.

Dear Shareholders and Friends,

The 2006 Annual Report to Shareholders will provide you with a significant amount of information about the financial performance and business of the Company. The Annual Report is filled with numbers, charts, statistics, and explanatory material. All of these details are important. But, as you review the details, we want you to keep in mind the bigger picture of what we do as a Company. The bigger picture is set out in the Board-approved Vision, Mission, and Values.

Our Vision: A better life for all

Our ultimate desire is to make life better for all of the people whose lives are affected by what we do as a Company. We want to make life better for our shareholders by providing excellent returns on their investment. We want to improve the lives of our employees by providing a livelihood that enables them to care for themselves and their families through enjoyable and meaningful employment. We want to enhance the lives of our customers by giving them exceptional service in the management of their finances. We want to improve the quality of life in our community by supporting important community initiatives and charitable organizations.

Our Mission: Exceptional banking for everyday people

We can only accomplish our Vision by effectively carrying out our Mission. We strive to provide excellent and exceptional service to all of our customers. By working harder, doing our job better, and caring more for those we serve, we are able to attract and retain customers who appreciate what we offer to them as a Company. By providing exceptional banking services, we also enhance our financial performance as a Company which then enables us to provide a better life for all.

Our Values:

Character: Whatever we do, we will do with integrity.

Commitment: Whatever we do, we will do with dedication.

Competence: Whatever we do, we will do with excellence.

Courtesy: Whatever we do, we will do with respect and kindness.

Our values are important virtues that must pervade every aspect of our business. Our character creates trust among our customers. Our commitment assures people that we will be diligent in serving them. Our competence appeals to those who want top notch banking services. Our courtesy attracts people from every walk of life who know that they will always be treated with dignity.

In conclusion, we must remember that banking is about financial performance: return on equity, return on assets, growth in assets, net income, etc. But let us never forget that banking, rightly understood, is about so much more: a better life for all.

Toward a better life,

David M. Rogers
Chairman of the Board

1
2006 ANNUAL REPORT

Letter to Shareholders

Greer Bancshares Incorporated

March 23, 2007

Dear Shareholders and Friends:

We are pleased to report that 2006 was another year of significant growth and progress for your Company. As of year-end 2006,

•	total assets reached $359 million, up 20.1% over year-end 2005, marking two consecutive years of 20% plus growth;

•	total outstanding loans grew to $244 million, up 23.5%;

•	total deposits reached $240 million, up 20.6%; and

•	net annual income was $3,152,806, up 12.8% over 2005; and, earnings per common diluted share were $1.25, up 11.6%.

As previously reported, the Board of Directors in late 2004 adopted a five year strategic growth plan which set an ambitious goal of almost doubling the assets of Greer State Bank in five years. At year-end 2004, the Bank’s assets totaled $231 million. The strategic growth goal is to reach $425 million in total assets by year-end 2009. We believe this asset growth is necessary to enhance the Bank’s ability to achieve excellent financial performance, risk management, and return on investment for our shareholders.

We are very pleased to report that as of December 31. 2006. Greer State Bank has achieved in only two years 66% of its five-year, strategic growth goal. We believe this puts the five-year goal well within reach over the next three years.

We are also gratified to report that the Taylors Office of Greer State Bank, which opened in August of 2005, has now reached $25 million in assets, well ahead of our initial projections. We anticipate this office will continue to perform well and enable the Bank to extend its service reach within the Taylors community.

In summary, we believe 2006 was another successful year. Your Company continued its strong growth rate while investing heavily in its future and delivering a 14.9% return on average equity. We encourage you to review the enclosed financial information and management discussion as further evidence of your Company’s performance.

Finally, thank you for your interest in Greer Bancshares Incorporated. We welcome your comments for improving your Company and our communications with you.

Respectfully yours,

David M. Rogers	R. Dennis Hennett	Kenneth M. Harper
Chairman of the Board	Chief Executive Officer	President

2
2006 ANNUAL REPORT

Board of Directors

David M. Rogers	Chairman/ Joshua’s Way, Inc., President

Mark S. Ashmore	Ashmore Bros. Inc./ Century Concrete, President

Walter M. Burch	The Greer Citizen/ Retired

Gary M. Griffin	Mutual Home Stores, Vice President

Kenneth M. Harper	Greer Bancshares Inc. and Greer State Bank, President

R. Dennis Hennett	Greer Bancshares Inc. and Greer State Bank, Chief Executive Officer

Harold K. James	James Agency, Inc., Real Estate and Insurance, Vice President/ Broker in Charge

Paul D. Lister	Paul D. Lister, CPA, LLC

Theron C. Smith, III	Eye Associates of Carolina, PA, President

C. Don Wall	Professional Pharmacy of Greer, Inc., President

Greer Bancshares Incorporated Executive Officers

R. Dennis Hennett	Chief Executive Officer

Kenneth M. Harper	President

J. Richard Medlock, Jr.	Secretary/ Treasurer

Greer Financial Services Corporation

Roger Sims	President and Investments Representative

Jason Karr	Assistant Vice President and Financial Advisor

Jeanette Six	Registered Client Services Manager

Debra Goodrich	Administrative Assistant

Stephanie Laserna	Administrative Assistant

Bank Officers

R. Dennis Hennett	Chief Executive Officer

Kenneth M. Harper	President

J. Richard Medlock, Jr.	Executive Vice President & Chief Financial Officer

Victor K. Grout	Executive Vice President & Commercial Banking Manager

Chris M. Talley	Senior Vice President & Chief Operations Officer

E. Pierce Williams, Jr.	Senior Vice President/ Commercial Banking

Greg Sisk	Senior Vice President/ Community Executive of Taylors Office/ Retail Banking Manager

J. William Hughes	Senior Vice President/ Consumer Lending

William S. Harrill, Jr.	Senior Vice President/ Mortgage Lending

Hilda W. Marcos	Senior Vice President/ Senior Professional Banker

Kelly C. Long	Vice President/ Branch Manager of Buncombe Road Office

Thomas L. Williams	Vice President/ Branch Manager of North Main Office

Joe Copeland	Vice President/ Commercial Lending

Lola C. Hart	Vice President/ Controller

Denise W. Plumblee	Vice President/ Corporate Training Director

3
2006 ANNUAL REPORT

Bank Officers (continued)

Rick Danner	Vice President/ Human Resources & Security

Robert M. Lee	Vice President/ Information Technology

David Faucette	Vice President/ Internal Auditor

Elizabeth C. Sayce	Vice President/ Manager, Loan Administration

Sandra D. Mason	Vice President/ Operations Officer

Judy A. Edwards	Vice President/ Risk Management Administrator

Travis Barbare	Assistant Vice President/ Manager of Poinsett Office

Christy H. Blackwell	Assistant Vice President/ Manager of Taylors Office

Marvin E. Robinson, Jr.	Assistant Vice President/ Commercial Lending

Brad Cantrell	Assistant Vice President/ Credit Administration Officer

Ann S. Miller	Assistant Vice President/ Manager EDP & Item Processing

Beth C. Waters	Assistant Vice President/ Marketing Director

Sue H. Gaines	Assistant Vice President/ Mortgage Lending Officer

Terri N. Grady	Assistant Vice President/ Operations

Dixie G. Cartmell	Finance & Accounting Officer

Donna Miller	Internet Banking Officer

Bank Staff

Meredith Alexander	Sherri Groce	Cindi Patterson

Jason Baldwin	Patsy Hairston	Ashley Pond

Jolynne Beck	Vince Harris	Brandi Prevatte

Marsha Bennett	Cindy Hart	Martin Price

Charlotte Betts	Doris Hendricks	Gail S. Pruitt

Nancy Brown	Heather Henson	Ann Rainey

Tammy Budove	Theresa Hice	Nalani Ramza

Lena Cody	Debra Joines	Patsy Robinson

Maury Cook	Joy Jordan	Tonda Rogers

Karen Corn	Tonya Kellett	Linda Rorie

Terrence Cosby	Jennifer Kemp	Denise Ross

Melissa Carroll	Christy Kinard	Jeanette Six

Angie Coleman	Stephanie Laserna	Mindi Smith

Sarah Crutchfield	Jessica Long	Teresa Smith

Debra Day	Nikita Mack	Kristi Twiddy

Tammy Durham	Renee Massey	Ann Vaughn

Grace Edwards	Donna McMakin	Pat Vaughn

Candice Good	Cindy Morrell	Pat Wellmon

Debra Goodrich	Joy Myers	Marie Wilson

Lynda Green	Linda Oliver

Willie Greer	Jinita Patel

4
2006 ANNUAL REPORT

Report of Independent

Registered Public Accounting Firm

To the Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We have audited the accompanying consolidated balance sheets of Greer Bancshares Incorporated and Subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greer Bancshares Incorporated and Subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 21 to the consolidated financial statements, during 2006 the Company changed its method of quantifying misstatements of prior year consolidated financial statements. The Company adopted the dual method for evaluating misstatements, as required by SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

Asheville, North Carolina

March 19, 2007

5
2006 ANNUAL REPORT

Greer Bancshares Incorporated and Subsidiary

Consolidated Balance Sheets

	December 31,
	2006	2005
Assets
Cash and due from banks	$10,914,066	$6,234,935
Interest-bearing deposits in banks	776,477	563,658
Investment securities:
Held to maturity (fair value of approximately $22,790,311 and $27,533,666, respectively)	23,581,468	28,481,861
Available for sale	60,185,223	49,542,964
Loans, net of allowance for loan losses of $1,801,287 and $1,415,897, respectively	244,056,635	197,586,904
Premises and equipment, net	6,631,721	5,746,610
Accrued interest receivable	2,298,855	1,615,435
Restricted stock	3,948,914	3,508,814
Other assets	7,269,028	6,165,765

Total assets	$359,662,387	$299,446,946

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non interest-bearing	$29,816,377	$30,013,747
Interest-bearing	210,471,514	169,172,974

Total deposits	240,287,891	199,186,721
Short term borrowings	14,171,875	10,519,767
Long term borrowings	77,854,514	65,033,043
Other liabilities	4,805.879	3,143,105

Total Liabilities	337,120,159	277,882,636

Commitments and contingencies - Notes 10 and 11

Stockholders’ Equity:
Preferred stock - par value $5 per share, 1,000,000 shares authorized; none issued	—	—
Common stock - par value $5 per share, 10,000,000 shares authorized; 2,472,671 and 2,453,580 shares issued and outstanding at December 31, 2006 and 2005, respectively	12,363,355	12,267,900
Additional paid in capital	3,039,690	2,741,878
Retained earnings	7,273,436	6,750,925
Accumulated other comprehensive loss	(134,253)	(196,393)

Total Stockholders’ Equity	22,542,228	21,564,310

Total Liabilities and Stockholders’ Equity	$359,662,387	$299,446,946

The accompanying notes are an integral part of these consolidated financial statements.

6
2006 ANNUAL REPORT

Greer Bancshares Incorporated and Subsidiary

Consolidated Statements of Income

	For the Years Ended December 31,
	2006	2005	2004
Interest income:
Loans, including fees	$18,620,395	$11,694,822	$7,615,655
Investment securities:
Taxable	2,618,935	2,467,494	2,004,783
Tax-exempt	908,436	984,894	1,441,073
Federal funds sold	34,428	96,113	21,977
Other	33,415	64,360	16,014

Total interest income	22,215,609	15,307,683	11,099,502
Interest expense:
Interest on deposit accounts	6,653,779	3,226,358	2,099,607
Interest on short term borrowings	565,472	219,349	18,885
Interest on long term borrowings	3,372,381	2,763,917	1,730,860

Total interest expense	10,591,632	6,209,624	3,849,352

Net interest income	11,623,977	9,098,059	7,250,150
Provision for loan losses	597,000	424,194	251,000

Net interest income after provision for loan losses	11,026,977	8,673,865	6,999,150
Noninterest income:
Customer service fees	936,978	982,321	1,152,687
Gain on sale of investment securities	78,269	342,394	295,572
Other noninterest income	1,324,756	1,131,938	775,521

Total noninterest income	2,340,003	2,456,653	2,223,780
Noninterest expenses:
Salaries and employee benefits	5,444,426	4,637,950	3,440,019
Occupancy and equipment	875,103	754,102	737,534
Postage and supplies	303,842	283,471	234,163
Marketing expenses	335,685	239,344	178,800
Directors fees	194,698	178,498	167,974
Professional fees	371,714	393,539	281,532
Other noninterest expenses	1,396,751	1,093,838	967,665

Total noninterest expenses	8,922,219	7,580,742	6,007,687

Income before income taxes	4,444,761	3,549,776	3,215,243
Provision for income taxes:	1,291,955	755,223	655,557

Net income	$3,152,806	$2,794,553	$2,559,686

Basic net income per share of common stock	$1.28	$1.14	$1.05

Diluted net income per share of common stock	$1.25	$1.12	$1.05

Weighted average shares outstanding:
Basic	2,462,688	2,442,078	2,428,833

Diluted	2,517,549	2,504,856	2,447,589

The accompanying notes are an integral part of these consolidated financial statements.

7
2006 ANNUAL REPORT

Greer Bancshares Incorporated and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2006, 2005 and 2004

	Common Stock		Additional Paid In Capital	Retained Earning	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity

	Shares	Amount
Balance at December 31, 2003	1,615,277	$8,076,385	$6,465,441	$4,059,696	$1,106,263	$19,707,785
Net income	—	—	—	2,559,686	—	2,559,686
Other comprehensive income, net of tax:
Unrealized holding loss on investment securities, net of income tax benefit of approximately $54,085	—	—	—	—	(85,305)	(85,305)
Less reclassification adjustments for gains included in net income, net of income tax expense of approximately $114,000	—	—	—	—	(183,255)	(183,255)

Comprehensive income						2,291,126
Stock exercised pursuant to stock option plan	7,689	38,445	90,337	—	—	128,782
Tax benefit of stock options exercised	—	—	4,001	—	—	4,001
Stock split (3 for 2) effected in the form of a stock dividend	809,295	4,046,475	(4,046,475)	—	—	—
Cash in lieu of fractional shares	—	—	—	(4,865)	—	(4,865)
Cash dividends ($.45 per share)				(1,093,602)	—	(1,093,602)

Balance at December 31, 2004	2,432,261	12,161,305	2,513,304	5,520,915	837,703	21,033,227
Net income	—	—	—	2,794,553	—	2,794,553
Other comprehensive income, net of tax:
Unrealized holding loss on investment securities, net of income tax benefit of approximately $517,000	—	—	—	—	(821,812)	(821,812)
Less reclassification adjustments for gains included in net income, net of income tax expense of approximately $130,000	—	—	—	—	(212,284)	(212,284)

Comprehensive income						1,760,457
Stock exercised pursuant to stock option plan	18,819	94,095	164,207	—	—	258,302
Stock granted to employees	2,500	12,500	26,250	—	—	38,750
Tax benefit of stock options exercised	—	—	38,117	—	—	38,117
Cash dividends ($.64 per share)	—	—	—	(1,564,543)	—	(1,564,543)

Balance at December 31, 2005	2,453,580	12,267,900	2,741,878	6,750,925	(196,393)	21,564,310
Cumulative effect of adoption of SAB 108, net of tax benefit of $278,978	—	—	—	(541,547)	—	(541,547)
Net income	—	—	—	3,152,806	—	3,152,806
Other comprehensive income, net of tax:
Unrealized holding gain on investment securities net of income taxes of approximately $24,000	—	—	—	—	110,666	110,666
Less reclassification adjustments for gains included in net income, net of income taxes of approximately $30,000	—	—	—	—	(48,526)	(48,526)

Comprehensive income						3,214,946
Stock exercised pursuant to stock option plan	19,091	95,455	206,646	—	—	302,101
Tax benefit of stock options exercised	—	—	19,155	—	—	19,155
Stock based compensation	—	—	72,011	—	—	72,011
Cash dividends ($.85 per share)	—	—	—	(2,088,748)	—	(2,088,748)

Balance at December 31, 2006	2,472,671	$12,363,355	$3,039,690	$7,273,436	$(134,253)	$22,542,228

The accompanying notes are an integral part of these consolidated financial statements.

8
2006 ANNUAL REPORT

Greer Bancshares Incorporated and Subsidiary

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2006	2005	2004
Operating activities:
Net income	$3,152,806	$2,794,553	$2,559,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	472,933	399,471	434,546
Gain on sale of investment securities	(78,269)	(342,394)	(295,572)
Loss (gain) on sale of real estate held for sale	—	(68,672)	11,859
Provision for loan losses	597,000	424,194	251,000
Deferred income taxes (benefit)	16,000	(189,942)	35,925
Stock-based compensation	72,011	38,750	—
Increase in cash surrender value of life insurance	(187,737)	(173,859)	(136,642)
Net change in:
Accrued interest receivable	(683,420)	(477,497)	107,056
Other assets	(536,449)	(185,953)	32,194
Accrued interest payable	852,640	709,869	217,801
Other liabilities	396,725	231,414	127,925

Net cash provided by operating activities	4,074,240	3,159,934	3,345,778

Investing activities:
Activity in available-for-sale securities:
Sales	11,987,953	17,065,375	19,798,735
Maturities, prepayments and calls	6,222,462	5,527,015	17,659,069
Purchases	(28,673,364)	(36,420,064)	(10,289,999)
Activity in held to maturity securities:
Maturities, prepayments and calls	4,900,393	6,992,686	6,246,070
Purchases	—	—	(24,457,502)
Proceeds from sale of real estate held for sale	—	310,470	231,241
Net (increase) decrease in federal funds sold	—	650,000	(491,000)
Purchase of FHLB stock	(440,100)	(388,800)	(723,300)
Net increase in loans	(47,066,731)	(59,333,470)	(25,021,656)
Purchase of premises and equipment	(1,358,044)	(1,793,182)	(891,696)
Purchase of life insurance	—	(723,608)	(1,000,000)

Net cash used for investing activities	(54,427,431)	(68,113,578)	(18,940,038)

(continued)

9
2006 ANNUAL REPORT

Greer Bancshares Incorporated and Subsidiary

Consolidated Statements of Cash Flows, Continued

	For the Years Ended December 31,
	2006	2005	2004
Financing activities:
Net increase (decrease) in deposits	$41,101,170	$48,926,785	$(2,701,016)
Net increase in short term borrowings	3,652,108	10,519,767	—
Repayment of notes payable to FHLB	(3,404,055)	(8,107,813)	(1,281,846)
Proceeds from notes payable to FHLB	10,250,000	16,000,000	13,000,000
Proceeds from issuance of subordinated debentures	5,000,000	—	6,000,000
Proceeds from exercise of stock options	302,101	258,302	128,782
Tax benefit from stock option exercise	19,155	—	—
Cash in lieu of fractional shares on stock dividend	—	—	(4,865)
Cash dividends paid	(1,675,338)	(1,564,543)	(1,093,602)

Net cash provided by financing activities	55,245,141	66,032,498	14,047,453

Net increase (decrease) in cash and due from banks	4,891,950	1,078,854	(1,546,807)
Cash and due from banks at beginning of year	6,798,593	5,719,739	7,266,546

Cash and due from banks at end of year	$11,690,543	$6,798,593	$5,719,739

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$9,738,992	$5,499,755	$3,631,551

Income taxes	$1,797,695	$919,761	$618,383

Non-cash investing and financing activities:
Real estate acquired in satisfaction of mortgage loans	$—	$30,000	$526,877

Investment in trust	$155,000	$—	$186,000

Change in valuation of fair value hedge	$—	$410,889	$409,635

Dividends payable	$(413,410)	$—	$—

Change in beginning retained earnings (net of tax)	$(541,547)	$—	$—

Loans to facilitate sale of real estate	$—	$197,452	$—

Change in other comprehensive income (net of tax)	$62,140	$(1,034,096)	$(268,560)

The accompanying notes are an integral part of these consolidated financial statements.

10
2006 ANNUAL REPORT

Greer Bancshares Incorporated and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

1. Summary of Significant Accounting Policies

Organization—Greer State Bank (the “Bank”) was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The accompanying consolidated financial statements include the accounts of the holding company and its wholly owned subsidiary (herein referred to as the “Company”).

In October 2004 and December 2006, Greer Capital Trust I and Greer Capital Trust II (the “Trusts”) were formed, respectively. The Trusts were formed as part of the process of the issuance of trust preferred securities. During 2004, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation Nos. 46 and 46R (“FIN 46 and 46R”), Consolidation of Variable Interest Entities. Under the provisions of FIN 46 and 46R, the Company has not consolidated the Trusts. The junior subordinated debt issued by the Company to the Trusts is included in long term debt. The equity investment in the Trusts is included in other assets.

Nature of Operations—The primary activity of the holding company is to hold its investment in the Bank. The Bank operates under a state bank charter and provides full banking services. The Bank is subject to regulation by the Federal Deposit Insurance Corporation (“FDIC”) and the South Carolina Board of Financial Institutions.

Greer Financial Services Corporation, a wholly owned subsidiary of the Bank, provides financial management services and non-deposit product sales.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiary and, in consolidation, all significant intercompany items are eliminated.

Business Segments—The Company reports all activities as one business segment. In determining the appropriateness of segment definition, the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment is considered.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “Cash and due from banks” and “Interest-bearing deposits in banks.” Cash and cash equivalents have an original maturity of three months or less.

Securities Held to Maturity—Bonds, notes and debentures for which there is the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

11
2006 ANNUAL REPORT

Securities Available for Sale—Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures and certain equity securities not classified as trading securities or as held-to-maturity securities.

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

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in income. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near term prospectus of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair values.

Concentrations of Credit Risk—The Bank makes loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes resulting in a diversified loan portfolio. The borrowers’ ability to repay their loans is not dependent upon any specific economic sector.

Comprehensive Income—Comprehensive income reflects the change in equity during the year arising from transactions and events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. The statement of changes in stockholders’ equity includes the components of comprehensive income.

Loans and Interest Income—The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout the Greater Greer area of the upstate of South Carolina. The ability of our debtors to honor their contracts is dependent upon the general economic conditions in this area. Loans are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any unearned discounts. Interest income is accrued and taken into income based upon the interest method.

The accrual of interest on loans is discontinued when, in the judgment of management, the interest will not be collectible in the normal course of business. Accrual of interest of such loans is typically discontinued when the loan is 90 days past due or impaired. All interest accrued, but not collected for loans that are placed on non-accrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses—The allowance for loan losses is based on management’s ongoing evaluation of the loan portfolio and reflects an amount that, in management’s opinion, is adequate to absorb probable losses in the existing portfolio. Additions to the allowance for loan losses are provided by charges to earnings. Loan losses are charged against the allowance when the ultimate uncollectibility of a loan balance is determined. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a monthly basis by management. The evaluation includes the periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, impairment and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

12
2006 ANNUAL REPORT

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, individual consumer and residential loans are not separately identified for impairment disclosures.

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

Real Estate Held for Sale—Real estate held for sale is stated at the lower of cost or net realizable value at the time of foreclosure. Market values of real estate held for sale are reviewed regularly and allowances for losses are established when the carrying value exceeds the estimated net realizable value. Gains and losses on the sale of real estate held for sale are recorded at the time of sale.

Restricted Stock—Restricted stock consists of non-marketable equity securities including investments in the stock of the Federal Home Loan Bank (“FHLB”), Community Bankers Bank and Community Financial Services, Inc. These stocks have no ready market and no quoted market value. Because of the redemption provisions of the restricted stock, the Bank estimates that fair value equals cost for these investments resulting in no impairment at December 31, 2006. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank. The stock is pledged to collateralize such borrowings. At December 31, 2006 and 2005, the investment in the Federal Home Loan Bank stock was $3,592,100 and $3,152,000, respectively. At December 31, 2006 and 2005, the investments in Community Bankers Bank and Community Financial Services, Inc. were $45,400 and $311,414, respectively. Dividends received on these stocks are included in interest income.

Stock-Based Compensation—Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard (“SFAS) No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123R”) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No, 95, Statement of Cash Flows, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

Income Taxes—The Company files a consolidated federal income tax return and separate state income tax returns. Income taxes are allocated to each company as if filed separately for federal purposes and based on the separate returns filed for state purposes.

13
2006 ANNUAL REPORT

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

Earnings Per Share of Common Stock—Basic and diluted earnings per share of common stock are presented after giving retroactive effect to stock splits and dividends. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented.

Off-Balance Sheet Credit Related Financial Instruments—In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivatives—The Company utilizes derivative contracts to manage interest rate risk. These instruments consisted of interest rate swaps and swaptions in 2004, 2005 and 2006 prior to their sale in December 2006. In January 2006, an interest rate floor was purchased. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index, or referenced interest rate. The Company used interest rate swaps and swaptions as fair value hedges for certain fixed rate Federal Home Loan Bank advances. The interest rate floor contract is a derivative used to hedge cash flows of certain prime based loans. The floor contract terminates on January 30, 2009. The Bank does not utilize derivatives for trading purposes.

The derivatives did not qualify for hedge accounting under SFAS 133 (see Note 21). As a result, the derivatives are recorded at fair value with adjustments to earnings.

The net interest payable or receivable on interest rate swaps that are designated as hedges is accrued and recognized as an adjustment to the interest expense of the related liability and flow through the income statement for each specific reporting period.

Reclassification—Certain amounts in the 2005 and 2004 consolidated financial statements have been reclassified to conform to the 2006 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

Recent Accounting Pronouncements—The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

SFAS No. 158, Employers’Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132R requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plans assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not anticipate that this statement will have an impact on the Company’s financial position, results of operations and cash flows.

In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized

14
2006 ANNUAL REPORT

in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2007. The Company has evaluated the impact of FIN 48 and anticipates no significant impact on its consolidated financial statements.

The Emerging Issues Task Force (“EITF”) reached a consensus at its September 2006 meeting regarding EITF 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The scope of EITF 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods. Therefore, this EITF would not apply to a split-dollar life insurance arrangement that provides a specified benefit to an employee that is limited to the employee’s active service period with an employer. EITF 06-04 is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. The effects of this standard have not yet been evaluated.

2. Investment Securities

The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities are as follows:

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity:
Mortgage-backed securities	$23,581,468	$—	$791,157	$22,790,311

Available for sale:
United States Government and other agency obligations	$6,643,267	$35,989	$78,800	$6,600,456
Mortgage-backed securities	29,291,665	21,928	447,227	28,866,366
Municipal securities	22,436,035	313,772	23,774	22,726,033
Corporate bonds	2,032,555	—	40,187	1,992,368

	$60,403,522	$371,689	$589,988	$60,185,223

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity:
Mortgage-backed securities	$28,481,861	$—	$948,195	$27,533,666

Available for sale:
United States Government and other agency obligations	$8,562,397	$—	$195,104	$8,367,293
Mortgage-backed securities	18,430,661	14,535	375,751	18,069,445
Municipal securities	20,805,750	535,699	78,763	21,262,686
Corporate bonds	2,063,534	—	219,994	1,843,540

	$49,862,342	$550,234	$869,612	$49,542,964

The amortized cost and estimated fair value of investment securities at December 31, 2006 by contractual maturity for debt securities are shown below. Mortgage-backed securities have not been scheduled since expected maturities will differ from contractual maturities because borrowers may have the right to prepay the obligations.

15
2006 ANNUAL REPORT

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year	$1,005,644	$999,568	$—	$—
Over 1 year through 5 years	3,144,993	3,111,963	—	—
After 5 years through 10 years	9,470,352	9,566,900	—	—
Over 10 years	17,490,868	17,640,426	—	—

	31,111,857	31,318,857	—	—
Mortgage-backed securities	29,291,665	28,866,366	23,581,468	22,790,311

Total	$60,403,522	$60,185,223	$23,581,468	$22,790,311

The fair value of securities with temporary impairment at December 31, 2006 and 2005 is shown below:

	Less Than Twelve Months		Over Twelve Months
2006	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities:
U.S. Government and other agency obligations	$1,750,751	$3,734	$2,165,049	$75,066
Mortgage-backed securities	14,400,615	108,181	33,257,341	1,130,203
Corporate bonds	—	—	1,992,368	40,187
Municipal securities	3,372,564	9,929	2,851,518	13,845

Total	$19,523,930	$121,844	$40,266,276	$1,259,301

	Less Than Twelve Months		Over Twelve Months
2005	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities:
U.S. Government and other agency obligations	$3,500,699	$47,667	$4,866,633	$147,437
Mortgage-backed securities	20,325,060	468,442	22,775,056	855,504
Corporate bonds	892,212	145,283	951,328	74,711
Municipal securities	6,992,097	78,763	—	—

Total	$31,710,068	$740,155	$28,593,017	$1,077,652

Management believes all of the unrealized losses as of December 31, 2006 are temporary and as a result of temporary changes in the market. The number of securities with unrealized losses at December 31, 2006 was sixty-six. Two of those are agency obligations, forty-six are mortgage-backed securities, fourteen are municipal securities and four are corporate bonds. The temporary impairment is due primarily to changes in the short and long term interest rate environment since the purchase of the securities and is not related to credit issues of the issuer. The Bank has sufficient cash and investments showing unrealized gains and borrowing sources to provide sufficient liquidity to hold the securities until maturity if necessary.

Investment securities with an aggregate book value of approximately $57,510,000 and $69,703,000 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and Federal Home Loan Bank borrowings.

16
2006 ANNUAL REPORT

Gross realized gains, gross realized losses and sale proceeds for available for sale securities for the years ended December 31 are summarized as follows. These net gains or losses are shown in noninterest income as gain on sale of available for sale securities.

	2006	2005	2004
Gross realized gains	$204,484	$409,970	$329,420
Gross realized losses	126,215	67,576	33,848

Net gain on available for sale securities	$78,269	$342,394	$295,572

Sale proceeds	$11,987,953	$17,065,375	$19,798,735

3.Net Loans

A summary of loans outstanding by major classification follows:

	December 31,
	2006	2005
Real State	$180,400,938	$143,172,044
Commercial and industrial (non-real estate)	49,954,767	43,508,593
Installment loans to individuals for household, family and other personal expenditures	10,853,743	10,475,834
All other loans	4,648,474	1,846,330

	245,857,922	199,002,80
Allowance for loan losses	(1,801,287)	(1,415,897)

	$244,056,635	$197,586,904

The change in the allowance for loan losses is summarized as follows:

	2006	2005	2004
Balance, beginning of year	$1,415,897	$1,136,258	$1,298,228
Provision charged to income	597,000	424,194	251,000
Recoveries on loans	41,690	15,762	7,681
Loans charged off	(253,300)	(160,317)	(420,651)

Balance, end of year	$1,801,287	$1,415,897	$1,136,258

At December 31, 2006 and 2005, non-accrual loans totaled approximately $843,000 and $484,000, respectively. The gross interest income that would have been recorded under the original terms of the non-accrual loans amounted to approximately $38,000 in 2006, $45,000 in 2005 and $32,000 in 2004.

The Bank had impaired loans at December 31, 2006 and 2005 with outstanding balances of $1,316,398 and $351,351, respectively. The average amount of impaired loans outstanding during 2006 and 2005 was $687,376 and $347,507, respectively. The actual amount of interest income recognized on the impaired loans during 2006, 2005 and 2004 was $0, $0 and $2,427, respectively. The amount of the valuation allowance allocated to the impaired loans was $263,280 and $105,395 at December 31, 2006 and 2005, respectively.

17
2006 ANNUAL REPORT

4. Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2006	2005
Land	$1,460,177	$898,548
Construction in process	248,942	—
Buildings and improvements	4,975,288	4,783,239
Equipment	1,404,523	1,305,965
Furniture and fixtures	801,002	744,060
Electronic data processing	2,961,984	2,762,061

	11,851,916	10,493,873
Less accumulated depreciation	(5,220,195)	(4,747,263)

	$6,631,721	$5,746,610

5. Other Assets

Other assets at December 31 consist of the following:

	2006	2005
Prepaid expenses	$293,457	$314,427
Bank owned life insurance	5,144,661	4,956,924
Other	490,640	111,168
Income tax receivable	406,185	—
Deferred taxes	934,085	783,246

	$7,269,028	$6,165,765

6. Time Deposits

At December 31, 2006 and 2005, time deposits of $100,000 or more totaled approximately $80,815,000 and $64,184,000, respectively. The Bank had brokered deposits of approximately $35 million at December 31, 2006 and $22 million at December 31, 2005.

Contractual maturities at December 31, 2006 of time deposits are summarized as follows:

12 months or less	$122,829,739
1-3 years	14,627,252
Over three years	—

$137,456,991

18
2006 ANNUAL REPORT

7. Short Term Borrowings

At December 31, 2006, short term borrowings consisted of federal funds purchased and securities sold under agreements to repurchase. The outstanding balances and related information for these borrowings are summarized as follows:

	Federal Funds Purchased			Securities Sold under Agreements to Repurchase
	2006	2005	2004	2006	2005	2004
Outstanding balance at December 31	$5,317,000	$1,931,000	—	$8,854,875	$8,588,767	—
Weighted average rate	5.63%	4.60%	—	5.44%	4.58%	—
Maximum month-end outstanding balance	$7,461,000	$12,373,000	—	$9,000,000	$9,607,000	—
Approximate average amounts outstanding	$1,861,000	$1,261,000	$922,341	$8,684,000	$4,716,000	—
Weighted average rate for the year	5.28%	3.76%	2.06%	5.38%	3.65%	—

Federal funds purchased and securities sold under agreements to repurchase generally mature within three months or less from the transaction date.

8. Long Term Borrowings

At December 31, 2006 and 2005, the Bank had fixed and variable rate notes payable totaling $66,513,514 and $58,847,043, respectively, to FHLB. The stated interest rates on these notes ranged from 2.74 to 6.67 percent at December 31, 2006 and 2005.

The Bank has pledged as collateral FHLB stock, certain investment securities and has entered into a blanket collateral agreement whereby qualifying mortgages with a book value of at least 135 percent of total advances, free of other encumbrances, will be maintained.

The contractual maturities at December 31, 2006, are as follows:

2007	$4,013,514
2008	14,000,000
2009	9,000,000
2010	6,000,000
2011	18,000,000
Thereafter	15,500,000

$66,513,514

In October 2004 and December 2006, the Company issued $6.186 million and $5.155 million of junior subordinated debentures to its wholly-owned capital Trusts, Greer Capital Trust I and Greer Capital Trust II, respectively, to fully and unconditionally guarantee the trust preferred securities issued by the Trusts. These long-term obligations qualify as total risk based capital for the Company. Also, see the detailed discussion regarding the accounting treatment of the Trusts in the summary of significant accounting policies.

The junior subordinated debentures issued in October 2004 mature in October 2034, but include an option to call the debt in October 2009. Interest payments are due quarterly to Greer Capital Trust I at the three-month LIBOR plus 220 basis points.

The junior subordinated debentures issued in December 2006 mature in December 2036, but include an option to call the debt in December 2011. Interest payments are due quarterly to Greer Capital Trust II at the three-month LIBOR plus 173 basis points.

19
2006 ANNUAL REPORT

9. Unused Lines of Credit

As of December 31, 2006, the Bank had an unused short term line of credit to purchase federal funds from correspondent banks totaling $11.2 million and other unused short term lines of credit from other financial institutions totaling $12.1 million.

The Bank has the ability to borrow an additional $44.1 million from the Federal Home Loan Bank. The borrowings are available by pledging collateral and purchasing additional stock in the Federal Home Loan Bank.

10. Off-Balance Sheet Activities. Commitments and Contingencies

In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of those instruments reflect the extent of involvement in particular classes of financial instruments. Management uses the same credit policies in making commitments as for making loans. Commitments to extend credit in the future represent financial instruments involving credit risk. A summary of commitments at December 31, 2006 and 2005 is as follows:

	2006	2005
Commitments to extend credit	$46,876,000	$42,910,000
Standby letters of credit	$4,474,000	2,417,000

	51,350,000	$45,327,000

Commitments to extend credit are agreements to lend as long as there is no violation of the conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained upon extension of credit is based on management’s credit evaluation.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances that management deems necessary. Newly issued or modified guarantees are to be recorded on the Company’s balance sheet at fair value at inception. As of December 31, 2006 and 2005, no liability has been recorded related to these guarantees.

Concentrations of Credit Risk—Substantially all loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The primary focus is toward consumer and small business transactions, and accordingly, there are not a significant number of credits to any single borrower or group of related borrowers in excess of $2,500,000.

From time to time, the Bank has cash and cash equivalents on deposit with financial institutions that exceed federally insured limits.

Litigation—The Company is a party to litigation and claims arising in the normal course of business. After consultation with legal counsel, management believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company’s financial position.

20
2006 ANNUAL REPORT

11. Stockholders’ Equity

The Company has 1,000,000 authorized but unissued shares of preferred stock (par value $5). Should preferred stock be issued, the Company’s directors will set the designation of terms, conditions and amounts.

12. Benefit Plans

Defined Contribution Plan—The Bank has a 401(k) Profit Sharing Plan for the benefit of employees. Subject to annual approval by the Board of Directors, employee contributions of up to 4% of compensation are matched in accordance with plan guidelines. Matching contributions of $137,963, $89,991 and $81,230 were charged to expense during 2006, 2005 and 2004, respectively.

Stock Option Plan—The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB Opinion No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The Company currently has an Equity Incentive Plan which is described below. The compensation cost that has been charged against income for the plan was approximately $72,000 for the twelve months ended December 31, 2006. The income tax benefit recognized for share-based compensation arrangements was approximately $2,200 for the twelve months ended December 31, 2006.

Effective April 27, 2006, the Directors’ Incentive Stock Option Plan (the “Directors’ Incentive Plan”) was terminated. Outstanding options issued under the former Directors’ Incentive Plan will be honored in accordance with the terms and conditions in effect at the time they were granted, except that they are not subject to reissuance. At December 31, 2006, there were 54,000 options outstanding that had been issued under the terminated Directors’ Incentive Plan.

Effective April 28, 2005, the Greer State Bank Employee Incentive Stock Option Plan (the “Plan”) was terminated. Outstanding options issued under the former Plan will be honored in accordance with the terms and conditions in effect at the time they were granted, except that they are not subject to reissuance. At December 31, 2006, there were 35,023 options outstanding that had been issued under the terminated Plan.

Effective April 28, 2005, the Company adopted the 2005 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for the granting of statutory incentive stock options within the meaning of Section 422 of the Internal Revenue Code as well as non-statutory stock options. The Incentive Plan authorized the initial issuance of options and stock awards to acquire up to 250,000 shares of common stock of the Company. The Incentive Plan provides that beginning with the annual meeting of the shareholders in 2006 and continuing for the next eight annual meetings, the aggregate number of shares of common stock that can be issued under the Incentive Plan will automatically be increased by a number of shares equal to the least of (1) 2% of the diluted shares outstanding, (2) 20,000 shares or (3) a lesser number of shares determined by the Compensation Committee of the Board. “Diluted shares outstanding” means the sum of (a) the number of shares of common stock outstanding on the date of the applicable annual meeting of shareholders, (b) the number of shares of common stock issuable on such date assuming all outstanding shares of preferred stock and convertible notes are then converted, and (c) the additional number of shares of common stock that would be outstanding as a result of any outstanding options or warrants during the fiscal year of such meeting using the treasury stock method. In 2006 the number of stock awards under this plan increased by 20,000.

21
2006 ANNUAL REPORT

Under the Incentive Plan, awards may be granted for a term of up to ten years from the effective date of grant. The Compensation Committee has the discretion as to the exercise date of any awards granted. The per-share exercise price of incentive stock options may not be less than the fair value of a share of common stock on the date the option is granted. The per-share exercise price of nonqualified stock options may not be less than 100% of the fair value of a share on the effective date of grant, as amended. Any options that expire unexercised or are canceled become available for reissuance. No awards may be granted more than ten years after the date the Incentive Plan was approved by the Board of Directors, which was September 24, 2004. At December 31, 2006, the Company had 110,700 awards available for grant under the Incentive Plan.

Vesting under the plan is discretionary based upon a determination by the Compensation Committee.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the average long-term implied volatilities of the Company using historical volatility as a guide. The expected life is based on previous option exercise experience. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees for the years ended December 31, 2006, 2005 and 2004, respectively. The weighted-average grant-date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $4.78, $4.04 and $2.17, respectively.

	2006	2005	2004
Dividend yield	3.02%	3.00%	2.90%
Risk-free interest rate	4.81%	4.10%	3.40%
Volatility	12.50%	12.50%	12.50%
Expected life (years)	5.7	7.3	6.5

A summary of option activity under the stock option plans discussed above as of December 31, 2006, and changes during the twelve month period ended December 31, 2006, is presented below:

	Options Available	Options Outstanding	Exercise Price Range	Weighted Average Exercise Price
Balance at December 31, 2005	135,700	248,209	$6.83 –27.50	$19.51
Expired	(25,500)	—	—	—
Exercised	—	(19,091)	6.83 – 20.00	15.82
Authorized	20,000	—	—	—
Forfeited	2,000	(6,875)	9.58 – 27.50	21.83
Granted	(21,500)	21,500	23.00 –26.50	25.33

Balance at December 31, 2006	110,700	243,743	$6.83 – 27.50	$18.71

22
2006 ANNUAL REPORT

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2006:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price
$ 6.58 – 12.58	15,764	$9.84	1.47	12,463	$9.69
$15.50 – 18.67	150,679	16.22	7.04	74,878	16.43
$19.30 – 27.50	77,300	25.36	8.75	58,100	20.74

Total/ Wtd Avg	243,743	$18.71	7.22	145,441	$17.57

The following table sets forth information pertaining to the Company’s exercisable options and options expected to vest:

December 31, 2006
Aggregate intrinsic value of options	$1,456,869
Aggregate intrinsic value of exercisable options	$777,336
Weighted average remaining life of all options	7.22

The total intrinsic value of options exercised during the twelve month period ended December 31, 2006, 2005 and 2004 was approximately $142,000, $172,000 and $1,000, respectively.

As of December 31, 2006, there was approximately $284,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 3.37 years. The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004 was approximately $72,000, $300,000 and $56,000, respectively. The deferred tax benefit related to non-incentive stock options was approximately $2,200, $1,600 and $0 for years ended December 31, 2006, 2005 and 2004, respectively.

Cash received from option exercises under all share-based payment arrangements for the year ended December 31, 2006 was approximately $302,000. The actual tax benefit realized for the tax deductions from option exercise of the share-based payment arrangements totaled approximately $19,000 for the year ended December 31, 2006.

The adoption of SFAS 123R and its fair value compensation cost recognition provisions are different from the nonrecognition provisions under SFAS 123 and the intrinsic value method for compensation cost allowed APB 25.

The effect of the adoption of SFAS 123R is as follows:

Year Ended December 31, 2006
Income before income tax expense	$(72,000)
Net income	$(70,000)
Cash flow from operating activities	$(19,000)
Cash flow from financing activities	$19,000
Basic earnings per share	$(.03)
Diluted earnings per share	$(.03)

23
2006 ANNUAL REPORT

For purposes of disclosures pursuant to SFAS No. 123, the estimated fair value of the options is amortized to expense over the options’ vesting period using the straight line method. The following table illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS No. 123 with respect to the years ended December 31, 2005 and 2004.

	Year Ended December 31
	(000’s) Except Per Share Data
	2005	2004
Net income, as reported	$2,795	$2,560
Add: Stock-based employee compensation expense included in reported net income, net of related income tax effects	24	—
Less: Stock-based employee compensation expense determined under fair value based method of all awards, net of related income tax effects	(282)	(29)

Proforma net income	$2,537	$2,531

Earnings per share - basic, as reported	$1.14	$1.05

Earnings per share - diluted, as reported	$1.12	$1.05

Earnings per share - basic, proforma	$1.07	$1.04

Earnings per share - diluted, proforma	$1.05	$1.03

Non-Qualified Plans—The Company has established certain non-qualified benefit plans for certain key executive officers and directors. The benefits under the plans are computed and payable under certain terms as specified in each agreement. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of each agreement until the initial payments are made at the normal retirement dates. Compensation expense related to these plans of approximately $142,000, $221,000 and $109,000 was recorded during fiscal years 2006, 2005 and 2004, respectively. The total liability under these plans was approximately $881,000 at December 31, 2006 and is included in other liabilities in the accompanying consolidated balance sheets.

The Bank has purchased and is the owner and beneficiary of certain life insurance policies that will be used to finance the benefits under these agreements. Income earned on the life insurance policies, which is exempt from federal and state income tax, of approximately $188,000, $174,000 and $137,000 for the years ended December 31, 2006, 2005 and 2004, respectively, is included in other income.

13.	Income Taxes

The components of the provision for income taxes are as follows:

	2006	2005	2004
Current income tax expense:
State	$155,500	$149,000	$118,000
Federal	1,120,455	796,165	501,632

	1,275,955	945,165	619,632
Deferred Federal income tax expense (benefit)	16,000	(189,942)	35,925

Provision for income taxes	$1,291,955	$755,223	$655,557

24
2006 ANNUAL REPORT

The provision for income taxes differs from the amount of income tax computed at the federal statutory rate due to the following:

	2006		2005		2004
	Amount	Percent of Income Before Tax	Amount	Percent of Income Before Tax	Amount	Percent of Income Before Tax
Income before taxes	$4,444,761		$3,549,776		$3,215,243

Tax statutory rate	$1,511,000	34.0%	$1,207,000	34.0%	$1,093,000	34.0
Tax effect of:
Federally tax exempt interest income	(297,000)	(6.7)	(302,000)	(8.5)	(474,000)	(14.7)
State taxes, net of federal benefit	103,000	2.3	98,000	2.8	78,000	2.4
Reversal of valuation allowance	—	—	(130,5000)	(3.7)	—	—
Other - net	(25,045)	(.6)	(117,277)	(3.3)	(41,443)	(1.3)

Income tax provision	$1,291,955	29.1%	$755,223	21.3%	$655,557	20.4%

Deferred tax assets are included in other assets and consist of the following:

	December 31,
	2006	2005
Deferred tax assets:
Bad debts	$473,000	$361,000
Investment securities	84,046	122,946
Deferred compensation	666,000	534,000
Other	—	49,300

	1,223,046	1,067,246
Deferred tax liabilities:
Depreciation	145,000	142,000
Prepaid expenses	123,000	142,000
Other	20,961	—

	288,961	284,000

Net deferred tax asset	$934,085	$783,246

During 2006, a reclassification of $73,954 from deferred tax assets to current taxes receivable was made to record the utilization of the AMT credits. On January 1, 2006, the Company recorded an adjustment to beginning retained earnings related to interest rate swap (See Note 21). The tax impact of approximately $279,000 was recorded as a deferred tax asset on that date. In December 2006, this amount was reclassified to current taxes in conjunction with the sale of the interest rate swap contracts.

14. Other Noninterest Income

Other noninterest income for the years ended December 31, 2006, 2005 and 2004 consist of the following:

	2006	2005	2004
Earnings on life insurance policies	$187,737	$173,859	$136,642
Card service income	242,650	168,802	133,589
Safe deposit box rental	21,146	20,363	19,725
Investment services	508,920	410,798	281,964
Other fees	364,303	358,116	203,601

	$1,324,756	$1,131,938	$775,521

25
2006 ANNUAL REPORT

15. Other Noninterest Expenses

Other noninterest expense for the years ended December 31 consists of the following:

	2006	2005	2004
Loan department expenses	$160,472	$146,618	$131,477
General operating expenses	512,962	468,018	412,291
Educational expenses	68,064	63,971	41,591
Credit card expense	127,103	109,344	116,305
Travel and entertainment	119,193	99,240	70,974
Telephone expense	128,216	92,277	76,112
Internet banking expense	150,059	78,448	73,870
Other expense	130,682	35,922	45,045

	$1,396,751	$1,093,838	$967,665

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

Aggregate loan transactions with these related parties are as follows:

	2006	2005
Balance, beginning	$5,811,253	$4,596,992
Advances	223,611	2,128,719
Repayments	(823,877)	(914,458)
Other	(430,500)	—

Balance, ending	$4,780,487	$5,811,253

Other includes prior directors’ and executive officers’ loan transactions and closed or reduced lines of credit.

Included in the balances outstanding are directors and executive officers available unused lines of credit totaling approximately $1,261,000 and $1,749,000 at December 31, 2006 and 2005, respectively.

The Company has an unfunded Deferred Compensation Plan which allows electing directors to annually defer directors’ fees, which are then eligible for various future payment plans as chosen by the director. The Deferred Compensation Plan, which was revised effective January 1, 2007, provides for a two-tiered deferred compensation system as follows:

	Tier Level	Maximum Deferral Amount	Interest Rate	Interest Rate Floor	Interest Rate Ceiling
(1) (2)	One	$9,000	80% ROAE	5%	10%
(2)	Two	> $9,000	Prime -3%	None	None

(1)	ROAE represents return on average equity of the Company for the previous year.
(2)	Upon attaining age 65, a director may no longer defer any fees. Fees previously deferred will continue to earn interest after age 65 as provided for by the respective tiers.

All fees deferred prior to January 1, 2007 are treated as Tier 1. Deferrals, including interest, under the Plan during 2006, 2005 and 2004, totaled approximately $225,000, $173,000 and $153,000, respectively.

26
2006 ANNUAL REPORT

17. Employment Agreement

The Company has entered into employment agreements with certain key executive officers to ensure a stable and competent management base. The agreements provide for benefits as spelled out in the contracts and can be terminated by the Board of Directors with 180 days written notice, or can be terminated immediately for cause. In the event of a change in control of Company, as outlined in the agreements, the acquirer will be bound to the terms of the contracts.

18. Regulatory Matters

Dividends — The Bank’s ability to pay cash dividends to the Holding Company is restricted by state banking regulations to the amount of the Bank’s retained earnings and statutory capital requirements. At December 31, 2006, the Bank’s retained earnings were approximately $9,812,000.

Capital Requirements — The Holding Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require maintaining minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2006, that all capital adequacy requirements are met to which the Holding Company and Bank are subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed that category. The actual capital amounts (in thousands) and ratios and minimum regulatory amounts (in thousands) and ratios are presented as follows:

Bank:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total risk-based capital (to risk-weighted assets)	$33,819	12.3%	$22,036	8.0%	$27,545	10.0%
Tier 1 Capital (to risk weighted assets)	$32,018	11.6%	$11,018	4.0%	$16,527	6.0%
Tier 1 capital (to average assets)	$32,018	9.2%	$13,914	4.0%	$17,393	5.0%
As of December 31, 2005
Total risk-based capital (to risk-weighted assets)	$28,038	12.2%	$18,401	8.0%	$23,002	10.0%
Tier 1 Capital (to risk weighted assets)	$26,632	11.6%	$9,201	4.0%	$13,801	6.0%
Tier 1 capital (to average assets)	$26,632	9.1%	9,374	4.0%	$11,718	5.0%

27
2006 ANNUAL REPORT

The Holding Company is also subject to certain capital requirements. At December 31, 2006 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk based capital ratio were 11.2%, 8.9% and 12.9%, respectively.

The Bank is required by the Federal Reserve Bank to maintain average cash reserve balances at the Federal Reserve Bank and in working funds based upon a percentage of deposits. The required amount of these reserve balances at December 31, 2006 was approximately $100,000.

19. Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity, or contractual obligations that require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including common stock, premises and equipment, real estate held for sale and other assets and liabilities. The following methods and assumptions were used in estimating fair values of financial instruments:

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

•	Due to the redemptive provisions of the restricted stock, fair value equals cost. The carrying amount is adjusted for any other than temporary declines in value.

•	The carrying amount for the cash surrender value of life insurance is a reasonable estimate of fair value.

•	The carrying value for accrued interest receivable and payable is a reasonable estimate of fair value.

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

•	Fair value for federal funds sold and purchased and repurchase agreements is based on the carrying amount since these instruments typically mature within three months from the transaction date.

•

Fair value for variable rate long-term debt that re-prices frequently is based on the carrying amount. Fair value for fixed rate debt is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar debt instruments.

•	Fair values for derivatives are based on the present value of future cash flows based on the interest rate spread between the fixed rate and the floating rate.

28
2006 ANNUAL REPORT

Management uses its best judgment in estimating fair value based on the above assumptions. Thus, the fair values presented may not be the amounts that could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses that would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented. The estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$11,690,543	$11,690,543	$6,798,593	$6,798,593
Investment securities	83,766,691	82,975,534	78,024,825	77,076,630
Loans - net	244,056,635	241,898,123	197,586,904	196,504,555
Restricted stock	3,948,914	3,948,914	3,508,814	3,508,814
Accrued interest receivable	2,298,855	2,298,855	1,615,435	1,615,535
Bank owned life insurance	5,144,662	5,144,662	4,956,924	4,956,924
Derivatives	20,520	20,520	—	—
Financial liabilities
Deposits	$240,287,891	$240,236,111	$199,186,721	$198,908,961
Federal funds purchased	5,317,000	5,317,000	1,931,000	1,931,000
Repurchase agreements	8,854,875	8,854,875	8,588,767	8,588,767
Notes payable to FHLB	66,513,514	66,823,045	58,847,043	59,990,902
Junior subordinated debentures	11,341,000	11,341,000	6,186,000	6,186,000
Accrued interest payable	2,245,541	2,245,541	1,392,901	1,392,901
Derivatives	—	—	820,524	820,524

20. Derivatives

The Bank used interest rate swap contracts to hedge fixed rate Federal Home Loan Bank advances in 2004, 2005 and 2006 until the sale of the fair value derivative instruments in December 2006. The change in fair value recognized into earnings as a component of noninterest income from 1/1/06 through the date of adoption of SAB 108 was $51,961. There was no gain or loss on the sale of the fair value derivative instruments. The Bank also purchased an interest rate floor in January 2006 to be used as a hedge for approximately $50 million in prime-based loans. The interest rate swap contracts provided for the Bank to make payments at a variable rate determined by a specified index (three month LIBOR) in exchange for receiving payments at a fixed rate of 3.18%. During 2006, 2005 and 2004 the Bank recognized approximately ($267,000), ($17,000) and $246,000, respectively, as an (increase) reduction of interest expense on Federal Home Loan Bank Advances as a result of the use of these contracts. See Note 21.

At December 31, 2005, the information pertaining to the then outstanding interest rate swaps used to hedge fixed rate borrowings is as follows:

Notional amount	$14,000,000
Weighted average fixed (receive) rate	3.18%
Weighted average variable (pay) rate	3.30%
LIBOR rate at year end	4.54%
Weighted average maturity in years	4.31 years
Unrealized loss relating to interest rate swaps at year end	$(820,524)

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

29
2006 ANNUAL REPORT

21. Adoption of Staff Accounting Bulletin Number 108

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 was issued in order to eliminate the diversity of practice surrounding public companies’ quantifying financial statement misstatements.

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “rollover” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement including the reversing effect of prior year misstatements. But its use can lead to the accumulation of misstatements in the balance sheet. The iron curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. We have previously used the rollover method for quantifying identified financial statement misstatements.

SAB 108 establishes an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the rollover methods.

SAB 108 permits public companies to initially apply its provisions either by (i) restating prior financial statements as if the dual approach had always been used or (ii) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings.

The Company adopted SAB 108 during the quarter ended December 31, 2006 and elected to use the cumulative effect transition method in connection with the preparation of the consolidated financial statements for the year ended December 31, 2006. The following table summarizes the effects (up to January 1, 2006) of applying the guidance in SAB 108.

	Period in Which the Misstatement Originated (1)			Adjustment Recorded as of January 1
	2003	2004	2005	2006
Interest rate swap (2)	$(197)	$(213)	$(411)	$(821)
Income tax effect of misstatement (3)	67	72	140	279

Impact on net income	$(130)	$(141)	$(271)	$—

Retained earnings (4)				$(542)

(1)	The error was previously evaluated under the rollover method and concluded it was immaterial.
(2)	The interest rate swaps were incorrectly accounted for using hedge accounting. As a result, interest rate swap valuation expense was understated $197,290, $212,545 and $410,889, for the years ended December 31, 2003, 2004 and 2005, respectively.
(3)	As a result of the misstatement described, the provision for income taxes was overstated $67,079, $72,265 and $139,702 for the years ended December 31, 2003, 2004 and 2005, respectively.
(4)	Represents the net reduction to retained earnings recorded as of January 1, 2006 to record the initial application of SAB 108.

30
2006 ANNUAL REPORT

22. Condensed Parent Company Financial Information

The following condensed financial information for Greer Bancshares Incorporated (Parent Company only) should be read in conjunction with the consolidated financial statements and the notes thereto.

Parent Company Only	December 31
Condensed Balance Sheets	2006	2005
Assets:
Cash and cash equivalents	$86,173	$316,584
Investment in Trusts	341,000	186,000
Equity in net assets of Bank subsidiary	31,884,994	26,435,348
Taxes receivable	231,391	260,690
Premises and equipment	1,439,499	633,828
Other assets	416,468	—

Total assets	$34,399,525	$27,832,450

Liabilities and stockholders’ equity:
Liabilities:
Junior subordinated debentures	$11,341,000	$6,186,000
Interest payable	101,839	82,140
Other liabilities	414,458	—

Total liabilities	11,857,297	6,268,140

Stockholders’ equity	22,542,228	21,564,310

Total liabilities and stockholders’ equity	$34,399,525	$27,832,450

Parent Company Only	Year Ended December 31,
Condensed Statements of Income	2006	2005	2004
Income:
Lease income from Bank subsidiary	$60,000	$25,000	$—
Dividends from Bank subsidiary	2,588,748	1,764,545	1,693,161

Total income	2,648,748	1,789,545	1,693,161

Expenses:
Interest on long-term borrowings	444,453	339,567	55,389
Noninterest expense	58,916	72,892	35,634

Total expenses	503,369	412,459	91,023

Income before taxes	2,145,379	1,377,086	1,602,138
Income tax benefit	(150,385)	(140,236)	(30,948)

Income before equity earnings	2,295,764	1,517,322	1,633,086

Equity in undistributed earnings of Bank subsidiary	857,042	1,277,231	926,600

Net income	$3,152,806	$2,794,553	$2,559,686

31
2006 ANNUAL REPORT

Parent Company Only	Year Ended December 31,
Condensed Statements of Cash Flows	2006	2005	2004
Operating activities:
Net income	$3,152,806	$2,794,553	$2,559,686
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed equity earnings of Bank subsidiary	(857,042)	(1,277,231)	(926,600)
Change in operating assets and liabilities	(366,422)	(70,478)	20,181

Net cash provided by operating activities	1,929,342	1,446,844	1,653,267

	Year Ended December 31,
	2006	2005	2004
Investing Activities:
Purchase of premises	$(561,629)	$—	$(623,828)
Construction in process	(244,042)	—	(49,653)
Proceeds from sale of construction in Process to Bank subsidiary	—	49,653	—
Investment in Bank subsidiary	(5,000,000)	—	(6,000,000)

Net cash used by investing activities	(5,805,671)	49,653	(6,673,481)

Financing Activities:
Proceeds from the issuance of long-term debt	5,000,000	—	6,000,000
Cash dividends paid	(1,675,338)	(1,564,543)	(1,093,602)
Proceeds from exercise of stock options	302,101	258,302	128,782
Tax benefit from stock options exercised	19,155	—	—
Cash lieu of fractional shares on stock dividend	—	—	(4,865)

Net cash provided (used) by financing activities	3,645,918	(1,306,241)	5,030,315

Net increase (decrease) in cash and cash equivalents	(230,411)	190,256	10,101

Cash and cash equivalents beginning of year	316,584	126,328	116,227

Cash and cash equivalents at end of year	$86,173	$316,584	$126,328

Non-cash investing and financing activities:
Investment in trust	$155,000	$—	$186,000

Dividends payable	$(413,410)	$—	$—

Change in other comprehensive income	$62,140	$(1,034,096)	$(268,560)

32
2006 ANNUAL REPORT

Greer

Bancshares

Incorporated

Find it in Greer.

www.GreerStateBank.com • 877.2000

THE ATTACHED INFORMATION CONSTITUTES A PORTION OF GREER

BANCSHARES INCORPORATED’S ANNUAL REPORT TO SHAREHOLDERS FOR

THE YEAR ENDED DECEMBER 31, 2006.

P.O. Box 1029 Greer, SC 29652-1029

Phone: 864-877-2000 Fax: 864-848-5141

GREER BANCSHARES INCORPORATED

Selected Financial Data

The following table sets forth certain selected financial data concerning Greer Bancshares Incorporated. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

December 31,	2006	2005	2004	2003	2002
(Dollars in Thousands, Except per Share Data)
SUMMARY OF OPERATIONS
Interest and fee income	$22,216	$15,308	$11,100	$10,139	$11,091
Interest expenses	10,592	6,210	3,849	3,618	4,132

Net interest income	11,624	9,098	7,251	6,521	6,959
Provision for loan losses	597	424	251	10	787

Net interest income after provision for loan losses	11,027	8,674	7,000	6,511	6,172
Noninterest income	2,340	2,457	2,224	1,902	2,805
Noninterest expense	10,214	8,336	6,664	6,181	6,454

Net income	$3,153	$2,795	$2,560	$2,232	$2,523

PER SHARE DATA
Earnings:
Basic	$1.28	$1.14	$1.05	$0.92	$1.05
Diluted	1.25	1.12	1.05	0.92	1.04
Dividends declared (including unpaid)	0.85	0.64	0.45	0.67	0.33
Book Value	9.12	8.79	8.65	7.68	7.53
Weighted average shares outstanding:
Basic	2,462,688	2,442,078	2,428,833	2,415,803	2,404,306
Diluted	2,517,549	2,504,856	2,447,589	2,438,631	2,429,867

SELECTED ACTUAL YEAR END BALANCES
Total assets	$359,662	$299,447	$231,291	$214,134	$192,531
Loans	245,858	199,003	139,646	115,565	107,661
Allowance for loan losses	1,801	1,416	1,136	1,298	1,081
Available for sale securities	60,185	49,543	37,054	66,760	52,163
Held to maturity securities	23,581	28,482	35,474	17,263	14,607
Deposits	240,288	199,187	150,260	152,961	137,563
Borrowings	80,685	69,367	52,185	40,057	34,837
Subordinated debt	11,341	6,186	6,186	—	—
Stockholders’ Equity	22,542	21,564	21,033	19,708	18,613

SELECTED AVERAGE BALANCES
Assets	$330,984	$271,695	$225,647	$200,217	$183,999
Deposits	227,269	172,189	157,179	140,310	133,359
Stockholders’ Equity	21,153	20,389	19,872	18,398	16,243

FINANCIAL RATIOS
Return on average assets	.95%	1.03%	1.14%	1.11%	1.37%
Return on average equity	14.90%	13.71%	12.88%	12.13%	15.53%
Average equity to average assets	6.40%	7.50%	8.86%	9.19%	8.83%
Dividend payout ratio	66.41%	56.14%	42.86%	72.83%	31.43%

GREER BANCSHARES INCORPORATED

	2006 Quarter Ended				2005 Quarter Ended
(Dollars in Thousands, Except per Share Data)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Net interest income	$3,029	$3,002	$2,919	$2,674	$2,615	$2,388	$2,116	$1,979
Provision for loan losses	68	231	138	160	213	76	90	45
Noninterest income	592	617	566	565	749	550	494	664
Noninterest expense	2,141	2,302	2,262	2,217	2,015	1,996	1,826	1,744
Provision for income taxes	428	317	331	216	363	167	43	182
Net income	$984	$769	$754	$646	$773	$699	$651	$672
Basic earnings per share	$.40	$.31	$.31	$.26	$0.31	$0.28	$0.27	$0.28
Diluted earnings per share	$.39	$.31	$.30	$.25	$0.30	$0.28	$0.26	$0.28

Certain amounts in the 2005 quarters were reclassified to conform to other quarters. The reclassifications had no effect on net income as reported.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Description of the Company’s Business

Greer State Bank (the “Bank”) was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. Greer Bancshares Incorporated and the Bank, its wholly-owned subsidiary, are herein referred to as the “Company.” In October 2004 and December 2006, Greer Capital Trust I and Greer Capital Trust II (the “Trusts”) were formed, respectively. The Trusts were formed as part of the process of the issuance of trust preferred securities. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The Company currently engages in no other business other than owning and managing the Bank and its “alternative investments” subsidiary, Greer Financial Services Corporation (“GFSC”), which offers securities exclusively through Raymond James Financial Services, Inc.

There were no significant changes to the Company’s business in 2006.

Critical Accounting Policies

General

The financial condition and results of operations presented in the consolidated financial statements, the accompanying notes to the consolidated financial statements and this section are, to a large degree, dependent upon the Company’s accounting policies. The selection and application of these accounting policies involve judgments, estimates and uncertainties that are susceptible to change. Those accounting policies that are believed to be the most important to the portrayal and understanding of the Company’s financial condition and results of operations are discussed below. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition or results of operations is a reasonable likelihood.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting:

•	Statement of Financial Accounting Standard (“SFAS”) No. 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimatable; and

GREER BANCSHARES INCORPORATED

•

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

The allowance for loan losses is based on management’s ongoing evaluation of the loan portfolio and reflects an amount that in management’s opinion is adequate to absorb probable losses in the existing portfolio. Additions to the allowance for loan losses are provided by charges to earnings. Loan losses are charges against the allowance when the ultimate uncollectibility of the loan balance is determined. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a monthly basis by management. The evaluation includes the periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, impairment and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, individual consumer and residential loans are not separately identified for impairment disclosures.

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

The following discussion describes our results of operations for 2006 as compared to 2005 and 2005 compared to 2004. The Company’s financial condition as of December 31, 2006 as compared to December 31, 2005 is also analyzed. Like most community banks, the Bank derives most of its income from interest received on loans and investments. The primary source of funds for making these loans and investments is deposits, of which interest is paid on approximately 88 percent. The Bank also utilizes Federal Home Loan Bank advances, federal funds purchased and reverse repurchase agreements for funding loans and investments. One of the key measures of success is net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits and other borrowings. Another key measure is the spread between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities.

A number of tables have been included to assist in the description of these measures. For example, the “Average Balances” table shows the average balances during 2006, 2005 and 2004 of each category of assets and liabilities, as well as the yield earned or the rate paid with respect to each category. A review of this table shows that loans typically provide higher interest yields than do other types of interest earning assets, resulting in management’s intent to channel a substantial percentage of funding sources into the loan portfolio. Similarly, the “Rate/Volume Analysis” table demonstrates the impact of changing interest rates and the changing volume of assets and liabilities during the years shown. The sensitivity of various categories of assets and liabilities to changes in interest rates is also tracked as shown in the “Sensitivity Analysis Table.” Finally, a number of tables have been included that provide detail about the Company’s investment securities, loans, deposits and other borrowings.

There are risks inherent in all loans. Therefore, an allowance for loan losses is maintained to absorb probable losses on existing loans that may become uncollectible. The allowance is established and maintained by charging a provision

GREER BANCSHARES INCORPORATED

for loan losses against operating earnings. A detailed discussion of this process is included, as well as tables, describing the allowance for loan losses.

In addition to earning interest on loans and investments, income is earned through fees and other expenses collected for services provided to customers. Various components of this noninterest income, as well as noninterest expense, are described in the following discussion.

The following discussion and analysis also identifies significant factors that have affected the financial position and operating results during the periods included in the accompanying financial statements. Therefore, this discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information also included in this report.

Year ended December 31, 2006 compared with year ended December 31, 2005

Net income for the year ended December 31, 2006 was $3,152,806 or $1.25 per diluted share, compared to $2,794,553, or $1.12 per diluted share for the year ended December 31, 2005, which was an increase of $358,253 or 12.8%. The improvement in net income was primarily the result of continued growth in the Bank’s loan portfolio. Net interest income increased $2,525,918 or 27.8%, to $11,623,977 for the year ended December 31, 2006. Noninterest income decreased $116,650, or 4.7%, to $2,340,003 for the year ended December 31, 2006. This decrease in noninterest income was primarily due to a decrease in the gain on sale of investment securities. Noninterest expenses increased $1,341,477, or 17.7%, primarily due to an increase of $806,476, or 17.4%, in salaries and benefits. The increase in salaries and benefits related primarily to the addition of five full-time equivalent employees during 2006 which were needed to support growth of $60,215,441 in the Company’s total assets, combined with annual salary adjustments for existing employees.

Year ended December 31, 2005 compared with year ended December 31, 2004

Net income for the year ended December 31, 2005 was $2,794,553 or $1.12 per diluted share, compared to $2,559,686, or $1.05 per diluted share for the year ended December 31, 2004, which was an increase of $234,867, or 9.2%. The improvement in net income was primarily the result of continued growth in the Bank’s loan portfolio. Net interest income increased $1,847,909 or 25.5%, to $9,098,059 for the year ended December 31, 2005. Noninterest income also increased $232,873, or 10.5%, to $2,456,653 for the year ended December 31, 2005. Noninterest expenses increased $1,573,055, or 26.2%, primarily due to an increase of $1,197,931, or 34.8%, in salaries and benefits. The increase in salaries and benefits related to the addition of sixteen full-time equivalent employees during 2005 due to an increase in the Company’s total assets of $68,978,065, combined with annual salary adjustments. Eight of the sixteen additional employees were employed to staff the new Taylors Office.

Net Interest Income

Net interest income, the difference between interest earned and interest paid, is the largest component of the Company’s earnings and changes in that area have the greatest impact on net income. Variations in the volume and mix of assets and liabilities and their relative sensitivity to interest rate movements determine changes in net interest income. Interest rate spread and net interest margin are two significant elements in analyzing net interest income. Interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. Net interest margin is calculated as net interest income divided by average earning assets.

Net interest income increased from $9,098,059 for the year ended December 31, 2005 to $11,623,977 for the year ended December 31, 2006. The increase in net interest income of $2,525,918 or 27.8% was the result of the significant growth in the loan portfolio experienced during 2006, as well as an increase in lending rates. During 2006, the Federal Open Market Committee raised the federal funds rate four times for a total of 100 basis points. The prime lending rate, which generally moves up and down with changes in the federal funds rate, also increased 100 basis points during the year. At December 31, 2006, the Bank had approximately $132 million in loans indexed to the Wall Street Journal prime rate. The Bank’s loan portfolio increased by approximately $46.5 million, or 23.5%, during 2006, which contributed to an increase of approximately $6,926,000 in interest income on loans. Increases in interest rates during the last half of 2005 and the first half of 2006 also directly affected the increase in interest income.

Net interest income increased from $7,250,150 for the year ended December 31, 2004 to $9,098,059 for the year ended December 31, 2005. The increase in net interest income of $1,847,909 or 25.5% was the result of the significant growth

GREER BANCSHARES INCORPORATED

in the loan portfolio experienced during 2005, as well as an increase in lending rates. During 2005, the Federal Open Market Committee raised the federal funds rate eight times for a total of 200 basis points. The prime lending rate also increased 200 basis points during the year. At December 31, 2005, the Bank had approximately $122 million in loans indexed to the Wall Street Journal prime rate. The Bank’s loan portfolio increased by approximately $59.3 million, or 42.5%, during 2005, which contributed to an increase of approximately $4,208,000 in interest income on loans. The increase in the loan portfolio was due to continued improvements in the economy and the addition of four lending officers during 2005.

The following table sets forth for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the net interest spread and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

Average Balances, Income, Expenses, and Rates

Year Ended December 31,	2006			2005			2004
(Dollars in Thousands)	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)

Assets:
Interest Earning Assets:
Taxable Investments	$57,036	$2,619	4.59%	$59,317	$2,468	4.16%	$51,253	$2,005	3.91%
Non-Taxable Investments	20,703	908	6.79%	21,995	985	6.95%	32,720	1,441	6.83%
Int. Bearing Deposits in other banks	803	33	4.11%	2,219	64	2.88%	1,402	16	1.14%
Federal Funds Sold	658	34	5.17%	3,578	96	2.68%	1,748	22	1.26%
Loans (1)	229,467	18,621	8.11%	161,909	11,695	8.04%	124,170	7,615	6.15%

Total Interest Earning Assets	308,667	22,215	7.36%	249,018	15,308	6.89%	211,293	11,099	5.64%

Other noninterest-earning assets	22,317			17,564			14,354

Total Assets	$330,984			$266,582			$225,647

Liabilities and Stockholder’s Equity
Interest Bearing Liabilities:
NOW Accounts	$36,908	50	0.14%	$29,864	32	0.11%	$34,832	139	0.40%
Money Market and Savings	35,434	1,141	3.22%	29,566	684	2.31%	27,720	378	1.36%
Time Deposits	124,217	5,463	4.40%	81,948	2,511	3.06%	68,641	1,583	2.31%
Federal Funds Purchased	1,861	98	5.27%	1,261	47	3.73%	922	19	2.06%
Repurchase Agreements	8,684	467	5.38%	4,716	172	3.65%	—	—	—
FHLB Borrowings	60,662	2,928	4.83%	58,850	2,424	4.12%	44,396	1,675	3.77%
Other Long Term Debt	6,200	444	7.16%	6,186	340	5.50%	1,331	55	4.13%

Total Interest Bearing Liabilities	273,966	10,591	3.87%	212,391	6,210	2.92%	177,842	3,849	2.16%

Noninterest-Bearing Liabilities:
Demand Deposits	30,710			30,811			25,893
Other Liabilities	5,155			2,531			2,040

Total Noninterest-Bearing Liabilities	35,865			33,342			27,933

Total Liabilities	309,831			245,733			205,775

Stockholders’ Equity	21,153			20,849			19,872

Total Liabilities and Stockholders’ Equity	$330,984			$266,582			$225,647
Net Interest Spread			3.49%			3.97%			3.48%
Net Interest Income		$11,624			$9,098			$7,250

Net Interest Yield			3.93%			3.79%			3.69%

(1)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

GREER BANCSHARES INCORPORATED

(2) All yields/rates are computed on a tax equivalent basis at a federal tax rate of 34%.

The following table sets forth the effect that the varying levels of earning assets and interest-bearing liabilities and the changes in applicable rates have had on changes in net interest income during the periods indicated. The net changes in net interest income in this expand the differences in net interest income in the previous table, “Average Balances, Income, Expenses, and Rates.”

Analysis of Changes in Net Interest Income

Year Ended December 31,	2006 Compared with 2005			2005 Compared with 2004
	Variance Due to			Variance Due to
(Dollars in Thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Taxable Investments	$(95)	$246	$151	$315	$148	$463
Non-Taxable Investments	(58)	(19)	(77)	(472)	16	(456)
Interest-Bearing Deposits in other banks	(41)	10	(31)	9	39	48
Federal Funds Sold	(78)	16	(62)	23	51	74
Loans	4,880	2,046	6,926	2,315	1,765	4,080

Total	4,608	2,299	6,907	2,190	2,019	4,209

Interest Expense:
NOW Accounts	(2)	20	18	(20)	(87)	(107)
Money Market and Savings	136	321	457	25	281	306

Time Deposits	1,295	1,657	2,952	307	621	928

Federal Funds Purchased	22	29	51	7	21	47

Repurchase Agreements	145	150	295	172	—	172
FHLB Borrowings	75	429	504	545	204	749
Other Long Term Debt	1	103	104	201	84	285

Total	$1,672	$2,709	$4,381	$1,237	$1,124	$2,361

Net Interest Income	$2,936	$(410)	$2,526	$953	$895	$1,848

(1)	The rate/volume variances (change in volume times change in rate) have been allocated to the change attributable to rate.

The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the use of an interest rate risk management model which measures the effects that movements in interest rates will have on net interest income and the present value of equity. Included in the interest rate risk management reports generated by the model is a report that measures interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The table included above shows the changes in interest income and expense during 2006 and 2005, and allocates the appropriate amount of income or expense to changes in rate or changes in volume. In 2006 interest income increased by approximately $6,907,000 and interest expense increased by approximately $4,381,000, which resulted in an increase of approximately $2,526,000 in net interest income. The increase in interest income is attributable to increases in the volume and rate. The increase in interest income due to the increase in volume was slightly offset by increased interest

GREER BANCSHARES INCORPORATED

expense due to an increase in rates paid on interest bearing liabilities. Earning assets increased in 2006 by approximately $52,810,000, and interest-bearing liabilities increased by approximately $57,772,000. Market interest rates increased during 2006 as the Federal Open Market Committee increased its target for the federal funds rate by a total of 100 basis points. Interest rate increases accounted for $2,299,000 of the increase in interest income and $2,709,000 of the increase in interest expense.

In 2005 interest income increased by approximately $4,209,000 and interest expense increased by approximately $2,361,000, which resulted in an increase of approximately $1,848,000 in net interest income. The increases in both interest income and interest expense were due to the increases in volume and rate during the year. Earning assets increased in 2005 by approximately $63,903,000, and interest-bearing liabilities increased by approximately $58,240,000. Market interest rates increased during 2005 as the Federal Open Market Committee increased its target for the federal funds rate by a total of 200 basis points. Interest rate increases accounted for $2,019,000 of the increase in interest income and $1,124,000 of the increase in interest expense.

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2006. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Rate Sensitivity Analysis

December 31, 2006	Three Months or Less	After Three Months Through Twelve Months	After One Year Through Five Years	After Five Years	Totals
(Dollars in thousands)
Interest earning assets:
Federal Funds Sold	$—	$—	$—	$—	$—
Interest bearing due from banks	776	—	—	—	776
Investment securities	4,595	7,071	32,222	39,879	83,767
Loans	128,298	37,102	72,573	7,885	245,858

Total interest earning assets	133,669	44,173	104,795	47,764	330,401

Cumulative interest earning assets	$133,669	$177,842	$282,637	$330,401	$330,401

Interest bearing liabilities:
Certificates of deposit	37,671	77,934	9,082	—	124,687
IRA’s	2,515	4,710	5,545	—	12,770
Money Market Accounts	1,420	10,128	21,642	—	33,190
Transaction Accounts	—	448	22,281	11,195	33,924
Savings Accounts	487	1,460	2,006	1,947	5,900
Reverse Repurchase	8,855	—	—	—	8,855
Fed Funds Purchased	5,317	—	—	—	5,317
FHLB Advances	15,514	6,000	31,000	14,000	66,514

Other Long Term Debt	—	—	—	11,341	11,341

Total interest bearing liabilities	71,779	100,680	91,556	38,483	302,498

Cumulative interest bearing liabilities	$71,779	$172,459	$264,015	$302,498	$302,498

Gap Analysis:

Interest sensitivity gap	$61,890	$(56,507)	$13,239	$9,281	$27,903

Cumulative interest sensitivity gap	$61,890	$5,383	$18,622	$27,903	$27,903

Cumulative gap ratio of interest earning assets to interest bearing liabilities	186%	103%	107%	109%	109%

GREER BANCSHARES INCORPORATED

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediate availability of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the repricing period indicated by appropriate historical data. Due to contractual arrangements, the Company has the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period; however, historically rates on these types of deposits have not been immediately adjusted. When adjustments have been made to rates on savings and transaction accounts in the past, the adjustments have been only a fraction of the movement in overnight rates. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase mature on a 90 day basis and are reflected in the earliest pricing period. Advances from Federal Home Loan Bank are reflected at their contractual maturity date.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company’s cumulative interest sensitivity gap position indicates it is asset-sensitive over the periods presented. However, gap analysis is not a precise indicator of interest rate sensitivity. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. The analysis also does not consider any options relating to assets and liabilities (such as floors, ceilings, calls, etc.). Since gap analysis is not a precise indicator of interest sensitivity, management uses the Risk Analytics Interest Rate Risk Management Model. The model calculates the effects of interest rate movements on net interest income, and considers all characteristics of the Company’s assets and liabilities, based on assumptions made by management.

Provision for Loan Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Bank’s Board of Directors reviews and approves the appropriate level for the Bank’s allowance for loan losses based upon management’s recommendations and the results of the internal monitoring and reporting system. Management also monitors historical statistical data for both the Bank and other financial institutions. The adequacy of the allowance for loan losses and the effectiveness of the monitoring and analysis system are also reviewed by the Bank’s regulators and the Company’s internal auditor.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our income statement, are made as needed to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions. During 2006, the Bank provided $597,000 for loan losses, raising the balance to $1,801,287 December 31, 2006 after charging off current year net bad debts of $211,610. The reserve for loan losses was approximately .73% and .71% of total loans on December 31, 2006 and 2005, respectively. Non-performing loans (i.e., loans ninety days or more past due and loans on non-accrual status) as a percentage of average assets increased from December 31, 2005 to December 31, 2006 from .18% to .26%. The Company’s loan loss reserve model indicated the reserve was adequate at December 31, 2006.

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

Based on present information and ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable, but which may or may not prove to be accurate. Actual losses will undoubtedly vary from the estimates. Also, there is a possibility that

GREER BANCSHARES INCORPORATED

charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

Noninterest Income

Noninterest income for the year ended December 31, 2006 was $2,340,003 compared to $2,456,653 for the year ended December 31, 2005, a decrease of $116,650 or 4.7%. Service charges and customer service fees relating to deposit accounts, which declined from $982,321 for the year ended December 31, 2005, to $936,978 for the year ended December 31, 2006, were the most significant portion of noninterest income. The majority of the decline in customer service fees was due to a decline of $80,803 in non-sufficient funds fees, which was partially offset by increases in business account service charges. Gains on the sale of investment securities were $342,394 in 2005, compared to $78,269 in 2006. Investment securities were sold to help fund the significant growth in the loan portfolio experienced during 2005. The loan growth in 2006 was funded primarily by increased deposits. Other operating income, which is included in total non-interest income, increased from $1,131,938 in 2005 to $1,324,756 in 2006. The largest component of other operating income is income from the Bank’s financial management services subsidiary, which increased from $410,798 in 2005 to $508,920 in 2006. Another significant component of other operating income is net earnings on bank owned life insurance, which increased from $173,859 in 2005 to $187,737 in 2006, due to the purchase of one additional $1,000,000 policy in June 2005.

Noninterest income for the year ended December 31, 2005 was $2,456,653 compared to $2,223,780 for the year ended December 31, 2004, an increase of $232,873, or 10.5%. Service charges and customer service fees relating to deposit accounts, which decreased from $1,152,686 for the year ended December 31, 2004 to $982,321 for the year ended December 31, 2005, were the most significant portion of noninterest income. Gains on the sale of investment securities were $295,572 in 2004 compared to $342,394 in 2005. Investment securities were sold to help fund significant growth in the loan portfolio experienced in 2005. Other operating income, which is included in total noninterest income, increased from $775,521 in 2004 to $1,131,938 in 2005. The largest component of other operating income is income from financial management services, which increased from $281,964 in 2004 to $410,798 in 2005.

Noninterest Expenses

Noninterest expenses were $8,922,219 for the year ended December 31, 2006 compared to $7,580,742 for the year ended December 31, 2005. This increase was comprised primarily of salaries and employee benefits totaling $5,444,426 for the year ended December 31, 2006 compared to $4,637,950 for the year ended December 31, 2005. The increase in salaries and benefits was due to the addition of five full-time equivalent employees during 2006 to support the growth experienced by the Company. Included in noninterest expenses was a 40.3% increase in marketing expenses. Marketing expenses increased as the result of increased marketing efforts designed to assist the growth of the Company. Another component of noninterest expenses is internet banking fees which increased $107,580 due to a system conversion. A total of $84,480 was expensed to record changes in the value of the interest rate floor.

Noninterest expenses were $7,580,742 for the year ended December 31, 2005 compared to $6,007,687 for the year ended December 31, 2004. This was comprised primarily of salaries and employee benefits totaling $4,637,950 for the year ended December 31, 2005 compared to $3,440,019 for the year ended December 31, 2004. The increase in salaries and benefits was due to the increase of sixteen full-time equivalent employees during 2005 to support the growth experienced by the Company. Eight of the sixteen employees were hired to staff the Bank’s Taylors Office, which was opened in August 2005. Also included in noninterest expenses is marketing expenses which increased from $178,800 in 2004 to $239,344 in 2005. The increase was due to an enhanced marketing effort designed to assist the opening of the Taylors branch in addition to the growth of the Company. Professional fees increased from $281,532 in 2004 to $393,539 in 2005. The increase was due primarily to an increase of $46,772 in fees paid to consultants, the majority of which was for consultation regarding future branch sites, and an increase of $35,800 in professional audit and accounting fees, which was due to increased compliance and accounting requirements.

GREER BANCSHARES INCORPORATED

Income Taxes

For the year ended December 31, 2006, the Company recorded income tax expense in the amount of $1,291,955, or an effective tax rate of 29.1% compared to a 21.3% effective tax rate in 2005. A one time reversal of a valuation allowance reduced the effective tax rate from 24.9% to 21.3% in 2005. The effective tax rate for 2006 was higher than previous years due to the decline in tax-exempt income in 2006 resulting from the sale of $5,599,000 in tax-exempt municipal securities during 2006 in combination with the 2005 reversal of the valuation allowance.

For the years ended December 31, 2005 and 2004, the Company recorded income tax expense in the amounts of $755,223 and $655,557, respectively. This resulted in an effective tax rate of 21.3% and 20.4% for the years ended December 31, 2005 and 2004, respectively. The increase in the effective tax rate is due to the decrease in the amount of tax-free income as a percentage of net interest income, which was 10.8% for 2005 and 19.8% for 2004. The amount of tax-free income the Company has is related to the amount of municipal securities and loans to municipalities that qualify as tax-exempt. This increase was offset by a one time reversal of a valuation allowance in 2005.

Capital Resources

Total capital of the Company increased in 2006 by net income of $3,152,806, $393,267 from stock based activity and the change in accumulated other comprehensive income of $62,140. In addition, the Company paid cash dividends on April 15, June 15, September 15 and December 15, 2006 totaling $1,675,338 or $.68 per share and declared cash dividends to be paid on March 15, 2007 totaling $413,410, or $.17 per share. The Company adopted SEC Staff Accounting Bulletin (“SAB”) 108 in December 2006. See Note 21 in the accompanying 2006 Annual Report. As a result of the adoption, retained earnings was decreased January 1, 2006 for the cumulative effect of a material misstatement under the “iron curtain method” related to derivatives of $541,547, net of tax. Total capital of the Company increased in 2005 by net income of $2,794,553 and $335,169 from the exercise of stock options, related tax benefits and a stock grant. Total capital was decreased by the change in accumulated other comprehensive income of ($1,034,096). In addition, the Company paid cash dividends on April 15, June 15, September 15 and December 15, 2005 totaling $1,564,543, or $.64 per share. In 2004, total capital of the Company was increased by net income of $2,559,686 and $132,783 from the exercise of stock options. Total capital was decreased by the change in accumulated other comprehensive income of ($268,560). In addition, the Company paid cash dividends on June 15, September 15 and December 15, 2004 totaling $1,093,602, or $.45 per share. The Company also paid cash in lieu of fractional shares in the amount of $4,865 relating to a 3 for 2 stock split that was effective on March 15, 2004.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders’ equity minus unrealized gains plus unrealized losses on securities available for sale. In addition to Tier 1 capital requirements, Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

In October 2004 and December 2006, the Company issued $6.186 and $5.155 million of junior subordinated debentures to its wholly-owned capital Trusts, Greer Capital Trust I and Greer Capital Trust II, respectively, to fully and unconditionally guarantee the trust preferred securities issued by the Trusts. These long term obligations qualify as total risk based capital for the Company. In addition, all proceeds received from the issuance were invested in the Bank as additional capital.

GREER BANCSHARES INCORPORATED

Greer State Bank and the holding company exceeded the Federal Reserve’s fully phased-in regulatory capital requirements at December 31, 2006, 2005 and 2004 as set forth in the following table.

Risk-Based Capital Ratios

	(Dollars in thousands)
Bank	2006	2005	2004
Tier 1 Capital	$32,018	$26,632	$25,355
Tier 2 Capital	1,801	1,406	1,136

Total Qualifying Capital	$33,819	$28,038	$26,491

Risk-adjusted total assets	$275,443	$230,014	$163,850

(including off-balance-sheet exposures)

Tier 1 risk-based capital ratio	11.62%	11.58%	15.47%
Total risk-based capital ratio	12.28%	12.19%	16.17%
Tier 1 leverage ratio	9.20%	9.07%	10.82%

	Tier 1 Risk-Based	Total Risk-Based	Tier 1 Leverage
Greer Bancshares capital ratios at December 31, 2006 were:	11.25%	12.92%	8.93%

Liquidity

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds purchased and sold and deposit levels. The Company has federal funds lines in place totaling $16.6 million, the ability to borrow additional funds from the Federal Home Loan Bank of up to 30% of the Bank’s assets and also has a reverse repurchase line totaling $20 million. Use of the FHLB and reverse repurchase lines requires the pledging of acceptable collateral. As of December 31, 2006, the Company had approximately $36,600,000 in available collateral. Management has established policies and procedures governing the length of time to maturity on loans and investments, and has established policies regarding the use of alternative funding sources. In the opinion of management, the deposit base and lines of credit can adequately support short-term liquidity needs.

Impact of Off-Balance Sheet Instruments

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in the loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes there are adequate resources to fund these commitments. At December 31, 2006 and 2005, the Company’s commitments to extend credit totaled approximately $51,350,000 and $45,327,000, respectively.

Impact of On-Balance Sheet Instruments

The Company utilizes derivative contracts to manage interest rate risk. These instruments consisted of interest rate swaps and swaptions in 2004, 2005 and 2006 prior to their sale in December 2006. In January 2006, an interest rate floor was purchased. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index, or referenced interest rate. The Company used interest rate swaps and swaptions as fair value hedges for certain fixed rate Federal Home Loan Bank advances. The interest rate floor contract is a derivative

GREER BANCSHARES INCORPORATED

used to hedge cash flows of certain prime based loans. The floor contract terminates on January 30, 2009. The Bank does not utilize derivatives for trading purposes.

The derivatives did not qualify for hedge accounting under SFAS 133. As a result, the derivatives are recorded at fair value with adjustments to earnings.

Investment Portfolio

The following tables summarize the carrying value and estimated market value of investment securities and weighted-average yields of those securities at December 31, 2006. The yields are based upon amortized cost. The yield on securities of state and political subdivisions is presented on a tax equivalent basis using a federal income tax rate of 34%. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Investment Securities Portfolio Composition

(Dollars in Thousands) December 31, 2006	Due One Year or Less	One Year Through Five Years	Five Years through Ten Years	After Ten Years	Total	Estimated Market Value	Average Maturity in Years
Held-To-Maturity
Mortgage Backed Securities	$—	$—	$4,307	$19,274	$23,581	$22,790	11.65

Available-For-Sale
U.S. Govt Agencies and
Mortgage Backed Securities	—	1,850	9,182	24,903	35,935	35,467	15.13
States of the U.S. and
Political Subdivisions	—	364	4,582	17,490	22,436	22,726	12.27
Corporate Securities	1,006	1,027	—	—	2,033	1,992	1.00

Total	$1,006	$3,241	$13,764	$42,393	$60,404	$60,185

Held-To-Maturity
Weighted Average Yields:
Mortgage Backed Securities	0.00%	0.00%	4.02%	4.36%

Available-For-Sale
Weighted Average Yields:
U.S. Govt Agencies and Mortgage Backed Securities	0.00%	5.09%	4.86%	4.34%
States of the U.S. and Political Subdivisions	0.00%	6.67%	7.02%	6.58%
Corporate Securities	3.70%	5.04%	0.00%	0.00%

Loan Portfolio

Credit Risk Management

Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves both the process of loan underwriting and loan administration. The Company manages credit risk through a strategy of making loans within its primary marketplace and within its limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers’ ability to honor the terms of their loans is dependent on the business and economic conditions in Greenville and Spartanburg Counties and the surrounding areas comprising the Company’s marketplace. Additionally, since real estate is considered by the Company as the most desirable non-monetary collateral, a significant portion of loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. Management also seeks to limit total exposure to

GREER BANCSHARES INCORPORATED

individual and affiliated borrowers. Risk specific to individual borrowers is managed through the loan underwriting process and through an ongoing analysis of the borrower’s ability to service the debt as well as the value of the pledged collateral.

The Bank’s loan officers and loan administration staff are charged with monitoring our loan portfolio and identifying changes in the economy or in a borrower’s circumstances which may affect the ability to repay the debt or the value of the pledged collateral. In order to assess and monitor the degree of risk in the loan portfolio, several credit risk identification and monitoring processes are utilized. The Company uses an outside consultant, a former Office of the Comptroller of the Currency (“OCC”) bank examiner, to perform loan reviews on a monthly basis.

Lending Activities

The Company extends credit primarily to consumers and small to medium businesses in Greenville and Spartanburg Counties and, to a limited extent, customers in surrounding areas.

The Company’s corporate office is located in Greer, South Carolina, and its service area is mixed in nature. The Greenville-Spartanburg area is a regional business center whose economy contains elements of manufacturing, higher education, regional health care and distribution facilities. Outside the incorporated city limits of Greer, the economy includes manufacturing, agriculture and industry. No particular category or segment of the economy previously described is expected to grow or contract disproportionately in 2007.

Total loans outstanding were $245,857,922 and $199,002,801 at December 31, 2006 and 2005, respectively. There are no significant concentrations of loans in the loan portfolio to any particular individuals or industry or group of related individuals or industries.

The Company’s ratio of loans to deposits was 102.3% and 99.9% at December 31, 2006 and 2005, respectively. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base. The increase in the loans to deposits ratio is due to the significant growth experienced in the loan portfolio during 2006. The growth was funded primarily by an increase in deposits; however, the Company also utilized approximately $6,025,000 in additional advances from the Federal Home Loan Bank and approximately $5,000,000 in trust preferred securities.

The following table summarizes the composition of the loan portfolio by category at the dates indicated.

Loan Portfolio Composition

December 31,	2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
(Dollars in Thousands)
Commercial	$49,954	20.32%	$43,509	21.86%	$31,188	22.33%	$28,122	24.33%	$23,293	21.64%
Real Estate-Construction/Land	59,625	24.26%	42,980	21.60%	28,362	20.31%	15,288	13.23%	13,596	12.63%
Real Estate Mortgage:
Residential 1-4	68,926	28.04%	58,898	29.60%	40,772	29.20%	36,777	31.82%	43,527	40.43%
Multi-Family	608	0.25%	921	0.46%	1,636	1.17%	1,732	1.50%	639	0.59%
Nonfarm/Nonresidential	51,244	20.84%	40,374	20.29%	26,810	19.20%	21,099	18.26%	15,555	14.45%
Installment Loans to Individuals	10,853	4.41%	10,476	5.26%	9,694	6.94%	9,154	7.92%	9,535	8.86%
Lease Financing	796	0.32%	899	0.45%	977	0.70%	931	0.81%	462	0.43%
Obligations of State and
Political Subdivisions	571	0.23%	104	0.05%	207	0.15%	2,462	2.13%	1,054	0.97%
Other	3,281	1.33%	842.43%		—	—	—	—	—	—

Total Loans	$245,858	100.00%	$199,003	100.00%	$139,646	100.00%	$115,565	100.00%	$107,661	100.00%

GREER BANCSHARES INCORPORATED

The Company’s loan portfolio contains a significant percentage of real estate mortgage loans. Real estate mortgage loans increased by approximately $37,231,000, or 26.0%, to approximately $180,403,000 during the twelve months ended December 31, 2006. At December 31, 2006 real estate mortgage loans represented 73.4% of the total loan portfolio compared to 71.9% at December 31, 2005. The increase in real estate mortgage loans as a percentage of total loans can be attributed to the demand in the Company’s market area for commercial and residential construction, which is fueled by a strong local economy. In an effort to effectively manage its interest rate risk, over the past several years the Company has not offered in-house long-term fixed rate mortgage loans; however, the Company has offered five-year and seven-year balloon mortgage loan products at attractive rates. The Company continues to offer fixed rate long term mortgages through an investor loan program.

The Company also has a significant amount of commercial and industrial loans. Commercial and industrial loans increased approximately $6,445,000, or 14.8%, to $49,954,000 at December 31, 2006 due primarily to the increase in lending personnel. Commercial and industrial loans comprised 20.3% and 21.9% of the total loan portfolio at December 31, 2006 and 2005, respectively.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution for the selected categories as of December 31, 2006. The Company has a total of approximately $132,346,000 million in loans indexed to the Wall Street Journal Prime rate.

December 31, 2006	Commercial		Real Estate- Construction/Land		Total
(Dollars in Thousand)	Amount	Percent	Amount	Percent	Amount	Percent
Due One Year or Less:	$29,933	59.92%	$46,740	78.39%	$76,673	69.98%

Due One Year through Five Years:
Fixed Rate	14,517	29.06%	4,214	7.07%	18,731	17.09%
Variable Rate	53	0.11%	4,223	7.08%	4,276	3.90%

Due After Five Years:
Fixed Rate	5,451	10.91%	4,448	7.46%	9,899	9.03%
Variable Rate	—	0.00%	—	0.00%	—	0.00%

Total	$49,954	100.00%	$59,625	100.00%	109,579	100.00%

Risk Elements

At December 31, 2006, there was one loan for $1,316,398 classified as impaired (see discussion below), $700 in loans 90 days past due and still accruing interest and approximately $843,000 in non-accrual status. At December 31, 2005, there were no restructured loans, approximately $32,000 in loans 90 days past due and still accruing interest, and approximately $484,000 in non-accrual status. At December 31, 2004, there were no restructured loans, $388 in loans 90 days past due and still accruing interest, and approximately $567,000 in non-accrual status.

The accrual of interest on loans is discontinued when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest of such loans is typically discontinued when the loan is 90 days past due or impaired. All interest accrued, but not collected for loans that are placed on non-accrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

GREER BANCSHARES INCORPORATED

The following table sets forth certain information with respect to the allowance for loan losses and the composition of charge-offs and recoveries for each of the last five years.

Summary of Loan Loss Experience

(Dollars in Thousands)	2006	2005	2004	2003	2002
Total loans outstanding at end of year	$245,858	$199,003	$139,646	$115,565	$107,661

Average loans outstanding	$229,467	$161,909	$124,170	$107,961	$107,265

Balance, beginning of year	$1,416	$1,136	$1,298	$1,081	$1,244
Loans charged-off
Commercial and industrial	177	24	347	92	910
Real estate - mortgage	0	20	31	20	3
Consumer	77	114	42	35	60

Total loans charged-off	254	158	420	147	973

Recoveries of previous loan losses
Commercial and industrial	1	4	4	352	2
Real estate - mortgage	0	0	0	0	0
Consumer	41	10	3	2	20

Total loan recoveries	42	14	7	354	22

Net charge-offs	212	144	413	(207)	951

Provision charged to operations	597	424	251	10	788

Balance, end of year	$1,801	$1,416	$1,136	$1,298	$1,081

Ratios:
Allowance for loan losses to average loans	0.78%	0.87%	0.91%	1.20%	1.01%
Allowance for loan losses to period end loans	0.73%	0.71%	0.81%	1.12%	1.00%
Net charge offs to average loans	0.09%	0.09%	0.33%	-0.19%	0.89%

The allowance for loan losses is maintained at a level determined by management to be adequate to provide for probable losses inherent in the loan portfolio. The allowance is maintained through the provision for loan losses which is a charge to operations. The potential for loss in the portfolio reflects the risks and uncertainties inherent in the extension of credit.

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

Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due. As of December 31, 2006 the Bank had one impaired loan with an outstanding balance of $1,316,398. The average amount of impaired loans outstanding during 2006 was $687,376. There was no interest income recognized on the impaired loan.

GREER BANCSHARES INCORPORATED

Deposits

Average deposits were approximately $227,269,000 and $172,189,000 during 2006 and 2005, respectively. The most significant increase was in the average balance of time deposits, which increased by approximately $42,269,000, or 51.6%. Management believes the increase in time deposits is the result of the continued increase in interest rates that occurred during 2006, as well as the result of a marketing effort emphasizing special rates on certificates of deposit. As the economy improved and short term interest rates continued to increase, the Company’s loan demand also increased. Management raised time deposits rates in an effort to raise deposits to fund the loan growth. In addition, average balances in NOW accounts increased by approximately $7,044,000 from 2005 to 2006 primarily as a result of increased emphasis on deposit gathering.

Contractual maturities of all time deposits at December 31, 2006 were as follows: twelve months or less - $122,829,739, over twelve months through thirty-six months - $14,627,252, and over thirty-six months - $0.

The following table summarizes the Bank’s average deposits by categories at the dates indicated.

Year Ended December 31,	2006		2005		2004
	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent

(Dollars in thousands)
Noninterest-Bearing Deposits
Demand Deposits	$30,710	13.51%	$30,811	17.90%	$25,893	16.53%
Interest Bearing Liabilities
NOW Accounts	36,908	16.24%	29,864	17.34%	34,832	22.16%
Money Market and Savings	35,434	15.59%	29,566	17.17%	27,720	17.64%
Time Deposits	124,217	54.66%	81,948	47.59%	68,641	43.67%

Total Deposits	$227,269	100.00%	$172,189	100.00%	$157,086	100.00%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the loan portfolio and other earning assets. Core deposits were approximately $163,255,000, $135,003,000, and $112,039,000 at December 31, 2006, 2005 and 2004, respectively.

Time deposits over $100,000 totaled approximately $80,815,000, $64,184,000 and $38,220,000 at December 31, 2006, 2005 and 2004, respectively. Scheduled maturities were as follows:

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Maturing in 3 months or less	$20,132	$12,506	$9,425
Maturing after 3 months but less than 6 months	29,229	13,192	13,075
Maturing after 6 months but less than 12 months	21,932	12,177	12,304
Maturing after 12 months	9,522	26,309	3,416

Total	$80,815	$64,184	$38,220

Short-Term Borrowings

At December 31, 2006, the Company had purchased federal funds totaling $5,317,000 and $8,854,875 in securities sold under agreements to repurchase. At December 31, 2005 the Company had purchased federal funds totaling $1,931,000 and $8,588,767 in securities sold under agreements to repurchase. The Company had no short-term borrowings at December 31, 2004.

The related information for these borrowings during 2006 is summarized as follows:

GREER BANCSHARES INCORPORATED

	Federal Funds Purchased	Securities Sold Under Agreements To Repurchase
Average balance outstanding during the year	$1,861,000	$8,684,000
Average rate paid during the year	5.28%	5.38%
Average rate on year end balance	5.63%	5.44%

Long Term Borrowings

At December 31, 2006 and December 31, 2005, the Company had fixed rate notes payable totaling $59,513,514 and $58,847,043, respectively, to Federal Home Loan Bank (“FHLB”). Interest rates on the advances ranged from 2.74% to 6.67% at December 31, 2006 and 2005. At December 31, 2006, the Company had variable rate notes payable totaling $7,000,000 to FHLB. A note for $2,000,000 was indexed to the 3 month LIBOR rate and was 5.37% on December 31, 2006. A note for $5,000,000 was indexed to the Wall Street Journal prime rate and was 5.40% on December 31, 2006. During 2006, interest expense on some of these fixed rate notes was increased by $266,992, and in 2005 was reduced by $16,798, through the utilization of interest rate swaps. For financial statement purposes interest expense or interest income from the swaps has been netted against the interest expense on FHLB borrowings. The Company has pledged its 1 to 4 family residential mortgages, commercial real estate mortgages, home equity lines of credit and certain mortgage-backed securities as collateral against the FHLB borrowings.

In October 2004 and December 2006, the Company issued $6,186,000 and $5,155,000 of junior subordinated debentures to its wholly-owned capital Trusts, Greer Capital Trust I and Greer Capital Trust II, respectively, to fully and unconditionally guarantee the trust preferred securities issued by the Trusts. These long-term obligations currently qualify as total risk based capital for the Company.

The junior subordinated debentures issued in October 2004 mature in October 2034, but include an option to call the debt in October 2009. Interest payments are due quarterly to Greer Capital Trust I at three-month LIBOR plus 220 basis points.

The junior subordinated debentures issued in December 2006 mature in December 2036, but include an option to call the debt in December 2011. Interest payments are due quarterly to Greer Capital Trust II at the three-month LIBOR plus 173 basis points.

The following table reflects the Company’s contractual obligations as of December 31, 2006:

Contractual Obligations

(in thousands)

	Payments Due by Period
	Less Than 1 Year	1 – 3 Years	3 - 5 Years	Greater Than 5 Years	Total
Long-term debt	$4,014	$23,000	$24,000	$26,841	$77,855

Accounting and Financial Reporting Issues

SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132R requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not anticipate that this statement will have an impact on the Company’s financial position, results of operations and cash flows.

In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”), which is a change in accounting for income taxes. FIN 48

GREER BANCSHARES INCORPORATED

specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2007. The Company has evaluated the impact of FIN 48 and anticipates no significant impact on its consolidated financial statements.

The Emerging Issues Task Force (“EITF”) reached a consensus at it September 2006 meeting regarding EITF 06-4 Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The scope of EITF 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods. Therefore, this EITF would not apply to a split-dollar life insurance arrangement that provides a specified benefit to an employee that is limited to the employee’s active service period with an employer. EITF 06-04 is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. The effects of this standard have not yet been evaluated.

STOCK INFORMATION AND DIVIDEND HISTORY

The common stock of Greer Bancshares Incorporated is traded in the over-the-counter market and quoted on the OTC Bulletin Board (symbol: GRBS) and quoted in two local newspapers, The Greenville News and The Spartanburg Herald, in the area OTC listings section. As of February 22, 2007, there were 1,153 record holders of our common stock, $5.00 par value per share.

The following table sets forth the high and low “bid” prices per share of the common stock for each quarterly period during the past two fiscal years, as reported on NASDAQ.com. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2006			2005
Quarter	High	Low	Quarter	High	Low
First	$28.25	$26.25	First	$19.80	$17.00
Second	$27.00	$21.75	Second	$22.90	$19.24
Third	$23.00	$22.00	Third	$26.84	$22.90
Fourth	$24.50	$21.50	Fourth	$28.25	$26.00

Beginning in 1992, the Company has declared annual cash and/or stock dividends or stock splits. In 2004, the Company paid 15 cents per share cash dividends in June, September and December, for total cash dividends in 2004 of 45 cents per share. A 3-for-2 stock split was issued effective March 15, 2004 and affected in the form of a stock dividend. Cash dividends, as well as the prices listed above, have been adjusted to reflect the stock splits. In 2005, the Company paid 16 cents per share cash dividends in April, June, September and December for total cash dividends in 2005 of 64 cents per share. In 2006, the Company paid 17 cents per share cash dividends in March, June, September and December for total cash dividends in 2006 of 68 cents per share and declared dividends to be paid in March 2007 of 17cents per share.

The Company’s ability to continue to pay cash dividends is dependent upon receiving cash dividends from the Bank. Federal and state banking regulations restrict the amount of cash dividends that can be paid to the Company from the Bank. The payment of dividends in the future is subject to earnings, capital requirements, financial condition, and such other factors as the Board of Directors of Greer Bancshares Incorporated, the Commissioner of Banking for South Carolina and the FDIC may deem relevant.

Performance Graph

We are required to provide our shareholders with a line graph comparing our cumulative total shareholder return with a performance indicator of the overall stock market and either a published industry index or a Company-determined peer comparison. The purpose of the graph is to help shareholders determine the reasonableness of the compensation committee’s decisions with respect to the setting of various levels of executive officer compensation. Shareholder return (measured through increases in stock price and payment of dividends) is often a benchmark used in assessing corporate performance and the reasonableness of compensation paid to executive officers.

GREER BANCSHARES INCORPORATED

However, shareholders should recognize that corporations often use a number of other performance benchmarks (in addition to shareholder return) to set various levels of executive officer compensation. Our 2006 Annual Report to Shareholders contains a variety of relevant performance indicators concerning the Company. Thus, Company shareholders may wish to consider other relevant performance indicators which may be more closely related to officer performance in assessing the reasonableness of Company executive officer compensation, such as growth in earnings per share, book value per share and cash dividends per share, along with Return on Equity (ROE) and Return on Assets (ROA) percentages.

The performance graph below compares the Company’s cumulative total shareholder return over the previous five fiscal years with both the NASDAQ stock index and the Carson Medlin Company’s Independent Bank Index (an index published by the Carson Medlin Company, Investment Bankers). The NASDAQ stock index reflects overall stock market performance. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 28 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. The total five year return was calculated for each of the banks in the peer group taking into consideration changes in stock price, cash dividends, stock dividends and stock splits since December 31, 2001. The individual results were then weighted by the market capitalization of each bank relative to the entire peer group. The total return approach and the weighting based upon market capitalization are consistent with the preparation of the NASDAQ total return index. The Company believes the Independent Bank Index is a more relevant standard by which community banks should measure their own performance because the peer group is comprised of banks that are closer in size and style of doing business. Furthermore, this index more closely reflects the actual trading patterns of community bank stocks.

Returns assume a beginning stock index price of $100 per share. The value of the Company’s stock as used to develop the graph was based on information obtained by the Company from the website NASDAQ.com regarding trading prices of the Company’s stock. Because the Company’s stock is not actively traded, the information is based on a limited number of transactions.

GREER BANCSHARES INCORPORATED

	2001	2002	2003	2004	2005	2006

Greer Bancshares Incorporated	100	104	112	108	172	157

Independent Bank Index	100	124	168	193	199	230

NASDAQ Index	100	69	103	113	115	126

Forward Looking Information

This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which there is uncertainty, including many factors which are beyond management’s control. The words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to: significant increases in competitive pressure in the banking and financial services industries; changes in the interest rate environment which could reduce anticipated or actual margins; changes in political conditions or the legislative or regulatory environment; general economic conditions, either nationally or regionally and especially in the Company’s primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; changes occurring in business conditions and inflation; changes in technology; changes in monetary and tax policies; the level of allowance for loan loss; the rate of delinquencies and amounts of charge-offs; the rates of loan growth; adverse changes in asset quality and resulting credit risk-related losses and expenses; changes in the securities markets; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.