Form 10-K, Exhibit 13
period 2009-12-31
GREER BANCSHARES INC
filed 2010-03-31
CIK 1145547

2009

ANNUAL REPORT

Exhibit 13

Letter to Shareholders

Greer Bancshares Incorporated

April 8, 2010

Dear Shareholders and Friends:

To say that 2009 was a challenging year for the banking industry, as well our global economy, would be an enormous understatement. The banking industry experienced 140 bank failures in 2009, much deterioration of asset quality and depressed earnings. We have experienced, and continue to work through what many say is the most difficult economic environment our country has seen since the Great Depression of the 1930’s. Not surprisingly, our bank has felt its share of pain arising from the effects of this recession. However, while we may not be completely past the challenges, we begin 2010 as a well-capitalized institution, with increased loan loss reserve levels, reduced overhead expenses and a track record of proven success in executing core deposit growth strategies. In spite of all of the challenges faced in 2009, Greer State Bank moved into the number one deposit market share position in our market.

As this message is being written, a revised strategic plan is being finalized by our senior management group and board of directors. We have very positive plans beyond this recession. We are confident that some of the challenges we face today will subside, so we look forward to and plan for a prosperous future. We have an experienced and knowledgeable management group and board of directors who are committed to managing our bank through the difficult times and restoring the bank’s earnings to historical levels.

Based upon our philosophy of recognizing asset quality issues as they appear, we made necessary provisions for loan losses in 2009, adding $5.2 million to the allowance during the year. In addition to these additional provisions for loan losses, earnings in 2009 were also affected by the following, and the result was an operating loss for the year:

•	FDIC insurance premiums increased by $614,351;

•	Write-downs on an impaired investment security and on restricted stock totaled $464,719;

•	Expenses and losses relating to other real estate owned (foreclosed properties) totaled $823,974; and

•	Gains on the sale of investment securities totaled $1,093,840.

As we previously reported, Greer Bancshares Incorporated had a net loss of $511,389 before TARP dividends and related expenses. The net loss applicable to common shareholders was $1,091,952, after TARP dividends and related expenses. We ask that you please review our financial reports, including the notes to consolidated financial statements and management’s discussion of the financial results for additional information. We are not pleased with the earnings performance of the Company in 2009, and despite the negative effects of the economy on the bank and our customers, we realize that we must do all we can to weather the storm and position ourselves appropriately for the new recovery phase of this economic cycle.

Our emphasis on core deposit acquisition in 2009 resulted in an increase of $32.3 million in core deposits and allowed us to reduce brokered deposit balances by $19.3 million. We continue to focus on increasing core deposits and anticipate continued reductions in brokered deposit balances and borrowings in 2010. Net interest income improved slightly in 2009, compared to 2008, as liabilities repriced lower during the year. Net interest income in the quarter ended 12/31/09 increased by $400,823 compared to the fourth quarter of 2008. We anticipate and manage for continued improvement in the net interest margin through 2010. Noninterest expenses increased slightly in 2009 compared to 2008 due to the increase in FDIC deposit insurance assessments noted above, as well as increased expenses relating to foreclosed properties. Outside of these specific expense categories, however, noninterest expenses declined by approximately $1,207,000 as a result of management’s focus on overhead expenses control, beginning in early 2009.

(1)

We are prepared to continue to aggressively manage our problem loans and to continue to record reserves for loan losses appropriately as we work through the lingering effects of the recession. As economic conditions improve, we anticipate similar improvement in the overall credit quality within our loan portfolio, and funds that would otherwise be directed toward the loan loss provision will contribute to more favorable future earnings performance.

We thank you, our shareholders, for your patience and support of our Company during this time. We are extremely eager to deliver more positive performance results to you in the future; yet, we recognize that the forces and effects of global, national and local economic movements are not fully within our control. We know that 2010 will continue to involve challenge, but we are optimistic that the hard work, commitment and resilience of our team will translate into results that you will be pleased with over time. This is a special company, and Greer is a special market. Outstanding people work here, each of whom enjoys serving others, and making lives better. We feel for those customers who are suffering, and we celebrate the successes of the many who are continuing to perform at high levels. For these reasons, what we do on an everyday basis will continue to impact our community in positive ways.

As always, we welcome your comments for improving your Company and our communications with you.

Walter M. Burch	Kenneth M. Harper
Chairman of the Board	President & Chief Executive Officer

(2)

Board of Directors

Walter M. Burch	Chairman/The Greer Citizen/Retired
Mark S. Ashmore	Ashmore Bros. Inc./Century Concrete, President
Steven M. Bateman	Steven M. Bateman, CPA/Owner
Raj K. S. Dhillon	Motel Owner and Land Developer
Gary M. Griffin	Mutual Home Stores, Vice President
Kenneth M. Harper	Greer Bancshares Incorporated and Greer State Bank, President & CEO
R. Dennis Hennett	Greer Bancshares Incorporated and Greer State Bank/Retired Executive
Harold K. James	James Agency, Inc., Real Estate and Insurance, Vice President/Broker in Charge
Paul D. Lister	Lister, Jeter and Lloyd, CPAs, LLC
David M. Rogers	Chairman/Joshua’s Way, Inc., President
Theron C. Smith, III	Eye Associates of Carolina, PA, President
C. Don Wall	Professional Pharmacy of Greer, Inc., President

Greer Bancshares Incorporated Executive Officers

Kenneth M. Harper	President & Chief Executive Officer
J. Richard Medlock, Jr.	Chief Financial Officer

Greer State Bank Officers

Kenneth M. Harper	President & Chief Executive Officer
Victor K. Grout	Executive Vice President & Commercial Lending Banking Manager
J. Richard Medlock, Jr.	Executive Vice President & Chief Financial Officer
John Gifford	Senior Vice President/Greer Financial Services
William S. Harrill, Jr.	Senior Vice President/Mortgage Lending
Lola C. Hart	Senior Vice President/Controller
J. William Hughes	Senior Vice President/Consumer Lending
Greg Sisk	Senior Vice President/Community Executive - Taylors/Retail Banking Manager
Chris M. Talley	Senior Vice President & Chief Operations Officer
E. Pierce Williams, Jr.	Senior Vice President/Commercial Banking
Christy H. Blackwell	Vice President/Branch Manager of Taylors Office
Jim Boyd	Vice President/Commercial Lending
Brad Cantrell	Vice President/Chief Credit Administrator
Rick Danner	Vice President/Human Resources & Security
Judy A. Edwards	Vice President/Risk Management Administrator & Compliance
David Faucette	Vice President/Internal Auditor
Sue H. Gaines	Vice President/Mortgage Lending Officer
Robert M. Lee	Vice President/Information Technology
Tim Lincolnhol	Vice President/Community Banking
Kelly C. Long	Vice President/Branch Manager of Buncombe Road Office
Sandra D. Mason	Vice President/Operations Officer
Ann S. Miller	Vice President/Manager EDP & Item Processing
Scott Presley	Vice President/Construction Lending
Marvin E. Robinson, Jr.	Vice President/Commercial Lending
Elizabeth C. Sayce	Vice President/Manager, Loan Administration
Eric Steele	Vice President/Greer Financial Services
Carole Stroud	Vice President/Branch Manager of Poinsett Office

(3)

Greer State Bank Officers (continued)

Robert M. Hartzel, Jr.	Vice President/Credit Administration
Thomas L. Williams	Vice President/Branch Manager of North Main Office
Terri N. Grady	Assistant Vice President/Operations
Donna Miller	Assistant Vice President/Internet Banking
Patti Clifton	Banking Officer/Greer Financial Services
Joy Peebles	Banking Officer/Loan Production

Greer State Bank Staff

Meredith Alexander	Grace Edwards	Jennifer Kemp	Linda Rorie
Leatha Alley	Jessica Estola	Nikita Mack	Denise Ross
Jolynne Beck	Sherri Forrester	David McCammon	Mindi Smith
Marsha Bennett	Candice Good	Cindy Morrell	Tammy Smith
Charlotte Betts	Marie Good	Joy Myers	Teresa Smith
Shea Boyce	Willie Greer	Linda Oliver	Tammy Thompson
Nancy Brown	Patsy Hairston	Cindi Patterson	Kristi Twiddy
Theresa Bruce	Vince Harris	Brooke Phillips	Ann Vaughn
Mindi Calvert	Cindy Hart	Leanna Perdue	Pat Vaughn
Melissa Carroll	Doris Hendricks	Brandi Prevatte	Pat Wellmon
Maury Cook	Carey Henry	Ann Rainey	Marie Wilson
Angie Coleman	Heather Henson	Nalani Ramza	Lisa Wiles
Karen Corn	Angela Hornick	Patsy Robinson	Lena Wolfe
Sarah Crutchfield	Tonya Kellett

Our Vision:

A better life for all

Our Mission:

Exceptional banking for everyday people

Our Values:

Character: Whatever we do, we will do with integrity.

Commitment: Whatever we do, we will do with dedication.

Competence: Whatever we do, we will do with excellence.

Courtesy: Whatever we do, we will do with respect and kindness.

(4)

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We have audited the accompanying consolidated balance sheets of Greer Bancshares Incorporated and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greer Bancshares Incorporated and Subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina

March 31, 2010

(5)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2009	2008
Assets
Cash and due from banks	$12,222,440	$5,808,332
Interest-bearing deposits in banks	441,538	370,644
Federal funds sold	—	121,000

Cash and cash equivalents	12,663,978	6,299,976
Investment securities:
Held to maturity (fair value of approximately $—and $16,164,898, respectively)	—	15,977,251
Available for sale	124,984,008	79,874,179
Loans, net of allowance for loan losses of $6,315,278 and $5,127,304, respectively	301,078,198	306,286,728
Premises and equipment, net	5,951,672	6,294,763
Accrued interest receivable	2,054,466	2,094,424
Restricted stock	5,936,900	5,689,914
Other real estate owned	8,493,968	1,842,372
Deferred tax asset	3,441,052	4,743,474
Other assets	12,186,323	7,934,406

Total Assets	$476,790,565	$437,037,487

Liabilities and Stockholders’ Equity

Liabilities:

Deposits:
Noninterest bearing	$33,655,746	$28,428,528
Interest bearing	264,989,786	253,696,157

Total deposits	298,645,532	282,124,685
Short term borrowings	13,992,931	4,000,000
Long term borrowings	132,841,000	129,341,000
Other liabilities	3,358,431	3,745,747

Total Liabilities	448,837,894	419,211,432

Commitments and contingencies—Note 10

Stockholders’ Equity:
Preferred stock—no par value 200,000 shares authorized; Preferred stock, Series 2009-SP, no par value, 9,993 shares issued and outstanding at December 31, 2009 (Note 11)	9,451,058	—
Preferred stock, Series 2009-WP, no par value, 500 shares issued and outstanding at December 31, 2009 (Note 11)	578,139	—
Common stock—par value $5 per share, 10,000,000 shares authorized; 2,486,692 shares issued and outstanding at December 31, 2009 and 2008	12,433,460	12,433,460
Additional paid in capital	3,542,201	3,415,182
Retained earnings	734,978	1,826,930
Accumulated other comprehensive income	1,212,835	150,483

Total Stockholders’ Equity	27,952,671	17,826,055

Total Liabilities and Stockholders’ Equity	$476,790,565	$437,037,487

The accompanying notes are an integral part of these consolidated financial statements.

(6)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Income (Loss)

	For the Years Ended December 31,
	2009	2008	2007
Interest income:
Loans, including fees	$16,667,757	$18,490,118	$20,652,576
Investment securities:
Taxable	4,229,272	4,460,793	3,071,097
Tax-exempt	967,266	921,115	979,027
Federal funds sold	4,172	38,258	92,112
Other	11,747	13,655	41,144

Total interest income	21,880,214	23,923,939	24,835,956

Interest expense:
Interest on deposit accounts	5,871,323	7,721,112	8,178,964
Interest on short term borrowings	38,201	82,825	505,852
Interest on long term borrowings	4,636,105	4,985,916	4,056,328

Total interest expense	10,545,629	12,789,853	12,741,144

Net interest income	11,334,585	11,134,086	12,094,812

Provision for loan losses	5,185,195	4,230,227	1,810,883

Net interest income after provision for loan losses	6,149,390	6,903,859	10,283,929

Noninterest income:
Customer service fees	874,327	862,463	905,131
Gain on sale of investment securities	1,093,840	200,451	—
Impairment loss on investment securities and restricted stock
Impairment loss on investment securities and restricted stock	(464,719)	(8,366,630)	—
Noncredit-related losses on securities not expected to be sold (recognized in other comprehensive income)	—	—	—

Net impairment loss on investment securities and restricted stock	(464,179)	(8,366,630)	—
Other	1,723,335	1,981,888	1,593,961

Total noninterest income (loss)	3,226,783	(5,321,828)	2,499,092

Noninterest expenses:
Salaries and employee benefits	5,676,889	6,092,666	5,733,309
Occupancy and equipment	829,023	922,265	934,951
Postage and supplies	255,764	308,948	314,625
Marketing expenses	110,517	386,096	362,982
Directors fees	191,778	250,419	209,457
Professional fees	391,057	442,841	397,891
FDIC insurance assessment	849,950	235,599	28,450
Other real estate owned and foreclosure expense	823,974	150,587	6,981
Other	1,394,769	1,653,522	1,240,182

Total noninterest expenses	10,523,721	10,442,943	9,228,828

Income (loss) before income taxes	(1,147,548)	(8,860,912)	3,554,193

Provision (benefit) for income taxes:	(636,159)	(3,420,808)	948,568

Net income (loss)	(511,389)	(5,440,104)	2,605,625

Preferred stock dividends and net discount accretion	(580,563)	—	—

Net income (loss) available or attributed to common shareholders	$(1,091,952)	$(5,440,104)	$2,605,625

Basic net income (loss) per share of common stock	$(.44)	$(2.19)	$1.05

Diluted net income (loss) per share of common stock	$(.44)	$(2.19)	$1.04

Weighted average common shares outstanding:
Basic	2,486,692	2,485,096	2,479,051

Diluted	2,486,692	2,485,096	2,509,270

The accompanying notes are an integral part of these consolidated financial statements.

(7)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2009, 2008 and 2007

	Preferred Stock Series 2009-SP	Preferred Stock Series 2009-WP	Common Stock		Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
			Shares	Amount
Balance at December 31, 2006	$—	$—	2,472,671	$12,363,355	$3,039,690	$7,273,436	$(134,253)	$22,542,228

Net income	—	—	—	—	—	2,605,625	—	2,605,625
Other comprehensive income, net of tax:
Unrealized holding gain on investment securities net of income taxes of approximately $182,000	—	—	—	—	—	—	291,030	291,030
Comprehensive income								2,896,655
Stock option exercises pursuant to stock option plan	—	—	9,165	45,825	46,732	—	—	92,557
Tax benefit of stock options exercised	—	—	—	—	8,082	—	—	8,082
Stock based compensation	—	—	—	—	165,391	—	—	165,391
Dividends declared ($.51 per share)	—	—	—	—	—	(1,269,391)	—	(1,269,391)

Balance at December 31, 2007	—	—	2,481,836	12,409,180	3,259,895	8,609,670	156,777	24,435,522

Cumulative effect of a change in accounting principal	—	—	—	—	—	(75,031)	—	(75,031)
Net loss	—	—	—	—	—	(5,440,104)	—	(5,440,104)
Other comprehensive loss, net of tax:
Unrealized holding loss on investment securities net of income taxes of approximately $3,143,000	—	—	—	—	—	—	(5,044,826)	(5,044,826)
Less reclassification adjustments for losses included in net loss net of income tax benefit of approximately $3,128,000	—	—	— —	—	—	—	5,038,532	5,038,532
Comprehensive loss								(5,446,398)
Stock option exercises pursuant to stock option plan	—	—	4,856	24,280	22,680	—	—	46,960
Stock based compensation	—	—	—	—	132,607	—	—	132,607
Dividends declared ($.51 per share)	—	—	—	—	—	(1,267,605)	—	(1,267,605)

Balance at December 31, 2008	—	—	2,486,692	12,433,460	3,415,182	1,826,930	150,483	17,826,055

(continued)

(8)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2009, 2008 and 2007, Continued

	Preferred Stock Series 2009-SP	Preferred Stock Series 2009-WP	Common Stock		Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
			Shares	Amount
Net loss	—	—	—	—	—	(511,389)	—	(511,389)
Other comprehensive income (loss), net of tax:
Unrealized holding gain on held to maturity investment securities transferred to available for sale net of income tax expense of approximately $102,000	—	—	—	—	—	—	166,164	166,164
Unrealized holding gain on available for sale securities net of income tax liability of approximately $723,000							1,180,244	1,180,244
Less reclassification adjustments for gains included in net loss net of income tax liability of approximately $345,000	—	—	—	—	—	—	(284,056)	(284,056)

Comprehensive income								550,963
Issuance of Preferred Stock	9,993,000	500,000		—	—	—	—	10,493,000
Discount associated with preferred stock Series 2009-SP	(645,185)	—		—	—	—	—	(645,185)
Premium associated with preferred stock Series 2009-WP		101,595		—	—	—	—	101,595
Amortization of premium and discount on preferred stock	103,243	(23,456)		—	—	(79,787)	—	—
Stock based compensation	—	—	—	—	127,019	—	—	127,019
Preferred stock dividend declared	—	—	—	—	—	(500,776)	—	(500,776)

Balance at December 31, 2009	$9,451,058	$578,139	2,486,692	$12,433,460	$3,542,201	$734,978	$1,212,835	$27,952,671

The accompanying notes are an integral part of these consolidated financial statements.

(9)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008	2007
Operating activities:
Net income (loss)	$(511,389)	$(5,440,104)	$2,605,625
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	435,521	487,428	472,199
Loss on sale of other real estate owned	86,397	—	—
Gain on sale of investment securities	(1,093,840)	(200,451)	—
Impairment loss on investment securities	153,305	8,366,630	—
Impairment loss on restricted stock	311,414	—	—
Provision for loan losses	5,185,195	4,230,227	1,810,883
Deferred income taxes (benefit)	2,321,167	(3,723,259)	(171,537)
Stock-based compensation	127,019	132,607	165,391
Increase in cash surrender value of life insurance	(289,976)	(251,641)	(233,943)
Increase in prepaid FDIC insurance assessment	(2,032,903)	—	—
Net change in:
Accrued interest receivable	39,958	353,487	(149,056)
Other assets	(2,897,785)	(502,165)	197,296
Accrued interest payable	(498,071)	(518,418)	340,427
Other liabilities	42,674	(42,544)	(501,216)

Net cash provided by operating activities	1,378,686	2,891,797	4,536,069

Investing activities:
Activity in available-for-sale securities:
Sales	33,690,784	14,764,547	—
Maturities, prepayments and calls	22,474,074	10,921,369	5,379,696
Purchases	(92,476,437)	(34,073,418)	(24,286,198)
Activity in held to maturity securities:
Maturities, prepayments and calls	3,118,030	3,609,209	3,995,008
Sales (Note 2)	6,063,849	—	—
Proceeds from sales of other real estate owned	1,461,562	—	—
Purchase of restricted stock	(558,390)	(746,900)	(994,100)
Net increase in loans	(8,176,220)	(51,539,503)	(18,574,072)
Purchase of premises and equipment	(92,430)	(209,381)	(413,288)
Purchase of life insurance	(50,000)	—	(1,000,000)

Net cash used for investing activities	(34,545,178)	(57,274,077)	(35,892,954)

(continued)

(10)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

	For the Years Ended December 31,
	2009	2008	2007
Financing activities:
Net increase in deposits	$16,520,847	$37,531,525	$4,305,269
Net increase (decrease) in short term borrowings	9,992,931	996,000	(11,167,875)
Proceeds from other long term borrowings	—	—	15,000,000
Repayment of notes payable to FHLB	(52,900,000)	(45,400,000)	(14,713,514)
Proceeds from notes payable to FHLB	56,400,000	61,300,000	35,300,000
Proceeds from issuance of preferred stock	9,949,410	—	—
Proceeds from exercise of stock options	—	46,960	92,557
Tax benefit from stock option exercise	—	—	8,082
Cash dividends paid on common stock	—	(1,267,605)	(1,682,801)
Cash dividends paid on preferred stock	(432,694)	—	—

Net cash provided by financing activities	39,530,494	53,206,880	27,141,718

Net increase (decrease) in cash and cash equivalents	6,364,002	(1,175,400)	(4,215,167)

Cash and cash equivalents, beginning of period	6,299,976	7,475,376	11,690,543

Cash and cash equivalents, end of period	$12,663,978	$6,299,976	$7,475,376

Cash paid for:
Cash paid during the year for:
Interest	$1,545,629	$13,308,271	$12,400,717

Income taxes	$—	$450,881	$829,258

Non-cash investing and financing activities:
Real estate acquired in satisfaction of loans	$8,031,112	$1,800,372	$42,000

Loans to facilitate sale of other real estate owned	$168,443	$—	$—

Transfer of investment securities from held to maturity to available for sale, due to change of intent to sell investment Securities (Note 2)	$6,795,372	$—	$—

Unrealized gain on transfer of held to maturity investment securities to available for sale investment securities, net of tax	$166,164	$—	$—

Dividends payable	$68,082	$—	$—

Adoption of new accounting principle charged to retained earnings	$—	$(75,031)	$—

Unrealized gains (losses) on available for sale investment securities net of tax	$1,062,352	$(6,294)	$291,030

The accompanying notes are an integral part of these consolidated financial statements.

(11)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007

1.	Summary of Significant Accounting Policies

Organization - Greer State Bank (the “Bank”) was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium sized businesses, professional concerns and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The accompanying consolidated financial statements include the accounts of the holding company and its wholly owned subsidiary (herein referred to as the “Company”).

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

(12)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Securities Available for Sale - Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures and certain equity securities not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity.

Realized gains and losses on the sale of investment securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Other Than Temporary Impairment - Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. For securities that we do not expect to sell or it is not more likely than not to be required to sell, the other-than-temporary impairment (“OTTI”) is separated into credit and noncredit components. The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income, while the noncredit-related OTTI is recognized in the other comprehensive income (loss) (“OCI”). Noncredit-related OTTI results from other factors, including increased liquidity spreads. For securities for which there is an expectation to sell, all OTTI is recognized in earnings.

Concentrations of Credit Risk - The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans to borrowers located throughout the Greater Greer area of the upstate of South Carolina, and many of those loans are secured by real estate located in that market area. The ability of our debtors to honor their contracts is dependent upon the general economic conditions in this area.

Comprehensive Income - Comprehensive income reflects the change in equity during the year arising from transactions and events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. The statement of changes in stockholders’ equity includes the components of comprehensive income. Accumulated other comprehensive income at December 31, 2009 and 2008 consisted solely of unrealized gains and losses on investment securities.

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

(13)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

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

The allowance for loan losses is evaluated on a monthly basis by management. The evaluation includes the periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, impairment and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of the examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

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

(14)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Other Real Estate Owned - Other real estate owned (“OREO”) is stated at net realizable value at the time of foreclosure. Market values of OREO are reviewed regularly and valuation allowances are established when the carrying value exceeds the estimated net realizable value. Gains and losses on OREO are recorded at the time of sale. Costs to maintain the real estate are expensed after acquisition.

Restricted Stock - Restricted stock consists of non-marketable equity securities including investments in the stock of the Federal Home Loan Bank (“FHLB”), Community Bankers Bank and Community Financial Services, Inc. These stocks have no ready market and no quoted market value. Because of the redemption provisions of the restricted stock, the Bank estimates that fair value equals cost for these investments resulting in no impairment at December 31, 2009. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank. The stock is pledged to collateralize such borrowings. At December 31, 2009 and 2008, the investment in the Federal Home Loan Bank stock was $5,891,500 and $5,333,100, respectively. At December 31, 2009 and 2008, the investment in Community Bankers Bank was $45,400. The investment in Community Financial Services, Inc. was $0 and $311,414 at December 31, 2009 and December 31, 2008, respectively (See Note 2). Dividends received on these stocks are included in interest income.

Stock-Based Compensation - Compensation cost for stock-based payments is measured based on the fair value of the award, which most commonly includes restricted stock (i.e., unvested common stock), stock options, and stock appreciation rights at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period for service-based awards. The fair value of restricted stock is determined based on the price of the Company’s common stock on the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model and related assumptions.

Income Taxes - Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. In considering whether a valuation allowance is needed, management considers all available evidence, including the existence of available reversing temporary differences, the ability to generate future taxable income and available tax planning strategies. It is possible that the Company’s management may conclude in future periods that a valuation allowance is necessary for some or all of its deferred tax assets in order to reduce them to a level that is more likely than not to be realized.

Earnings Per Share of Common Stock - Basic and diluted earnings (loss) per share of common stock are presented after giving retroactive effect to stock splits and dividends. The assumed conversion of stock options using the treasury stock method creates the difference between basic and diluted net income per share. Income (loss) per share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding

(15)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

for each period presented. Anti-dilutive options totaling 350,347, 370,122 and 149,300 have been excluded from the income (loss) per share calculation for the years ended December 31, 2009, 2008 and 2007, respectively.

Off-Balance Sheet Credit Related Financial Instruments - In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Reclassification - Certain amounts in the 2008 and 2007 consolidated financial statements have been reclassified to conform to the 2009 presentation. The reclassifications had no effect on net income (loss) or stockholders’ equity as previously reported.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting and disclosure of financial information by the Company:

FASB ASC 820—In April 2009, the FASB issued new guidance impacting FASB ASC 820, Fair Value Measurements and Disclosures. This provides additional guidance on determining fair value when the volume and level of activity for the asset or liability has significantly decreased and guidance for identifying transactions that are not orderly. This standard affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. This standard further requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. It also amended previous standards to expand certain disclosure requirements. The standard was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. This standard became effective for the Company on June 15, 2009 and did not have a significant impact on the Company’s financial statements.

FASB ASC 320-10—In April 2009, the FASB issued new guidance impacting FASB ASC 320-10, Investments—Debt and Equity Securities. The guidance (i) changed existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaced the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under these standards, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. These standards were effective for interim and annual periods ending after June 15, 2009 and became

(16)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

effective for the Company on June 15, 2009 and did not have a significant impact on the Company’s financial statements.

FASB ASC 825—In April 2009, the FASB issued new guidance impacting FASB ASC 825-10-50, Financial Instruments. This guidance requires an entity to provide disclosures about fair value of financial instruments in interim financial information at interim reporting periods. Under these standards, a publicly traded company shall include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, entities must disclose, in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods, the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position. The new interim disclosures were included in the Company’s interim financial statements beginning the second quarter, June 30, 2009.

FASB ASC 105-10—In June 2009, the FASB issued FASB ASC 105-10, Generally Accepted Accounting Principles. This guidance establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles. This standard was effective for financial statements issued for interim and annual periods ending after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards were superseded. The Company adopted this standard for the quarterly period ended September 30, 2009, as required, and adoption did not have a material impact on the financial statements taken as a whole.

FASB ASC 810—In December 2009, the FASB issued FASB ASC 810, Consolidations. This accounting guidance was originally issued in June 2009 and is now included in ASC 810. The guidance amends the consolidation guidance applicable for variable interest entities. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. We do not anticipate the adoption of this standard will have a significant impact on the Company’s financial statements.

2.	Investment Securities

In September 2009, the investment portfolio was analyzed for specific securities to sell that would benefit the Company by realizing gains while maintaining yields and slightly extending average lives through new investment purchases. As a result of the analysis, on September 17, 2009, securities with book values totaling $11,714,738 were sold of which $5,922,089 were classified as held to maturity. Management determined the remaining pool of investment securities classified as held to maturity were tainted by this transaction and reclassified the remaining balance to available for sale as required by FASB ASC 320, Investments-Debt and Equity Securities. For the year ended December 31, 2009, unrealized gains of $166,164 (net of tax) were included in other comprehensive income that related to these transferred securities.

(17)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities are as follows:

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity:
Mortgage backed securities	$—	$—	$—	$—

Available for sale:
United States Government and other agency obligations	$2,013,573	$—	$25,811	$1,987,762
Mortgage-backed securities	$98,114,906	$1,951,486	$192,527	$99,873,865
Municipal securities	22,547,597	377,788	138,848	22,786,537
Collateralized debt obligation	335,844	—	—	335,844

	$123,011,920	$2,329,274	$357,186	$124,984,008

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity:
Mortgage backed securities	$15,977,251	$190,223	$2,576	$16,164,898

Available for sale:
Mortgage-backed securities	$58,120,920	$876,366	$423,120	$58,574,166
Municipal securities	20,736,533	224,462	371,582	20,589,413
Equity securities	265,600	—	—	265,600
Corporate bonds	506,440	—	61,440	445,000

	$79,629,493	$1,100,828	$856,142	$79,874,179

(18)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The amortized cost and estimated fair value of investment securities at December 31, 2009 by contractual maturity for debt securities are shown below. Mortgage backed securities have not been scheduled since expected maturities will differ from contractual maturities because borrowers may have the right to prepay the obligations.

	Available for Sale
	Amortized Cost	Fair Value
Due in 1 year	$114,969	$115,254
Over 1 year through 5 years	1,287,598	1,313,554
After 5 years through 10 years	7,950,437	8,044,494
Over 10 years	15,544,010	15,636,842

	24,897,014	25,110,144
Mortgage backed securities	98,114,906	99,873,864

Total	$123,011,920	$124,984,008

Investment securities with an aggregate book value of approximately $108,724,000 and $91,817,000 at December 31, 2009 and 2008, respectively, were pledged to secure public deposits and Federal Home Loan Bank borrowings.

The fair value of securities with temporary impairment at December 31, 2009 and 2008 is shown below:

	Less Than Twelve Months		Over Twelve Months
2009	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities:
United States Government and other agency obligations	$1,987,762	$25,811	$—	$—
Mortgage backed securities	15,702,486	192,527	—	—
Municipal securities	4,399,202	93,862	435,014	44,986

Total	$22,089,450	$312,200	$435,014	$44,986

(19)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

	Less Than Twelve Months		Over Twelve Months
2008	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities:
Mortgage backed securities	$5,581,710	$418,096	$1,059,007	$7,600
Corporate bonds	—	—	445,000	61,440
Municipal securities	4,510,585	206,768	3,747,688	164,814

Total	$10,092,295	$624,864	$5,251,695	$233,854

Management believes all of the unrealized losses as of December 31, 2009 and 2008 are temporary and as a result of temporary changes in the market. The number of securities with unrealized losses was sixteen and twenty-four at December 31, 2009 and 2008, respectively. Seven are mortgage-backed securities and nine are municipal securities at December 31, 2009. Four are mortgage-backed securities, eighteen are municipal securities, one is a collateralized debt obligation and one is a corporate bond at December 31, 2008. The temporary impairment is due primarily to changes in the short and long term interest rate environment since the purchase of the securities and is not related to credit issues of the issuer. The Bank has sufficient cash and investments showing unrealized gains and borrowing sources to provide sufficient liquidity to hold the securities until maturity or a recovery of fair value if necessary.

The Company reviews its investment portfolio on a quarterly basis, judging each investment for OTTI. For securities for which there is no expectation to sell or it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components. The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income, while the noncredit-related OTTI is recognized in the other comprehensive income (loss) (“OCI”). Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities for which there is an expectation to sell, all OTTI is recognized in earnings.

The Company owns a collateralized debt obligation for which it would sell prior to fully recovering any unrealized loss. The security is collateralized by subordinated debt issued by approximately forty-two commercial banks located throughout the United States. This security was analyzed with multiple stress scenarios using conservative assumptions for underlying collateral defaults, loss severity, and prepayments. The present value of the future cash flows was calculated using 10% as a discount rate. The difference in the present value and the carrying value of the security was the OTTI. During the years ended December 31, 2009 and 2008 the Company has recognized OTTI of $153,305 and $583,319, respectively, through noninterest income. The security is currently carried at an estimated fair value of $335,844 at December 31, 2009.

(20)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The following table presents more detail on the collateralized debt obligation as of December 31, 2009 with an original par value of approximately $1,087,000. These details are listed separately due to the inherent level of risk for continued OTTI on this security.

Description	Cusip#	Current Credit Rating	Book Value	Fair Value	Unrealized Loss	Present Value Discounted Cash Flow

Collateralized debt obligation
Trapeza 2003-5A	89412RAL9	Ca	$335,844	$335,844	$—	$335,844

The following table presents a roll-forward of the amount of credit losses on the Company’s investment securities recognized in earnings for the year ended December 31, 2009:

Beginning balance of credit losses at January 1, 2009	$—
Other-than-temporary impairment credit losses	153,305
Ending balance of cumulative credit losses recognized in earnings	$153,305

The Company held $311,414 of restricted stock in Community Financial Services, Inc., holding company for Silverton Bank, at March 31, 2009. On May 1, 2009 the Office of the Comptroller of the Currency (“OCC”) closed Silverton Bank after which the Federal Deposit Insurance Company (“FDIC”) created a bridge bank, Silverton Bridge Bank, N.A. to take over operations. The restricted stock was determined to have no value. The Company recognized a write-down of $311,414 through noninterest income representing permanent impairment.

(21)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Gross realized gains, gross realized losses and sale proceeds for held to maturity and available for sale securities for the years ended December 31 are summarized as follows. These net gains or losses are shown in noninterest income as gain on sale of available for sale securities.

	Held to maturity securities
	2009	2008	2007
Gross realized gains	$141,760	$—	$—
Gross realized losses	—	—	—

Net gain on held to maturity securities	$141,760	$—	$—

Sale proceeds	$6,063,849	$—	$—

	Available for sale
	2009	2008	2007
Gross realized gains	$969,489	$202,981	$—
Gross realized losses	17,409	2,530	—

Net gain on available for sale securities	$952,080	$200,451	$—

Sale proceeds	$33,690,784	$14,764,547	$—

In March 2010, management entered into a transaction whereby approximately $33,500,000 in mortgage backed securities were sold, resulting in net gains of approximately $950,000, and approximately $33,100,000 in mortgage backed securities and municipal bonds were purchased. All securities sold were in unrealized gain positions as of December 31, 2009.

(22)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

3.	Net Loans

A summary of loans outstanding by major classification follows:

	December 31,
	2009	2008
Real estate
Construction and land development	$75,536,819	$84,967,619
Owner-occupied commercial	43,904,857	46,796,139
Non owner-occupied commercial	32,694,597	24,092,660
Residential	85,541,371	83,414,831
Commercial and industrial (non-real estate)	58,868,006	57,870,827
Installment loans to individuals for household, family and other personal expenditures	8,528,439	10,681,056
All other loans	2,319,387	3,590,900

	307,393,476	311,414,032
Allowance for loan losses	(6,315,278)	(5,127,304)

	$301,078,198	$306,286,728

The change in the allowance for loan losses is summarized as follows:

	2009	2008	2007
Balance, beginning of year	$5,127,304	$2,232,703	$1,801,287
Provision charged to income	5,185,195	4,230,227	1,810,883
Recoveries on loans	59,573	49,071	142,671
Loans charged off	(4,056,794)	(1,384,697)	(1,522,138)

Balance, end of year	$6,315,278	$5,127,304	$2,232,703

Loans totaling approximately $90,000,000 were pledged as collateral for borrowings from the FHLB and Federal Reserve.

At December 31, 2009 and 2008, non-accrual loans totaled approximately $6,724,738 and $5,067,851, respectively. The gross interest income that would have been recorded under the original terms of the non-accrual loans amounted to approximately $253,000 in 2009, $505,000 in 2008 and $124,000 in 2007. No interest income was recognized on non-accrual loans in 2009, 2008 or 2007.

Nonperforming loans and impaired loans are defined differently. Nonperforming loans are loans that are 90 days past due and still accruing interest and nonaccrual loans. Impaired loans are loans that, based upon current information and events, it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement.

(23)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Large groups of smaller balance homogenous loans that may meet these criteria are not evaluated individually for impairment, so they are not included in the impaired loan totals. As a result, some loans may be included in both categories, whereas other loans may only be included in one category.

The Company may elect to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At December 31, 2009, the Company had approximately $209,000 of restructured loans, all of which except $19,000 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of approximately $39,000 on the restructured non-accrual loans as of December 31, 2009. There were no restructured loans at December 31, 2008.

The Bank had impaired loans at December 31, 2009 and 2008 with outstanding balances of $4,965,800 and $6,428,029, respectively. The average amount of impaired loans outstanding during 2009 and 2008 was $6,682,674 and $4,343,835, respectively. There was no interest income recognized on the impaired loans during 2009, 2008 and 2007. The Bank had taken charge-offs of approximately $1,070,000 on impaired loans as of December 31, 2009. Valuation allowances of $1,039,231 and $833,075 were allocated to impaired loans of $4,026,923 and $5,494,950 at December 31, 2009 and 2008, respectively. The remaining balance of impaired loans at each date had no corresponding valuation allowance.

4.	Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2009	2008
Land	$1,460,177	$1,460,177
Buildings and improvements	5,061,860	5,061,860
Equipment	1,651,262	1,619,181
Furniture and fixtures	844,944	846,404
Electronic data processing equipment	3,545,832	3,486,963

	12,564,075	12,474,585
Less accumulated depreciation	(6,612,403)	(6,179,822)

	$5,951,672	$6,294,763

On March 16, 2010, the Company sold a parcel of land with a recorded cost of $560,000, which had previously been held for future expansion, for $590,000 before selling costs. The sale had an insignificant impact on the Company’s financial statements and will meet short term Holding Company liquidity needs.

(24)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

5.	Other Assets

Other assets at December 31 consist of the following:

	2009	2008
Prepaid expenses	$428,550	$352,604
Prepaid FDIC insurance assessment	2,032,903	—
Bank owned life insurance	6,970,221	6,630,245
Income tax receivable	2,193,994	730,725
Other	560,655	220,832

	$12,186,323	$7,934,406

6.	Time Deposits

At December 31, 2009 and 2008, time deposits of $100,000 or more totaled approximately $94,108,000 and $109,647,000, respectively. The Bank had brokered deposits of approximately $30,000,000 at December 31, 2009 and $49,000,000 at December 31, 2008.

Contractual maturities at December 31, 2009 of time deposits are summarized as follows:

12 months or less	$126,716,919
1-3 years	48,957,790

$175,674,709

7.	Short Term Borrowings

At December 31, 2009, short term borrowings consisted of federal funds and federal reserve borrowings. The outstanding balances and related information for these borrowings are summarized as follows:

(25)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

	Federal Funds Purchased			Federal Reserve Borrowings
	2009	2008	2007	2009	2008	2007
Outstanding balance at December 31	$3,992,931	$4,000,000	$3,004,000	$10,000,000	$—	$—
Weighted average rate	.36%	1.09%	4.60%	.25%	0.00%	0.00%
Maximum month-end outstanding	$3,992,931	$6,994,000	$4,781,000	$18,000,000	$—	$—
Approximate average amounts outstanding	$1,277,000	$2,995,000	$1,175,000	$10,593,000	$—	$—
Weighted average rate for the year	.85%	2.76%	4.18%	.26%	0.00%	0.00%

Federal funds purchased generally mature within one to thirty days from the transaction date.

8.	Long Term Borrowings

At December 31, 2009, long term borrowings consisted of fixed and variable rate FHLB advances and repurchase agreements. The outstanding balances and related information for these borrowings are summarized as follows:

	FHLB Advances		Repurchase Agreements
	2009	2008	2009	2008
Outstanding balance	$106,500,000	$103,000,000	$15,000,000	$15,000,000
Stated interest rate or range	.25%-5.92%	.48%-5.92%	3.60%	3.60%

The Bank has pledged as collateral FHLB stock, certain investment securities and has entered into a blanket collateral agreement whereby qualifying mortgages with a book value of at least 135 percent of total advances, free of other encumbrances, will be maintained.

The contractual maturities at December 31, 2009, are as follows:

2010	$22,000,000
2011	37,000,000
2012	16,500,000
2013	9,000,000
2014	5,000,000
Thereafter	32,000,000

$121,500,000

(26)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

In October 2004, the Company formed Greer Capital Trust I (“Trust I”). Trust I issued $6,000,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $6,186,000 junior subordinated debentures to the Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 2.20% adjusted quarterly, and mature in October 2034 with an option to call the debt in December 2011 at par.

In December 2006, the Company formed Greer Capital Trust II (“Trust II”). Trust II issued $5,000,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $5,155,000 junior subordinated debentures to the Trust II in exchange for the proceeds of the offering, which debentures represent the sole asset of Trust II. The debentures pay interest quarterly at the three-month LIBOR plus 1.73% adjusted quarterly, and mature in December 2036 with an option to call the debt in December 2011 at par.

In accordance with ASC 810, Trust I and Trust II (the “Trusts”) are not consolidated with the Company. Accordingly, the Company does not report the securities issued by the Trusts as liabilities, and instead reports as liabilities the junior subordinated debentures issued by the Company and held by each Trust. However, the Company has fully and unconditionally guaranteed the repayment of the variable rate trust preferred securities. These trust preferred securities currently qualify as Tier 1 capital for regulatory capital requirements of the Company.

9.	Unused Lines of Credit

As of December 31, 2009, the Bank had an unused short-term line of credit to purchase federal funds from correspondent banks totaling approximately $11,500,000 and other unused short term lines of credit from other financial institutions totaling approximately $26,700,000.

The Bank has the ability to borrow approximately an additional $24,000,000 from the Federal Home Loan Bank. The borrowings are available by pledging collateral and purchasing additional stock in the Federal Home Loan Bank.

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

(27)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

A summary of commitments at December 31, 2009 and 2008 is as follows:

	2009	2008
Commitments to extend credit	$50,525,000	$66,107,000
Standby letters of credit	2,635,000	2,157,000

	$53,160,000	$68,264,000

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances that management deems necessary. Newly issued or modified guarantees are to be recorded on the Company’s balance sheet at fair value at inception. As of December 31, 2009 and 2008, no liability has been recorded related to these guarantees.

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

(28)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

11.	Preferred Stock

On January 30, 2009, Greer Bancshares Incorporated issued 9,993 shares of cumulative perpetual preferred stock (“Series SP Preferred Stock”), no par value having a liquidation amount equal to $1,000 per share, to the U.S. Treasury with an attached warrant to purchase an additional 500 shares of cumulative perpetual preferred stock, initial price $.01 per share having a liquidation amount equal to $1,000 per share, for an aggregate price of $9,993,000. The warrants were exercised immediately resulting in the issuance of 500 shares of cumulative perpetual preferred stock (“Series WP Preferred Stock) to the U.S. Treasury.

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

Defined Contribution Plan - The Bank has a 401(k) Profit Sharing Plan for the benefit of employees. Subject to annual approval by the Board of Directors, employee contributions of up to 5% of compensation are matched in accordance with plan guidelines. Matching contributions of $160,812, $161,295 and $152,356 were charged to expense during 2009, 2008 and 2007, respectively.

Stock Option Plan - The Company adopted ASC 718 using the modified prospective application as permitted. Under this application, the Company is required to record compensation expense for the fair value of all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Effective April 27, 2006, the Directors’ Incentive Stock Option Plan (the “Directors’ Incentive Plan”) was terminated. Outstanding options issued under the former Directors’ Incentive Plan will be honored in accordance with the terms and conditions in effect at the time they were granted, except that they are not subject to reissuance. At December 31, 2009, there were 48,500 options outstanding that had been issued under the terminated Directors’ Incentive Plan.

(29)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Effective April 28, 2005, the Greer State Bank Employee Incentive Stock Option Plan (the “Plan”) was terminated. Outstanding options issued under the former Plan will be honored in accordance with the terms and conditions in effect at the time they were granted, except that they are not subject to reissuance. At December 31, 2009, there were 11,352 options outstanding that had been issued under the terminated Plan.

Effective April 28, 2005, the Company adopted the 2005 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for the granting of statutory incentive stock options within the meaning of Section 422 of the Internal Revenue Code as well as non-statutory stock options. The Incentive Plan authorized the initial issuance of options and stock awards to acquire up to 250,000 shares of common stock of the Company. The Incentive Plan provides that beginning with the annual meeting of the shareholders in 2006 and continuing for the next eight annual meetings, the aggregate number of shares of common stock that can be issued under the Incentive Plan will automatically be increased by a number of shares equal to the least of (1) 2% of the diluted shares outstanding, (2) 20,000 shares or (3) a lesser number of shares determined by the Compensation Committee of the Board. “Diluted shares outstanding” means the sum of (a) the number of shares of common stock outstanding on the date of the applicable annual meeting of shareholders, (b) the number of shares of common stock issuable on such date assuming all outstanding shares of preferred stock and convertible notes are then converted, and (c) the additional number of shares of common stock that would be outstanding as a result of any outstanding options or warrants during the fiscal year of such meeting using the treasury stock method. In 2009 the number of available stock awards under this plan increased by 20,000.

Under the Incentive Plan, awards may be granted for a term of up to ten years from the effective date of grant. The Compensation Committee has the discretion as to the exercise date of any awards granted. The per-share exercise price of incentive stock options may not be less than the fair value of a share of common stock on the date the option is granted. The per-share exercise price of nonqualified stock options may not be less than 85% of the fair value of a share on the effective date of grant. Any options that expire unexercised or are canceled become available for reissuance. No awards may be granted more than ten years after the date the Incentive Plan was approved by the Board of Directors, which was September 24, 2004. At December 31, 2009, the Company had 35,800 awards available for grant under the Incentive Plan.

Vesting under the plan is discretionary based upon a determination by the Compensation Committee.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the average long-term implied volatilities of the Company using historical volatility as a guide. The expected life is based on previous option exercise experience. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees for the years ended December 31, 2009, 2008 and 2007, respectively. The weighted-average grant-date fair value of

(30)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

options granted during the years ended December 31, 2009, 2008 and 2007 was $1.70, $1.69 and $2.62, respectively.

	2009	2008	2007

Dividend yield	0.00%	5.21%	3.10%
Risk-free interest rate	3.13%	3.47%	4.60%
Volatility	22.50%	22.54%	9.38%
Expected life (years)	7.5	7.5	7.5

A summary of option activity under the stock option plans discussed above as of December 31, 2009, and changes during the year ended December 31, 2009, is presented below:

	Options Available	Options Outstanding	Exercise Price Range	Weighted Average Exercise Price

Balance at December 31, 2008	2,800	370,122	$9.58-27.50	$17.87

Exercised	—	—	—	—
Authorized	20,000	—	—	—
Forfeited	22,000	(28,775)	11.75-27.50	17.39
Granted	(9,000)	9,000	5.05	5.05

Balance at December 31, 2009	35,800	350,347	$5.05-27.50	$17.58

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2009:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price

$5.05-$12.58	57,000	$10.64	8.49	9,600	$11.69
$14.50-$18.67	174,547	16.02	4.46	139,206	16.15
$19.30-$27.50	118,800	23.20	6.39	76,600	23.89

Total/Wtd
Avg	350,347	$17.58	5.29	225,406	$18.59

(31)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The following table sets forth information pertaining to the Company’s exercisable options and options expected to vest:

December 31, 2009

Aggregate intrinsic value of outstanding options	$—
Aggregate intrinsic value of exercisable options	$—
Weighted average remaining life of all options	6.23

The total intrinsic value of options exercised during the twelve month period ended December 31, 2008 and 2007 was approximately $18,000 and $107,000, respectively. No options were exercised in 2009.

As of December 31, 2009, there was approximately $243,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 3.02 years. The current total fair value of shares vested during the years ended December 31, 2009, 2008 and 2007 was approximately $127,000, $133,000 and $165,000, respectively.

Non-Qualified Plans - The Company has established certain non-qualified benefit plans for certain key executive officers and directors. The benefits under the plans are computed and payable under certain terms as specified in each agreement. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of each agreement until the initial payments are made at the normal retirement dates. Compensation expense related to these plans of approximately $105,000, $112,000 and $231,000 for the years ended December 31, 2009, 2008 and 2007, respectively. The total liability under these plans was approximately $1,169,000 at December 31, 2009 and is included in other liabilities in the accompanying consolidated balance sheets.

The Bank has purchased and is the owner and beneficiary of certain life insurance policies that will be used to finance the benefits under these agreements. Income earned on the life insurance policies, which is exempt from federal and state income tax, of approximately $290,000, $252,000 and $234,000 for the years ended December 31, 2009, 2008 and 2007, respectively, is included in other income.

(32)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

13.	Income Taxes

The components of the provision for income taxes are as follows:

	2009	2008	2007
Current income tax expense (benefit):
State	$—	$—	$142,900
Federal	(1,273,532)	302,451	977,205

	(1,273,532)	302,451	1,120,105

Deferred federal income tax expense (benefit)	637,373	(3,723,259)	(171,537)

Provision (benefit) for income taxes	$(636,159)	$(3,420,808)	$948,568

The provision for income taxes differs from the amount of income tax computed at the federal statutory rate due to the following:

	2009		2008		2007
	Amount	Percent of Income Before Tax	Amount	Percent of Income Before Tax	Amount	Percent of Income Before Tax
Income (loss) before income taxes	$(1,147,548)		$(8,860,912)		$3,554,193

Tax (benefit) at statutory rate	$(390,166)	(34.0)%	$(3,012,710)	(34.0)%	$1,208,000	34.0%
Tax effect of:
Federally tax exempt interest income	(345,412)	(30.1)	(330,480)	(3.7)	(296,000)	(8.4)
State taxes, net of federal benefit	—	—	—	—	94,000	1.9
Restricted stock valuation allowance	106,000	9.2	—	—	—	1.9
Other—net	(6,581)	(0.6)	(77,618)	(0.9)	(57,432)	(.8)

Income tax provision (benefit)	$(636,159)	(55.4)%	$(3,420,808)	(38.6)%	$948,568	26.7%

(33)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Deferred tax assets consist of the following:

	December 31,
	2009	2008
Deferred tax assets:
Allowance for loan losses	$1,581,000	$1,421,000
Other than temporary impairment	356,000	2,845,000
Deferred compensation	916,000	879,000
Net operating loss carryforward	1,522,000	—
Other	276,306	22,679

	4,651,306	5,167,679

Deferred tax liabilities:
Depreciation	241,000	235,000
Prepaid expenses	104,000	95,000
Restricted stock valuation allowance	106,000	—
Investment securities	759,254	94,205

	1,210,254	424,205

Net deferred tax asset	$3,441,052	$4,743,474

Net operating loss carryforwards are for federal income tax purposes and expire on December 31, 2029.

GAAP requires companies to assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. As part of this assessment, significant weight is given to evidence that can be objectively verified. The analysis performed as of December 31, 2009 determined that a valuation allowance was needed at this time of $106,000 relating to the restricted stock impairment loss. The deferred tax assets will be analyzed quarterly for changes affecting realization. There can be no assurance that increased valuation allowances will not be necessary in future periods.

(34)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

14.	Other Noninterest Income

Other noninterest income for the years ended December 31, 2009, 2008 and 2007 consists of the following:

	2009	2008	2007
Earnings on life insurance policies	$289,976	$251,641	$233,943
Card service income	403,571	363,205	318,653
Safe deposit box rental	22,602	21,369	25,953
Investment services	597,263	835,649	698,173
Other fees	409,923	510,024	317,239

	$1,723,335	$1,981,888	$1,593,961

15.	Other Noninterest Expenses

Other noninterest expense for the years ended December 31 consists of the following:

	2009	2008	2007
Loan department expenses	$154,997	$129,800	$141,339
General operating expenses	569,462	521,042	391,516
Educational expenses	48,024	99,011	87,559
Credit card expense	179,156	145,520	133,347
Travel and entertainment	68,366	153,708	116,617
Telephone expense	129,656	132,831	125,280
Internet banking expense	155,875	143,469	130,425
Other	89,233	328,141	114,099

	$1,394,769	$1,653,522	$1,240,182

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

Aggregate loan transactions with these related parties are as follows:

(35)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

	2009	2008
Balance, beginning	$4,220,835	$3,713,755
Advances	1,487,021	1,265,429
Repayments	(1,826,019)	(646,349)
Other	(5,791)	(112,000)

Balance, ending	$3,876,046	$4,220,835

Other includes closed or reduced lines of credit.

Included in the balances outstanding are directors and executive officers’ available unused lines of credit totaling approximately $1,090,000 and $1,712,000 at December 31, 2009 and 2008, respectively.

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

All fees deferred prior to January 1, 2007 are treated as Tier 1. Net deferrals, including interest, under the Plan during 2009, 2008 and 2007, totaled approximately $11,000, $167,000 and $183,000, respectively. The balance of total deferred director fees included in other liabilities was $1,416,347 and $1,405,623 at December 31, 2009 and 2008, respectively.

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

(36)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

18.	Regulatory Matters

Dividends - The Bank’s ability to pay cash dividends to the Holding Company is restricted by state banking regulations to the amount of the Bank’s retained earnings and statutory capital and other regulatory requirements. At December 31, 2009, the Bank’s retained earnings were approximately $4,596,000.

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

Quantitative measures established by regulation to ensure capital adequacy require maintaining minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2009, that all capital adequacy requirements are met to which the Holding Company and Bank are subject.

(37)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed that category. The actual capital amounts (in thousands) and ratios and minimum regulatory amounts (in thousands) and ratios are presents as follows:

Bank:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009
Total risk-based capital (to risk-weighted assets)	$39,985	11.5%	$27,824	8.0%	$34,780	10.0%
Tier 1 capital (to risk-weighted assets)	$35,614	10.2%	$13,912	4.0%	$20,867	6.0%
Tier 1 capital (to average assets)	$35,614	7.6%	$18,809	4.0%	$23,511	5.0%

As of December 31, 2008
Total risk-based capital (to risk-weighted assets)	$30,318	8.7%	$27,800	8.0%	$34,750	10.0%
Tier 1 capital (to risk-weighted assets)	$25,955	7.5%	$13,900	4.0%	$20,850	6.0%
Tier 1 capital (to average assets)	$25,955	6.1%	$17,157	4.0%	$21,447	5.0%

The Holding Company is also subject to certain capital requirements. At December 31, 2009 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk based capital ratio were 10.3%, 7.7% and 12.1%, respectively. At December 31, 2008 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk based capital ratio were 7.1%, 5.8% and 9.8%, respectively.

The Bank is required by the Federal Reserve Bank to maintain average cash reserve balances at the Federal Reserve Bank and in working funds based upon a percentage of deposits. The required amount of these reserve balances at December 31, 2009 was approximately $100,000.

19.	Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting principles generally accepted in the United States of America (“GAAP”), also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

(38)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

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

(39)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, substantially all of the total impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate Owned

Other real estate owned, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at net realizable value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. Other real estate is included in Level 3 of the valuation hierarchy.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value:

		Fair Value Measurements at Reporting Date Using
Description	Fair Value	Level 1	Level 2	Level 3
December 31, 2009
Available for sale securities	$124,984,008	$—	$124,648,164	$335,844

December 31, 2008
Available for sale securities	$79,874,179	$—	$79,825,009	$49,170

Changes in Level 3 Fair Value Measurements

(40)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

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

A reconciliation of the beginning and ending balances of Level 3 assets and liabilities recorded at fair value on a recurring basis for the year ended December 31, 2009 are as follows:

	Assets	Liabilities
Fair value December 31, 2008	$49,170	$—
Total unrealized gain included in other comprehensive income	439,979	—
Impairment charges during the year	(153,305)	—
Transfers in and/or out of level 3	—	—

Fair value December 31, 2009	$335,844	$—

There were no Level 3 liabilities recorded at fair value on a recurring basis for the year ending December 31, 2009.

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

		Fair Value Measurements at Reporting Date Using
Description	12/31/2009	Level 1	Level 2	Level 3
Impaired loans	$2,987,692	$—	$—	$2,987,692
OREO	8,493,968	—	—	8,493,968

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had balances of $4,026,923 and $5,494,950 with a valuation allowance of $1,039,231 and $833,075 at December 31, 2009 and December 31, 2008, respectively. An additional provision for loan losses of approximately $206,000 and $768,000 was recorded on these loans for the year ended December 31, 2009 and 2008, respectively.

(41)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

There were no subsequent valuation allowances associated with other real estate owned at December 31, 2009 or December 31, 2008.

Although the Company did not elect to adopt the fair value option for any financial instruments, accounting standards require disclosure of fair value information, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or contractual obligations that require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including common stock, premises and equipment, real estate held for sale and other assets and liabilities. The following methods and assumptions were used in estimating fair values of financial instruments:

•	Fair value approximates carrying amount for cash and due from banks due to the short-term nature of the instruments.

•

Investment securities are valued using quoted fair market prices for actively traded securities. Discounted future cash flows are used to determine estimated fair values of securities with no active market.

•

Fair value for variable rate loans that re-price frequently and for loans that mature in less than 90 days is based on the carrying amount. Fair value for mortgage loans, personal loans and all other loans (primarily commercial) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms, credit quality and a liquidity adjustment related to the current market environment.

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

•

Fair value for variable rate long-term debt that re-prices frequently is based on the carrying amount. Fair value for fixed rate debt is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar borrowings of comparable terms and credit quality.

(42)

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

	December 31,
	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and due from banks	$12,663,978	$12,663,978	$6,299,976	$6,299,976
Investment securities	124,984,008	124,984,008	95,851,430	96,039,077
Loans—net	301,078,198	293,445,878	306,286,728	301,316,494
Restricted stock	5,936,900	5,936,900	5,689,914	5,689,914
Accrued interest receivable	2,054,466	2,054,466	2,094,424	2,094,424
Bank owned life insurance	6,970,221	6,970,221	6,680,245	6,680,245

Financial liabilities
Deposits	$298,645,532	$299,009,028	$282,124,685	$283,030,178
Federal funds purchased	3,992,931	3,992,931	4,000,000	4,000,000
Federal reserve borrowings	10,000,000	10,000,000	—	—
Repurchase agreements	15,000,000	15,000,000	15,000,000	15,000,000
Notes payable to FHLB	106,500,000	109,110,866	103,000,000	107,152,725
Junior subordinated debentures	11,341,000	11,341,000	11,341,000	11,341,000
Accrued interest payable	1,569,479	1,569,479	2,067,550	2,067,550

20.	Subsequent Events

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users or filed with the Securities and Exchange Commission. In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

(43)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

21.	Condensed Parent Company Financial Information

The following condensed financial information for Greer Bancshares Incorporated (Parent Company only) should be read in conjunction with the consolidated financial statements and the notes thereto.

	December 31
	2009	2008
Parent Company Only
Condensed Balance Sheets

Assets:
Cash and cash equivalents	$425,125	$33,546
Investment in Trusts	341,000	341,000
Equity in net assets of Bank subsidiary	37,441,003	27,654,729
Taxes receivable	8,481	74,422
Premises and equipment, net of depreciation	1,196,007	1,197,107

Total assets	$39,411,616	$29,300,804

Liabilities and stockholders’ equity:
Liabilities:
Junior subordinated debentures	$11,341,000	$11,341,000
Interest payable	49,460	133,406
Other liabilities	68,485	343

Total liabilities	11,458,945	11,474,749

Stockholders’ equity	27,952,671	17,826,055

Total liabilities and stockholders’ equity	$39,411,616	$29,300,804

(44)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

	Year Ended December 31,
	2009	2008	2007
Parent Company Only
Condensed Statements of Income (Loss)

Income:
Lease income from Bank subsidiary	$60,000	$60,000	$60,000
Interest income of deposits	7,407	—	—
Dividends from Bank subsidiary	150,000	1,527,605	1,572,949

Total income	217,407	1,587,605	1,632,949

Expenses:
Interest on long-term borrowings	326,767	600,447	821,271
Noninterest expense	131,990	387,315	124,702

Total expenses	458,757	987,762	945,973

Income (loss) before taxes	(241,350)	599,843	686,976
Income tax benefit	(133,059)	(315,439)	(301,231)

Income (loss) before equity earnings	(108,291)	915,282	988,207

Equity in undistributed earnings (loss) of Bank subsidiary	(403,098)	(6,355,386)	1,617,418

Net income (loss)	(511,389)	(5,440,104)	2,605,625

Preferred stock dividends and net discount accretion	(580,563)	—	—

Net income (loss) available or attributed to common shareholders	$(1,091,952)	$(5,440,104)	$2,605,625

(45)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

	Year Ended December 31,
	2009	2008	2007
Parent Company Only
Condensed Statements of Cash Flows

Operating activities:
Net income (loss)	$(511,389)	$(5,440,104)	$2,605,625
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of construction in progress	—	248,569	—
Undistributed equity (earnings) loss of Bank subsidiary	403,098	6,355,386	(1,617,418)
Change in operating assets and liabilities	51,236	51,844	552,455

Net cash provided by (used for) operating activities	(57,055)	1,215,695	1,540,662

Investing activities:
Purchase of premises	—	—	(2,750)
Construction in process	—	—	(3,427)
Investment in Bank subsidiary	(9,000,000)	—	—

Net cash used for investing activities	(9,000,000)	—	(6,177)

Financing activities:
Proceeds from the issuance of preferred stock	9,949,410	—	—
Cash dividends paid on preferred stock	(432,694)	(1,267,605)	(1,682,801)
Proceeds from exercise of stock options	—	46,960	92,557
Tax benefit from stock options exercised	—	—	8,082

Net cash provided (used) by financing activities	(9,516,716)	(1,220,645)	(1,582,162)

Net increase (decrease) in cash and cash equivalents	391,579	(4,950)	(47,677)

Cash and cash equivalents beginning of year	33,546	38,496	86,173

Cash and cash equivalents at end of year	$425,125	$33,546	$38,496

(46)

GREER BANCSHARES INCORPORATED AND SUBSIDIARY	Notes to Consolidated Financial Statements, Continued

(continued)

	Year Ended December 31,
	2009	2008	2007

Non-cash investing and financing activities:
Dividends payable	$68,082	$—	$—

Change in other comprehensive Income (loss)	$1,062,353	$(6,294)	$291,030

(47)

THE ATTACHED INFORMATION CONSTITUTES A PORTION OF GREER

BANCSHARES INCORPORATED’S ANNUAL REPORT TO SHAREHOLDERS FOR

THE YEAR ENDED DECEMBER 31, 2009.

P.O. Box 1029 Greer, SC 29652-1029

Phone: 864-877-2000 Fax: 864-848-5141

GREER BANCSHARES INCORPORATED

Selected Financial Data

The following table sets forth certain selected financial data concerning Greer Bancshares Incorporated. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operation and the consolidated financial statements.

December 31,	2009	2008	2007	2006	2005
(Dollars in thousands, except per share data)
SUMMARY OF OPERATIONS
Interest and fee income	$21,880	$23,924	$24,836	$22,216	$15,308
Interest expense	10,546	12,790	12,741	10,592	6,210

Net interest income	11,334	11,134	12,095	11,624	9,098
Provision for loan losses	5,185	4,230	1,811	597	424

Net interest income after provision for loan losses	6,149	6,904	10,284	11,027	8,674
Noninterest income (loss)	3,227	(5,322)	2,499	2,340	2,457
Noninterest expense	9,887	7,022	10,177	10,214	8,336

Net income (loss)	$(511)	$(5,440)	$2,606	$3,153	$2,795

Dividends and accretion on preferred stock	581	—	—	—	—
Net income (loss) available to common shareholders	$(1,092)	$(5,440)	$2,606	$3,153	$2,795

PER COMMON SHARE DATA
Earnings (Loss):
Basic	$(.44)	$(2.19)	$1.05	$1.28	$1.14
Diluted	(.44)	(2.19)	1.04	1.25	1.12
Cash dividends declared per common share	—	0.51	0.51	0.85	0.64
Book value	7.21	6.93	9.85	9.12	8.79
Weighted average common shares outstanding:
Basic	2,486,692	2,485,096	2,479,051	2,462,688	2,442,078
Diluted	2,486,692	2,485,096	2,509,270	2,517,549	2,504,856

SELECTED ACTUAL YEAR END BALANCES
Total assets	$476,791	$437,037	$389,705	$359,662	$299,447
Loans	307,393	311,414	263,011	245,858	199,003
Allowance for loan losses	6,315	5,127	2,233	1,801	1,416
Available for sale securities	124,984	79,874	79,565	60,185	49,543
Held to maturity securities	—	15,977	19,586	23,581	28,482
Deposits	298,646	282,125	244,593	240,288	199,187
Borrowings	135,493	122,000	105,104	80,685	69,367
Subordinated debt	11,341	11,341	11,341	11,341	6,186
Stockholders’ equity	27,953	17,826	24,436	22,542	21,564

SELECTED AVERAGE BALANCES
Assets	$465,532	$417,491	$359,683	$330,984	$271,695
Deposits	291,892	266,231	239,327	227,269	172,189
Stockholders’ equity	26,992	21,526	23,419	21,153	20,389

FINANCIAL RATIOS
Return on average assets	(.23)%	(1.30)%	.72%	.95%	1.03%
Return on average equity	(4.05)%	(25.27)%	11.13%	14.90%	13.71%
Average equity to average assets	5.80%	5.16%	6.51%	6.40%	7.50%
Dividend payout ratio	N.M.	N.M.	48.57%	66.41%	56.14%

N.M. – Not meaningful

GREER BANCSHARES INCORPORATED

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Description of the Company’s Business

Greer State Bank (the “Bank”) was organized under a state banking charter in August 1988, and commenced operations on January 3, 1989. Greer Bancshares Incorporated is a South Carolina corporation formed in July 2001, primarily to hold all of the capital stock of Greer State Bank. Greer Bancshares Incorporated and the Bank, its wholly-owned subsidiary, are herein referred to as the “Company.” In October 2004 and December 2006, Greer Capital Trust I and Greer Capital Trust II (the “Trusts”) were formed, respectively. The Trusts were formed as part of the process of the issuance of trust preferred securities. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns and individuals, primarily in Greer and surrounding areas in the upstate of South Carolina. The Company currently engages in no business other than owning and managing the Bank. Greer Financial Services, a division of the Bank, provides financial management services and non-deposit product sales.

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

Income Taxes and Deferred Tax Asset

Income Taxes – The calculation of the provision for federal income taxes is complex and requires the use of estimates and judgments. There are two accruals for income taxes: 1) The income tax receivable represents the estimated amount currently due from the federal government and is reported as a component of “other assets” in the consolidated balance sheet; 2) the deferred federal income tax asset or liability represents the estimated impact of temporary differences between how assets and liabilities are recognized under GAAP, and how such assets and liabilities are recognized under the federal tax code.

The effective tax rate is based in part on interpretation of the relevant current tax laws. Appropriate tax treatment is reviewed of all transactions taking into consideration statutory, judicial and regulatory guidance in the context of our tax positions. In addition, reliance is placed on various tax opinions, recent tax audits and historical experience.

Deferred Tax Asset – At December 31, 2009, we had a net federal deferred tax asset of $3,441,052. In considering whether a valuation allowance on deferred tax assets is needed, management considers all available evidence, including the existence of available reversing temporary differences, the ability to generate future taxable income and available tax planning strategies. It is possible that the Company’s management may conclude in future periods that a valuation allowance is necessary for some or all of its deferred tax assets in order to reduce them to a level that is more likely than not to be realized. Management considered its trends of generating pre tax income in recent periods, excluding the impact of the impairment of FNMA securities, in evaluating its ability to continue to forecast income before taxes. It is possible that management may conclude that it may not have the ability to generate sufficient income before income taxes at a sufficient level in future periods, which would require the Company to establish a valuation allowance for some or all of the deferred tax assets to reduce them to a level that is more likely than not to be realized.

GREER BANCSHARES INCORPORATED

Allowance for Loan Losses

The allowance for loan losses is based on management’s ongoing evaluation of the loan portfolio and reflects an amount that, based on management’s judgment, is adequate to absorb inherent probable losses in the existing portfolio. Additions to the allowance for loan losses are provided by charges to earnings. Loan losses are charged against the allowance when the ultimate uncollectibility of the loan balance is determined. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a monthly basis by management. The evaluation includes the periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and related impairment and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of the examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

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

The Company values other real estate owned that is acquired in settlement of loans at the net realizable value at the time of foreclosure. Management obtains updated appraisals on such properties as necessary, and reduces those values for selling costs. While management uses the best information available at the time of the preparation of the financial statements in valuing the other real estate owned, it is possible that in future periods the Company will be required to recognize reductions in estimated fair values of these properties.

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

The following discussion describes our results of operations for 2009 as compared to 2008 and 2008 compared to 2007. The Company’s financial condition as of December 31, 2009 as compared to December 31, 2008 is also analyzed. Like most community banks, the Bank derives most of its income from interest received on loans and investments. The primary source of funds for making these loans and investments is deposits, on which interest is paid on approximately 89 percent of the accounts. The Bank also utilizes Federal Home Loan Bank advances, the Federal Reserve discount window, federal funds purchased and repurchase agreements for funding loans and investments. One of the key measures of success is net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits and other borrowings. Another key measure is the spread between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities.

A number of tables have been included to assist in the description of these measures. For example, the “Average Balances” table shows the average balances during 2009, 2008 and 2007 of each category of assets and liabilities, as well as the yield earned or the rate paid with respect to each category. A review of this table shows that loans typically provide higher interest yields than do other types of interest earning assets, resulting in management’s intent to channel a substantial

GREER BANCSHARES INCORPORATED

percentage of funding sources into the loan portfolio. Similarly, the “Analysis of Changes in Net Interest Income” table demonstrates the impact of changing interest rates and the changing volume of assets and liabilities during the years shown. Finally, a number of tables have been included that provide detail about the Company’s investment securities, loans, deposits and other borrowings.

There are risks inherent in all loans. Therefore, an allowance for loan losses is maintained to absorb inherent probable losses on existing loans that may become uncollectible. The allowance is established and maintained by charging a provision for loan losses against operating earnings. A detailed discussion of this process is included, as well as tables, describing the allowance for loan losses.

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

Year ended December 31, 2009 compared with year ended December 31, 2008

The Company recorded a net loss attributable to common shareholders of $1,091,952 for the year ended December 31, 2009, compared to a net loss attributable to common shareholders of $5,440,104 for the year ended December 31, 2008. The loss per diluted common share for the year ended December 31, 2009 was $.44, compared to loss per diluted common share of $2.19 for the year ended December 31, 2008. The net loss in 2009 is due primarily to the increases in the loan loss provision, real estate owned expenses and FDIC deposit insurance assessments partially offset by gain on sale of investment securities and non-interest expense reductions. Net interest income increased slightly to $11,334,585 for the year ended December 31, 2009. Noninterest income increased $646,700, or 21.2%, in 2009 compared to 2008 before the impairment charges of $464,719 and $8,366,630 primarily as a result of the aforementioned gain on sale of investments of $1,093,840. See Note 2 in the accompanying consolidated financial statements for more details on the securities transactions. Noninterest expenses increased slightly in 2009 compared to 2008 primarily as the result of increased FDIC insurance premiums and an increase in OREO and foreclosure expenses partially offset by the results of budget reductions in all other noninterest expenses categories.

Year ended December 31, 2008 compared with year ended December 31, 2007

The Company recorded a net loss of $5,440,104 for the year ended December 31, 2008, compared to net income of $2,605,625 for the year ended December 31, 2007. The loss per diluted common share for the year ended December 31, 2008 was $2.19, compared to earnings per diluted common share of $1.04 for the year ended December 31, 2007. The net loss in 2008 is due primarily to the $8,366,630 pre-tax other than temporary impairment charge related to two equity securities and one pooled trust preferred security. Net interest income decreased $960,726 or 7.9%, to $11,134,086 for the year ended December 31, 2008 due primarily to a 1.35% decline in yield on average earning assets partially offset by a .74% decline in yield on average interest bearing liabilities. Noninterest income increased $545,710, or 21.8%, in 2008 compared to 2007 before the impairment charge of $8,366,630. The increase in noninterest income, excluding the impact of the impairment charges, was primarily due to a gain on sale of investment security of $200,451 and a gain on the sale of the interest rate floor of $152,878 included in other noninterest income. Noninterest expenses increased $1,214,115, or 13.2%, primarily as the result of increased FDIC insurance premiums, an increase in salaries and benefits and the absorption of expenses related to the construction of the operations center that has been postponed.

GREER BANCSHARES INCORPORATED

Net Interest Income

Net interest income, the difference between interest earned and interest paid, is the largest component of the Company’s earnings. Therefore, changes in that area have a significant impact on net income. Variations in the volume and mix of assets and liabilities and their relative sensitivity to interest rate movements determine changes in net interest income. Interest rate spread and net interest margin are two significant elements in analyzing net interest income. Interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. Net interest margin is calculated as net interest income divided by average earning assets.

Net interest income increased slightly to $11,334,585 for the year ended December 31, 2009. While the Bank’s average earning assets increased by approximately $43.2 million, or 10.9%, during 2009, interest income on earning assets decreased by $2,043,725, or 8.5%. Average interest bearing liabilities increased 11.9%; however, interest expense declined by $2,244,224, or 17.5% compared to 2008. The yield on average interest earning assets declined by 107 basis points in 2009, and the yield paid on interest bearing liabilities decreased by 93 basis points. The decline in interest income and interest expense resulted in a lower net interest spread and net interest yield, and was primarily the result of lower market interest rates in 2009.

Net interest income decreased $960,726, or 7.9%, for the year ended December 31, 2008 to $11,134,086. The decrease in net interest income was primarily the result of the Federal Open Market Committee lowering the federal funds rate seven times for a total of 400 basis points in 2008. The prime lending rate, which generally moves up and down with changes in the federal funds rate, also decreased 400 basis points during the year. At December 31, 2008, the Bank had approximately $162 million in loans indexed to the Wall Street Journal prime rate. While the Bank’s average loan portfolio increased by approximately $36.2 million, or 14.5%, during 2008, interest income on loans decreased $2,162,458 due to the decline in interest rates. Average interest bearing liabilities increased 21.1%; however, interest expense only increased by $48,709 due to the decline in market interest rates. Interest rate movements on interest bearing liabilities lag behind movements on interest bearing assets due to repricing terms of time deposits.

GREER BANCSHARES INCORPORATED

The following table sets forth for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the net interest spread and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

Average Balances, Income, Expenses, and Rates

Year Ended December 31,	2009			2008			2007
(Dollars in Thousands)	Average Balance	Income/ Expense	Yield/ Rate (1)	Average Balance	Income/ Expense	Yield/ Rate (1)	Average Balance	Income/ Expense	Yield/ Rate (1)
Assets:
Interest Earning Assets:
Taxable Investments	$104,672	$4,229	4.04%	$86,048	$4,461	5.18%	$62,044	$3,071	4.95%
Non-Taxable Investments	22,438	967	6.65%	21,297	921	6.68%	22,491	979	6.59%
Int. Bearing Deposits in other banks	859	12	1.40%	465	14	3.01%	858	41	4.78%
Federal Funds Sold	1,170	4.34%		1,459	38	2.60%	1,823	92	5.05%
Loans (2)	309,162	16,668	5.39%	285,818	18,490	6.47%	249,583	20,653	8.28%

Total Interest Earning Assets	438,301	21,880	5.11%	395,087	23,924	6.18%	336,799	24,836	7.53%

Other noninterest-earning assets	27,231			22,404			22,884

Total Assets	$465,532			$417,491			$359,683

Liabilities and Stockholder’s Equity
Interest Bearing Liabilities:
NOW Accounts	$41,703	104	0.25%	$38,075	181	0.48%	$29,096	239	0.82%
Money Market and Savings	43,384	880	2.03%	43,756	1,185	2.71%	41,207	1,362	3.31%
Time Deposits	177,604	4,887	2.75%	155,220	6,356	4.09%	133,788	6,578	4.92%
Federal Funds Purchased	11,901	38.32%		2,987	83	2.78%	1,175	49	4.18%
Repurchase Agreements	15,000	548	3.65%	15,000	549	3.66%	9,723	499	5.13%
FHLB Borrowings	104,737	3,762	3.59%	96,066	3,836	3.99%	69,922	3,193	4.57%
Other Long Term Debt	11,341	327	2.88%	11,341	600	5.29%	11,341	821	7.24%

Total Interest Bearing Liabilities	405,670	10,546	2.60%	362,445	12,790	3.53%	296,252	12,741	4.30%

Noninterest-Bearing Liabilities:
Demand Deposits	29,193			29,180			35,394
Other Liabilities	3,677			4,348			4,618

Total Noninterest-Bearing Liabilities	32,870			33,528			40,012

Total Liabilities	438,540			395,973			336,264

Stockholders’ Equity	26,992			21,526			23,419

Total Liabilities and Stockholders’ Equity	$465,532			$417,491			$359,683

Net Interest Spread			2.51%			2.65%			3.23%
Net Interest Income		$11,334			$11,134			$12,095

Net Interest Yield			2.71%			2.95%			3.75%

(1)	All yields/rates are computed on a tax equivalent basis at a federal tax rate of 34%.
(2)	Average loan balances include nonaccrual loans. All loans and deposits are domestic.

GREER BANCSHARES INCORPORATED

The following table sets forth the effect that the varying levels of earning assets and interest-bearing liabilities and the changes in applicable rates have had on changes in net interest income during the periods indicated. The net changes in net interest income in this table expand the differences in net interest income in the previous table, “Average Balances, Income, Expenses, and Rates.”

Analysis of Changes in Net Interest Income

Year Ended December 31,	2009 Compared with 2008			2008 Compared with 2007
	Variance Due to			Variance Due to
(Dollars in Thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Taxable Investments	$966	$(1,198)	$(232)	$1,188	$202	$1,390
Non-Taxable Investments	49	(3)	46	(52)	(6)	(58)
Interest-Bearing Deposits in other banks	11	(13)	(2)	(19)	(9)	(28)
Federal Funds Sold	(8)	(26)	(34)	(18)	(36)	(54)
Loans	1,510	(3,332)	(1,822)	2,998	(5,161)	(2,163)

Total	2,528	(4,572)	(2,044)	4,097	(5,010)	(913)

Interest Expense:
NOW Accounts	17	(94)	(77)	55	(113)	(58)
Money Market and Savings	(10)	(295)	(305)	84	(262)	(178)
Time Deposits	917	(2,386)	(1,469)	1,054	(1,276)	(222)
Federal Funds Purchased	248	(293)	(45)	76	(42)	34
Repurchase Agreements	—	(1)	(1)	271	(221)	50
FHLB Borrowings	346	(420)	(74)	1,194	(551)	643
Other Long Term Debt	—	(273)	(273)	—	(221)	(221)

Total	1,518	(3,762)	(2,244)	2,734	(2,686)	48

Net Interest Income	$1,010	$(810)	$200	$1,363	$(2,324)	$(961)

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

The table included above shows the changes in interest income and expense during 2009 and 2008, and allocates the appropriate amount of income or expense to changes in rate or changes in volume. In 2009 interest income decreased by approximately $2,044,000 and interest expense decreased by approximately $2,244,000, resulting in a slight increase of approximately $200,000 in net interest income. The decline in interest income was primarily the result of the decline in the prime lending rate in 2008, which affected approximately $165 million loans indexed to prime. The increase in net interest income is largely attributable to decreases in market interest rates as term interest bearing deposits reprice. The increase was partially offset by increased volume in interest bearing deposits. Average earning assets increased in 2009 by approximately $43,214,000, and average interest-bearing liabilities increased by approximately $43,225,000.

In 2008 interest income decreased by approximately $913,000 and interest expense increased by approximately $48,000, which resulted in a decrease of approximately $961,000 in net interest income. The decrease in net interest income is

GREER BANCSHARES INCORPORATED

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

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the income statement, are made as needed to maintain the allowance at an appropriate level based on management’s analysis of the inherent probable losses in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during the period and current economic conditions. During 2009, the Bank provided $5,185,195 for loan losses, raising the balance of the allowance for loan losses to $6,315,278 at December 31, 2009 after charging off current year net bad debts of $3,997,221. The reserve for loan losses was approximately 2.05% and 1.65% of total loans for the years ended December 31, 2009 and 2008, respectively. Non-performing loans (i.e., loans ninety days or more past due and loans on non-accrual status) as a percentage of average assets increased from 1.23% to 1.55% from December 31, 2008 to December 31, 2009. Management continues to carefully analyze the loan portfolio to ensure the timely identification of problem loans and believes the current reserve level is adequate as indicated by the Bank’s loan loss reserve model at December 31, 2009.

Potential problem loans, which are not included in non-performing loans, amounted to approximately $19,500,000, or 6.3% of total loans outstanding at December 31, 2009. Potential problem loans represent those loans with a well-defined weakness and where information about possible credit problems of borrowers or the performance of construction or development projects has caused management to have concerns about the borrower’s ability to comply with present repayment terms. Six residential construction and land development loans totaling approximately $9,894,000 were included in potential problem loans at December 31, 2009. While these loans are currently performing under the contract terms, the construction or development projects are not performing as originally projected, due to a decline in the sale of lots. These loans have current appraisals indicating the collateral values exceed the loan balances.

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

Noninterest Income

Noninterest income increased $646,700, or 21.2%, in 2009 compared to 2008 before the impairment charges in investment securities and restricted stock of $464,719 and $8,366,630, respectively. See Note 2 in the accompanying consolidated financial statements for more details regarding the impairment charges. The increase was primarily due to a

GREER BANCSHARES INCORPORATED

gain on sale of investment securities of $1,093,840 in 2009. In addition, other noninterest income decreased $258,553, or 13%, for the year ended December 31, 2009 mainly as the result of a $152,878 gain on the sale of an interest rate floor in 2008 and decreased fees of $238,386 from the Bank’s financial services division. These declines were partially offset by increased earnings on Bank owned life insurance of $38,335, increased service charges and customer service fees relating to Visa debit and credit cards of $37,289 and increases in mortgage banking fees of $67,454 in 2009.

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

Noninterest Expenses

Noninterest expenses increased slightly in 2009 compared to 2008 due to an increase in FDIC deposit insurance assessments and an increase in expenses relating to foreclosed properties. Without these increases, noninterest expenses declined by approximately $1,207,000 as a result of management’s efforts to reduce overhead expenses. FDIC deposit insurance assessments increased $614,351, or 260.8%, in 2009 compared to 2008 due to efforts by the Federal government to replenish the FDIC insurance fund after increased bank failures across the nation. The FDIC increased assessment rates in 2009 and imposed a special assessment equating to $212,000 for the Bank in 2009 to further boost the FDIC’s deposit insurance reserve. Other real estate owned expenses and foreclosure expenses increased $673,387, or 447.2%, in 2009 compared to 2008 due to increases in Bank owned real estate, net realizable valuation adjustments needed as updated appraisals were received during the holding period, payment of property taxes and repairs needed to maintain the real estate in sellable condition. As we work to manage our levels of foreclosed assets, it is likely that we will continue to see elevated levels of related expenses for managing the properties. In addition, to the extent that updated appraisals reflect reductions of values of the property, we will be required to record additional charges to our earnings. In January 2009, management identified certain expenses that could be reduced in an effort to operate more efficiently in the adverse economic environment being experienced. As a result of management’s actions, salaries and employees benefits expense declined 6.8% due to the elimination of seven staff positions, the loan production office was closed in September 2009 which is reflected in the 10.1% decline in occupancy and equipment expense, postage and supplies expense decreased 17.2%, marketing expenses were cut drastically as seen in the 71.4% decline from 2008 to 2009 and directors fees were reduced 23.4%. Professional fees declined 11.7% in 2009 compared to 2008 as a result of postponement of Sarbanes-Oxley internal control testing.

Noninterest expenses were $10,442,943 for the year ended December 31, 2008 compared to $9,228,828 for the year ended December 31, 2007. This increase was primarily the result of an increase in other noninterest expense of $413,340, or 33.3% for the year ended December 31, 2008 compared to the same period in 2007. The increase in noninterest expense is largely the result of increases in FDIC insurance premiums totaling approximately $207,000 and the absorption of construction in progress expenses of approximately $284,000 as the result of management postponing the construction of an operations facility.

Income Taxes

The Company recorded an income tax benefit in the amount of $636,159 for the year ended December 31, 2009, compared to income tax benefit for the year ended December 31, 2008 of $3,420,808. The effective tax rate for the benefit recorded in 2009 was 55.4% compared to 38.6% for 2008. The increase in the effective tax rate for the benefit recorded is attributable to having lower loss before income taxes in 2009, which resulted in nontaxable income having a greater impact on the income tax provision. Also impacting the effective tax rate in 2009 was the impact of impairment charges of approximately $311,000 on certain securities which required a valuation allowance of $106,000.

The Company recorded an income tax benefit in the amount of $3,420,808 for the year ended December 31, 2008, compared to income tax expense for the year ended December 31, 2007 of $948,568. The effective tax rate for the benefit recorded in

GREER BANCSHARES INCORPORATED

2008 was 38.6%, compared to an effective tax rate in income before income taxes of 26.7% for 2007. The effective tax rate in 2008 was impacted by the incurrence of a net loss as well as a higher level of nontaxable interest income.

At December 31, 2009, the Company had net deferred tax assets of $3,441,052. The Company is required to evaluate whether it is more likely than not that it will realize these net deferred tax assets. In considering whether a valuation allowance on deferred tax assets is needed, management considers all available evidence, including the existence of available reversing temporary differences, the ability to generate future taxable income and available tax planning strategies. It is possible that the Company’s management may conclude in future periods that a valuation allowance is necessary for some or all of its deferred tax assets in order to reduce them to a level that is more likely than not to be realized. If a valuation allowance is required, the Company will record an additional charge to income tax expense.

Capital Resources

Total capital of the Company increased $10,126,616 from December 31, 2008 compared to December 31, 2009. In January 2009, the Company issued $9,993,000 in preferred stock to the U.S. Department of the Treasury (see Note 11 in the accompanying consolidated financial statements for more details). In addition, accumulated other comprehensive income increased by $1,062,352 which partially offset a net loss attributable to common shareholders of $1,091,952. The Company declared cash dividends on preferred stock totaling $500,776 in 2009.

Total capital of the Company decreased in 2008 by a net loss of $5,440,104 and the change in accumulated other comprehensive income of $6,294. The Company paid cash dividends on April 15, June 15 and September 15 totaling $1,267,605 or $.51 per share. The Company adopted Emerging Issues Task Force (EITF) 06-04 at the beginning of 2008. As a result of the adoption retained earnings was decreased by $75,031 January 1, 2008.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of equity minus unrealized gains plus unrealized losses on securities available for sale and less a disallowed portion of our deferred tax assets. In addition to Tier 1 capital requirements, Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

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

GREER BANCSHARES INCORPORATED

Greer State Bank and the holding company exceeded regulatory capital requirements at December 31, 2009, 2008 and 2007 as set forth in the following table. See Note 18 of the accompanying consolidated financial statements for minimum and well capitalized regulatory requirements.

Risk-Based Capital Ratios	(Dollars in thousands)

Bank	2009	2008	2007
Tier 1 Capital	$35,614	$25,955	$33,802
Tier 2 Capital	4,371	4,363	2,233

Total Qualifying Capital	$39,985	$30,318	$36,035

Risk-adjusted total assets	$347,753	$347,502	$304,305

(including off-balance-sheet exposures)

Tier 1 risk-based capital ratio	10.02%	7.47%	11.11%
Total risk-based capital ratio	11.28%	8.72%	11.84%
Tier 1 leverage ratio	7.43%	6.05%	9.20%

Greer Bancshares
Tier 1 risk-based capital ratio	10.38%	7.1%	10.8%
Total risk-based capital ratio	12.15%	9.8%	12.4%
Tier 1 leverage ratio	7.69%	5.8%	9.0%

Liquidity

The Company manages its liquidity for both the asset and liability side of the balance sheet through coordinating the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds purchased and sold and deposit levels. The Company has federal funds lines in place totaling $15.5 million, the ability to borrow additional funds from the Federal Reserve Discount Window of up to 75% of the Bank’s qualifying non-real estate consumer and commercial loans, the ability to borrow additional funds from the Federal Home Loan Bank of up to 30% of the Bank’s assets and also has a repurchase agreement line with Deutsche Bank Securities, Inc., totaling $20 million. Use of the Federal Reserve, FHLB and repurchase lines is subject to the availability of acceptable collateral. As of December 31, 2009, the Company had approximately $46,900,000 in available collateral for all lines. Management has established policies and procedures governing the length of time to maturity on loans and investments and has established policies regarding the use of alternative funding sources. In the opinion of management, the deposit base and lines of credit can adequately support short-term liquidity needs.

Impact of Off-Balance Sheet Financial Instruments

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in the loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes there are adequate resources to fund these commitments. At December 31, 2009 and 2008, the Company’s commitments to extend credit totaled approximately $53,160,000 and $68,264,000, respectively.

Investment Portfolio

The following tables summarize the carrying value and estimated market value of investment securities and weighted-average yields of those securities at December 31, 2009. The yields are based upon amortized cost. The yield on securities of state and political subdivisions is presented on a tax equivalent basis using a federal income tax rate of 34%.

GREER BANCSHARES INCORPORATED

Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Investment Securities Portfolio Composition

(Dollars in Thousands) December 31, 2009	Due One Year or Less	One Year Through Five Years	Five Years through Ten Years	After Ten Years	Total	Estimated Market Value	Average Maturity in Years
Available-For-Sale
United States Government and other agency obligations	$—	$—	$1,988	$—	$1,988	$1,988	$7.97
Mortgage-backed securities	—	442	3,195	96,237	99,874	99,874	16.61
Municipal securities	115	1,314	6,056	15,301	22,786	22,786	10.19
Collateral debt obligation	—	—	—	336	336	336	24.55

Total	$115	$1,756	$11,239	$111,874	$124,984	$124,984

Available-For-Sale
Weighted Average Yields:
United States Government and other agency obligations	0.0%	0.0%	4.3%	0.0%	4.3%
Mortgage-backed securities	0.0%	0.0%	4.4%	4.1%	4.2%
Municipal securities	4.0%	4.7%	4.5%	4.2%	4.4%
Collateral debt obligation	0.0%	0.0%	0.0%	0.0%	0.0%

Investment securities in an unrealized loss position as of December 31, 2009 continue to perform as scheduled. Investment securities are evaluated monthly for indicators of other-than-temporary impairment. OTTI is considered to have occurred when the fair value of a debt security is less than the amortized cost basis at the balance sheet date. Under these circumstances, OTTI is considered to have occurred 1) if there is intent to sell the security 2) if it is more likely than not we will be required to sell the security before recovery of its amortized cost basis; or 3) the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis. For securities that we do not expect to sell or it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income, while the noncredit-related OTTI is recognized in the other comprehensive income (loss) (“OCI”). Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which we do expect to sell, all OTTI is recognized in earnings. Presentation of OTTI is made in the income statement on a gross basis with a reduction for the amount of OTTI recognized in OCI. Our securities may further decline in value in future periods, which may require additional charges for other than temporary impairment of securities.

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

While the Company’s corporate office is located in Greer, South Carolina, its service area is mixed in nature. The Greenville-Spartanburg area is a regional business center whose economy contains elements of manufacturing, higher education, regional health care and distribution facilities. Outside the incorporated city limits of Greer, the economy includes manufacturing, agriculture and industry. No particular category or segment of the economy previously described is expected to grow or contract disproportionately in 2010.

Total loans outstanding were $307,393,476 and $311,414,032 at December 31, 2009 and 2008, respectively. See Loan Portfolio Composition table below for concentration by credit type. Substantially all loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank.

The Company’s ratio of loans to deposits was 102.9% and 110.4% at December 31, 2009 and 2008, respectively. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base. The decrease in the loans to deposits ratio is due primarily to investing a portion of the deposits in investment securities.

The following table summarizes the composition of the loan portfolio by category at the dates indicated.

Loan Portfolio Composition

December 31,	2009		2008		2007		2006		2005
(Dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Commercial	58,868	19.15	57,119	18.34	50,512	19.21	49,954	20.32	43,509	21.86
Real Estate-Construction/Land	75,537	24.57	86,312	27.71	73,095	27.79	59,625	24.26	42,980	21.60
Real Estate Mortgage:
Residential 1-4	85,541	27.84	84,664	27.19	74,809	28.44	68,926	28.04	58,898	29.60
Multi-Family	40	0.01	50	0.02	223	0.08	608	0.25	921	0.46
Nonfarm/Nonresidential	76,558	24.91	69,313	22.26	52,141	19.82	51,244	20.84	40,374	20.29
Installment Loans to Individuals	8,530	2.77	10,370	3.33	10,864	4.13	10,853	4.41	10,476	5.26
Lease Financing	1,055	0.34	593	0.19	696	0.27	796	0.32	899	0.45
Obligations of State and Political Subdivisions	242	0.08	2,120	0.68	494	0.19	571	0.23	104	0.05
Other	1,022.33		873.28		177.07		3,281	1.33	842.43

Total Loans	307,393	100.00	311,414	100.00	263,011	100.00	245,858	100.00	199,003	100.00

The Company’s loan portfolio contains a significant percentage of real estate mortgage loans. Real estate loans decreased by approximately $2,663,000 to approximately $237,676,000 during the twelve months ended December 31, 2009. At December 31, 2009 real estate loans represented 77.33% of the total loan portfolio compared to 77.18% at December 31, 2008. The slight increase in real estate mortgage loans as a percentage of total loans can be attributed to the slowing demand in the Company’s market area for commercial and residential construction, which is a result of a softening local economy and tightened underwriting standards. In an effort to effectively manage its interest rate risk, over the past several years the Company has not offered in-house long-term fixed rate mortgage loans; however, the Company has offered five-year and seven-year balloon mortgage loan products at attractive rates. The Company

GREER BANCSHARES INCORPORATED

continues to offer fixed rate long term mortgages through an investor loan program. Commercial and industrial loans increased slightly to approximately $58,868,000 during 2009 as a result of continued demand for lines of credit also related to a softening local economy. Commercial and industrial loans comprised 19.15% and 18.34% of the total loan portfolio at December 31, 2009 and 2008, respectively. See Lending Activities under the Company’s December 31, 2009 Form-10-K for further discussion.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution for the selected categories as of December 31, 2009. The Company has a total of approximately $162,341,000 in loans indexed to the Wall Street Journal Prime rate.

December 31, 2009	Commercial		Real Estate- Construction/Land		Total
(Dollars in Thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Due One Year or Less:	$24,367	41.39%	$51,329	67.95%	$75,696	56.32%

Due One Year through Five Years:
Fixed Rate	25,204	42.81%	17,638	23.35%	42,842	31.88%
Variable Rate	3,931	6.68%	2,994	3.96%	6,925	5.15%

Due After Five Years:
Fixed Rate	2,865	4.87%	2,712	3.59%	5,577	4.15%
Variable Rate	2,501	4.25%	864	1.15%	3,365	2.50%

Total	$58,868	100.00%	$75,537	100.00%	$134,405	100.00%

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

GREER BANCSHARES INCORPORATED

The following table states the approximate aggregate amount of problem assets in each of the following categories at December 31:

(dollars in thousands)	2009	2008	2007	2006	2005
Nonperforming loans:
Nonaccrual-real estate mortgage	$6,426	$4,727	$2,488	$718	$482
Nonaccrual-commercial and industrial	273	338	213	122	1
Nonaccrual-consumer	26	3	1	3	1
90 days or more past due and still accruing interest	561	86	100	1	32

Total nonperforming loans	7,286	5,154	2,802	844	516

Foreclosed properties:
Foreclosed properties-residential real estate	5,068	675	42	—	—
Foreclosed properties-commercial real estate	3,426	1,167	—	—	—

Total foreclosed properties	8,494	1,842	42	—	—

Total nonperforming assets	$15,780	$6,996	$2,844	$844	$516

Nonperforming assets to total loans and foreclosed properties at period end	5.00%	2.23%	1.08%	.34%	.26%
Nonperforming assets to total assets at period end	3.31%	1.60%	.70%	.23%	.17%
Allowance for loan losses to nonperforming loans at period end	86.67%	99.48%	79.69%	213.39%	274.42%

Nonperforming loans and impaired loans are defined differently. Nonperforming loans are loans that are 90 days past due and still accruing interest and nonaccrual loans. Impaired loans are loans that based upon current information and events it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.

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

Summary of Loan Loss Experience

(Dollars in Thousands)	2009	2008	2007	2006	2005
Total loans outstanding at end of year	$307,393	$311,414	$263,011	$245,858	$199,003

Average loans outstanding	$309,162	$285,818	$249,583	$229,467	$161,909

Balance, beginning of year	$5,127	$2,233	$1,801	$1,416	$1,136
Loans charged-off
Commercial and industrial	702	494	1,338	177	24
Real estate - mortgage	3,137	613	107	—	20
Consumer	218	278	77	77	114

Total loans charged-off	4,057	1,358	1,552	254	158

Recoveries of previous loan losses
Commercial and industrial	17	11	128	1	4
Real estate - mortgage	7	—	—	—	—
Consumer	36	38	15	41	10

Total loan recoveries	60	49	143	42	14

Net charge-offs	3,997	1,336	1,379	212	144

Provision charged to operations	5,185	4,230	1,811	597	424

Balance, end of year	$6,315	$5,127	$2,233	$1,801	$1,416

Ratios:
Allowance for loan losses to average loans	2.04%	1.79%	0.89%	0.78%	0.87%
Allowance for loan losses to period end loans	2.05%	1.65%	0.85%	0.73%	0.71%
Net charge offs to average loans	1.29%	0.47%	0.55%	0.09%	0.09%

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

Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due. As of December 31, 2009 the Bank had nineteen impaired commercial real estate loans and sixteen impaired commercial and industrial loans with outstanding balances of $3,818,426 and $1,147,374, respectively. The average amount of impaired loans outstanding during 2009 was $6,682,674. There was no interest income recognized on the impaired loans. Large groups of smaller balance homogenous loans that may meet these criteria are not evaluated individually for impairment, so they are not included in the impaired loan totals.

GREER BANCSHARES INCORPORATED

Deposits

Average deposits were approximately $291,892,000 and $266,231,000 during 2009 and 2008, respectively. NOW accounts increased approximately $3,628,000, or 9.5%, from December 31, 2009 compared to December 31, 2008. Time deposits increased approximately $22,384,000, or 14.4%, over the same period primarily as a result of aggressive rate specials offered on longer term deposits.

Contractual maturities of all time deposits at December 31, 2009 were as follows: twelve months or less – $126,716,919, over twelve months through thirty-six months – $48,957,790, and over thirty-six months – $0.

The following table summarizes the Bank’s average deposits by categories at the dates indicated.

Year Ended December 31,	2009		2008		2007
(Dollars in thousands)	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent
Noninterest-Bearing Deposits
Demand Deposits	$29,193	10.00%	$29,180	14.03%	$35,394	14.03%

Interest Bearing Liabilities
NOW Accounts	41,711	14.29%	38,075	12.90%	29,096	12.90%
Money Market and Savings	43,384	14.86%	43,756	17.21%	41,207	17.21%
Time Deposits	177,604	60.85%	155,220	55.86%	133,788	55.86%

Total Deposits	$291,892	100.00%	$266,231	100.00%	$239,485	100.00%

Core deposits, which exclude time deposits of $100,000 or more and brokered deposits, provide a relatively stable funding source for the loan portfolio and other earning assets. Core deposits were approximately $202,717,000, $170,426,000, and $171,127,000 at December 31, 2009, 2008 and 2007, respectively.

Time deposits over $100,000, including brokered deposits of approximately $30,000,000, $49,000,000 and $22,000,000, totaled approximately $94,108,000, $109,647,000 and $74,341,000 at December 31, 2009, 2008 and 2007, respectively. Scheduled maturities were as follows:

Year Ended December 31, (Dollars in thousands)	2009	2008	2007
Maturing in 3 months or less	$29,997	$29,765	$18,385
Maturing after 3 months but less than 6 months	12,857	38,425	22,206
Maturing after 6 months but less than 12 months	21,749	36,211	30,402
Maturing after 12 months	29,505	5,246	3,348

Total	$94,108	$109,647	$74,341

Short-Term Borrowings

At December 31, 2009, the Company had purchased federal funds totaling $3,992,931 and Federal Reserve borrowings of $10,000,000. At December 31, 2008 the Company had purchased federal funds totaling $4,000,000. At December 31, 2007, the Company had purchased federal funds totaling $3,004,000.

GREER BANCSHARES INCORPORATED

The related information for these borrowings during 2009 is summarized as follows:

	Federal Funds Purchased	Federal Reserve Borrowings
Average balance outstanding during the year	$1,277,000	$10,593.000
Average rate paid during the year	.85%	.26%
Average rate on year end balance	.36%	.25%

Long Term Borrowings

At December 31, 2009 and December 31, 2008, the Company had fixed rate notes payable totaling $90,500,000 and $82,000,000, respectively, to Federal Home Loan Bank (“FHLB”). Interest rates on the advances ranged from .68% to 5.92% and 2.67% to 5.92% at December 31, 2009 and 2008, respectively. At December 31, 2009, the Company had fixed rate repurchase agreements totaling $15,000,000 with a stated interest rate of 3.60%. At December 31, 2009, the Company had variable rate notes payable totaling $16,000,000 to FHLB. Notes for $10,000,000 were indexed to the 3 month LIBOR rate for a weighted rate of .88% on December 31, 2009. A note for $6,000,000 was indexed to the Wall Street Journal prime rate and was .73% on December 31, 2009. The Company has pledged its 1 to 4 family residential mortgages, commercial real estate mortgages, home equity lines of credit and certain mortgage-backed securities as collateral against the FHLB borrowings.

In October 2004 and December 2006, the Company issued $6,186,000 and $5,155,000 of junior subordinated debentures to its wholly-owned capital Trusts, Greer Capital Trust I and Greer Capital Trust II, respectively, and fully and unconditionally guaranteed the trust preferred securities issued by the Trusts. These long-term obligations currently qualify as total risk based capital for the Company.

The junior subordinated debentures issued in October 2004 mature in October 2034. Interest payments are due quarterly to Greer Capital Trust I at three-month LIBOR plus 220 basis points.

The junior subordinated debentures issued in December 2006 mature in December 2036, but include an option to call the debt in December 2011. Interest payments are due quarterly to Greer Capital Trust II at the three-month LIBOR plus 173 basis points.

Accounting and Financial Reporting Issues

FASB ASC 820 — In April 2009, the FASB issued new guidance impacting FASB ASC 820, Fair Value Measurements and Disclosures. This provides additional guidance on determining fair value when the volume and level of activity for the asset or liability has significantly decreased and guidance for identifying transactions that are not orderly. This standard affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. This standard further requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. It also amended previous standards to expand certain disclosure requirements. The standard was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. This standard became effective for the Company on June 15, 2009 and did not have a significant impact on the Company’s financial statements.

FASB ASC 320-10 — In April 2009, the FASB issued new guidance impacting FASB ASC 320-10, Investments — Debt and Equity Securities. The guidance (i) changed existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaced the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under these standards, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. These

GREER BANCSHARES INCORPORATED

standards were effective for interim and annual periods ending after June 15, 2009, became effective for the Company on June 15, 2009 and did not have a significant impact on the Company’s financial statements.

FASB ASC 825 — In April 2009, the FASB issued new guidance impacting FASB ASC 825-10-50, Financial Instruments. This guidance requires an entity to provide disclosures about fair value of financial instruments in interim financial information at interim reporting periods. Under these standards, a publicly traded company shall include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, entities must disclose, in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods, the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position. The new interim disclosures were included in the Company’s interim financial statements beginning the second quarter, June 30, 2009.

FASB ASC 105-10 — In June 2009, the FASB issued FASB ASC 105-10, Generally Accepted Accounting Principles. This guidance establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles. This standard was effective for financial statements issued for interim and annual periods ending after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards were superseded. The Company adopted this standard for the quarterly period ended September 30, 2009, as required. Adoption did not have a material impact on the financial statements taken as a whole.

FASB ASC 810 — In December 2009, the FASB issued FASB ASC 810, Consolidations. This accounting guidance was originally issued in June 2009 and is now included in ASC 810. The guidance amends the consolidation guidance applicable for variable interest entities. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. We do not anticipate the adoption of this standard will have a significant impact on the Company’s financial statements

Stock Information and Dividend History

The common stock of Greer Bancshares Incorporated is traded in the over-the-counter market and quoted on the OTC Bulletin Board (symbol: GRBS). As of March 11, 2010 there were 1,154 record holders of our common stock, $5.00 par value per share.

The following table sets forth the high and low “bid” prices per share of the common stock for each quarterly period during the past two fiscal years, as reported on NASDAQ.com. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	2009		2008
Quarter	High	Low	High	Low
First	$11.99	$5.50	$15.95	$13.00
Second	$10.00	$6.75	$15.40	$11.00
Third	$8.50	$6.05	$13.80	$10.25
Fourth	$7.90	$4.00	$12.75	$3.51

Holders of the Company’s common stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of funds legally available for dividends. Due to the uncertain nature of the current economic environment, no cash dividends were declared on common stock in 2009 in order to prudently preserve capital levels. The Company’s ability to pay dividends to its shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, the Company’s ability to service any equity or debt obligations senior to its common stock, including its outstanding trust preferred securities and accompanying junior subordinated debentures and preferred stock and other factors deemed relevant by the Company’s Board of Directors. In addition, in order to pay dividends to shareholders, the Company must receive cash dividends from the Bank. The payment of dividends in the future is subject to earnings, capital requirements, financial condition and such other factors as the Board of Directors of Greer Bancshares Incorporated, the Commissioner of Banking for South Carolina and the FDIC may deem relevant. The preferred stock issued to the U.S. Treasury in January 2009 also contains restrictions on the Company’s payment of dividends.

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

•

reduced earnings due to higher credit losses owing to economic factors, including declining home values, increasing interest rates, increasing unemployment, or changes in payment behavior or other causes;

•	the concentration of our portfolio in real estate based loans and the weakness in the commercial real estate market;

•	increased funding costs due to market illiquidity, increased competition for funding or other regulatory requirements;

•	market risk and inflation;

•	level, composition and re-pricing characteristics of our securities portfolios;

•	availability of wholesale funding;

•	adequacy of capital and future capital needs;

•	our reliance on secondary sources of liquidity such as FHLB advances, federal funds lines of credit from correspondent banks and brokered time deposits, to meet our liquidity needs;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment, including recently enacted and proposed legislation;

•	adequacy of the level of our allowance for loan losses;

•	the rate of delinquencies and amounts of charge-offs;

•	the rates of loan growth;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

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

GREER BANCSHARES INCORPORATED

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

www.GreerStateBank.com 864.877.2000

©2009 Greer Bancshares Incorporated